As filed with the Securities and Exchange Commission on March 22, 2019.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BAYCOM CORP

(Exact name of registrant as specified in its charter)

California	6022	37-1849111
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

(925) 476-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keary L. Colwell

Senior Executive Vice President, Chief Financial Officer and Corporate Secretary

BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

(925) 476-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dave M. Muchnikoff, P.C. Michael S. Sadow, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4500	Young H. Park, Esq. 1234 Wilshire Blvd. Unit 501 Los Angeles, CA 90017 (213) 926-4878

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value	1,196,242 shares	N/A	$25,135,304	$3,047

(1)	Represents the maximum number of common shares of BayCom Corp (“BayCom”) estimated to be issuable upon completion of the merger with Uniti Financial Corporation (“Uniti”) that are currently outstanding or underlying outstanding stock options. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities of BayCom as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based upon the market value of Uniti common shares in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (a) $63,168,987, which is the product of (i) $3.82, the average of the high and low prices per Uniti’s common shares as reported on the OTC Pink Marketplace on March 19, 2019 and (ii) 16,536,384, the maximum number of shares of Uniti common stock (including shares issuable pursuant to the exercise of outstanding options to purchase Uniti common stock) to be exchanged in the merger, reduced by (b) $38,033,683, which is the estimated amount of cash consideration to be paid for such shares by BayCom in the merger (assuming all options to purchase Uniti common stock are exercised prior to the merger).
(3)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001212.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—

DATED MARCH 22, 2019

To the Shareholders of Uniti Financial Corporation:

You are cordially invited to attend the special meeting of shareholders of Uniti Financial Corporation, which we refer to as Uniti. The special meeting will be held on [Weekday], May [•], 2019, at 10:00 a.m., Pacific Time at the main office of the Company’s subsidiary bank, Uniti Bank, located at 6301 Beach Boulevard, Suite 100, Buena Park, California 90621.

As described in the enclosed proxy statement/prospectus, the board of directors of Uniti has approved a merger agreement that provides for the merger of Uniti with and into BayCom Corp, which we refer to as BayCom, with BayCom being the surviving entity in the merger. We are seeking your vote on this important transaction, as well as the other matters to be considered at the special meeting.

Under the terms of the merger agreement, Uniti shareholders will have the right, with respect to each of their Uniti common shares, to receive (i) 0.07234 of common stock, no par value per share, of BayCom (which we refer to in this proxy statement/prospectus as “BayCom common shares”), and (ii) $2.30, in cash, which we refer to as the merger consideration. As of December 7, 2018, the last trading day before public announcement of the merger, the exchange ratio was valued at $3.99 per Uniti common share or approximately $63.9 million in the aggregate based on BayCom’s closing stock price of $23.39 on that date. Based on the closing price of BayCom’s common stock of $[•] on [•], 2019, the last trading day before the date of this proxy statement/prospectus, the value of the merger consideration payable to Uniti shareholders was $[•] per share or $[•] in the aggregate.

You should obtain current stock quotations for BayCom common shares and Uniti common shares. BayCom common shares trade on NASDAQ Global Select Market under the symbol “BCML” and Uniti common shares trade on the OTC Pink marketplace under the symbol “UIFC.”

We expect the transaction to be tax-free for Uniti shareholders, except with respect to any cash received by them. After completion of the merger, based on the issued and outstanding BayCom common shares as of December 7, 2018 and the estimated BayCom common shares to be issued to Uniti shareholders based on an exchange ratio of 0.07234, Uniti shareholders would own approximately 9.3% of BayCom’s common shares (ignoring any BayCom common shares they may already own).

We cannot complete the merger unless the holders of a majority of the outstanding Uniti common shares vote to approve the merger agreement. Your vote is very important. Uniti will hold its special meeting of shareholders on May [•], 2019 to vote on the merger agreement. Your board of directors recommends that you vote FOR approval of the merger agreement and the other items to be considered at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement and the other matters to be considered by following the instructions that accompany your proxy card and casting your vote by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger agreement.

We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page [●].

We look forward to seeing you at the special meeting.

Yong Oh
Chairman of the Board
Uniti Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the BayCom common shares to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that BayCom is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of BayCom or Uniti, and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This proxy statement/prospectus is dated [•], 2019 and is first being mailed to Uniti shareholders or otherwise delivered to Uniti shareholders on or about [•], 2019.

Uniti Financial Corporation
6301 Beach Boulevard

Buena Park, CA 90621

NOTICE OF SPECIAL MEETING OF UNITI SHAREHOLDERS

•	Date:	May [•], 2019
•	Time:	10:00 a.m., Pacific Time
•	Place:	Uniti Bank
6301 Beach Boulevard
Buena Park, CA 90621

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to attend a special meeting of shareholders. At the special meeting, you will be asked to vote on the following matters:

•	approval of the Agreement and Plan of Merger, dated as of December 7, 2018, by and between BayCom Corp (“BayCom”) and Uniti Financial Corporation (“Uniti”) (the “merger agreement”). The merger agreement provides the terms and conditions under which it is proposed that Uniti merge with and into BayCom, as described in the accompanying proxy statement/prospectus;

•	a proposal of the Uniti board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the “adjournment proposal”); and

•	any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Only shareholders of record at the close of business on May [•], 2019 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding Uniti common shares as of that date is required to approve the merger agreement. The adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal.

The merger agreement, which is attached as Appendix A to this proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page [•] of the accompanying proxy statement/prospectus.

Uniti shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq. If you meet all of the requirements under applicable California law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares. For additional details about dissenters’ rights, please refer to “Dissenters’ Rights” beginning on page [•] and Appendix C to this proxy statement/prospectus.

Uniti’s board of directors has unanimously approved the merger agreement, believes that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Uniti and its shareholders, and unanimously recommends that Uniti shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment proposal.

Your vote is very important. To ensure that your shares are voted at the special meeting, please follow the instructions that accompany your proxy card and cast your vote by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed).

BY ORDER OF THE BOARD OF DIRECTORS

[•], 2019	Jessica W. Lee Corporate Secretary

REFERENCES TO ADDITIONAL INFORMATION

No information regarding BayCom or Uniti has been incorporated by reference into this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by BayCom, free of charge, from the SEC's website at http://www.sec.gov. You may also request copies of these documents free of charge, by written or oral request by contacting BayCom at the following address:

BayCom Corp
Corporate Secretary
500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

(925) 476-1800

The section of this proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that BayCom has filed with the SEC.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Uniti special meeting. This means that Uniti shareholders requesting documents must do so by [• ], 2019, to receive them before the special meeting of shareholders of Uniti (which we refer to as the "Uniti special meeting.")

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by BayCom (File No. 333-[•]), constitutes a prospectus of BayCom under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock, no par value per share, of BayCom (which we refer to as "BayCom common shares") to be issued pursuant to the Agreement and Plan of Merger, dated as of December 7, 2018, by and among BayCom and Uniti. This document also constitutes a proxy statement of Uniti and also includes a notice with respect to the Uniti special meeting. These proxy materials are furnished in connection with proxy solicitation being conducted by the board of directors of Uniti.

Except where the context otherwise indicates, BayCom has supplied all information contained in this proxy statement/prospectus relating to BayCom, and Uniti has supplied all information contained in this proxy statement/prospectus relating to Uniti.

Uniti does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [•], 2019, and, unless otherwise indicated, you should assume that the information in this document is accurate only as of such date.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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Questions and Answers About the Merger AND THE UNITI SPECIAL MEETING

The following are some of the questions that you, as a shareholder of Uniti, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your Uniti common shares and the merger agreement.

Q:	Why do Uniti and BayCom want to merge?

A.	We want to merge because we each believe the merger will benefit our community, customers, employees and shareholders. We each have long been committed to serving our local customer base. In addition, for Uniti, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of branch locations available to them.

Q:	What will Uniti shareholders receive in the merger?

A:	Each outstanding share of Uniti common stock (except for dissenting shares) will be converted into the right to receive, promptly following the completion of the merger, (i) 0.07234 of a share of BayCom common stock and (ii) $2.30 in cash (which we refer to as the “merger consideration”). BayCom will not issue any fractional shares of BayCom common stock in the merger. Uniti shareholders who would otherwise be entitled to a fractional share of BayCom common stock upon completion of the merger will instead receive an amount in cash (rounded to the nearest cent) equal to the fractional share interest multiplied by $23.50.

Q:	Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:	Yes. Although the number of BayCom common shares that Uniti shareholders will receive in the merger will be fixed based on the exchange ratio, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of the BayCom common shares. Therefore, in these circumstances, any fluctuation in the market price of BayCom common shares after the date of this document will change the value of the BayCom common shares that Uniti shareholders will receive.

Q:	How will the merger affect outstanding Uniti stock options?

A:	Each Uniti stock option with an exercise price per share that is less than $4.00 per share and is outstanding immediately prior to the merger will be cancelled by Uniti at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment equal to: (i) the excess of (A) $4.00 per share over (B) the exercise price per share of the Uniti stock option, multiplied by (ii) the number of shares of Uniti common stock subject to such Uniti stock option. All Uniti stock options with an exercise price per share equal to or greater than $4.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Q:	What is being voted on at the special meeting?

A:	Uniti shareholders will be voting on the approval of the merger agreement, as well as any proposal of the Uniti board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the “adjournment proposal”).

Q:	Who is entitled to vote at the special meeting?

A:	Uniti shareholders of record at the close of business on [Record Date], the record date for the special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Uniti shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

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Q:	How do I vote?

A:	After carefully reading and considering the information contained in this document, please follow the instructions that accompany your proxy card and cast your vote as soon as possible by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope(please allow a minimum of 10 days for your proxy card to be processed). You may also attend the special meeting and vote in person. Even if you are planning to attend the special meeting, we request that you cast your vote by internet, by telephone or by proxy card. For more detailed information, please see the section entitled “The Special Meeting of Uniti Shareholders” beginning on page [•].

Q:	How many votes do I have?

A:	Each Uniti common share that you own as of the record date entitles you to one vote. As of the close of business on [Record Date], there were [•] outstanding Uniti common shares. As of that date, [•] of the outstanding Uniti common shares entitled to vote were held by directors and executive officers of Uniti and their respective affiliates.

Q:	What constitutes a quorum at the special meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you vote by internet, if you vote by telephone, if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the special meeting, it will be more difficult for Uniti to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of a majority of the outstanding Uniti common shares entitled to vote at the special meeting. Certain shareholders of Uniti, including each of its directors, representing more than a majority of the outstanding Uniti common shares have agreed to vote for approval of the merger agreement, thus ensuring its approval at the Uniti special meeting. If you are the record holder of your shares (meaning a share certificate has been issued in your name and/or your name appears on Uniti’s stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, as well as a vote in favor of approval of the adjournment proposal. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against approval of the merger agreement.

If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of the merger agreement but will have no effect on the adjournment proposal.

Q:	What is the recommendation of the Uniti board of directors?

A:	The Uniti board of directors unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Q:	What if I return my proxy but do not mark it to show how I am voting?

A:	If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the merger agreement and adjournment proposal in accordance with the recommendation of the Uniti board of directors.

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Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a holder of record of Uniti common shares, you may revoke your proxy at any time before it is voted by:

•	voting by internet at a later time but prior to the special meeting,

•	signing and returning a proxy card with a later date,

•	delivering a written revocation to Uniti’s corporate secretary, or

•	attending the special meeting in person and voting by ballot at the special meeting.

Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Uniti after the vote is taken at the special meeting will not affect your previously submitted proxy. Uniti’s corporate secretary’s mailing address is: Corporate Secretary, Uniti Financial Corporation, 6301 Beach Boulevard, Suite 100, Buena Park, California 90621. If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q:	What regulatory approvals are required to complete the merger?

A:	Promptly following the merger, Uniti’s subsidiary bank, Uniti Bank, will be merged with and into BayCom’s subsidiary bank, United Business Bank, which we often refer to in this document as the “bank merger.” In order to complete the merger, BayCom and Uniti must first obtain all regulatory approvals, consents and orders required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the approval of the Federal Deposit Insurance Corporation (the “FDIC”), and the California Department of Business Oversight (the “DBO”). As of the date of this proxy statement/prospectus, BayCom, United Business Bank and Uniti Bank have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of BayCom, United Business Bank and Uniti Bank to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the merger are described in more detail under the section entitled “The Merger— Regulatory Approvals Required for the Merger” beginning on page [•].

Q:	Do I have dissenters’ or appraisal rights with respect to the merger?

A:	Yes. Under California law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the California Corporations Code. To review these procedures in more detail, see the section entitled “Dissenters’ Rights” beginning on page [•], and Appendix C of this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the Code. An Uniti shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received (other than cash received in lieu of a fractional share) and the fair market value of the BayCom common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Uniti common stock surrendered) and (2) the amount of cash received (other than cash received in lieu of a fractional share) pursuant to the merger. In addition, Uniti shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares. For further information concerning U.S. federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page [•].

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Q:	What risks should I consider before I vote on the merger?

A:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page [•].

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger in the quarter ending June 30, 2019. We must first obtain the necessary regulatory approvals and the approval of Uniti’s shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as September 1, 2019, after which Uniti and BayCom would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Uniti common shares will not receive any consideration for their shares in connection with the merger. Instead, Uniti will remain an independent company and its common shares will continue to be traded on the OTC Pink marketplace. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Uniti. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 55 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:	If I am a holder of Uniti common shares in certificated form, should I send in my Uniti share certificates now?

A:	No. Please do not send in your Uniti share certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging Uniti share certificates for the merger consideration. See “The Merger Agreement—Exchange Procedures.”

Q:	What should I do if I hold my Uniti common shares in book-entry form at a bank or broker?

A:	You are not required to take any special additional actions if your Uniti common shares are held in book-entry form at a bank or broker. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration. See “The Merger Agreement—Exchange Procedures.”

Q:	Whom should I contact with questions or to obtain additional copies of this document?

A:	Uniti Financial Corporation

6301 Beach Boulevard, Suite 100
Buena Park, California 90621
(714) 736-5700

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Summary

This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document for a more complete understanding of the matters being considered at the special meeting. Unless we have stated otherwise, all references in this document to BayCom are to BayCom Corp, all references to Uniti are to Uniti Financial Corporation and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of December 7, 2018, between BayCom and Uniti, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, BayCom and its subsidiaries, including Uniti’s subsidiaries. References to “we,” “us” and “our” in this document mean BayCom and Uniti together.

The Companies

BayCom Corp
500 Ygnacio Valley Road, Suite 200
Walnut Creek, CA 94596
(925) 476-1800

BayCom is a bank holding company incorporated under the laws of the State of California and the parent company of United Business Bank, a state-chartered, FDIC-insured bank that provides a broad range of financial services to businesses and business owners as well as individuals through its network of 22 full service branches and one loan production office located in Northern and Central California, Seattle, Washington and Albuquerque and Central, New Mexico. BayCom is subject to regulation by the Federal Reserve Board and United Business Bank is examined and regulated by the DBO and the Federal Reserve Board. BayCom had total consolidated assets of approximately $1.5 billion, total deposits of approximately $1.3 billion and total consolidated shareholders’ equity of approximately $200.8 million at December 31, 2018. BayCom’s principal executive offices are located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596 and its telephone number is (925) 476-1800. BayCom completed its initial public offering ("IPO") on May 8, 2018. BayCom trades on the Nasdaq Global Select Market under the symbol “BCML.”

Uniti Financial Corporation
6301 Beach Boulevard, Suite 100
Buena Park, California 90621
(714) 736-5700

Uniti is a bank holding company for Uniti Bank. Uniti’s business activities generally are limited to passive investment activities and oversight of its investment in Uniti Bank. As a bank holding company, Uniti is subject to regulation by the Federal Reserve Board. Uniti Bank is examined and regulated by the DBO and by the FDIC. Uniti was formed in 2001 as a holding company for Uniti Bank which was opened in December, 2001 by local business people to deliver loan and deposit product solutions through experienced and professional bankers predominately to small and middle-market businesses, professionals and individuals located primarily in Los Angeles and Orange Counties, California. As the largest Korean-American bank headquartered in Orange County, Uniti Bank operates through three branches located in Buena Park/Fullerton, Los Angeles Koreatown, and Garden Grove, California. Uniti had total consolidated assets of approximately $345.8 million, total deposits of approximately $295.9 million and total consolidated shareholders’ equity of approximately $47.7 million at December 31, 2018. Uniti’s principal executive offices are located at 6301 Beach Boulevard, Suite 100, Buena Park, California 90621, and its telephone number is (714) 736-5700. Uniti trades on the OTC Pink marketplace under the symbol “UIFC.”

The Merger (Page [•])

We propose a merger in which Uniti will merge with and into BayCom and a follow-up merger in which Uniti Bank will merge with and into United Business Bank. As a result of the mergers, Uniti will cease to exist as a separate corporation and Uniti Bank will cease to exist as a separate financial institution. In the merger, Uniti will merge with and into BayCom, with BayCom as the surviving corporation. Immediately following the merger, Uniti’s wholly owned subsidiary bank, Uniti Bank, will merge with and into BayCom’s wholly owned subsidiary bank, United Business Bank, with United Business Bank as the surviving institution.

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Based on the number of BayCom common shares and Uniti common shares outstanding as of [Record Date], Uniti shareholders will collectively own up to approximately 9.3% of the outstanding BayCom common shares after the merger. See the section entitled “The Merger Agreement—Consideration to be Received in the Merger.”

We expect the merger of Uniti and BayCom to be completed during the quarter ending June 30, 2019. If the merger is not completed by September 1, 2019, Uniti and BayCom would need to mutually agree to extend the closing date of the merger.

Approval of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding Uniti common shares. On December 7, 2018, certain of the shareholders of Uniti, including each of its directors, agreed to vote all of their shares of Uniti common stock in favor of approval of the merger agreement at the Uniti special meeting. As of [Record Date], the voting agreements covered 8,067,410 shares of Uniti common stock, constituting approximately 52.3% of Uniti's outstanding shares of common stock, thus ensuring approval of the merger agreement at the Uniti special meeting. The voting agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix B.

No vote of BayCom shareholders is required (or will be sought) in connection with the merger.

The Merger Agreement (Page [•])

The merger agreement is described beginning on page [•]. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Consideration to be Received in the Merger (Page [•])

In the merger, Uniti shareholders will have the right, with respect to each of their Uniti common shares, to receive, as described below, an amount of BayCom common shares equal to the exchange ratio, which is 0.07234 and $2.30 in cash. The value of the consideration to be received by Uniti shareholders in the merger will vary with the trading price of BayCom common shares between now and the completion of the merger. See “The Merger Agreement-Consideration to be Received in the Merger.”

Uniti Shareholders Will Own Approximately 9.3% of the Outstanding BayCom Common Shares after the Merger (Page [•])

Based on the number of BayCom common shares and Uniti common shares outstanding as of [Record Date], Uniti shareholders will collectively own approximately 9.3% of the outstanding BayCom common shares after the merger. See the section entitled “The Merger Agreement—Consideration to be Received in the Merger.”

Recommendation of the Uniti Board of Directors and Reasons of Uniti for the Merger (Page [•])

The Uniti board of directors believes the merger is in the best interests of Uniti and the Uniti shareholders. The Uniti board of directors unanimously recommends that Uniti shareholders vote “FOR” the approval of the merger agreement. For the factors considered by the Uniti board of directors in reaching its decision to approve the merger agreement and making its recommendation, see “The Merger—Recommendation of the Uniti Board of Directors and Reasons of Uniti for the Merger.”

Opinion of Uniti’s Financial Advisor (Page [•])

In connection with the merger, Uniti’s financial advisor, FIG Partners, LLC or FIG Partners, delivered a written opinion, dated December 7, 2018, to the Uniti board of directors as to the fairness, from a financial point of view and as of such date, to the holders of Uniti common shares of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FIG Partners in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion and the description of FIG Partners’ opinion contained in this proxy statement/prospectus carefully in their entirety.

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FIG Partners’ opinion speaks only as of the date of the opinion. The opinion of FIG Partners does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. The opinion was for the information of, and was directed to, the Uniti board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not constitute a recommendation to the Uniti board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Uniti common shares or any shareholder of any other person as to how to vote in connection with the merger or any other matter. FIG Partners’ opinion does not address the underlying business decision of Uniti to engage in the merger or enter into the merger agreement, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Uniti or the effect of any other transaction in which Uniti might engage.

What Holders of Uniti Stock Options Will Receive (Page [•])

Each Uniti stock option with an exercise price per share that is less than $4.00 per share and is outstanding immediately prior to completion of the merger will be cancelled by Uniti at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment from Uniti equal to: (i) the excess of (A) $4.00 per share over (B) the exercise price per share of the Uniti stock option, multiplied by (ii) the number of shares of Uniti common stock subject to such Uniti stock option. All Uniti stock options with an exercise price per share equal to or greater than $4.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Share Price Information (Page [•])

BayCom common shares are traded on Nasdaq Global Select Market under the symbol “BCML.” Uniti common shares are traded on the OTC Pink marketplace under the symbol “UIFC.”

The following table sets forth (a) the last reported sale prices per share of BayCom common shares on (i) December 7, 2018, the last trading day preceding public announcement of the signing of the merger agreement and (ii) [•], 2019, the last practicable date prior to the mailing of this proxy statement/prospectus and (b) the equivalent price per Uniti share, determined by multiplying the 0.07234 exchange ratio by such prices and then adding the cash consideration of $2.30 per share.

Date	BayCom Closing Price	Exchange Ratio	Cash payment per share	Value of Merger Consideration per share of Uniti
December 7, 2018	$23.39	0.07234	$2.30	$[•]
[•], 2018	$ [•]	0.07234	$2.30	$[•]

Uniti’s Directors and Executive Officers Have Interests in the Merger that Differ From, or are in Addition To, Your Interests in the Merger (Page [•])

You should be aware that some of the directors and executive officers of Uniti have interests in the merger that are different from, or are in addition to, the interests of Uniti shareholders. These interests may create potential conflicts of interest. Uniti’s board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that Uniti shareholders vote in favor of approving the merger agreement. These include the following:

•	Accelerated vesting of all outstanding stock option awards held by directors and executive officers. Directors and executive officers currently hold option awards totaling 968,297 shares of Uniti common stock, of which all but 16,667 options are still subject to vesting.

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•	Uniti’s Chief Executive Officer and director, Wun-Hwa “Jack” Choi will be entitled to receive change in control severance benefits under his existing employment agreement in a single lump sum payment upon completion of the merger in an amount up to $676,258.

•	Each other executive officer may be entitled to a severance payment as described under the section entitled, “The Merger Agreement – Employee and Benefit Plan Matters.”

Uniti’s directors and executive officers will receive indemnification from BayCom for their past acts and omissions in their capacities as directors and officers as well as continuing insurance coverage with respect thereto for a period of six years after completion of the merger, to the fullest extent permitted under Uniti’s organizational documents and to the fullest extent otherwise permitted by law; and

Each director and executive officer has entered into a voting agreement in favor of BayCom agreeing to vote his or her Uniti common shares for approval of the merger agreement and approval of the adjournment proposal.

For a more complete description of these interest interests, see “The Merger – Interests of Certain Persons in the Merger” on page [•].

Material United States Federal Income Tax Considerations of the Merger (Page [•])

The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. As a result, an Uniti shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received (other than cash received in lieu of a fractional BayCom common share) and the fair market value of the BayCom common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Uniti common stock surrendered) and (2) the amount of cash received (other than cash received in lieu of a fractional BayCom common share) pursuant to the merger. In addition, Uniti shareholders will recognize gain or loss with respect of the receipt of cash in lieu of fractional BayCom common shares.

For further information concerning U.S. federal income tax consequences of the merger, please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page [•].

Tax matters are very complicated and the consequences of the merger to any particular Uniti shareholder will depend on that shareholder’s particular facts and circumstances. Uniti shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Accounting Treatment (Page [•])

The merger will be accounted for as an acquisition of Uniti by BayCom under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.

In Order to Complete the Merger, We Must First Obtain Certain Regulatory Approvals (Page [•])

In order to complete the merger, BayCom and Uniti must first obtain all regulatory approvals, consents or waivers required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of the Federal Reserve Board, the FDIC and DBO. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. As of the date of this proxy statement/prospectus, BayCom, United Business Bank and Uniti Bank have submitted applications and notifications to obtain the required regulatory approvals.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page [•].

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Uniti Shareholders Have Dissenters’ Rights (Page [•])

Under the California Corporations Code, Uniti common shareholders will be entitled to dissenters’ rights in connection with the merger. Uniti shareholders who do not vote in favor of the merger, timely file written demands that Uniti acquire their shares of Uniti common stock for cash and comply with the other procedural requirements set forth in California Corporations Code Sections 1300, et. seq. may demand that Uniti acquire their shares of Uniti common stock for cash at their fair market value as of December 10, 2018, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger.

The provisions of California law governing dissenters’ rights are complex, and you should study them carefully if you hold any such shares and wish to exercise your dissenters’ rights. A copy of Sections 1300-1313 of the California Corporations Code is attached to this proxy statement/prospectus as Appendix D. For a more detailed discussion of dissenters’ rights under California law, please see the section entitled “The Merger— Dissenters’ Rights” beginning on page [•] of this proxy statement/prospectus.

Additional Conditions to Consummation of the Merger (Page [•])

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the holders of a majority of all outstanding Uniti common shares;

•	authorization of the BayCom common shares to be issued in the merger for listing on Nasdaq;

•	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of BayCom common shares in the merger;

•	absence of any order, injunction, decree or law preventing or making illegal completion of the merger or the bank merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	accuracy of the representations and warranties of Uniti and BayCom, subject to the standards set forth in the closing conditions of the merger agreement;

•	performance in all material respects by Uniti and BayCom of all obligations required to be performed by either of them under the merger agreement;

•	dissenting shares shall be less than 4% of the issued and outstanding Uniti common shares; and

•	receipt of certain third-party consents by Uniti.

Where the law permits, either BayCom or Uniti could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

In addition, after Uniti’s shareholders have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by Uniti shareholders in the merger without the approval of Uniti shareholders as required by law.

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We May Decide Not to Complete the Merger (Page [•])

Uniti and BayCom, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Uniti have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•	if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•	failure to complete the merger by September 1, 2019, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party;

•	if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within thirty (30) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such thirty (30) day period; and

•	if the approval of the shareholders of Uniti contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the Uniti special meeting, except this right may not be exercised by Uniti if Uniti or its board of directors has committed an act that would entitle BayCom to terminate the merger agreement and receive the termination fee specified in the merger agreement.

BayCom, without the consent of Uniti, can terminate:

•	if the board of directors of Uniti fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation.

Uniti, without the consent of BayCom, can terminate:

•	prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Uniti has not materially breached the merger agreement provisions outlined in “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 51.

Under some circumstances, Uniti will be required to pay a termination fee to BayCom if the merger agreement is terminated (Page [•])

Uniti must pay BayCom a termination fee of $2.0 million if:

•	BayCom terminates the merger agreement as a result of: (i) the Uniti board of directors failing to recommend the approval of the merger agreement or adversely changing or publicly announcing its intention to adversely change its recommendation and the Uniti shareholders failing to approve the merger agreement; (ii) Uniti breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) Uniti refuses to call or hold the special meeting for a reason other than that the merger agreement has been previously terminated;

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•	Uniti terminates the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Uniti has not materially breached its nonsolicitation and related obligations as provided in the merger agreement; and

•	if the merger agreement is terminated by either party as a result of the failure of Uniti's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Uniti or Uniti Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Uniti or Uniti Bank and, within one year of the termination, Uniti or Uniti Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

In addition, in the event of a willful and material breach by either party of any of the provisions of the merger agreement resulting in the merger not being consummated on or before September 1, 2019, the breaching party shall immediately pay the non-breaching party liquidated damages of $1.0 million.

Comparison of Shareholder Rights (Page [•])

The conversion of your Uniti common shares into the right to receive BayCom common shares in the merger will result in differences between your rights as a Uniti shareholder, which are governed by the California General Corporation Law, or CGCL and Uniti's Articles of Incorporation and Bylaws, and your rights as a BayCom shareholder, which are governed by the CGCL and BayCom's Articles of Incorporation and Bylaws.

The Special Meeting (Page [•])

Meeting Information and Vote Requirements

The special meeting of Uniti’s shareholders will be held on [Weekday], May [•], 2019, at 10:00 a.m., Pacific Time at the main office of the Company’s subsidiary bank, Uniti Bank, located at 6301 Beach Boulevard, Suite 100, Buena Park, California 90621., unless adjourned or postponed. At the special meeting, Uniti’s shareholders will be asked to:

•	approve the merger agreement; and

•	approve the adjournment proposal.

Shareholders will also be asked to act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned Uniti common shares as of the close of business on [Record Date]. You may cast one vote for each Uniti common share you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Uniti common shares. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the Uniti special meeting or if your shares are held in street name and you fail to instruct your bank or broker how to vote with respect to the merger agreement, it will have the same effect as a vote “AGAINST” the merger agreement. Certain shareholders of Uniti, including each of its directors, representing more than a majority of the outstanding Uniti common shares have agreed to vote for approval of the merger agreement, thus ensuring its approval at the Uniti special meeting.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting or if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

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Risk Factors

By voting in favor of the merger agreement, you will be choosing to invest in the common shares of BayCom as combined with Uniti. An investment in the combined company’s common shares involves a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page [•], you should carefully consider the matters described below in determining whether to vote in favor of approval of the merger agreement.

Risks Related to the Merger

Because the market price of BayCom common shares will fluctuate, Uniti shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each Uniti common share will be converted into the right to receive merger consideration consisting of a number of BayCom common shares equal to the exchange ratio and $2.30 in cash pursuant to the terms of the merger agreement. The number of BayCom common shares to be received by a Uniti shareholder will be determined based on a fixed exchange ratio of 0.07234 BayCom common shares for each Uniti common share. Accordingly, the value of the merger consideration to be received by the Uniti shareholders will be based on the value of the BayCom common shares. The value of the BayCom common shares to be received by Uniti shareholders in the merger may vary from the value as of the date we announced the merger, the date that this document was mailed to Uniti shareholders, the date of the Uniti special meeting, and the closing date of the merger. Any change in the market price of BayCom common shares prior to completion of the merger will affect the value of the stock portion of the merger consideration that Uniti shareholders will receive upon completion of the merger. Accordingly, at the time of the Uniti special meeting, Uniti shareholders will not know or be able to calculate the value of the stock portion of the merger consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of BayCom and Uniti. Uniti shareholders should obtain current market quotations for BayCom common shares before voting their shares at the Uniti special meeting.

Uniti’s shareholders will have less influence as shareholders of BayCom than as shareholders of Uniti.

Uniti’s shareholders currently have the right to vote in the election of the board of directors of Uniti and on other matters affecting Uniti. Following the merger, the shareholders of Uniti as a group will hold an ownership interest of  approximately 9.3% of BayCom. When the merger occurs, each Uniti shareholder will become a shareholder of BayCom with a percentage ownership of the combined company much smaller than such shareholder’s percentage ownership of Uniti. Because of this, Uniti’s shareholders will have less influence on the management and policies of BayCom than they now have on the management and policies of Uniti.

If BayCom is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of Uniti’s operations will depend primarily on BayCom’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that BayCom will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of the ongoing business of BayCom or Uniti or possible inconsistencies in standards, controls, procedures and policies. Anticipated economic benefits of the merger are projected to come from various areas that BayCom’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If BayCom has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, BayCom may experience greater than expected costs or difficulties relating to the integration of the business of Uniti, and/or may not realize expected cost savings from the merger within the expected time frame.

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The fairness opinion of Uniti’s financial advisor received by Uniti’s board of directors prior to signing of the merger agreement does not reflect changes in circumstances since the signing of the merger agreement.

Changes in the operations and prospects of BayCom or Uniti or general market and economic conditions, and other factors that may be beyond the control of BayCom and Uniti, may alter the value of BayCom or Uniti or the prices of BayCom common shares or Uniti common shares by the time the merger is completed. The opinion of Uniti’s financial advisor, dated December 7, 2018, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion of Uniti’s financial advisor, please refer to “The Merger—Opinion of Uniti’s Financial Advisor.” For a description of the other factors considered by the board of directors of Uniti in determining to approve the merger agreement, please refer to “The Merger—Recommendation of the Uniti Board of Directors and Reasons of Uniti for the Merger.”

The merger agreement limits Uniti’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit Uniti’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Uniti. Although Uniti’s board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to Uniti shareholders that they vote in favor of approval of the merger agreement) would, entitle BayCom to terminate the merger agreement and receive a termination fee of $2.0 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page [•]. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Uniti from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Uniti than it might otherwise have proposed to pay. The payment of the termination fee could also have an adverse impact on Uniti’s financial condition.

Uniti will be subject to business uncertainties and contractual restrictions while the merger is pending.

BayCom and Uniti have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Uniti and consequently on BayCom. These uncertainties may impair Uniti’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Uniti to seek to change existing business relationships with Uniti. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with BayCom. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with BayCom, BayCom’s business following the merger could be harmed. In addition, the merger agreement restricts Uniti from making certain acquisitions and taking other specified actions until the merger occurs without the consent of BayCom. These restrictions may prevent Uniti from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Businesses Pending the Merger.”

Uniti’s directors and executive officers have additional interests in the merger.

In deciding how to vote on the approval of the merger agreement, you should be aware that Uniti’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Uniti shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger.” Uniti’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement to the Uniti shareholders.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on BayCom following the merger.

Before the merger and the bank merger may be completed, BayCom and Uniti must obtain approvals from the Federal Reserve Board, the FDIC, and the DBO. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While BayCom and Uniti do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BayCom following the merger, any of which might have an adverse effect on BayCom following the merger. BayCom is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon BayCom following the merger or United Business Bank following the bank merger. See “The Merger—Regulatory Approvals Required for the Merger” and “The Merger Agreement – Conditions to Completion of the Merger.”

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The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of BayCom common shares or Uniti common shares to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of Uniti’s shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, BayCom and Uniti may terminate the merger agreement under certain circumstances, even if Uniti’s shareholders approve the merger agreement. If BayCom and Uniti do not complete the merger, the trading prices of BayCom common shares or Uniti common shares may decline. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed and Uniti’s board of directors seeks another merger or business combination, Uniti shareholders cannot be certain that Uniti will be able to find a party willing to offer equivalent or more attractive consideration than the consideration BayCom has agreed to provide. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of BayCom and Uniti, including the recognition of the expenses relating to the merger without realizing the economic benefits of the merger. For more information on closing conditions to the merger agreement, see “The Merger Agreement— Conditions to Completion of the Merger” included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what BayCom's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Uniti identifiable tangible and intangible assets to be acquired and liabilities to be assumed at fair value and the resulting goodwill to be recognized. The purchase price allocation reflected in this document is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the consolidated assets and liabilities of Uniti as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled "Unaudited Pro Forma Condensed combined Financial Information" beginning on page [•].

Risks Related to BayCom Common Stock

The market price of BayCom common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices, and times desired.

The trading price of BayCom common stock may be volatile, which may make it difficult for you to resell your shares at the volume, prices and times desired. There are many factors that may impact the market price and trading volume of BayCom common stock, including:

•	actual or anticipated fluctuations in BayCom’s operating results, financial condition, or asset quality;

•	market conditions in the broader stock market in general, or in BayCom’s industry in particular;

•	publication of research reports about BayCom, its competitors, or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of BayCom’s financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

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•	future issuances of BayCom common stock or other securities;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving BayCom’s competitors or it;

•	additions or departures of key personnel;

•	trades of large blocks of BayCom common stock;

•	economic and political conditions or events;

•	regulatory developments; and

•	other news, announcements, or disclosures (whether by BayCom or others) related to us, its competitors, its core markets, or the bank and non-bank financial services industries.

The stock market and, in particular, the market for financial institution stocks, have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in BayCom common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of BayCom common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

The trading volume in BayCom’s common stock is less than other larger financial institutions.

Although BayCom common stock is listed for trading on NASDAQ, the trading volume in BayCom’s common stock is less than that of other, larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of BayCom common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which BayCom has no control. Given the lower trading volume of BayCom common stock, significant sales of BayCom common stock, or the expectation of these sales, could cause the price of BayCom common stock to decline.

Use of BayCom’s common stock for future acquisitions or to raise capital may be dilutive to existing stockholders.

When BayCom determines that appropriate strategic opportunities exist, it may acquire other financial institutions and related businesses, subject to applicable regulatory requirements. BayCom may use BayCom’s common stock for such acquisitions. BayCom may also seek to raise capital for such acquisitions through selling additional common stock. It is possible that the issuance of additional common stock in such acquisitions or capital transactions may be dilutive to the interests of BayCom’s existing stockholders.

A future issuance of stock could dilute the value of BayCom common stock.

BayCom may sell additional shares of BayCom common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Future issuance of any new shares could cause further dilution in the value of BayCom’s outstanding shares of BayCom common stock. BayCom cannot predict the size of future issuances of BayCom common stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of BayCom common stock will have on the market price of BayCom common stock. Sales of substantial amounts of BayCom common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of BayCom common stock.

BayCom has not historically declared or paid cash dividends on its common stock and does not expect to pay dividends on its common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in the foreseeable future is if the price of its common stock appreciates.

BayCom’s board of directors has not declared a dividend on our common stock since its inception. BayCom’s ability to pay dividends on its common stock is dependent on United Business Bank’s ability to pay dividends to BayCom, which is limited by applicable laws and banking regulations. BayCom’s ability to pay dividends on its common stock may in the future be restricted by the terms of any debt or preferred securities BayCom may incur or issue. Payments of future dividends, if any, will be at the discretion of BayCom’s board of directors after taking into account various factors, including its business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on its ability to pay dividends. In addition, if required payments on its outstanding debt obligations, including its junior subordinated debentures held by its unconsolidated subsidiary trust, are not made or suspended, BayCom may be prohibited from paying dividends on our common stock.

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BayCom may issue shares of preferred stock in the future, which could make it difficult for another company to acquire it or could otherwise adversely affect holders of its common stock, which could depress the price of our common stock.

Although there are currently no shares of BayCom preferred stock issued and outstanding, BayCom’s articles of incorporation authorize the issuance of up to 10,000,000 shares of one or more series of preferred stock. The board also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that BayCom issues preferred stock in the future that has preference over its common stock with respect to payment of dividends or upon its liquidation, dissolution or winding up, or if BayCom issues preferred stock with voting rights that dilute the voting power of its common stock, the rights of the holders or the market price of BayCom common stock could be adversely affected. In addition, the ability of BayCom’s board of directors to issue shares of preferred stock without any action on the part of its shareholders may impede a takeover of BayCom and prevent a transaction perceived to be favorable to its shareholders.

Risks Relating to BayCom and BayCom’s Business

BayCom is, and will continue to be, subject to the risks described in BayCom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which we refer to as the 2018 Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC. For a description of the risk factors relating to BayCom and its business, please refer to “Risk Factors” beginning on page D-25 of the 2018 Form 10-K attached as Appendix D to this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and BayCom and Uniti intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as “expects,” ”projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “possible,” “potential,” “strategy,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of BayCom’s and Uniti’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond BayCom’s and Uniti’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to successfully integrate any assets, liabilities, customers, systems, and personnel;

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•	the required regulatory approvals for the merger and bank merger and/or the approval of the merger agreement by the shareholders of Uniti might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	an economic slowdown may adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page [•] of this proxy statement/prospectus and beginning on page [•] of the 2018 Form 10-K attached as Appendix D to this proxy statement/prospectus.

For any forward-looking statements made in this proxy statement/prospectus, BayCom and Uniti claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. BayCom and Uniti do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to BayCom, Uniti or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

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Selected Consolidated Financial Information of BayCom

BayCom is providing the following information to aid you in your analysis of the financial aspects of the merger. BayCom derived the information as of and for each of the five years ended December 31, 2014 through December 31, 2018 from its historical audited consolidated financial statements for these fiscal years. The consolidated financial information contained herein is the same historical information that BayCom has presented in its prior filings with the SEC.

This information is only a summary, and you should read it in conjunction with BayCom’s consolidated financial statements and notes thereto contained in BayCom’s 2018 Form 10-K, beginning on page [•] of the 2018 Form 10-K attached as Appendix D to this proxy statement/prospectus.

	At December 31,
	2018	2017	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,478,395	$1,245,794	$675,299	$623,304	$504,391
Cash and due from banks	327,561	251,596	130,213	111,391	145,281
Investments available-for-sale	99,796	40,505	13,918	23,615	17,540
FHLB stock and FRB stock, at cost	9,243	7,759	3,923	3,846	2,859
Loans receivable, net	970,189	886,864	504,264	460,208	322,908
Total liabilities	1,277,642	1,127,159	597,236	550,923	446,217
Deposits	1,257,768	1,104,305	590,759	543,304	437,941
Borrowed funds	8,161	11,387	—	—	6,000
Total equity	200,753	118,635	78,063	72,381	58,174

	For the Years Ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Selected Operating Data:

Interest and dividend income	$56,860	$44,253	$29,625	$25,715	$19,637
Interest expense	4,942	4,312	3,074	2,691	2,310
Net interest income before provision for loan losses	51,918	39,941	26,551	23,024	17,057
Provision for loan losses	1,842	462	598	1,412	1,074
Net interest income after provision for loan losses	50,076	39,479	25,953	21,612	15,983
Noninterest income	7,082	4,794	1,358	6,902	3,705
Noninterest expense	36,669	30,124	16,963	19,350	13,063
Income before provision for income taxes	20,489	14,149	10,348	9,164	6,895
Provision for income taxes	5,996	8,889	4,436	1,712	1,717
Net income	$14,493	$5,260	$5,912	$7,452	$5,178
Per Share Data:
Shares outstanding at end of period	10,869,275	7,496,995	5,472,426	5,493,209	4,875,787
Average diluted shares outstanding	9,692,009	6,520,230	5,449,998	5,466,468	4,740,152
Diluted EPS	$1.50	0.81	1.09	1.37	1.09
Book value per share	18.47	15.82	14.26	13.18	11.93
Tangible book value per share(1)	16.46	13.81	14.12	12.96	11.76
Dividends paid during period	—	—	—	—	—
Dividend payout ratio	—	—	—	—	—

(1)	BayCom calculates tangible book value per share, a non-GAAP financial measure, by dividing tangible common equity by the number of common shares outstanding. See "GAAP Reconciliation and Management Explanation of non-GAAP Financial Measures" for a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure.

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	At and for the Years Ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands, except for per share data)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	1.07%	0.51%	0.91%	1.24%	1.13%
Return on average equity	8.28%	5.28%	7.87%	10.36%	10.02%
Yield on earning assets	4.54%	4.59%	4.74%	4.47%	4.55%
Rate paid on average interest bearing liabilities	0.62%	0.65%	0.73%	0.72%	0.89%
Interest rate spread (1)	3.92%	3.94%	4.01%	3.75%	3.66%
Net interest margin (2)	4.15%	4.14%	4.25%	4.00%	3.95%
Dividend payout ratio	-	-	-	-	-
Noninterest expense to average assets	2.78%	2.93%	2.61%	3.21%	2.79%
Average interest earning assets to average interest bearing liabilities	157.80%	144.87%	149.24%	153.08%	148.15%
Efficiency ratio (3)	62.15%	67.34%	60.78%	64.66%	62.11%

Capital Ratios (4):
Tier 1 leverage ratio - Bank	10.04%	8.92%	10.59%	10.59%	10.67%
Common equity tier 1 - Bank	14.63%	12.43%	13.43%	13.30%	15.78%
Tier 1 capital ratio - Bank	14.63%	12.43%	13.43%	13.30%	15.78%
Total capital ratio - Bank	15.17%	12.94%	14.18%	14.13%	16.50%
Equity to total assets at end of period	13.58%	14.68%	11.56%	11.61%	11.53%

Asset Quality Ratios:
Non-performing assets to total assets (5)	0.27%	0.01%	0.28%	0.05%	0.59%
Non-performing loans to total loans	0.32%	0.02%	0.22%	0.07%	0.0026
Allowance for loan losses to non-performing loans	164.32%	2354.75%	343.18%	1153%	84%
Allowance for loan losses to total loans	0.53%	0.47%	0.74%	0.83%	0.77%
Classified assets (graded substandard and doubtful)	$8,602	$7,017	$7,602	$9,620	$3,325
Total accruing loans 30-89 days past due	2,707	1,894	625	499	399
Total loans 90 days past due and still accruing	-	-	230	334	96

Other Data:
Number of full service offices	22	19	10	10	7
Number of full-time equivalent employees	214	158	110	103	78

(1)	Interest rate spread is calculated as the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(2)	Net interest margin is calculated as net interest income divided by total average earning assets.
(3)	Calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses plus noninterest income.
(4)	Regulatory capital ratios are for United Business Bank only.
(5)	Non-performing assets consists of non-accruing loans and other real estate owned.

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GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF
NON-GAAP FINANCIAL MEASURES

Tangible book value per share is a non-GAAP financial measure generally used by financial analysts and investment bankers to evaluate financial institutions. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. Tangible common shareholders’ equity is calculated by excluding goodwill and core deposit intangibles from shareholders’ equity. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. BayCom believes that this measure is consistent with the capital treatment by its bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of BayCom's capital over time and in comparison, to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and compares book value per common share to tangible book value per common share (dollars in thousands, except per share data).

	Years ended December 31,
Tangible Common Equity	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Total shareholders' equity	$200,753	$118,635	$78,063	$72,381	$58,174

Less:
Core deposit intangibles	(7,205)	(4,772)	(802)	(1,201)	(812)
Goodwill	(14,594)	(10,365)	-	-	-
Tangible common equity	178,954	103,498	77,261	71,180	57,362
Common shares outstanding	10,869,275	7,496,995	5,472,426	5,493,209	4,875,787
Book value per common share (GAAP)	$18.47	$15.82	$14.26	$13.18	$11.93
Tangible book value per common share (non GAAP)	$16.46	$13.81	$14.12	$12.96	$11.76

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Selected Consolidated Financial Information of Uniti

The following table summarizes selected historical consolidated financial data of Uniti as of and for the years ended December 31, 2018 and 2017. You should read this information in conjunction with Uniti's consolidated financial statements and related notes thereto as of for the years ended December 31, 2018 and 2017, which are included in this proxy statement/prospectus. See "Index to Consolidated Financial Statements" in this proxy statement/prospectus.

	At or for the Year Ended December 31,
	2018	2017
	(Dollars in thousands, except per share data)
Operations Data:
Interest income	$15,933	$12,648
Interest expense	2,099	1,165
Net interest income	13,834	11,483
Provision for loan losses	-	-
Noninterest income	3,313	4,185
Noninterest expense	11,632	10,781
Income tax expense	1,675	1,856
Net income	3,840	3,031
Earnings per common share
Basic	$0.25	$0.21
Diluted	0.24	0.20
Dividend payout ratio to common shareholders	-%	-%
Performance Ratios:
Net interest spread(1)	4.27%	3.99%
Net interest margin(2)	4.36%	4.10%
Efficiency ratio(3)	67.84%	68.81%
Noninterest expense to average assets	3.54%	3.72%
Return on average assets	1.17%	1.05%
Return on average common equity	8.39%	7.35%

(1)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(2)	Net interest margin is net interest income divided by average interest earning assets.
(3)	The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

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	At or for the Year Ended December 31,
	2018	2017
	(Dollars in thousands, except per share data)

Balance Sheet Data:
Total assets	$345,753	$319,525
Total loans receivable, net (1)	271,325	246,377
Investment securities	5,364	6,651
Goodwill	-	-
Deposits	295,943	274,190
FHLB advances	-	-
Senior debt	-	-
Junior subordinated debentures	-	-
Shareholders’ equity	47,715	43,696

Financial Measures:
Book value per common share	$3.10	$2.85
Stockholders’ equity to assets ratio	13.80%	13.68%
Net loans to deposits	91.68%	89.86%

Capital Ratios:
Total risk-based capital ratio	19.00%	18.40%
Tier 1 risk-based capital ratio	17.80%	17.10%
Leverage ratio	13.60%	14.20%
Common equity tier 1 capital to risk weighted assets	17.80%	17.10%

Asset Quality Ratios:
Nonperforming loans to loans receivable, net	-%	0.29%
Allowance for loan losses to nonperforming loans	-%	492.27%
Nonperforming assets to total assets	0.03%	0.23%
Net (recoveries) charge-offs on loans to average loans receivable, net	0.08%	0.05%

Other Data:
Number of banking offices	3	3
Number of full-time equivalent employees	68	69
Deposits per branch	98,648	91,397
Assets per full-time equivalent	5,085	4,631

(1)	Total loans receivable, net include loans held for sale.

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SUMMARY UNAUDITED Pro Forma DATA

The following table shows summary unaudited consolidated pro forma financial data reflecting the merger of BayCom with Uniti, assuming the companies had been combined at January 1, 2018 and operated in calendar year 2018. The pro forma amounts reflect certain acquisition accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to unaudited pro forma condensed combined financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Condensed combined Financial Information,” beginning on page [•]. The pro forma financial data in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had BayCom and Uniti been combined as of the dates and for the periods shown.

For the Year
Ended
December 31,
2018
(In thousands)
Income statement:
Interest and dividend income	$71,588
Interest expense	7,041
Net interest income	64,547
Provision for loan losses	1,842
Net interest income after provision for loan losses	62,705
Noninterest income	10,395
Noninterest expense	48,589
Income before taxes	24,511
Income tax expense	7,241
Net income	$17,270

At
December 31,
2018
(In thousands)
Balance sheet:
Total assets	$1,798,880
Cash and cash equivalents	342,461
Investment securities available for sale	105,160
Total loans receivable, net of allowance of $5,140	1,239,473
Total deposits	1,553,912
Junior subordinated deferrable interest debentures, net	8,161
Accrued expenses and other liabilities	13,809
Total shareholder's equity	223,000

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Comparative Unaudited Pro Forma per Share Data

The table below sets forth the book value per common share and basic and diluted earnings per common share data for each of BayCom and Uniti on a historical basis, for BayCom on a pro forma combined basis and on a pro forma combined basis per Uniti equivalent share. The pro forma combined and pro forma combined per equivalent share information gives effect to the merger as if the merger occurred on December 31, 2018, in the case of the book value data, and as if the merger occurred on January 1, 2018 and operated in calendar year 2018 in the case of earnings per share data. The Pro Forma Combined Amounts for BayCom data reflect certain acquisition accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to unaudited pro forma condensed combined financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Condensed combined Financial Information,” beginning on page [•]. The Pro Forma Combined per Uniti Equivalent Share data shows the effect of the merger from the perspective of an owner of Uniti common stock. The pro forma financial data in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had BayCom and Uniti been combined as of the dates and for the periods shown.

	BayCom Historical	Uniti Historical	Pro Forma Combined Amounts for BayCom	Pro Forma Combined Per Uniti Equivalent Share(1)
Book value per common share at December 31, 2018(2)	$18.47	$3.10	$18.61	$3.65

Basic earnings per common share for the year ended December 31, 2018	$1.50	$0.25	$1.60	$0.16

Diluted earnings per common share for the year ended December 31, 2018	$1.50	$0.24	$1.60	$0.16

(1)	Calculated by multiplying the Pro Forma Combined Amounts for BayCom by the ratio of Uniti shares times the exchange ratio 0.07234 divided by the proforma combined shares, and, solely in the case of the book value per common share at December 31, 2018, adding to that result, $2.30, which is the per share cash merger consideration payable to holders of Uniti common stock. See “The Merger Agreement – Consideration to be Received in the Merger” on page [•].
(2)	The pro forma combined book value and common shares as of December 31, 2018 was $223 million and 11,984,439, respectively. See the calculation for these amounts included in the section “Unaudited Pro Forma Condensed combined Financial Information” on page [•] and “– Note 2 – Purchase Price” on page [•].

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Market Price Data and Dividend Information

Comparative Market Price Information

The following table presents trading information for BayCom common shares on Nasdaq and Uniti common shares on the OTC Pink marketplace on December 7, 2018, the last trading day prior to the announcement of the signing of the merger agreement, and on [•], 2019, the last practical trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Historical market value per share of BayCom	Historical market value per share of Uniti

December 7, 2018	$23.99	$3.71
[•], 2019	[•]	[•]

You should obtain current market quotations for BayCom common shares. The market price of BayCom common shares will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of BayCom common shares is subject to fluctuation, the value of the BayCom common shares that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

BayCom common shares are listed on Nasdaq under the symbol “BCML.” Uniti common shares are listed on the OTC Pink marketplace under the symbol “UIFC.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per BayCom common share as reported on Nasdaq and the Uniti common shares as reported on the OTC Pink marketplace, and the BayCom quarterly cash dividends per share declared. Neither BayCom nor Uniti has paid any dividends.

	BayCom				Uniti

	Market Price				Market Price
	High		Low		High		Low
2019
Second quarter 2019 (through [•])	$		$		$		$
March 31, 2019
2018
December 31, 2018		$26.38		$19.43		$3.77		$3.77
September 30, 2018		26.71		23.83		4.01		3.96
June 30, 2018		25.21		21.35		3.72		3.72
March 31, 2018		23.50		19.25		3.27		3.20
2017
December 31, 2017		$19.75		$17.80		$3.45		$3.45
September 30, 2017		18.00		16.90		2.42		2.42
June 30, 2017		17.45		16.35		2.56		2.56
March 31, 2017		13.75		14.80		2.59		2.59

You should obtain current market quotations for BayCom and Uniti common stock, as the market price of BayCom common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker.

As of March 31, 2019, there were approximately [•] holders of record of BayCom common stock. As of March 31, 2019, there were approximately [•] holders of record of Uniti common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street name" through brokerage firms.

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Following the merger, the declaration of dividends will be at the discretion of BayCom's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of BayCom, applicable state law and government regulations and other factors deemed relevant by BayCom’s board of directors.

The Special meeting of Uniti Shareholders

This proxy statement/prospectus constitutes the proxy statement of Uniti for use at the special meeting of Uniti’s shareholders to be held on [Weekday], May [•], 2019 at 10:00 a.m. Pacific Time, at the main office of the Company’s subsidiary bank, Uniti Bank, located at 6301 Beach Boulevard, Suite 100, Buena Park, California 90621.

At the special meeting, the shareholders of Uniti will consider and vote upon (i) approval of the merger agreement; and (ii) approval of the adjournment proposal.

Pursuant to the merger agreement, Uniti will merge with and into BayCom, and Uniti’s wholly owned subsidiary, Uniti Bank, will merge with and into United Business Bank. We expect to complete the merger of Uniti with and into BayCom during the quarter ending June 30, 2019.

When we complete the merger, Uniti shareholders will receive BayCom common shares as merger consideration for each Uniti common share they own, as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 47.

Uniti has supplied all information contained in this proxy statement/prospectus with respect to Uniti. BayCom has supplied all information contained in this proxy statement/prospectus with respect to BayCom.

This proxy statement/prospectus is first being provided to shareholders of Uniti on or about [•], 2019.

Voting and Proxy Procedure

Shareholders Entitled to Vote. The close of business on [Record Date] was the record date for determining Uniti shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were [•] Uniti common shares outstanding held by [•] holders of record. Uniti has no other class of voting securities outstanding. Each holder of Uniti common shares is entitled to one vote for each Uniti common share in that holder’s name on Uniti’s books as of the record date on any matter submitted to the vote of the Uniti shareholders at the special meeting.

If you are a beneficial owner of Uniti common shares held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your Uniti common shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting Your Shares. Holders of record who receive this proxy statement/prospectus and proxy card from Uniti’s transfer agent (OTR, Inc.) can vote your shares using one of the following methods:

Vote by internet by following the instructions that accompany your proxy card; or

Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Beneficial owners who receive this proxy statement and proxy card from their broker, bank or other nominee can vote your shares using one of the following methods:

•	Vote by internet by following the instructions that accompany your proxy card;

•	Vote by telephone by following the instructions that accompany your proxy card; or

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•	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Votes submitted by internet or by telephone must be received by 11:59 p.m., Pacific Time, on [•], 2019. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the special meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.

Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding Uniti common shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures. The Uniti board of directors solicits proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Uniti board of directors. The board recommends a vote:

•	FOR approval of the merger agreement; and

•	FOR the adjournment proposal.

Uniti shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of Uniti prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Written notices of revocation or other communications about revoking your proxy should be addressed to Uniti Financial Corporation, Attn: Corporate Secretary, 6301 Beach Boulevard, Suite 100, Buena Park, California 90621.

Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to the adjournment proposal will be voted in favor of the merger agreement and the adjournment proposal, in accordance with the recommendation of the board of directors of Uniti. Uniti shareholders who provide no instruction with respect to the merger agreement will not be eligible to assert their dissenters’ rights.

Vote Required; Voting Agreements. The approval of the merger agreement will require the affirmative vote, in person or by proxy, of a majority of the outstanding Uniti common shares.

The directors and executive officers of Uniti have entered into voting agreements with BayCom with respect to the Uniti common shares they own, representing 52.3% of the outstanding shares entitled to vote, in which they have agreed, among other things, to vote, or cause to be voted, all of their Uniti common shares in favor of the merger agreement, thus ensuring its approval at the Uniti special meeting. See the section entitled “The Merger Agreement—Voting Agreements” on page [●]. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding Uniti common shares, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

The adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the adjournment proposal. The failure to vote, abstentions and broker non-votes on the adjournment proposal will have no effect on such proposal.

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Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of Uniti. Uniti will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Uniti, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Uniti will pay printing, postage and mailing costs of the proxy statement/prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of Uniti common shares as of [Record Date] by (i) each director of Uniti, (ii) Uniti’s executive officers, and (iii) all directors and executive officers of Uniti as a group. Other than certain directors, there were no entities known by Uniti to beneficially own more than 5% of the outstanding Uniti common shares. Unless otherwise specified, the address of each listed shareholder is c/o Uniti Financial Corporation, 6301 Beach Boulevard, Suite 100, Buena Park, California 90621.

The percentage of beneficial ownership is calculated in relation to the 15,415,587 Uniti common shares that were issued and outstanding as of [Record Date], the voting record date. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with BayCom in connection with the merger (see “The Merger Agreement—Voting Agreements”), to Uniti’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Shares Outstanding (%)

Directors
Yong “Steve” Oh	3,845,664	24.9%
Wun Hwa “Jack” Choi	649,987	4.1%
Gene Suk-jin Han	856,728	5.6%
Michael Sangwoong Hyun	2,184,374	14.1%
Woon Seok Hyun	—	*
Sisung Noh	175,292	1.1%
Myong Ho “Steve” Ro	1,173,662	7.6%
Total for Directors	8,885,707	54.8%

Executive Officers Who Are Not Directors
Jessica Lee	—	*
Anna Lee	50,000	*
Young Hoon Song	33,333	*
Jaewon Kim	50,000	*
Total for Executive Officers	133,333	*

All Executive Officers and Directors as a group (11 persons)	9,019,040	55.1%

* Does not exceed 1%.

(1)	The shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares with respect to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2)	Included in the shares beneficially owned by directors and executive officers are options to purchase shares of Uniti common stock which are currently exercisable, or which will become exercisable within 60 days after [Record Date], as follows: Mr. Oh - 33,662 shares; Mr. Choi - 649,987 shares; Mr. Han - 33,662 shares; Mr. Michael Hyun - 33,662 shares; Mr. Noh - 33,662 shares; Mr. Ro - 33,662 shares; Ms. Anna Lee - 50,000 shares; Mr. Song - 33,333 shares; Mr. Kim - 50,000 shares; and all directors and executive officers as a group - 951,630 shares.

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The Merger

General

The boards of directors of BayCom and Uniti have unanimously approved the merger agreement providing for the merger of Uniti with and into BayCom, with BayCom being the surviving entity, and the merger of Uniti Bank with and into United Business Bank, with United Business Bank being the surviving institution. We expect to complete the merger of Uniti with and into BayCom during the quarter ending June 30, 2019.

Background of the Merger

The board of directors of Uniti has continually engaged in a periodic strategic review process during which its board discusses Uniti’s strategic direction, performance and prospects in the context of trends and developments in the markets that Uniti serves, the banking industry and the regulatory environment in which it operates. These discussions generally have focused on the competitive landscape and recent bank acquisition transactions in the Los Angeles metropolitan market, and possible strategic alternatives available to Uniti. Given the challenges facing smaller community banks, such as Uniti, competing against larger, more efficient banks with greater resources, as well as the regulatory burdens placed on Uniti, the board of directors decided that Uniti should be receptive to offers that could maximize shareholder value. Over the past several years, as part of it strategic review process, Uniti has held discussions, of varying depths, with a number of different parties. Except for the current agreement with BayCom, none of these discussions led to the signing of a definitive merger agreement.

On October 12, 2018, George Guarini, CEO of BayCom, informally met with Steve Oh, Chairman of Uniti, Greg Gersack of FIG Partners, who is serving as Uniti’s financial advisor, and Young Park, Uniti’s legal counsel, to discuss a potential business combination Following the meeting, the companies entered into a nondisclosure agreement to facilitate the exchange of confidential information to better gauge the viability of a strategic combination.

On October 16, 2018, BayCom submitted a nonbinding Indication of Interest (referred to as the “IOI”) to Uniti. In this proposal, BayCom offered to acquire 100% of the common stock of Uniti for an aggregate consideration of $64.0 million, which included the cashing out of any in-the-money options. The aggregate consideration was based on a $4.00 per share purchase price. The IOI also expressed BayCom’s willingness to offer a cash component of up to 50% of the purchase consideration. The proposal was conditioned on BayCom’s successful completion of due diligence.

On October 19, 2018, Mr. Guarini met with Jack Choi, CEO of Uniti, to further discuss a potential business combination. Mr. Gersack and Mr. Park also attended the meeting.

On October 25, 2018, the Uniti board of directors met to discuss the potential business combination with BayCom and to review the IOI. At the October 25th meeting, the Uniti board voted to formally engage FIG Partners, LLC to act as its financial advisor and to represent Uniti in further discussions and negotiations with BayCom.

Discussions between the parties ensued and on November 9, 2018, Mr. Choi and Mr. Gersack meet with certain members of BayCom’s senior management team in Walnut Creek, California.

While the parties continued to conduct due diligence, FIG Partners continued to negotiate the general terms of the transaction with BayCom.

The initial draft of the definitive agreement was received from Silver, Freedman, Taff & Tiernan LLP, counsel of BayCom, on November 16, 2018. Over the next several weeks, details of the Agreement were negotiated by both parties’ counsels. During this time frame, Uniti management, with the assistance of its financial advisor, FIG Partners, conducted comprehensive due diligence on BayCom.

On December 6, 2018, BayCom’s board of directors held a special meeting to review and discuss the proposed merger and the merger agreement. At this meeting, BayCom’s board of directors received presentations from its legal counsel, Silver, Freedman, Taff and Tiernan LLP and its financial advisor, Vining-Sparks Community Bank Advisory Group. Following this discussion, BayCom’s board of directors board of directors unanimously voted to approve the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and authorized BayCom’s executives to execute the merger agreement.

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On December 7, 2018, the Uniti board of directors met to consider the definitive agreement and proposed transaction with BayCom. Young Park reviewed the fiduciary duties of the Uniti board of directors. FIG Partners presented its analysis of the transaction and delivered its fairness opinion to the Uniti board of directors. The Uniti board of directors, after deliberation, then unanimously approved the merger agreement and the merger.

The merger agreement and related documents were executed by the parties on December 7, 2018. The transaction was announced the morning of December 10, 2018, by a joint press release issued by both companies.

Recommendation of the Uniti Board of Directors and Reasons of Uniti for the Merger

Uniti’s board of directors believes that the merger is in the best interest of Uniti and its shareholders. Accordingly, Uniti’s board of directors has unanimously approved the merger agreement and unanimously recommends that Uniti’s shareholders vote “FOR” approval of the merger.

In reaching its decision to approve the merger agreement and related transactions, the Uniti board of directors consulted with its senior management and financial advisor with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of Uniti common stock, and, and its outside legal counsel as to its legal duties and the terms of the merger agreement. The Uniti board of directors believes that combining with BayCom will create a stronger and more diversified organization that will provide significant benefits to Uniti’s shareholders and customers alike.

The terms of the merger agreement, including the consideration to be paid to Uniti’s shareholders, were the result of arm’s length negotiations between representatives of Uniti and representatives of BayCom. In arriving at its determination to approve the merger agreement, Uniti’s board of directors considered a number of factors, including the following material , which are not presented in order of priority:

•	the purchase price to be received by Uniti shareholders;

•	its knowledge of Uniti’s, and its subsidiaries, business, markets, financial condition, results of operations and prospects;

•	its knowledge of BayCom’s business, operations, financial condition, earnings and prospects, taking into account the results of its due diligence review of BayCom;

•	the strategic alternatives believed to be reasonably available to Uniti;

•	results that could be expected to be obtained by Uniti if it continued to operate independently, and the likely benefits to Uniti’s shareholders of such course, as compared with the value of the merger consideration being offered by BayCom;

•	the enhanced future prospects of the combined institution compared to those that Uniti was likely to achieve on a stand-alone basis, including the increased lending limit of the combined bank, increased capital available for strategic growth, and the compatibility of BayCom’s and Uniti’s business activities and strong credit structures;

•	the possible effects of the proposed merger on Uniti’s employees and customers, as well as on the communities in which Uniti operates;

•	the structure of the merger and the financial and other terms of the merger agreement, including the value of the merger consideration;

•	the strategic advantages and disadvantages of combining with BayCom, including BayCom’s desired expansion in the markets in which Uniti operates and its decision to retain Mr. Choi who has a deep knowledge of those markets, the opportunities for cost savings in the transaction, and BayCom’s commitment to the communities in which it operates;

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•	the belief of the Uniti board of directors that BayCom stock represents an investment in a well-capitalized and Nasdaq listed institution which should result in long-term value and increased liquidity for shareholders;

•	the terms of the merger agreement and related transactions, including the representations and warranties of the parties, the covenants, the consideration, the benefits to Uniti’s employees, and the termination fee and/or cost reimbursement to be paid by Uniti under certain circumstances;

•	that the transaction is expected to be tax-free to Uniti shareholders to the extent that they receive BayCom common stock in exchange for their shares of Uniti common stock;

•	that the cash portion of the merger consideration will be taxable to Uniti’s shareholders upon completion of the merger;

•	the opinion of FIG Partners, financial advisor to the Uniti board of directors, that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the Uniti shareholders was fair to the Uniti shareholders from a financial point of view, as more fully described under “— Opinion of Uniti’s Financial Advisor,” below;

•	the possibility that the value of the stock consideration to be received by Uniti shareholders could be higher or lower than value disclosed when the agreement was first announced based on the trading performance of BayCom’s common share price;

•	the ability of BayCom to pay the merger consideration without needing to condition the merger on obtaining additional sources of financing;

•	the challenges of combining the two banks generally, including the likelihood of a successful integration of the companies and differences in cultures and business management philosophies, and BayCom’s past experience in this regard;

•	the ability of both institutions to complete the merger and the likelihood of receiving necessary regulatory approvals in a timely manner;

•	the possible effects on Uniti should the parties fail to complete the merger; and

•	that Uniti officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of Beneficiaries.

The foregoing discussion of the factors considered by the Uniti board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Based on the factors described above, the Uniti board of directors determined that the merger with BayCom would be advisable and in the best interests of Uniti and its shareholders and approved the merger agreement and related transactions contemplated by the merger agreement. In view of the wide variety and complexity of factors considered by the Uniti board of directors in connection with its evaluation of the merger, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the Uniti board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors. The Uniti board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Uniti shareholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.

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This summary of the reasoning of Uniti’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Look Statements.”

Opinion of Uniti’s Financial Advisor

FIG Partners has delivered to the board of directors of Uniti its opinion that, based upon and subject to the various considerations set forth in its written opinion dated as of December 7, 2018, the per share merger consideration to be paid by BayCom, is fair to the shareholders of Uniti from a financial perspective as of such date. In requesting FIG Partners’ investment banking advice and in rendering its opinion as to the fairness of the per share merger consideration to be received, no limitations were imposed by Uniti upon FIG Partners with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG Partners, dated December 7, 2018, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. Uniti shareholders should read this opinion in its entirety.

FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other corporate purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Uniti’s board of directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG Partners’ opinion is directed only to the fairness, from a financial point of view, of the per share merger consideration and, as such, does not constitute a recommendation to any Uniti shareholder as to how the shareholder should vote at the Uniti special meeting. The summary of the opinion of FIG Partners set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG Partners in connection with its opinion as to the fairness of the per share merger consideration. Certain analyses were demonstrated in a presentation to the board of directors of Uniti by FIG Partners. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the entirety of the presentation delivered by FIG Partners to the board of directors of Uniti, but rather it summarizes the material analyses performed and presented by FIG Partners in forming its conclusions as to the fairness of the per share merger consideration from a financial perspective.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Uniti and in rendering its fairness opinion.

In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Uniti or BayCom. The analyses performed by FIG Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners’ analysis of the fairness of the per share merger consideration, from a financial point of view, to Uniti shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners’ opinion does not address the relative merits of the merger as compared to any other business combination in which Uniti might engage. In addition, as described above, FIG Partners’ opinion to the board of directors of Uniti was one of many factors taken into consideration by the board of directors of Uniti in making its determination to approve the merger agreement.

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During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed numerous materials bearing upon the financial and operating conditions of Uniti and BayCom and materials and agreements prepared in connection with the merger. As part of its review and analysis, FIG Partners, among other things:

•	reviewed the Agreement and Plan of Merger, dated December 7, 2018, which we refer to as the merger agreement;

•	familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future of the financial performance of Uniti and BayCom;

•	reviewed certain financial statements, both audited and unaudited, and related financial information of Uniti and BayCom, including quarterly reports filed by the parties with the FDIC;

•	reviewed certain publicly available business and financial information concerning BayCom including its Forms 10-Q and S-1 and proxy statement filed with the SEC, and all reports filed with the FDIC and FRY-9C filed with the Federal Reserve;

•	compared certain aspects of the financial performance of Uniti and BayCom with similar data available for certain other financial institutions;

•	reviewed certain trading characteristics of the common stock of Uniti and BayCom relative to other financial institutions deemed similar;

•	reviewed the potential amount and timing of cost savings expected to be achieved in the acquisition;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and holding companies that we considered relevant; and

•	performed such other analyses and considered other factors as we have deemed appropriate.

FIG Partners also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, FIG Partners assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG Partners by Uniti and BayCom and relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement. FIG Partners also assumed that the financial forecasts discussed with FIG Partners by Uniti and BayCom were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Uniti and BayCom as to the future financial performance of Uniti and BayCom. FIG Partners has not made any independent evaluation or appraisal of any properties, assets or liabilities of Uniti or BayCom.

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Contribution Analysis

FIG Partners prepared a contribution analysis demonstrating percentage contributions of: total assets; total loans; total deposits; tangible common equity; and last twelve month net income as of September 30, 2018 as well as FIG Partners’ internally generated projected net income for each of Uniti and BayCom, based on FIG Partners’ discussions with both companies, for the years ending 2018 and 2019 for Uniti and for BayCom to the combined company on a pro forma basis and compared such contribution results to the per share and total merger consideration to be received by Uniti shareholders.

Uniti Contribution To BayCom
Total assets	18.8%
Total loans	21.1%
Total deposits	18.9%
Total tangible common equity	21.2%
LTM net income	25.5%

Comparable Company Analysis – Uniti

FIG Partners used publicly available information to compare selected financial information for Uniti to three groups of financial institutions selected by FIG Partners, using financial information as of the most recent quarter and market data available on December 6, 2018. The first peer group consisted of 10 publicly-traded U.S. commercial banks with total assets between $300 million and $400 million, last twelve months return on average assets, or ROAA, greater than 1.00% and traded on the OTC markets.

Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	LTM NIM(5)
Madison County Financial	MCBK	$400	17.6	0.52%	1.11%	6.05%	3.44%
Summit Bank	SBKO	397	9.7	0.69	1.20	12.28	5.72
Perpetual Federal Savings	PFOH	395	18.4	0.62	1.53	8.50	3.17
FFW Corp.	FFWC	388	10.0	1.38	1.19	11.33	3.70
FFD Financial Corp.	FFDF	386	8.8	0.52	1.45	15.93	3.85
Citizens Bancorp of Virginia	CZBT	383	13.6	1.60	1.17	9.03	3.65
US Metro Bank	USMT	371	13.9	0.13	1.07	7.02	4.21
HFB Financial Corp.	HFBA	373	10.8	1.27	1.06	9.67	4.01
Neffs Bancorp Inc.	NEFB	365	17.4	0.91	1.33	7.35	2.92
First Ottawa Bancshares	FOTB	314	9.8	2.16	1.30	11.79	4.42
Surrey Bancorp	SRYB	310	14.3	0.71	1.29	8.93	4.55
	Median	$383	12.7%	0.71%	1.20%	9.03%	3.85%
Uniti Financial Corp	UIFC	$344	12.3%	0.02%	1.19%	9.36%	4.27%

(1)	Tangible common equity as a percentage of tangible assets
(2)	Non-performing assets as a percentage of total assets
(3)	Return on average assets over the last twelve months
(4)	Return on average equity over the last twelve months
(5)	Net interest margin over the last twelve months

Source: S&P Global Market Intelligence; most recent financial data as of December 6, 2018

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The second group consisted of nine California financial institutions with total assets between $300 million and $500 million. The table below displays selected financial information and pricing ratios for the individual companies comprising the peer group, and compares the median values for the peer group with the values for Uniti.

Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	LTM NIM(5)
Communities First Financial	CFST	$443	8.7%	0.60%	1.34%	15.26%	4.33%
AltaPacific Bancorp	ABNK	431	8.9	0.07	1.04	7.76	NA
Community Bank of the Bay	CBYA	410	8.7	0.34	0.62	5.46	4.07
Redwood Capital Bancorp	RWCB	373	7.	0.18	0.97	13.74	NA
US Metro Bank	USMT	371	13.9	0.13	1.07	7.02	4.21
Pinnacle Bank	PBNK	369	10.4	0.13	1.22	12.13	4.94
River Valley Community Bncp	RVCB	364	8.1	0.01	0.97	11.86	3.00
Mission Valley Bancorp	MVLY	307	10.5	0.82	0.78	8.04	4.45
Bank of Santa Clarita	BSCA	301	10.6	—	0.88	9.22	3.16
	Median	$371	8.9%	0.13%	0.97%	9.22%	4.21%
Uniti Financial Corp	UIFC	$344	12.3%	0.02%	1.19%	9.36%	4.27%

(1)	Tangible common equity as a percentage of tangible assets
(2)	Non-performing assets as a percentage of total assets
(3)	Return on average assets over the last twelve months
(4)	Return on average equity over the last twelve months
(5)	Net interest margin over the last twelve months

Source: S&P Global Market Intelligence; most recent financial data as of December 6, 2018

The third group consisted of eight Korean-American financial institutions. The table below displays selected financial information and pricing ratios for the individual companies comprising the peer group, and compares the median values for the peer group with the values for Uniti.

Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	LTM NIM(5)
Hope Bancorp, Inc.	HOPE	$15,229	9.7%	0.78%	1.13%	8.48%	3.64%
Hanmi Financial Corp.	HAFC	5,487	10.1	0.42	1.10	10.13	3.64
Pacific City Financial Corp.	PCB	1,664	12.2	0.12	1.30	12.89	4.21
CBB Bancorp Inc.	CBBI	1,204	NA	0.40	1.30	11.68	4.24
OP Bancorp	OPBK	1,035	12.1	0.12	1.34	11.57	4.53
First IC Corp.	FIEB	467	14.9	0.32	2.29	14.88	4.60
US Metro Bank	USMT	371	13.9	0.13	1.07	7.02	4.21
U & I Financial Corp.	UNIF	296	14.0	0.26	1.66	11.24	4.11
	Median	$1,120	12.2%	0.29%	1.30%	11.40%	4.21%
Uniti Financial Corp	UIFC	$344	12.3%	0.02%	1.19%	9.36%	4.27%

(1)	Tangible common equity as a percentage of tangible assets
(2)	Non-performing assets as a percentage of total assets
(3)	Return on average assets over the last twelve months
(4)	Return on average equity over the last twelve months
(5)	Net interest margin over the last twelve months

Source: S&P Global Market Intelligence; most recent financial data as of December 6, 2018

No company used as a comparison in the above analysis is identical to Uniti. The peer analysis detailed above was used to compare the operating and financial performance of Uniti to companies of similar size and in similar operating markets. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves considerations and judgements concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion. Compared to its U.S. peers, Uniti’s asset quality ratio is better than the median, while its earnings and capital ratios are in line with the median. Compared to its California peers, Uniti’s earnings, asset quality and capital ratios are above the median. Compared to its Korean peers, Uniti’s asset quality ratio is above the median, its capital ratio is in line with the median and its earnings ratios are below the median.

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Comparable Transaction Analysis

As part of its analysis, FIG Partners reviewed two groups of comparable merger transactions. The first peer group included transactions, which have been announced or completed since January 1, 2017, that involved target banks located in the Western U.S. Region (AK, AZ, CA, HI, ID, MT, NV, OR, WA, WY) that had total assets under $500 million and cash consideration above 40 percent (the “Comparable Transactions - Western”). The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following seven transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
10/04/18	Bank of Commerce Holdings	CA	Merchants Holding Co.	CA
07/17/18	FS Bancorp Inc.	WA	Anchor Bancorp	WA
03/26/18	Farmers & Merchants Bancorp	CA	Bank of Rio Vista	CA
02/22/18	Bank of Southern California NA	CA	Americas United Bank	CA
11/07/17	Suncrest Bank	CA	CBBC Bancorp	CA
09/06/17	Eagle Bancorp Montana, Inc.	MT	TwinCo. Inc.	MT
03/23/17	Northwest Bancorp	WA	CenterPointe Community Bank	OR

In addition, FIG Partners also reviewed comparable transactions which have been announced or completed since January 1, 2017, that involved target banks, thrifts and savings banks located throughout the United States that had total assets between $200 million and $500 million and cash consideration greater than 40 percent (the “Comparable Transactions - National”). The group was also limited to transactions where pricing was disclosed. This group consisted of the following 17 transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
10/22/18	Foote Financial Shares LLC	KS	Peoples State Bank	KS
07/17/18	FS Bancorp Inc.	WA	Anchor Bancorp	WA
07/13/18	PBD Holdings LLC	TN	First Columbia Bancorp Inc.	FL
06/21/18	Citizens Community Bancorp	WI	United Bank	WI
06/12/18	Southern Missouri Bancorp Inc.	MO	Gideon Bancshares Co.	MO
02/13/18	Hilltop Holdings Inc.	TX	Bank of River Oaks	TX
01/18/18	CNB Bank Shares Inc.	IL	Jacksonville Bancorp	IL
12/26/17	Old Second Bancorp Inc.	IL	Greater Chicago Financial Corp.	IL
10/24/17	First Bancshares Inc.	MS	Southwest Banc Shares Inc.	AL
10/06/17	Bus. First Bancshares Inc.	LA	Minden Bancorp Inc.	LA
9/18/17	First American Bank Corp.	IL	Southport Financial Corp	WI
07/26/17	Triumph Bancorp Inc.	TX	Valley Bancorp Inc.	CO
06/27/17	FSB LLC	AL	First Southern Bancshares Inc.	AL
05/12/17	Bank First National Corp.	WI	Waupaca Bancorp. Inc.	WI
03/17/17	Citizens Community Bancorp	WI	Wells Financial Corp.	MN
03/15/17	Topeka Bancorp Inc.	KS	Kaw Valley Bancorp Inc.	KS

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FIG Partners also reviewed comparable transactions that involved Asian niche targeted banks, thrifts and savings banks (the “Comparable Transactions – Asian Niche”). All consideration types were included. The group was also limited to transactions where pricing was disclosed. This group consisted of the following nine transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
09/20/18	Hanover Bancorp Inc.	NY	Chinatown FSB	NY
04/23/18	RBB Bancorp	CA	First American Intl Corp	NY
11/10/15	RBB Bancorp	CA	TFC Holding Co.	CA
07/20/15	Preferred Bank	CA	United International Bk	NY
05/14/15	FNB Bancorp	CA	America California Bank	CA
01/21/15	Cathay General Bancorp	CA	Asia Bancshares Inc.	NY
09/18/13	East West Bancorp Inc.	CA	MetroCorp Bancshares Inc.	TX
07/15/13	Wilshire Bancorp Inc.	CA	Saehan Bancorp	CA
06/10/13	Wilshire Bancorp Inc.	CA	BankAsiana	NJ

FIG Partners calculated the medians and averages of the following relevant transaction ratios in the Comparable Transactions – U.S. Western Region, the Comparable Transactions – National, and the Comparable Transactions – Asian Niche: the percentage of the offer value to the acquired company’s stated book value, tangible book value, last twelve months earnings (“LTM”) and the tangible book value premium to core deposits. FIG Partners compared these multiples with the corresponding multiples for the merger, valuing the total merger consideration that would be received pursuant to the merger agreement as of December 7, 2018 at approximately $64 million, or $4.00 per Uniti common share based upon the per share merger consideration to be received of $2.30 in cash plus 0.07234 shares of BayCom, valued at the then trading value of $23.57 as of December 6, 2018. In calculating the multiples for the merger, FIG Partners used Uniti's stated book value, tangible book value per share, LTM earnings, and total core deposits as of September 30, 2018. The results of this analysis are as follows:

	Offer Value to
	Stated Book Value	Tangible Book Value	LTM Earnings	Core Deposit Premium
	(%)	(%)	(x)	(%)

Uniti Financial Corp(1)	132.5	137.6	17.5	7.1

Transaction - Western Median	144.3	146.0	18.6	8.2
Transactions - Western Average	151.1	153.8	19.0	8.5

Transactions - National Median	130.9	132.5	14.4	6.6
Transaction – National Average	142.9	135.4	16.4	6.5

Transactions – Korean Median	132.1	136.8	19.3	10.6
Transaction – Korean Average	141.6	143.6	20.0	8.7

(1) Based on BayCom trading price of $23.57 as of December 6, 2018

Discounted Cash Flow Analysis- Uniti

FIG Partners estimated the present value of a share of Uniti’s common stock based on Uniti’s estimated future earnings stream beginning for the remainder of 2018 through 2023. Derived from discussion with Uniti management and FIG Partners estimates, as well as, FIG Partners’ current view of industry trends and the current interest rate and competitive environment, net income for the remainder of 2018, and the years ending 2019, 2020, 2021, and 2022, 2023 is estimated at $940 thousand, $4.48 million, $5.4 million, $6.0 million, $6.7 million, and $7.2 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 12.0%, 13.0%, and 14.0%, respectively. In order to derive the terminal value of Uniti’s earnings stream beyond 2018, FIG Partners performed two separate analyses using: 1) a terminal acquisition multiple in 2023 at 15.0 times estimated earnings; and 2) a terminal acquisition multiple in 2023 at 1.5 times estimated tangible book value. The analysis, also assumes an $8 million special dividend is paid out in 2023 to reduce excess equity. The present value of these terminal amounts was then calculated based on the range of discount rates. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Uniti’s common stock. The two analyses and the underlying assumptions yielded a range of value for Uniti’s common stock of approximately (i) $3.33 per share to $4.69 per share based on earnings; and (ii) $3.21 per share to $4.51 per share based on tangible book, compared to the merger consideration of $4.00 per share.

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BayCom’s Public Trading Metrics

FIG Partners reviewed BayCom’s current trading valuation metrics to two groups of selected publicly traded comparable companies to assess the relative value of BayCom’s stock. The first peer group includes commercial banking companies located nationally. The peer group consisted of total assets between $1.2 billion and $1.7 billion, and traded on NASDAQ exchange (the “Comparable Companies - National”). This group consisted of the following 14 companies:

Comparable Companies	State	Comparable Companies (Cont.)	State
ACNB Corp.	PA	Level One Bancorp Inc.	MI
LCNB Corp.	OH	MBT Financial Corp.	MI
Unity Bancorp Inc.	NJ	Citizens & Northern Corp.	PA
BankFinancial Corp.	IL	National Bankshares Inc.	VA
Northrim BanCorp Inc.	AK	Bank of Princeton	NJ
Shore Bancshares Inc.	MD	First Financial Northwest Inc.	WA
Ames National Corp.	IA	Middlefield Banc Corp.	OH

The second peer group includes commercial banking companies located in California. The peer group consisted of total assets between $1.0 billion and $2.7 billion, and traded on NASDAQ exchange (the “Comparable Companies - California”) This group consisted of the following eight companies:

Comparable Companies	State	Comparable Companies (Cont.)	State
Bank of Marin Bancorp	CA	Central Valley Community Bancorp	CA
Sierra Bancorp	CA	Pacific Mercantile Bancorp	CA
RBB Bancorp	CA	Bank of Commerce Holdings	CA
First Choice Bancorp	CA	Oak Valley Bancorp	CA

FIG Partners calculated the medians and averages of the following relevant current valuation ratios on the Comparable Companies – National, and the Comparable Companies - California: the percentage of the stock price to tangible book value, the multiple of stock price to the last twelve months earnings, as well as the multiple of the stock price to 2019 earnings. The results of this analysis are as follows:

	Last Twelve Months of Earnings Per Share	Estimated 2019 Earnings Per Share	Tangible Book Value
	(x)	(x)	(%)

BayCom	20.0	11.5	140.0

Companies – National Median	15.9	12.3	146.6
Companies – National Average	15.4	12.4	149.9

Companies – California Median	15.9	12.2	163.4
Companies – California Average	15.3	12.3	158.3

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Pro Forma Merger Analysis

FIG Partners analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes in the second calendar quarter of 2019, and; (ii) each share of the outstanding Uniti common stock is converted into the number of shares of BayCom stock equal to the exchange ratio, which is 0.07234, and the per share cash consideration, which is $2.30. FIG Partners also incorporated the following assumptions, based on discussion with the respective senior managements of Uniti and BayCom: (a) financial projections for Uniti and BayCom for the years ending December 31, 2018 through December 31, 2024 based upon FIG Partners estimates and discussion with respective senior managements (b) purchase accounting adjustments consisting of (i) a fair value mark on loans, (ii) a fair value mark on loan servicing assets, and (iii) a core deposit intangible; (c) estimated annual cost savings; (d) estimated, pre-tax, one-time transaction costs; and (e) an annual pre-tax opportunity cost of cash. The analysis indicated that the merger could be accretive to Uniti’s estimated earnings per share in 2019. In connection with this analysis, FIG Partners considered and discussed with the board of directors and senior management of Uniti how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

FIG Partners will receive a fee from Uniti for performing its financial advisory services in connection with the merger and rendering its written opinion to the board of directors of Uniti as to the fairness, from a financial point of view, of the per share merger consideration to be paid to Uniti’s shareholders by BayCom; a portion of which is contingent upon the consummation of the merger. For such services, Uniti has agreed to pay FIG Partners a fee equal to 1.0% of the aggregate merger consideration plus $50,000 for rendering its written opinion. Based on BayCom’s December 6, 2018 closing price of $23.57, FIG would receive total fees of approximately $691,000. Further, Uniti has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners’ engagement by Uniti. In addition to this engagement, in the past two years, FIG Partners has provided investment banking and financial advisory services to Uniti, but has not received compensation for such services. In the past two years, FIG Partners has provided investment banking and financial advisory services to BayCom and received compensation for such services. FIG Partners served as financial advisor to BayCom in connection with its initial public offering and its acquisitions of Plaza Bank and Bethlehem Financial Corporation.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners determined that the per share merger consideration to be paid in exchange for each share of Uniti common stock in the merger was fair, from a financial perspective, to the Uniti shareholders.

Reasons of BayCom for the Merger

The merger will enable BayCom to expand and strengthen its commercial banking presence in Southern California. During its deliberation regarding the approval of the merger agreement, the board of directors of BayCom considered a number of factors, including, but not limited to, the following:

•	Uniti’s strong existing commercial customer base and reputation for providing quality customer service;

•	the compatibility of the merger with BayCom’s long-term community banking strategy;

•	Uniti Bank’s location in the Los Angeles and Orange County will complement BayCom’s existing footprint;

•	the ability of the combined company to offer a broader array of products and services to Uniti’s customers;

•	Uniti’s financial performance and strong asset quality;

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•	potential opportunities to reduce operating costs and enhance revenue; and

•	BayCom management’s prior record of integrating acquired financial institutions.

BayCom based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of Uniti. Actual savings in some or all of these areas could be higher or lower than currently expected.

In reaching its decision to approve the merger agreement, BayCom’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by BayCom’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, BayCom’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of BayCom’s board of directors may have given different weights to different factors. BayCom’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Conversion of Shares and Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing Uniti common shares who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by Computershare, as exchange agent, shall be entitled to a statement evidencing BayCom common shares issued as merger consideration and cash in lieu of any fractional share interest.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, BayCom and Uniti have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger and the bank merger.

The merger and/or the bank merger is subject to prior approval by the DBO and the receipt of a waiver or prior approval from the Federal Reserve Board. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the DBO. As of the date of this proxy statement/prospectus, BayCom, United Business Bank and Uniti Bank have submitted applications and notifications to obtain the required regulatory approvals.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Accounting Treatment

The costs incurred by BayCom related to the merger are expected to be approximately $6.0 million and are expensed as incurred. The merger will be accounted for under the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing BayCom’s consolidated financial statements, BayCom will establish a new accounting basis for Uniti’s assets and liabilities based upon their estimated fair values as of the acquisition date. BayCom will record any excess of the fair value of the aggregate consideration transferred over the fair value of the net assets, including any identifiable intangible assets, of Uniti as goodwill. Goodwill will be periodically reviewed for impairment not less often than annually. Intangible assets with definite lives will be amortized against the company’s earnings following completion of the merger. The acquisition method of accounting will result in the operating results of Uniti being included in the operating results of BayCom beginning from the date of completion of the merger.

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Interests of Certain Persons in the Merger

In the merger, the directors and executive officers of Uniti will receive the same consideration for their Uniti shares as the other shareholders of Uniti. In considering the recommendation of the Uniti board of directors that you vote to approve the merger agreement, you should be aware that some of Uniti’s executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of Uniti’s shareholders generally. The Uniti board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. Further, pursuant to the merger agreement, each director and executive officer of Uniti has delivered to BayCom an executed voting agreement and each director of Uniti has delivered to BayCom a resignation, non-compete and confidentiality agreement, each substantially in the form attached as an exhibit to the merger agreement for no additional consideration.

These interests include the following:

•	Uniti’s Chief Executive Officer and director, Wun-Hwa “Jack” Choi will be entitled to receive change in control severance benefits under his existing employment agreement in a single lump sum payment upon completion of the merger in an amount up to $676,258.33.

•	Each other executive officer may be entitled to a severance payment as described under the section entitled, “The Merger Agreement – Employee and Benefit Plan Matters.”

•	Accelerated vesting of all outstanding stock option awards held by directors and executive officers, representing a total of 1,018,297 shares of Uniti common stock as more fully described below.

Stock Ownership. The current directors and executive officers of Uniti, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of [•] Uniti common shares, representing approximately [•]% of the total outstanding Uniti common shares entitled to vote. Each of Uniti’s directors and executive officers holding Uniti common stock has executed a voting agreement, agreeing to vote his or her shares for approval of the merger agreement and the adjournment proposal. See “The Merger Agreement – Voting Agreements”

Stock Options. Each Uniti stock option award that is outstanding and subject to vesting or other lapse restriction immediately prior to the merger will fully vest at the effective time of the merger. Each Uniti stock option with an exercise price per share that is less than $4.00 per share and outstanding immediately prior to the merger will be cancelled by Uniti at the time of the merger or immediately prior to the merger and entitle its holder to receive a cash payment from Uniti equal to: (i) the excess of (A) $4.00 per share over (B) the exercise price per share of the Uniti stock option, multiplied by (ii) the number of shares of Uniti common stock subject to such Uniti stock option. All Uniti stock options with an exercise price per share equal to or greater than $4.00 per share will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Indemnification and Insurance. As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage,” BayCom will indemnify (and advance expenses to) the directors and officers of Uniti and its subsidiaries, for a period of six years from and after the effective time of the merger, to the fullest extent permitted by any of the Uniti’s or Uniti Bank’s articles of incorporation or charter, bylaws, or applicable law, with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. Prior to the completion of the merger, Uniti shall purchase a prepaid tail policy for directors’ and officers’ liability insurance providing for coverage of up to six years after completion of the merger with respect to actions, omissions, events, matters, and circumstances occurring prior to the effective time provided that the cost thereof shall not exceed 200% of Uniti’s current annual premium for such insurance. BayCom will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

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Voting Agreements

As described under the section entitled, “The Merger Agreement - Voting Agreements”, all of the Uniti directors and executive officers holding Uniti common stock have entered into voting agreements in favor of BayCom providing that they will vote their Uniti common shares for approval of the merger agreement and forbear from taking other actions that would be inconsistent with such obligation or precludes their shares from being voted in favor of the merger agreement.

Resignation, Non-Compete and Confidentiality Agreements

Each Uniti director has entered into a resignation, non-compete and confidentiality agreement with BayCom whereby the director has agreed to resign as a director upon consummation of the merger and for two years thereafter the individual will not, subject to limited exceptions in certain cases, without the prior written consent of BayCom:

•	refer any customers to any financial institution other than the financial institution subsidiaries of BayCom;

•	solicit the business of any customer of Uniti Bank for any other person or entity for the purpose of providing services on behalf of any person or entity other than BayCom or any of its financial institution subsidiaries;

•	induce any customer to terminate or reduce any aspects of its relationship with BayCom or any of its financial institution subsidiaries;

•	participate as an officer, director, employee or consultant, or invest in any financial institution (other than the purchase of less than 5% of the outstanding shares), or financial institution in formation in Orange County, California, or

•	directly or indirectly, solicit or offer employment to any officer or employee of BayCom or any of its subsidiaries, or take any action intended or reasonably expected to cause any officer or employee or entity doing business with, BayCom or any of its subsidiaries to terminate his, her or its employment or business relationship with BayCom or any of its subsidiaries.

The agreement also provides that the Uniti director or executive officer may not during the term of the agreement make derogatory statements about BayCom or any of its subsidiaries or any of their respective directors, officers, employees, agents, or representatives, in each case subject to standard exceptions. Each director and applicable executive officer has also agreed to not disclose confidential information about the Uniti entities.

Mr. Cho has entered into a resignation, non-compete and confidentiality Agreement in substantially the same form and substance as the agreements described above, except that Mr. Choi has also agreed to release certain claims against Uniti and Uniti Bank, effective as of the effective time of the merger.

Method of Effecting the Acquisition

Subject to the consent of Uniti, which shall not be unreasonably withheld or delayed. BayCom may at any time change the method of effecting the acquisition of Uniti (including by providing for the merger of a wholly-owned subsidiary of BayCom with Uniti). However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the Uniti common shares, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of the transaction to BayCom, Uniti or Uniti’s shareholders; or (iii) impede or materially delay completion of the transactions contemplated by the merger agreement.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Secretary of State of California on the closing date of the merger. The closing date will occur on a date to be specified by BayCom and Uniti. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of Uniti and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of BayCom and Uniti.

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We anticipate that the merger will be completed during the quarter ending June 30, 2019. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as September 1, 2019, after which Uniti or BayCom would need to mutually agree to extend the closing date of the merger. See the sections entitled “Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”

Declaration and Payment of Dividends and Stock Transfers

Holders of Uniti common shares will not be paid dividends or other distributions declared after the effective time with respect to BayCom common shares into which their Uniti common shares have been converted until they surrender their Uniti share certificates for exchange after the effective time. Upon surrender of those certificates after the effective time of the merger, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on Uniti’s stock transfer books of Uniti common shares issued and outstanding immediately prior to the effective time. If certificates representing Uniti common shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for a statement evidencing the applicable number of BayCom common shares issued as merger consideration, any cash in lieu of fractional shares and unpaid dividends or other distributions which respect to the BayCom common shares represented thereby.

No Fractional Shares

No fractional share interests will be issued to any shareholder of Uniti upon completion of the merger. For each fractional share that would otherwise be issued, BayCom will pay cash in an amount equal to the fraction of a BayCom common share which the holder would otherwise be entitled to receive, multiplied by $23.50. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Share Matters

None of BayCom, Uniti, the exchange agent or any other person will be liable to any former shareholder of Uniti for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Uniti common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against BayCom with respect to that lost certificate.

For a description of BayCom common shares and a description of the differences between the rights of the holders of Uniti common shares compared to the rights of the holders of BayCom common shares, see the sections entitled “Description of BayCom Capital Stock” and “Comparison of Rights of Uniti Common Shares and BayCom Common Shares.”

Public Trading Markets

BayCom’s common shares are listed on Nasdaq under the symbol “BCML” and Uniti’s common shares trade on the OTC Pink marketplace under the symbol “UIFC.” Upon completion of the merger, Uniti common shares will no longer trade on the OTC Pink marketplace. The BayCom common shares issuable in the merger for Uniti common shares will be listed on Nasdaq.

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THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of BayCom and Uniti have each unanimously approved the merger agreement, which provides for the merger of Uniti into BayCom, with BayCom as the surviving corporation of the merger. The merger agreement provides that after the effective time of the merger BayCom intends to merge Uniti Bank, a wholly owned subsidiary of Uniti, with and into United Business Bank, a wholly owned subsidiary of BayCom, with United Business Bank as the surviving institution.

Effective Time and Completion of the Merger

The merger agreement provides that unless both BayCom and Uniti agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of California, will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ending June 30, 2019, subject to the approval of the merger agreement by Uniti shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, BayCom and Uniti will obtain the required approvals or complete the merger. See “—Conditions to Completion of the Merger.”

Consideration to be Received in the Merger

Under the terms of the merger agreement, upon completion of the merger, each share of Uniti common stock that is outstanding immediately prior to the merger, other than shares described below, will be converted into the right to receive 0.07234 of a share of BayCom common stock (the “exchange ratio”) and $2.30 in cash.

Shares of Uniti common stock for which dissenters’ rights have been properly exercised will not be converted into the merger consideration (See “Dissenters’ Rights” on page [•]). Also, shares of Uniti common stock, which are beneficially owned by Uniti or BayCom, will be cancelled for no consideration.

If, prior to the effective time of the merger, the outstanding BayCom common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

The value of the BayCom common shares to be received by Uniti shareholders in the merger may vary from the value as of the date we announced the merger, the date that this document was mailed to Uniti shareholders, the date of the meeting of Uniti shareholders and the date of completion of the merger. Any change in the market price of BayCom common shares prior to completion of the merger will affect the value of the merger consideration that Uniti shareholders will receive upon completion of the merger. Accordingly, at the time of the Uniti special meeting, Uniti shareholders will not know or be able to calculate the value of the merger consideration they would receive upon completion of the merger. See “Risk Factors” on page [•].

No fractional share interests will be issued in connection with the merger. Instead, BayCom will make a cash payment to each Uniti shareholder who would otherwise receive a fractional BayCom share in an amount equal to the fractional share multiplied by $23.50. A Uniti shareholder also has the right to obtain the fair value of his or her Uniti shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under California law, as discussed under “Dissenters’ Rights” beginning on page [•].

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Exchange Procedures

Prior to the effective time of the merger, BayCom will appoint as the exchange agent under the merger agreement, its transfer agent, Computershare. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Uniti common shares who does not exercise dissenters’ rights a letter of transmittal and instructions for the surrender of the holder’s Uniti share certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional BayCom share.

Uniti shareholders should not send in their share certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her Uniti common shares, accompanied by a properly completed letter of transmittal, a Uniti shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional BayCom share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional BayCom share. BayCom or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Uniti common shares, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to BayCom common shares after completion of the merger will be paid to the holder of any unsurrendered Uniti share certificates with respect to the BayCom common shares represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered Uniti share certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of BayCom common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to BayCom common shares represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the BayCom common shares issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional BayCom share may be issued or paid in a name other than the name in which the surrendered Uniti share certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of BayCom that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Uniti other than to settle transfers of Uniti shares that occurred prior to the effective time. If, after the effective time of the merger, certificates for Uniti shares are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional BayCom share and any unpaid dividends or distributions on BayCom common shares deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional BayCom shares that has been deposited with the exchange agent and remains unclaimed by Uniti shareholders at the expiration of six months after the effective time of the merger may be returned to BayCom. In that case, former Uniti shareholders who have not yet surrendered their Uniti share certificates may after that point look only to BayCom with respect to the merger consideration, any cash in lieu of any BayCom fractional common shares and any unpaid dividends and distributions on the BayCom common shares to which they are entitled, in each case, without interest. None of BayCom, the exchange agent or any other person will be liable to any former Uniti shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

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In the event any Uniti share certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional BayCom share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by BayCom or the exchange agent, post a bond in such amount as BayCom determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Uniti and BayCom have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or the bank merger;

•	not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•	not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

BayCom has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Uniti’s shareholders.

Uniti has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Uniti has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated or permitted by the merger agreement, or with the prior written consent of BayCom:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock or other ownership interests;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;

•	pay any dividends or other distributions on its capital stock or other ownership interests, other than dividends from wholly owned subsidiaries to Uniti or to another wholly owned subsidiary of Uniti; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

•	(i) enter into, modify, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer, employee, or service provider, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) incentive bonuses as specified pursuant to the merger agreement, and (D) severance in accordance with past practice; (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or higher;

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•	establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or with respect to Other Real Estate Owned and related properties in the ordinary course at a reasonable price; or sell or transfer any of its deposit liabilities;

•	enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

•	acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into, materially modify, terminate or renew any Uniti Contract (as such term is defined in the merger agreement);

•	settle any legal claims involving an amount in excess of $15,000, excluding amounts paid or reimbursed under any insurance policy;

•	foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•	in the case of Uniti Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	make capital expenditures outside the limits specified in the merger agreement;

•	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;

•	invest in any new or existing joint venture or any new real estate development or construction activity;

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•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less, or guaranty any obligations or liabilities of any other person or entity other than the issuance of letters of credit in the ordinary course of business;

•	create any lien on any of its assets or properties other than pursuant to agreements with the Federal Home Loan Bank of San Francisco and federal funds transactions;

•	make charitable contributions in excess of limits specified in the merger agreement;

•	enter into any new lines of business;

•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or

•	agree or commit to do any of the foregoing.

Agreement Not to Solicit Other Offers

Uniti has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if Uniti receives an unsolicited written acquisition proposal prior to Uniti shareholder approval of the merger agreement that Uniti’s board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of Uniti than the merger with BayCom (referred to as a “superior proposal”), Uniti may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Uniti board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Uniti or Uniti Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Uniti or Uniti Bank. Uniti must promptly advise BayCom of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Uniti board of directors from withdrawing or modifying in a manner adverse to BayCom the board’s recommendation that Uniti’s shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by Uniti’s shareholders, however, the Uniti board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The Uniti board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given BayCom at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Uniti board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If BayCom terminates the merger agreement based on a change in recommendation by the Uniti board of directors or Uniti terminates the merger agreement to pursue a superior proposal, Uniti would be required to pay BayCom a termination fee of $2.0 million in cash. See “—Termination of the Merger Agreement.”

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Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of BayCom and Uniti, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between BayCom and Uniti rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of BayCom, Uniti or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by BayCom or Uniti. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The merger agreement contains customary representations and warranties of each of BayCom and Uniti relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of Uniti and BayCom in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	in the case of Uniti, broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit matters;

•	in the case of BayCom, filings with the SEC;

•	compliance with applicable laws;

•	in the case of Uniti, certain contracts;

•	absence of agreements with regulatory authorities;

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•	derivative instruments and transactions;

•	environmental matters;

•	investment securities, commodities and, in the case of Uniti, bank owned life insurance;

•	title to real property and other assets;

•	intellectual property and information technology assets;

•	in the case of Uniti, related party transactions;

•	in the case of Uniti, inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•	in the case of Uniti, receipt of a fairness opinion from Uniti’s financial advisor;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;

•	loan matters;

•	insurance matters;

•	in the case of Uniti, the proper administration of all fiduciary business;

•	in the case of Uniti, the accuracy and completeness of corporate and stock ownership records; and

•	in the case of Uniti, the absence of claims requiring indemnification.

Certain representations and warranties of BayCom and Uniti are qualified as to “materiality” or “material adverse effect” as defined in the merger agreement.

Special Meeting and Recommendation of Uniti’s Board of Directors

 Uniti has agreed to, and to cause its board of directors to take all action to, hold the special meeting for the purpose of voting upon the merger agreement and use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement.

Notwithstanding any change in recommendation by the board of directors of Uniti, unless the merger agreement has been terminated in accordance with its terms, Uniti is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders. Uniti will adjourn or postpone the special meeting if there are insufficient Uniti common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

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Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of BayCom and Uniti to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Uniti’s shareholders;

•	authorization for listing on Nasdaq of the BayCom common shares to be issued in the merger;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger; and

•	required regulatory approvals are received without the imposition of any non-standard unduly burdensome condition or requirement as reasonably determined by the BayCom board of directors;

Additional Closing Conditions for the Benefit of BayCom. In addition to the mutual closing conditions, BayCom’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of the representations and warranties made by Uniti subject to the closing condition standards set forth in the merger agreement and the receipt by BayCom of a certificate signed by the Chief Executive Officer or Chief Operating Officer of Uniti to that effect;

•	performance in all material respects by Uniti of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by BayCom of a certificate signed by the Chief Executive Officer or Chief Operating Officer of Uniti to that effect;

•	the holders of less than 4% of the outstanding Uniti common shares exercising dissenters’ rights under California law;

•	the receipt of consent from counterparties under specified contracts; and

•	the receipt by BayCom of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of Uniti. In addition to the mutual closing conditions, Uniti’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of the representations and warranties made by BayCom subject to the closing condition standards set forth in the merger agreement and the receipt by Uniti of a certificate signed by the Chief Executive Officer or Chief Financial Officer of BayCom to that effect;

•	performance in all material respects by BayCom of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Uniti of a certificate signed by the Chief Executive Officer or Chief Financial Officer of BayCom to that effect; and

•	the receipt by Uniti of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

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Termination of the Merger Agreement

BayCom and Uniti can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•	if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger;

•	if the merger has not been completed by September 1, 2019, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•	if the other company breaches any representation, warranty, covenant or other agreement (provided that the terminating company is not then in material breach of representation, warranty, covenant or other agreement) , which breach results in a failure to satisfy the closing conditions of the company seeking termination and such breach is not cured within thirty (30) days following written notice to the breaching company or by its nature or timing cannot be cured within that time period;

•	if the provision giving BayCom the right to terminate the merger agreement as described in the next paragraph is not applicable and the shareholders of Uniti fail to approve the merger agreement at the special meeting of Uniti shareholders.

In addition to the circumstances described above, BayCom may terminate the merger agreement if (i) the board of directors of Uniti fails to recommend that Uniti shareholders approve the merger agreement or makes a change in recommendation; (ii) Uniti materially breaches any of the provisions relating to acquisition proposals, as described under “—Agreement Not to Solicit Other Offers”; or (iii) Uniti refuses to call or hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated. Immediately following such a termination by BayCom, Uniti must pay to BayCom a termination fee of $2.0 million in same day funds.

In addition to the circumstances described above, Uniti may terminate the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Uniti has (i) not materially breached the merger agreement provisions outlined in “—Agreement Not to Solicit Other Offers” and (ii) paid BayCom the $2.0 million termination fee.

Uniti must also pay the $2.0 million termination fee to BayCom if the merger agreement is terminated by either party as a result of the failure of Uniti’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Uniti or Uniti Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Uniti or Uniti Bank and, within one year of the termination, Uniti or Uniti Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

In addition, in the event of a willful and material breach by either party of any of the provisions of the merger agreement resulting in the merger not being consummated on or before September 1, 2019, the breaching party shall immediately pay the non-breaching party liquidated damages of $1.0 million.

Employee and Benefit Plan Matters

Following the effective time of the merger, BayCom shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employees of Uniti and its subsidiaries on the merger closing date (referred to below as “covered employees”) which, provide employee benefits and compensation programs that are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of BayCom or its subsidiaries, as applicable. Until such time as BayCom causes covered employees to participate in the benefit plans that are made available to similarly situated employees of BayCom or its subsidiaries, a covered employee’s continued participation in employee benefit plans of Uniti and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of BayCom or its subsidiaries.

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To the extent that a covered employee becomes eligible to participate in a BayCom benefit plan, BayCom shall cause the plan to recognize years of prior service of such covered employee with Uniti, its subsidiaries or their predecessors, for purposes of eligibility, participation, vesting and, in the case of vacation or paid time off plans only, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Uniti benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

With respect to any BayCom benefit plan that is a health, dental, vision or similar plan, BayCom or a subsidiary of BayCom shall use commercially reasonable best efforts to:

•	cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such condition was or would have been covered under, or such waiting period was satisfied under, a Uniti benefit plan maintained for such covered employees immediately prior to the merger closing date; and

•	recognize expenses incurred by a covered employee in the year that includes the closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

Uniti has agreed to take, and cause its subsidiaries to take, all actions reasonably requested by BayCom that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Uniti benefit plan for such period as may be requested by BayCom, (ii) facilitate the merger of any Uniti benefit plan into any employee benefit plan maintained by BayCom or a BayCom subsidiary, and/or (iii) amend or terminate any Uniti benefit plan (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger, except as otherwise provided in the merger agreement.

BayCom has agreed that it or its subsidiaries will honor the obligations of Uniti for certain employees identified by Uniti under existing employment, change in control or severance agreements and benefits under the Uniti benefit plans that do not enter into similar agreements with BayCom or United Business Bank following the effective time of the merger.

Employees of Uniti (other than employees who are otherwise parties to employment, severance or change or control agreements) who are terminated without cause within one year after the merger, will be entitled to receive (A) severance compensation based on the number of years of service with Uniti and the employees’ base salary or weekly rate of pay, as applicable; however, Vice Presidents of Uniti Bank shall receive severance compensation based on their position as an Executive, Senior, or First Vice President and their base salary; (B) accrued benefits, including vacation pay, through the date of separation, and (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage.

Indemnification and Continuance of Director and Officer Liability Coverage

For a period of six years following the merger, BayCom will maintain and preserve the rights to indemnification of the current and former directors and officers of Uniti and its subsidiaries to the maximum extent permitted by applicable organizational documents and to the fullest extent permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

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Prior to the completion of the merger, Uniti shall purchase a prepaid tail policy for directors’ and officers’ liability insurance for a coverage period up to six years with respect to actions, omissions, events, matters, and circumstances occurring prior to the effective time provided that the cost thereof shall not exceed 200% of Uniti’s current annual premium for such insurance. BayCom will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Uniti will bear the costs and expenses of printing and mailing this proxy statement/prospectus and BayCom has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement

 Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Uniti, except that after approval of the merger agreement by the shareholders of Uniti, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreements

 As an inducement to BayCom to enter into the merger agreement, the directors and executive officers of Uniti holding Uniti common stock have entered into voting agreements with BayCom with respect to the shares of Uniti common shares they own. The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors and executive officers of Uniti have agreed:

•	to vote, or cause to be voted, all of their Uniti common shares (i) in favor of approval of the merger agreement and approval of the merger and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•	not to sell, transfer or otherwise dispose of any such Uniti common shares until after shareholder approval of the merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to BayCom, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of BayCom; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the voting agreement or the merger agreement.

The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

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UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The following is the unaudited pro forma condensed combined financial information for BayCom and Uniti, giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the merger as if it occurred on that date. The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 gives effect to the merger as if it occurred on January 1, 2018.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under GAAP. BayCom is the acquirer for accounting purposes.

A final determination of the fair values of Uniti’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Uniti that exist as of the date of completion of the transaction. Consequently, fair value adjustments and preliminarily estimated amounts of goodwill and identifiable intangibles could change significantly from those included in the unaudited pro forma condensed combined financial information presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the merger will be based on the closing price of BayCom common stock on the closing date of the merger. For purposes of the accompanying pro forma financial information, the closing price of BayCom common stock on December 31, 2018, was used for purposes of presenting the pro forma condensed combined balance sheet as of December 31, 2018.

In connection with the plan to integrate the operations of BayCom and Uniti following the completion of the merger, BayCom anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. BayCom is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of BayCom and Uniti, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma condensed combined income statement do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in the unaudited pro forma condensed combined financial information as a result of:

•	changes in the trading price for BayCom’s common stock;
•	capital used or generated in Uniti’s operations between the signing of the merger agreement and completion of the merger;
•	changes in the fair values of Uniti’s assets and liabilities;
•	other changes in Uniti’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and
•	the actual financial results of the combined company.

The unaudited pro forma condensed combined consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined consolidated financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of BayCom in the 2018 Form 10-K attached as Annex D. The unaudited pro forma condensed combined consolidated financial information of Uniti as of December 31, 2018 was derived from Uniti’s audited financial statements included in this proxy statement/prospectus for the year ended December 31, 2018.

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BAYCOM AND UNITI

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2018

(In thousands)

			Proforma
	BayCom(1)	Uniti(1)	Adjustments	Notes	Proforma

ASSETS

Cash and cash equivalents	$323,581	$62,690	$(43,810)	A	$342,461
Interest earning deposits in financial institutions	3,980	-	-		3,980
Investment securities available-for-sale	99,796	5,364	-		105,160
Federal Home Loan Bank stock, at par	5,162	1,321	-		6,483
Federal Reserve Bank stock, at par	4,081	-	-		4,081
Loans held for sale	855	3,949	-		4,804
Loans	975,695	269,490	(206)	B	1,244,979
Less: Deferred fees/(costs), net	366	(1,279)	1,279	C	366
Less: Allowance for loan losses	5,140	3,393	(3,393)	D	5,140
Total loans receivable, net	970,189	267,376	1,908		1,239,473
Premises and equipment, net	11,168	788			11,956
Core deposit intangible	7,205	-	2,878	E	10,083
Cash surrender value of Bank owned life insurance policies, net	19,602	-	-		19,602
Goodwill	14,594	-	14,838	F	29,432
Other real estate owned	801	114	(34)	G	881
Interest receivable and other assets	17,381	4,151	(1,048)	H	20,484
Total Assets	$1,478,395	$345,753	$(25,268)		$1,798,880

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing deposits	$398,045	$141,360	$-		$539,405
Interest bearing deposits	859,723	154,584	200	I	1,014,507
Total deposits	1,257,768	295,944	200		1,553,912
Salary continuation plan	3,338	-	-		3,338
Interest payable and other liabilities	8,375	2,094	-		10,469
Junior subordinated deferrable interest debentures, net	8,161	-	-		8,161
Total liabilities	1,277,642	298,038	200		1,575,880

SHAREHOLDERS’ EQUITY
Common stock	149,248	44,892	(19,143)	J	174,997
Additional paid in capital	287	-	-		287
Accumulated other comprehensive loss, net of tax	(103)	(53)	53	K	(103)
Retained earnings	51,321	2,876	(6,378)	L	47,819
Total shareholders' equity	200,753	47,715	(25,468)		223,000
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,478,395	$345,753	$(25,268)		$1,798,880

(1)	BayCom and Uniti information is as of December 31, 2018 and is derived from the audited financial information included in their respective financial statements which are included in this proxy statement/prospectus.

See accompanying Notes to Unaudited Pro Forma Condensed combined Financial Information.

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BAYCOM AND UNITI

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2018

(In thousands, except per share data)

			Proforma
	BayCom(1)	Uniti(1)	Adjustments	Notes	Proforma
Interest and dividend income:
Loans, including fees	$49,120	$14,690	$-		$63,810
Investment securities and interest earning deposits in banks	7,071	1,243	(1,205)	M	7,109
FHLB dividends	446	-	-		446
FRB dividends	223	-	-		223
Total interest and dividend income	56,860	15,933	(1,205)		71,588
Interest expense:
Deposits	4,462	2,099	-		6,561
Other borrowings	480	-	-		480
Total interest expense	4,942	2,099	-		7,041
Net interest income	51,918	13,834	(1,205)		64,547
Provision for loan losses	1,842	-	-		1,842
Net interest income after provision for loan losses	50,076	13,834	(1,205)		62,705
Noninterest income:
Gain on sale of loans	2,061	1,565	-		3,626
Service charges and other fees	2,010	1,748	-		3,758
Loan servicing fees and other net loan fees	1,203	-	-		1,243
Gain on sale of OREO	70	-	-		70
Other income	1,698	-	-		1,698
Total noninterest income	7,082	3,313	-		10,395
Noninterest expense:
Salaries and employee benefits	21,444	7,401	-		28,845
Occupancy and equipment	4,259	1,073	-		5,332
Data processing	3,806	844	-		4,650
Other expenses	5,989	2,314	-		8,303
Core deposit intangible amortization	1,171	-	288	N	1,459
Total noninterest expense	36,669	11,632	288		48,589
Income before provision for income taxes	20,489	5,515	(1,493)		24,511
Provision for income taxes	5,996	1,675	(430)	O	7,241
Net income	$14,493	$3,840	$1,063		$17,270

Earnings per common share:
Basic:	$1.50	$0.25		P	$1.60
Diluted:	$1.50	$0.24			$1.60

Average common shares outstanding:
Basic	9,692,009	15,382,601	1,115,164	Q	10,807,173
Diluted	9,692,009	15,904,309	1,115,164		10,807,173

(1)	BayCom and Uniti information is as of December 31, 2018 and is derived from the audited financial information included in their respective financial statements which are included in this proxy statement/prospectus.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

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Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 is presented as if the acquisition occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets of Uniti will be recorded at the respective fair values on the merger date. The fair values on the merger date are to represent management’s best estimates based on available information and facts and circumstances in existence on the merger date. The preliminary estimates included in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the recorded amounts when the merger is completed. Adjustments may include, but not be limited to, changes in (i) Uniti’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions; and (iv) the fair value of BayCom common stock.

Certain historical data of Uniti has been reclassified on a pro forma basis to conform to BayCom’s classifications.

The accounting policies of both BayCom and Uniti are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2 – Purchase Price

Each share of Uniti common stock will be converted into the right to receive, promptly following completion of the merger, (1) 0.07234 shares of BayCom common stock and (2) $2.30 in cash, representing an aggregate consideration mix of approximately 42.5% BayCom stock and 57.5% cash. BayCom will not issue any fractional shares of stock in the merger as the value of calculated fractional shares will be paid in cash.

In total, BayCom will issue approximately 1,115,164 shares of common stock in the merger, resulting in approximately 11,984,439 shares of common stock outstanding after the merger, and pay aggregate cash consideration in the merger of approximately $37.8 million. The December 31, 2018 BayCom stock price of $23.09 was used for this proxy statement/prospectus as the stock price. Any change in the price of BayCom Stock would result in a change to the amount of goodwill. The total consideration transferred approximates $63.6 million.

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Note 3 –Purchase Price Allocation of Uniti

At the merger effective time, Uniti’s assets and liabilities are required to be recorded at their estimated fair values. The assumptions used to determine the relevant fair value adjustments below are discussed in detail in Note 4 – Pro Forma Condensed Combined Financial Information Adjustments. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill.

The preliminarily estimates of the consideration transferred to the assets acquired and liabilities assumed are summarized in the following table:

	December 31, 2018
	(In thousands)
Proforma purchase price of Uniti
Fair value of BayCom common stock at $23.09 (1) per share for 1,115,164 number of shares		$25,749
Cash to be paid to option holders		2,354
Cash to be paid to shareholders		35,456
Total proforma purchase price		63,559

Fair value of assets acquired:
Cash	$62,690
Investment securities available for sale	5,364
Loans held for sale	3,949
Loans receivable	269,284
Other real estate owned	80
Core deposit intangible assets	2,878
Other assets	3,881
Total assets and identifiable intangible assets acquired	348,126

Fair value of liabilities assumed:
Deposits	296,144
Accrued expenses and other liabilities	3,261
Total liabilities assumed	$299,405

Fair value of net assets and identifiable intangible assets acquired		48,721
Excess of consideration to be paid over the net assets and identifiable intangible assets acquired – goodwill		$14,838

(1)       Stock price is as of close of business December 31, 2018.

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Note 4 – Pro Forma Condensed combined Financial Information Adjustments.

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust Uniti’s assets and liabilities to their estimated fair values at December 31, 2018.

Balance Sheet At December 31, 2018
(In thousands)

A. Adjustments to Cash and cash equivalents		$(43,810)
To reflect cash used to purchase Uniti (15,415,587 Uniti common shares outstanding at December 31, 2018 at $2.30 cash consideration per share and the cash payment for all “in-the-money” Uniti stock options).	(37,810)

To reflect projected cash used for merger costs equal to $1.5 million incurred by Uniti and $4.5 million incurred by BayCom. See Note 5 – Merger Costs.	(6,000)

B. Adjustments to Loans receivable, excluding allowance for loan losses and fees not yet recognized		(206)
To reflect the discount on loans at merger date. Estimated the fair value using portfolio performance and yield compared to market.

C. Adjustments to deferred costs in excess of fees		(1,279)

D. Adjustments to Allowance for loan losses		3,393
To remove the Uniti allowance for loan losses at period end date as the credit risk is accounted for in the fair value adjustment for the loans receivable in Adjustment B above.

E. Adjustments to Intangible asset, net		2,878
To record the estimated fair value of the core deposit intangible asset (“CDI”) identified in the merger as estimated prior to close date.

F. Adjustment to Goodwill		14,838
To record the difference between the consideration transferred and the estimated fair value of net assets acquired and net liabilities assumed in the merger. See Note 3 – Allocation of Purchase Price of Uniti Bank, above.

G. Adjustment to Other real estate owned		$(34)
To reflect the fair value of other real estate owned

(Table continued on following page)

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H. Adjustments to Interest receivable and other assets		(1,048)
To record the fair value of the interest receivable and other assets follows:
Fair value of servicing assets to reflect an increase in estimated CPR speeds.	$(1,500)

Estimated tax effect of market value adjustments	(878)

Total tax effect at 22.16% of merger related expenses adjusted for non-deductible expenses	1,330

I. Adjustment to Deposits		200
To reflect estimated fair market value of deposits based on current interest rates

J. Adjustments to Common stock		(19,143)
To record the issuance of BayCom common stock as purchase price consideration and to eliminate the common stock of Uniti

Issuance of BayCom common stock to Uniti shareholders (1,115,146 shares at no par value at $23.09)	25,749

Elimination of the historical Uniti common stock	(44,892)

K. Adjustment to Accumulated other comprehensive loss		53
To eliminate the historical Uniti accumulated other comprehensive loss.

L. Adjustment to Retained earnings		(6,378)
To eliminate the historical Uniti retained earnings	(2,876)

To record adjustment to retained earnings for BayCom’s estimated merger costs, net of tax	(3,502)
$4.7 million in estimated merger expenses net of the tax effective assuming 28.78% (effective rate of 22.16% after adjustment for estimated non-deductible expenses of $1.0 million).

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For purposes of determining the pro forma effect of the merger on the Income Statements, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2018:

Income Statements (In thousands)
For the Year Ended December 31, 2018

M. Adjustments to Interest income: Other	$(1,205)
To recognize the reduction in cash reflected for the merger at an estimated yield of 2.75% annualized.

N. Adjustments to Noninterest expense: core deposit intangible amortization over ten years.	(288)

O. Adjustments to provision for income tax:	430
Adjusted the tax rate for additional income earned from the combined company 28.78% for income in 2018.

P. Earnings per share:

Earnings per common share, basic and diluted, were calculated using the calculated pro forma net income less dividends and undistributed earnings allocated to participating securities divided by the calculated pro forma basic and dilutive average shares outstanding.

Q. Basic and diluted average common shares outstanding:

Basic and diluted average common shares outstanding were calculated by adding the shares assumed to be issued by BayCom in the merger (average basic shares multiplied by the exchange ratio) to the historical average BayCom shares outstanding for the year ended December 31, 2018.

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Note 5 – Merger Costs

In connection with the merger, the plan to integrate BayCom’s and Uniti’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Management of both companies are currently in the process of assessing the two companies’ personnel, benefit plans, computer systems, service contracts and other key factors to determine the most beneficial structure for the combined company. Certain decisions arising from these assessments may involve involuntary termination of employees, changing information systems, canceling contracts with service providers and other actions. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred.

The table below reflects BayCom’s current estimate of the aggregate estimated merger costs of $6.0 million, or $4.7 million net of $1.3 million of income tax benefit, computed using the statutory federal tax rate of 21.0% and blended state tax rate of 10.0%, expected to be incurred in connection with the merger, which are included in the pro forma financial information. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following:

At
December 31,
2018
(In thousands)
Professional fees	$1,625
Change of control payments	676
Severance and retention expenses	843
Data processing, termination and conversion	2,696
Other expenses	160
Pre-tax merger expenses	6,000
Income tax benefit effective tax rate of 22.16% (after adjustment for non-deductible expenses)	1,330
Net merger expenses	$4,670

BayCom’s cost estimates are forward-looking. While the costs represent BayCom’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. These costs are not expected to materially impact the combined company’s ability to maintain an adequate level of liquidity necessary to fund loan originations and deposit withdrawals, satisfy other financial commitments and fund operations. See “Cautionary Statement Regarding Forward-Looking Statements” on page [•].

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCEs OF THE MERGER

This discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Uniti common stock. The discussion is based on provisions of the Code, U.S. Treasury regulations, administrative rulings of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their Uniti common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder’s particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation the following:

•	banks and other financial institutions;

•	pass-through entities and investors therein;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Uniti common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	mutual funds;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons whose “functional currency” is not the U.S. dollar;

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•	U.S. expatriates and former residents of the United States; and

•	persons who acquired their Uniti common stock through the exercise of an Uniti option, through a tax qualified retirement plan or otherwise as compensation.

Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences, or U.S. federal estate, gift, alternative minimum tax or other non-income tax consequences.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Uniti common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This discussion does not constitute tax advice. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

It is a condition to Uniti’s obligation to complete the merger that Uniti receives a written opinion of Vavrinek, Trine, Day & Co., LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BayCom’s obligation to complete the merger that BayCom receives a written opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Uniti and BayCom to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations set forth in the merger agreement and the representation letters are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Uniti and BayCom. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither Uniti nor BayCom intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and that the representations found in the merger agreement and in the representation letters provided by Uniti and BayCom delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of Vavrinek, Trine, Day & Co., LLP and Silver, Freedman, Taff & Tiernan LLP that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Based solely on the information set forth herein and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Vavrinek, Trine, Day & Co., LLP, to Uniti, and Silver, Freedman, Taff & Tiernan LLP, special counsel to BayCom. These respective tax opinions were rendered in reliance upon representations and covenants, including those contained in certificates of officers of Uniti and BayCom, reasonably satisfactory in form and substance to Vavrinek, Trine, Day & Co., LLP, and Silver, Freedman, Taff & Tiernan LLP . If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

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Subject to the foregoing, the material U.S. federal income tax consequences of the merger to U.S. holders of Uniti common stock will be as follows:

•	gain (but not loss) will be recognized on the receipt of the merger consideration in exchange for Uniti common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the BayCom common stock on the date of the completion of the merger and cash (other than cash received instead of a fractional BayCom common share) received by a holder of Uniti common stock exceeds such holder’s tax basis in its Uniti common stock, and (2) the amount of cash received by such holder of Uniti common stock (other than cash received instead of a fractional share of BayCom common stock, which will be taxed as discussed in the section entitled “Cash Received Instead of a Fractional Share of BayCom Common Stock” below);

•	the aggregate basis of the BayCom common stock received in the merger will be the same as the aggregate basis of the Uniti common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of a fractional share of Uniti common stock), decreased by any basis attributable to a fractional share of Uniti common stock for which cash is received, and increased by the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional interests in BayCom common stock for which cash is received); and

•	the holding period of BayCom common stock received in exchange for Uniti common stock will include the holding period of the Uniti common stock for which it is exchanged.

If a U.S. holder of Uniti common stock acquired different blocks of Uniti common stock at different times or at different prices, any gain or loss, when recognized, will be determined separately with respect to each block of Uniti common stock and such holder’s basis and holding period will be determined by reference to each block of Uniti common stock. If a U.S. holder determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain recognized in the merger. Any such holder should consult its tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Uniti common stock surrendered in the merger and with respect to determining the bases or holding periods of the BayCom common stock received in the merger.

Cash Received Instead of a Fractional Share of BayCom Common Stock

A U.S. holder of Uniti common stock that receives cash in lieu of a fractional share of BayCom common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BayCom. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share, as set forth above. This gain or loss will generally be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such stock is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters’ Rights

A U.S. holder of Uniti common stock that receives cash in exchange for such holder’s Uniti common stock upon exercise of dissenter’s rights will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Uniti common stock exchanged therefor. Each U.S. holder of Uniti common stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Uniti common stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the U.S. holder’s holding period in the Uniti common stock exchanged. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Uniti common stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

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Possible Treatment of Gain as a Dividend

Any gain recognized by a U.S. holder of Uniti common stock in connection with the merger generally will be capital gain unless such holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder’s ratable share of Uniti’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Uniti common stock solely in exchange for BayCom common stock and then BayCom immediately redeemed a portion of those shares for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in your deemed percentage stock ownership of BayCom following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of BayCom that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of BayCom that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons.

If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Uniti common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Uniti common stock for a combination of BayCom common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

Net Investment Income Tax

A U.S. holder of Uniti common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Uniti common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

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Backup Withholding and Information Reporting

A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional share of BayCom common stock. Backup withholding generally will not apply, however, to such U.S. holders who:

•	furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder receiving shares of BayCom common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth the holder’s basis (determined immediately before the exchange) in the Uniti common stock surrendered and the fair market value (determined immediately before the exchange) of the Uniti common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of BayCom common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Uniti (by vote or value) or securities of Uniti with a tax basis of $1 million or more.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Uniti shareholder will depend on that shareholder’s particular situation. Uniti shareholders are strongly encouraged to consult their own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws to them.

INFORMATION ABOUT BAYCOM

BayCom is a bank holding company headquartered in Walnut Creek, California. BayCom’s wholly owned banking subsidiary, United Business Bank, provides a broad range of financial services to businesses and business owners as well as individuals through its network of 22 full service branches and one loan production office located in Northern and Central California, Seattle, Washington and Albuquerque and Central, New Mexico. The Company’s business activities generally are limited to passive investment activities and oversight of its investment in the Bank. The Bank’s deposits are insured by the FDIC. As of December 31, 2018, BayCom had, on a consolidated basis, total assets of $1.5 billion, total deposits of $1.3 billion, total loans, including loans held for sale, of $971.0 million (net of allowances) and total shareholders’ equity of $200.8 million.

BayCom’s principal objective is to continue to increase shareholder value and generate consistent earnings growth by expanding its commercial banking franchise through both strategic acquisitions and organic growth. BayCom believes its strategy of selectively acquiring and integrating community banks has provided BayCom with economies of scale and improved its overall franchise efficiency. BayCom expects to continue to pursue strategic acquisitions and believe its targeted market areas presents BayCom with many and varied acquisition opportunities. BayCom is also focused on continuing to grow organically and believes the markets in which it operates currently provides meaningful opportunities to expand its commercial client base and increase its current market share. BayCom believes its geographic footprint, which includes the San Francisco Bay area and the metropolitan markets of Los Angeles and Seattle and other community markets including Albuquerque, New Mexico, provides BayCom with access to low cost, stable core deposits in community markets to fund commercial loan growth. BayCom strives to provide an enhanced banking experience for its clients by providing them with a comprehensive suite of sophisticated banking products and services tailored to meet their needs, while delivering the high-quality, relationship-based client service of a community bank.

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BayCom and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, and the DBO, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

BayCom’s principal executive offices are located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596 and its telephone number is (925) 476-1800. BayCom’s website can be found at www.unitedbusinessbank.com. The contents of BayCom’s website are not incorporated into this proxy statement/prospectus.

Additional Information about BayCom and its subsidiaries, including but not limited to information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, market risk, executive compensation and related party transactions is set forth in the 2018 Form 10-K, which is included herewith as Appendix D. See also “Where You Can Find More Information.”

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INFORMATION ABOUT Uniti

Uniti Financial Corporation, which we refer to as Uniti in this document, is a California corporation that owns all of the outstanding shares of common stock of Uniti Bank, a California-chartered state nonmember bank, with operational headquarters in Buena Park, California. Uniti Bank offers consumer and commercial banking services to customers throughout its market area centered in southern California. Uniti Bank has three branches, one in Buena Park, one in Los Angeles and one in Garden Grove, California.

Uniti’s principal executive offices are located at 6301 Beach Boulevard, California 90621, and its telephone number at that location is (714) 736-5700. Additional information about Uniti and its subsidiaries ca be requested from Uniti. See “Where You Can Find More Information,” beginning on page [•].

Information About Uniti’s Business

General. Uniti was incorporated as a California corporation in 2005 to serve as a bank holding company for Uniti Bank. Uniti does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Uniti Bank. Its primary activities are to provide assistance in the management and coordination of Uniti Bank’s financial resources. Uniti’s principal asset is the outstanding common stock of Uniti Bank. Uniti derives its revenues primarily from the operations of Uniti Bank in the form of dividends received from Uniti Bank.

Uniti Bank is a California state-chartered banking association that is not a member of the Federal Reserve System. Uniti Bank was chartered in 2001, and has served since that time as a community-based financial institution with operations centered in southern California.

As a bank holding company, Uniti is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of December 31, 2018, Uniti had consolidated total assets of $345.8 million, total loans held for investment of $267.4 million (net of allowances), total deposits of $295.9 million and total stockholders’ equity of $47.7 million. Uniti does not file reports with the SEC.

Products and Services. Uniti Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers in southern California. Uniti Bank offers a range of lending services, including real estate, commercial, government-guaranteed lending and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Uniti Bank’s market areas. Real estate loans offered by Uniti Bank are secured by first or second mortgages on the subject collateral. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered by Uniti Bank include loans for the purpose of purchasing automobiles and other personal expenses.

Uniti Bank offers depository services and various checking account services. Uniti Bank also offers commercial treasury management services, safe deposit boxes, debit card services, wire transfer services, cashier’s checks, money orders, telephone banking, Internet banking, and direct deposit.

Uniti Bank funds its lending activities primarily from the core deposit base. Uniti Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.

Competition. The table below lists Uniti Bank’s deposit market share as of June 30, 2018 (the most recent date as of which the relevant data is available from the FDIC), for the Buena Park, California, Los Angeles, California and Garden Grove, California banking markets served by Uniti Bank.

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Market Area	Market Rank	Branch Count	Deposits In Market (in thousands)	Market Share (%)
Buena Park, CA	8 of 11	1	95,070	6.37
Los Angeles, CA	8 of 13	1	143,487	2.18
Garden Grove, CA	5 of 6	1	43,396	6.07

Each activity in which Uniti Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Uniti Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Uniti Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Uniti Bank.

Employees. As of December 31, 2018, the Bank employed 68 persons, of which 67 are classified as full-time, none of whom are covered by a collective bargaining agreement.

Information About Uniti’s Properties

Uniti Bank leases its main and principal executive offices, which are located at 6301 Beach Boulevard, Suite 100, Buena Park, CA 90621. Uniti Bank also leases its branches located at 3327 Wilshire Boulevard, Suite A, Los Angeles, CA 90010 and 9252 Garden Grove Boulevard, Suite 27, Garden Grove, CA 92844.

Legal Proceedings

Various legal claims arise from time to time in the normal course of business which, in the opinion of Uniti Bank’s management, will have no material effect on Uniti’s consolidated financial statements.

Uniti Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Overview

Uniti is a bank holding company headquartered in Buena Park, California. Uniti’s wholly-owned banking subsidiary, Uniti Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through its network of three full service branches located in southern California. As of December 31, 2018, Uniti had consolidated total assets of $345.8 million, total loans held for investment of $267.4 million (net of allowances), total deposits of $295.9 million and total stockholders’ equity of $47.7 million. For the years ended 2018 and 2017, Uniti’s net income was $3.8 million and $3.0 million, respectively.

Critical Accounting Policies

Uniti’s discussion and analysis of financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with GAAP. GAAP is complex and requires Uniti’s management to apply significant judgment to various accounting, reporting and disclosure matters. Uniti’s management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of Uniti’s management, the most critical accounting policies and estimates impacting its consolidated financial statements are in Note A to Uniti’s Consolidated Financial Statements for the year ended December 31, 2018 beginning on page F-9. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. For a complete discussion of Uniti’s significant accounting policies, see the Notes to the Consolidated Financial Statements beginning on page F-9.

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Uniti Management’s Discussion and Analysis of Financial Condition and
Results of Operations – December 31, 2018

Results of Operations

Uniti generates most of its revenue from interest income and fees on loans, interest and dividends on investment securities and non-interest income, such as service charges and fees, loan servicing income and gain on SBA loan sold. Uniti incurs interest expense on deposits and other borrowed funds and non-interest expense, such as salaries and employee benefits and data processing fees.

Changes in interest rates earned on interest-earning assets or incurred on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic change in net interest income. Fluctuations in interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Uniti’s loan portfolio are affected by, among other factors, economic and competitive conditions in or near the southern California region, as well as developments affecting the commercial, consumer and real estate sectors within these markets.

Net Income

Net income for the year ended December 31, 2018 was $3.8 million as compared to net income of $3.0 million for the year ended December 31, 2017. Net income for 2018 increased $809 thousand due to an increase in net interest income when compared to the year ended December 31, 2017. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Net Interest Income and Net Interest Margin Analysis

Net interest income is the difference between interest income on interest-earning assets, including loans and securities, and interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. To evaluate net interest income, management measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) the net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and stockholders’ equity also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources of funds. Net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change,” and it is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a “yield/rate change.”

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The following table shows the average balance of each principal category of assets, liabilities, and stockholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the year ended December 31, 2018 and December 31, 2017. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

Average Balance Sheets and Net Interest Analysis

	2018			2017			2016
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Loans, net	$253,971	$14,690	5.78%	$225,937	$11,998	5.31%	$172,394	$9,035	5.24%
Federal funds sold (1)	29,035	556	1.92%	24,391	266	1.09%	23,040	116	0.50%
Investment securities (2)	7,179	118	1.65%	7,814	107	1.37%	11,814	149	1.26%
Deposits with financial institutions	24,744	569	2.30%	19,801	277	1.40%	18,991	144	0.76%
Total interest-earning assets	$314,929	$15,933	5.06%	$277,943	$12,648	4.55%	$226,239	$9,444	4.17%
Non-interest earning assets	13,496			12,103			11,471
Total Assets	$328,425			$290,046			$237,710
				-			-
LIABILITIES AND SHAREHOLDERS'
EQUITY
Interest-bearing demand deposits	$734	$2	0.20%	$1,390	$3	0.23%	$888	$2	0.24%
Saving deposits (3)	59,150	603	1.02%	66,827	489	0.73%	57,462	390	0.68%
Time deposits	88,383	1,493	1.69%	62,852	673	1.07%	51,287	492	0.96%
Total interest-bearing deposits	$148,267	$2,098	1.41%	$131,069	$1,165	0.89%	$109,637	$884	0.81%
FHLB Advances and Other Borrowings	51	1	1.86%	1	—	1.90%	1	—	0.80%
Total interest-bearing liabilities	$148,318	$2,099	1.41%	$131,070	$1,165	0.89%	$109,638	$884	0.81%
Non-interest bearing deposits	132,279	—	0.00%	116,449	—	0.00%	90,010	—	0.00%
Total Deposits & Borrowings	$280,597	$2,099	0.75%	$247,519	$1,165	0.47%	$199,648	$884	0.44%
Other liabilities	2,051			1,298			1,030
Stockholders' equity	45,777			41,229			37,032
Total Liabilities and Shareholders' Equity	$328,425			$290,046			$237,710
Net interest spread			3.65%			3.66%			3.36%

Net interest margin (3)			4.39%			4.13%			3.78%

(1)	The balances noted include Federal Reserve Bank access reserve balance.
(2)	The balances noted include Federal Home Loan Bank of San Francisco stock.
(3)	The balances noted include money-market and saving accounts.

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Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest yields/rates. The following table analyzes the change in volume variances and yield/rate variances for the year ended December 31, 2018 and December 31, 2017.

Analysis of Changes in Net Interest Income

	For the year ended			For the year ended
	December 31, 2018 vs 2017			December 31, 2017 vs 2016
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning Assets:
Loans	$1,566	$1,126	$2,692	$2,818	$145	$2,963
Federal funds sold	58	232	290	7	143	150
Investment securities	(9)	20	11	(54)	12	(42)
Deposits with financial institutions	82	210	292	6	127	133
Total Interest-Earning Assets	$1,697	$1,588	$3,285	$2,777	$427	$3,204
Interest-Bearing Liabilities
Interest-bearing demand Deposits:	(1)	—	(1)	1	—	1
Saving deposits	(61)	175	114	66	33	99
Time deposits	338	482	820	119	62	181
FHLB Advances	1	—	1	—	—	—
Total interest-bearing liabilities	277	657	934	186	95	281
Net Interest Income	$1,420	$931	$2,351	$2,591	$332	$2,923

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the year ended December 31, 2018 was $13.8 million compared with $11.5 million for the year ended December 31, 2017, an increase of $2.3 million, or 20.5%. Interest income for the year ended December 31, 2018 was $15.9 million, an increase of $3.3 million from the $12.6 million for the year ended December 31, 2017. Interest income increased due to an increase in the average volume of interest-earning assets in large part to growth in loan balances and the rising rate environment during the period. Interest expense for the year ended December 31, 2018 was $2.1 million, an increase of $934 thousand from $1.2 million for the year ended December 31, 2017. The increase in interest expense was primarily due to an increase in interest bearing deposits and the increase in deposits rates.

Interest income on loans, including loan fees which consist of fees for loan origination, renewal, prepayment, covenant breakage and loan modification, was $14.7 million for the year ended December 31, 2018, an increase of $2.7 million, or 22.4%, when compared with the year ended December 31, 2017, of which 58% is related to the volume increase and 42% is related to the rate increase. The average yield on loans was 5.8% for the year ended December 31, 2018 and 5.3% for the year ended December 31, 2017. Interest income on securities investment was $118 thousand for the year ended December 31, 2018, an increase of $12 thousand, or 10.9%, when compared to the year ended December 31, 2017, of which 179% is related to the rate increase and offset by the decrease in volume of 79%. Interest income on Fed Fund sold was $556 thousand for the year ended December 31, 2018, an increase of $291 thousand, or 109.4%, when compared to the year ended December 31, 2017, of which 20% is related to the volume increase and 80% is related to the rate increase. Interest income on deposits with financial institutions was $569 thousand for the year ended December 31, 2018, an increase of $291 thousand, or 105.2% when compared to the year ended December 31, 2017, of which 28% is related to the volume increase and 72% is related to the rate increase.

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Interest expense was $2.1 million for the year ended December 31, 2018, an increase of $934 thousand over interest expense of $1.2 million for the year ended December 31, 2017, of which 30% is related to the volume increase and 70% is related to the rate increase. Interest expense on interest-bearing demand deposits was $1.5 thousand for the year ended December 31, 2018, a decreased of $1.7 thousand, or 53.1%, when compared with the year ended December 31, 2017, of which 81% is related to the volume decrease and 19% related to the rate decrease. Interest expense on savings, and money market deposits was $603 thousand for the year ended December 31, 2018, an increase of $114 thousand, or 23.3%, when compared with the year ended December 31, 2017, of which 154% is related to the rate increase partially offset by a 54% decrease in volume. Interest expense on time deposits was $1.5 million for the year ended December 31, 2018, an increase of $821 thousand, or 122%, when compared with the year ended December 31, 2017, of which 41% is related to the volume increase and 59% related to the rate increase.

Net interest margin was 4.39% for the year ended December 31, 2018; an increase of 26 basis points when compared with net interest margin of 4.13% for the year ended December 31, 2017. The increase in net interest margin for the year ended December 31, 2018 is primarily due to the yield increase in interest-earning assets.

Provision for Loan Losses

Uniti maintains an allowance for loan losses for potential credit losses. The allowance for loan losses is increased by a provision for loan losses, which is a charge to earnings, and subsequent recoveries of amounts previously charged-off, but is decreased by charge-offs when the collectability of a loan balance is unlikely. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, discounted cash flows, economic conditions, and other factors including regulatory guidance. For additional discussion see “Allowance for Loan Losses.”

There were no additional provision for loan losses required for the year ended December 31, 2018 and December 31, 2017 based on the management analyses. Net charge offs for the year ended December 31, 2018 were $191 thousand compared to net charge-offs of $113 thousand for the year ended December 31, 2017. For the year ended December 31, 2018, gross charge-offs were $348 thousand offset by gross recoveries of $157 thousand. In comparison, gross charge-offs were $312 thousand for the year ended December 31, 2017 offset by gross recoveries of $199 thousand.

Non-Interest Income

The primary sources of non-interest income are service charges and fees, loan servicing income, and gain on sale of SBA loans. Non-interest income does not include loan origination or other loan fees which are recognized as an adjustment to yield using the interest method.

The following table provides a comparison of the major components of non-interest income for the year ended December 31, 2018 and December 31, 2017:

Non-Interest Income

	For the period ended December 31,
			Increase
	2018	2017	(Decrease)
	(Dollars in thousands)
Service Charges, Fees, and Other Income	$784	$717	$67
Loan Servicing Income, net	864	768	96
Gain on the Sale of SBA Loans	1,565	2,578	(1,013)
Letters of Credit Related Fees	100	122	(22)
Gain (Loss) on the Sale of Other Real Estate Owned	—	—	-
Total Non-Interest Income	$3,313	$4,185	$(872)

For the year ended December 31, 2018, non-interest income totaled $3.3 million, which was a decrease of $872 thousand, or 20.8%, when compared with the year ended December 31, 2017. The decrease was mainly caused by the decrease in gain on the sale of SBA loans and the decrease of letters of credit fees, partially offset by the increase of service charges, fees and other income and loan servicing income. The gain on the sale of SBA loans decreased $1.0 million for the year ended December 31, 2018 when compared with the year ended December 31, 2017, primarily due to a $11.6 million decrease in loan sold coupled with the decrease in premiums received.

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Non-Interest Expense

The following table provides a comparison of the major components of non-interest expense for the year ended December 31, 2018 and December 31, 2017.

Non-Interest Expense

	For the period ended December 31,
			Increase
	2018	2017	(Decrease)
	(Dollars in thousands)
Salaries and Employee Benefits	$7,401	$7,066	$335
Occupancy and Equipment Expenses	1,072	973	99
Data Processing Expenses	844	710	134
Professional Fees Expenses	529	426	103
Marketing Expenses	267	271	(4)
Other Expenses	1,519	1,335	184
Total Non-Interest Expenses	$11,632	$10,781	$851

For the year ended December 31, 2018, non-interest expense totaled $11.6 million, which is an $851 thousand increase, or 7.9%, when compared with the year ended December 31, 2017. Salaries and employee benefits increased $335 thousand, or 4.7%, for the year ended December 31, 2018 when compared with the year ended December 31. 2017. The increase is the result of the increase in employees’ compensation and the increase of the group health insurance cost. Occupancy and equipment expenses increased $99 thousand, or 10.2%, for the year ended December 31, 2018 when compared with the year ended December 31, 2017. The increase resulted from the annual lease rate adjustment and the increase in leasehold improvement amortization for the Los Angeles office. Data processing expenses increased $134 thousand, or 18.9%, for the year ended December 31, 2018 when compared with the year ended December 31, 2017. The increase in data processing expenses is primary due to the expanding of E-Banking operations. For the year ended December 31, 2018, professional fees expenses increased $103 thousand when compared with the year ended December 31, 2017 which is the result of the increase in internal audit fees and the increase of legal fees expense. Other expenses increased $184 thousand for the year ended December 31, 2018 when compared with the year ended December 31, 2017. The increase is mainly caused by the increase of $130 thousand in reimbursement of customers access earned credit.

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in the internal evaluation of Uniti Bank’s performance and is not defined under GAAP. Uniti Bank’s efficiency ratio is computed by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gains on sales of and settlement of securities. Generally, an increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources.

Uniti Bank’s efficiency ratio was 67.8% for the year ended December 31, 2018, compared with 68.8% for the year ended December 31, 2017. The decrease in the ratio was primarily due to the increased income on the loan portfolio.

Income Taxes

The amount of income tax expense is influenced by the amount of pre-tax income, the amounts of tax-exempt investment income, non-taxable life insurance income, non-deductible expenses and available federal income tax credits.

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Accounting for Uncertainty in Income Taxes

Accounting standards provide for accounting for uncertainty in income taxes recognized in a company’s financial statements. There was no effect on the financial statements as a result of adopting these standards as Uniti believes it does not have any material uncertain tax positions reflected in its financial statements. Tax years that remain subject to examination in Uniti’s major tax jurisdictions (federal and State of California) are for the years ended December 31, 2017, 2016 and 2015 for federal and the years ended December 31, 2017, 2016, 2015 and 2014 for State of California.

For the year ended December 31, 2018, income tax expense was $1.7 million compared with $1.9 million for the year ended December 31, 2015.    Uniti’s effective tax rate for the year ended December 31, 2018 was 30.4% on income before income taxes as compared to 38.0% for the year ended December 31, 2017. The reduction in the effective tax rate was due to the reduction in the Federal corporate tax rate from 35% to 21%.

Impact of Inflation

Uniti’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Uniti’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Uniti’s total assets increased $26.2 million, or 8.2%, from $319.5 million at December 31, 2017, to $345.7 million at December 31, 2018. The increase in total assets was primarily from increases of $31.1 million in net loans, along with $2.6 in Federal Funds Sold, partially offset by a decrease in loans held for sale of $6.1 million and investments of $1.3 million. Total liabilities increased $22.2 million, or 8.1%, from $275.8 million at December 31, 2017 to $298.0 million at December 31, 2018. The increase in total liabilities was primarily from increase in total deposits of $21.8 million. Total stockholders’ equity increased $4.0 million, or 9.2%, from $43.7 million at December 31, 2017 to $47.7 million at December 31, 2018. The increase in total stockholders’ equity was primarily from net income of $3.8 million.

Loan Portfolio

Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. At December 31, 2018, gross loans held for investment totaled $269.5 million, an increase of $30.4 million, or 12.7%, compared with $239.1 million as of December 31, 2017

Uniti’s loan portfolio consists of various types of loans, most of which are made to borrowers located in or near the southern California region. Although the portfolio is diversified and generally secured by various types of collateral, the majority of Uniti’s loan portfolio consists of real estate loans, including collateral for both commercial real estate and residential real estate. As of December 30, 2018, there was a concentration of loans to the real estate sector totaling 82.8% of the loan portfolio, among which 85.1% are commercial real estate as collateral and 14.9% are residential real estate as collateral.

At December 31, 2018, total loans were 91.1% of deposits and 77.9% of total assets. At December 31, 2017, total loans were 87.2% of deposits and 74.8% of total assets.

Uniti Bank provides loans for commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner occupied commercial properties), term loans, equipment financing, acquisition, expansion and development loans, SBA loans, letters of credit and other loan products to real estate investors, manufacturing and industrial companies and other businesses. The types of loans made to consumers include installment loans, unsecured, and secured personal loans.

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The following table summarizes Uniti’s loan portfolio by type of loan as of the dates indicated:

Composition of Loan Portfolio

	December 31,
	2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate	$223,206	81.6%	$190,745	76.5%	$145,079	72.4%	$121,998	75.9%	$107,064	79.5%
Commercial	46,237	16.9%	48,382	19.4%	45,496	22.7%	32,350	20.1%	25,272	18.8%
Consumer and Other	47	0.0%	19	0.0%	36	0.0%	254	0.2%	157	0.1%
Total Loans Held for Investment	269,490	98.6%	239,146	96.0%	190,611	95.2%	154,602	96.2%	132,493	98.4%
Total Loans held for Sale	3,949	1.4%	10,083	4.0%	9,708	4.8%	6,059	3.8%	2,209	1.6%
Total Loans	$273,439	100%	$249,229	100%	$200,319	100%	$160,661	100%	$134,702	100%
Total Loans (Net of Allowance)	$270,046		$245,645		$196,622		$156,588		$129,145

Real Estate: Real estate loans include all loans secured by nonfarm nonresidential properties, and residential properties. Uniti’s real estate loans were $223.2 million at December 31, 2018, an increase of $32.5 million, or 17.0%, compared to December 31, 2017. The increase in real estate loans was driven by the focused efforts of Uniti’s lenders, new loan originations, and debt reorganization by customers to more favorable terms and conditions.

Commercial: Commercial loans include loans used to purchase fixed assets, to provide working capital, or meet other financing needs of the business. Uniti’s commercial and industrial portfolio totaled $46.2 million at December 31, 2018, a decrease of $2.1 million, or 4.4%, compared to December 31, 2017. The decrease in commercial and industrial loans was largely attributable to decrease demand for commercial credit.

Other loans are primarily daily overdraft balance. This loan pool forms an immaterial portion of Uniti’s overall loan portfolio.

The contractual maturity ranges of loans in Uniti’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2018 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of December 31, 2018
	One year or less	After one year through five years	After five years	Total
	(Dollars in thousands)
Real Estate	$11,574	$98,085	$113,547	$223,206
Commercial	21,668	11,550	13,019	46,237
Consumer and other	47	-	-	47
Loans Held for Sale	3,949	-	-	3,949
Total	$37,238	$109,635	$126,566	$273,439
Loans with a predetermined fixed interest rate	$4,022	$53,738	$2,743	$60,503
Loans with an adjustable/floating interest rate	33,216	55,897	123,823	212,936
Total	$37,238	$109,635	$126,566	$273,439

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Credit Quality Indicators

Uniti’s credit quality indicators consist of an internal grading system analysis used to assign grades to all loans. The grade for each individual loan is determined by the account officer and other approving officers at the time the loan is made and changed from time to time to reflect an ongoing assessment of loan risk. Grades on specific loans rated moderate or greater are reviewed monthly. The following categories of credit quality are used by Uniti.

Pass: Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention: Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired: A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

For additional discussion of Uniti’s allowance policy please see Notes A and C to Uniti’s Consolidated Financial Statements for the year ended December 31, 2018 beginning on page F-9 of this proxy statement/prospectus.

The risk category of loans by class of loans is as follows as of December 31, 2018 and December 31, 2017:

Risk Category of Loans by Class

		Special
December 31, 2018	Pass	Mention	Substandard	Impaired	Total
	(Dollars in thousands)
Real Estate	$219,109	$1,276	$2,821	$-	$223,206
Commercial	45,227	821	189	-	46,237
Consumer and Other	47	-	-	-	47
Total Loans Held for Investment	264,383	2,097	3,010	-	269,490
Loans Held for Sale	3,949	-	-	-	3,949
Total Loans	$268,332	$2,097	$3,010	$-	$273,439
December 31, 2017
Real Estate	$187,581	$1,688	$537	$939	$190,745
Commercial	47,821	281	280	-	48,382
Consumer and Other	19	-	-	-	19
Total Loans Held for Investment	235,421	1,969	817	939	239,146
Loans Held for Sale	10,083	-	-	-	10,083
Total Loans	$245,504	$1,969	$817	$939	$249,229

At December 31, 2018, loans considered pass rated credits were 98.1% of total loans, down from 98.5% of total loans at December 31, 2017. Classified loans were $3.0 million at December 31, 2018, an increase of $1.2 million, from $1.8 million at December 31, 2017. The increase in classified loans was related to the addition of one commercial real estate loan relationship during the twelve month period ended December 31, 2018.

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Nonperforming Assets

The following table presents information regarding nonperforming assets at the dates indicated:

Nonperforming Assets

	December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Nonaccrual Loans	$-	$728	$726	$1,177	$2,008
Restructured Loans*	-	211	-	150	40
Other Real Estate Owned	114	-	-	-	-
Total Nonperforming Assets	$114	$939	$726	$1,327	$2,048
Ratios
Nonperforming Assets to Total Assets	0.03%	0.29%	0.28%	0.57%	1.08%
Nonperforming Assets to Total Loans plus OREO	0.04%	0.39%	0.38%	0.86%	1.55%
* Accruing restructured loans

Nonperforming assets include loans on nonaccrual status, accruing loans 90 or more days past due, restructured but performing and other real estate acquired through foreclosure. Uniti had no accruing loans 90 or more days past due at the dates reported in the above table. See the “Critical Accounting Policies” section for information regarding the review of loans for determining the allowance for loan loss and impairment.

Generally, loans are designated as nonaccrual when either principal or interest payments are 90 days or more past due based on contractual terms, unless the loan is well secured and in the process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed against income. Future interest income may be recorded on a cash basis after recovery of principal is reasonably assured. Nonaccrual loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Uniti had no nonperforming loans at December 31, 2018, compared with $939 thousand at December 31, 2017. Uniti had one OREO property as of December 31, 2018.

There are several procedures in place to assist in maintaining the overall quality of Uniti’s loan portfolio. Uniti has established underwriting guidelines to be followed by lenders, and also monitor delinquency levels for any negative or adverse trends. In accordance with applicable regulation, appraisals or evaluations are required to independently value real estate and, as an important element, to consider when underwriting loans secured in part or in whole by real estate. The value of real estate collateral provides additional support to the borrower’s credit capacity. There can be no assurance; however, that Uniti’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions

Potential Problem Loans

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the borrower’s ability to comply with repayment terms because of the borrower’s potential financial difficulties. Potential problem loans are assigned a grade of substandard. At December 31, 2018, Uniti had $3.0 million in potential problem loans which were not included in either non-accrual or 90 days past due categories, compared to $1.0 million at December 31, 2017.

With respect to potential problem loans, all monitored and under-performing loans are reviewed and evaluated to determine if they are impaired. If it is determined that a loan is impaired, then Uniti evaluates the borrower’s overall financial condition to determine the need, if any for possible write downs or appropriate additions to the allowance for loan losses based on the unlikelihood of full repayment of principal and interest in accordance with the contractual terms or the net realizable value of the pledged collateral.

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Allowance for Loan Losses

For additional discussion of Uniti’s allowance policy, please see Notes A and C to Uniti’s Consolidated Financial Statements for the year ended December 31, 2018 beginning on page F-9 of this proxy statement/prospectus.

In connection with Uniti’s review of the loan portfolio, risk elements attributable to particular loan types or categories are considered when assessing the quality of individual loans. Some of the risk elements include:

•	Commercial and industrial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial and industrial loans are advanced for business/equipment purchases, to provide working capital, or meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment, or other business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

•	Commercial real estate loans are dependent on the industries tied to these loans as well as the local commercial real estate market. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the project’s cash flows is performed to evaluate the borrower’s ability to repay the loan at the time of origination and periodically updated during the life of the loan. Residential real estate loans are affected by the local residential real estate market, the local economy, and movement in interest rates. An evaluation of the borrower’s repayment ability is also performed through a review of credit reports and debt to income ratios. Appraisals are obtained to support the loan amount.

•	Consumer loans are dependent on the local economy. Consumer loans are generally secured by consumer assets, but may be unsecured. An evaluation of the borrower’s repayment ability is also performed through a review of credit scores and an evaluation of debt to income ratios.

The allowance for loan losses on unimpaired loans totaled $3.4 million, or 1.3% of the $269.5 million in unimpaired loans at December 31, 2018, compared to an allowance for loan losses of $3.6 million, or 1.5% of the $238.2 million in unimpaired loans at December 31, 2017. The decrease in the allowance for loan losses allocated to unimpaired loans as a percentage of total unimpaired loans principally reflect management’s evaluation of current environmental conditions and growth of Uniti’s loan portfolio. Also considered by management in evaluating the allowance for loan losses are applied loss factors which are based in part on historical loss experience.

Annualized net charge offs as a percentage of average loans was 0.08% for the year ended December 30, 2018, as compared to 0.05% for the year ended December 31, 2017. Annualized net charge offs was $191 thousand for the year ended December 31, 2018, as compared to net charge offs of $113 thousand for the year ended December 31, 2017.

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The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

Allocation of Allowance for Loan Losses

	December 31,
	2018		2017		2016		2015		2014
	Amount	% of Total Allowance	Amount	% of Total Allowance	Amount	% of Total Allowance	Amount	% of Total Allowance	Amount	% of Total Allowance
	(Dollars in thousands)
Balance of Allowance for Loan Losses Applicable to:
Real Estate	$2,895	85.33%	$2,953	82.40%	$2,994	80.98%	$3,582	87.95%	$4,909	88.34%
Commercial	498	14.67%	631	17.60%	703	19.02%	491	12.05%	648	11.66%
Consumer and Others	-	0.00%	-	0.00%	-	0.00%	-	0.00%	-	0.00%
Allowance for Loan Losses at the End of the Period	$3,393	100.00%	$3,584	100.00%	$3,697	100.00%	$4,073	100.00%	$5,557	100.00%

Management believes that the allowance for loan losses at December 31, 2018 was adequate to cover probable losses in the loan portfolio as of such date. There can be no assurance, however, that Uniti will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2018.

Analysis of the Allowance for Loan Losses

	2018	2017	2016	2015	2014
	(Dollars in thousands)
Allowance for Loan Losses at the Beginning of the Period	$3,584	$3,697	$4,073	$5,557	$6,297
Provision for Loan Losses (Benefit)	-	-	(600)	(1,830)	(1,000)
Charge-offs:
Real Estate	(148)	-	-	(480)	(20)
Commercial	(200)	(312)	-	-	(55)
Consumer and Others		-		-	-
Total Charge-offs	(348)	(312)	-	(480)	(75)
Recoveries:
Real Estate	120	44	163	398	98
Commercial	36	154	61	422	237
Consumer and Others	-	1	-	6	-
Total Recovery	157	199	224	826	335
Net Recoveries/(Charge-offs)	(191)	(113)	224	346	260
Allowance for Loan Losses at the End of the Period	$3,393	$3,584	$3,697	$4,073	$5,557
Ratio of Allowance to Period-ended Loans	1.26%	1.50%	1.94%	2.63%	4.19%
Annualized Ratio of Net Charge-offs/(Recoveries) to Average Loans, Net	0.08%	0.05%	(0.13)%	(0.24)%	(0.23)%

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Securities

Uniti uses its securities portfolio to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, and to meet pledging requirements. At December 31, 2018, the carrying amount of debt securities totaled $5.4 million, a decrease of $1.3 million, or 19.4%, compared with December 31, 2017.

At the date of purchase, debt securities are classified into one of two categories, held-to-maturity or available-for-sale. Uniti does not purchase securities for trading purposes. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and carried at cost, adjusted for the amortization of premiums and the accretion of discounts, in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Debt securities not classified as held-to-maturity are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized.

The bank had no held-to-maturity securities at December 31, 2018 or December 31, 2017.

The follow table summarizes the carrying amount of available for sale securities and their approximate fair value as of the dates shown:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2018	Cost	Gains	Losses	Value
	(Dollars in thousands)
Available-for-Sale Securities:
U.S. Government - Sponsored
Enterprise Securities	$2,999	$-	$(45)	$2,954
SBA - Guaranteed Development
Corporation Participation Certificates	887	-	(9)	878
Collateralized Mortgage Obligations	1,553	2	(23)	1,532
	$5,439	$2	$(77)	$5,364
December 31, 2017
Available-for-Sale Securities:
U.S. Government – Sponsored
Enterprise Securities	$3,999	$-	$(45)	$3,954
SBA - Guaranteed Development
Corporation Participation Certificates	933	-	(9)	924
Collateralized Mortgage Obligations	1,777	1	(5)	1,773
	$6,709	$1	$(59)	$6,651
December 31, 2016
Available-for-Sale Securities:
U.S. Government - Sponsored
Enterprise Securities	$3,999	$-	$(34)	$3,965
SBA - Guaranteed Development
Corporation Participation Certificates	1,264	-	(10)	1,254
Collateralized Mortgage Obligations	2,007	-	(12)	1,995
	$7,270	$-	$(56)	$7,214

At December 31, 2018 and December 31, 2017, Uniti owned no securities with an aggregate adjusted cost exceeding 10% of the consolidated stockholders’ equity at the reporting dates noted.

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The following tables summarize the contractual maturity of debt securities and their weighted average yields as of December 31, 2018 and December 31, 2017. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Available for sale securities are shown at amortized cost, adjusted for the unrealized gains and losses.

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through 10 Years		Due after 10 Years		Total
December 31, 2018	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield
Available-for-Sale Securities:
U.S. Government - Sponsored
Enterprise Securities	$1,980	1.28%	$974	2.21%	$-	-	$-	-	$2,954	1.59%
SBA - Guaranteed Development
Corporation Participation Certificates	-	-	-	-	-	-	878	2.71%	878	2.71%
Collateralized Mortgage Obligations	-	-	781	2.75%	-	-	751	3.09%	1,532	2.92%
	$1,980	1.28%	$1,755	2.45%	$-	-	$1,629	2.89%	$5,364	2.15%

____________________________

(1)	The calculated yield is presented on a tax equivalent basis.

Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Ginnie Mae, Fannie Mae and Freddie Mac. Unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Premiums and discounts on mortgage-backed securities are amortized and accreted over the expected life of the security and may be impacted by prepayments. As such, mortgage-backed securities which are purchased at a premium will generally produce decreasing net yields as interest rates drop because home owners tend to refinance their mortgages resulting in prepayments and an acceleration of premium amortization. Securities purchased at a discount will reflect higher net yields in a decreasing interest rate environment as prepayments result in an acceleration of discount accretion.

The contractual maturity of mortgage-backed securities is not a reliable indicator of their expected lives because borrowers have the right to prepay their obligations at any time. Monthly pay downs on mortgage-backed securities cause the average lives of these securities to be different than their stated lives.

Deposits

Uniti’s lending and investing activities are primarily funded by deposits. A variety of deposit accounts are offered with a wide range of interest rates and terms including demand, savings, money market and time deposits. Uniti relies primarily on competitive pricing policies, convenient locations, comprehensive marketing strategy and personalized service to attract and retain these deposits.

The following table shows Uniti’s composition of deposits at December 31, 2018 and December 31, 2017:

Composition of Deposits

	December 31, 2018		December 31, 2017
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousand)
Noninterest-bearing Demand	$141,360	47.77%	$134,424	49.03%
Savings, NOW and Money Market Accounts	56,716	19.16%	69,473	25.34%
Time Deposits Under $100,000	12,111	4.09%	9,713	3.54%
Time Deposits $100,000 and Over	85,756	28.98%	60,580	22.09%
Total Deposits	$295,943	100.00%	$274,190	100.00%

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Total deposits at December 31, 2018 were 295.9 million, an increase of $21.8 million, or 7.9%, compared to total deposits of $274.2 million at December 31, 2017. The increase in total deposits is primarily due to the increase in non-interest-bearing demand deposits of $6.9 million, or 5.2%; and the increase in time deposits of $27.6 million, or 39.2%, partially offset by a decrease in interest-bearing non-maturing deposits of $12.8 million or 18.4%. The increase in non-interest-bearing demand deposits is primarily due to normal business development effort. The increase in time deposits and the decrease in non-maturing deposits are primarily due to the increase in interest rates and increase the margin between non maturing deposit rates and time deposit rates and therefore, provide additional incentive for customer transferred the deposit to time deposit products.

The following table indicates the amount of certificates of deposit by time remaining until maturity at December 31, 2018. Jumbo certificates of deposit require minimum deposits of $100,000.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)

Certificates of deposit less than $100,000	$3,543	$2,414	$5,422	$732	$12,111
Certificates of deposit of $100,000 or more	21,948	12,402	45,524	882	80,756
Public funds(1)	5,000	-	-	-	5,000
Total Certificates of Deposit	$30,491	$14,816	$50,946	$1,614	$97,867

(1) Deposits from government and other public entities.

Other Borrowed Funds

Uniti utilizes borrowings to supplement deposits to fund its lending and investing activities. Short-term borrowings and long-term borrowings include federal funds purchased and FHLB advances, and a bank stock loan.

FHLB advances: FHLB advances include fixed and variable rate Line of Credit advances. Each advance is payable in full at maturity and may contains prepayment penalties. At December 31, 2018 and December 31, 2017, Uniti had no advances outstanding. FHLB borrowings are used for operational liquidity needs for originating and purchasing loans, purchasing investments and general operating cash requirements. Uniti’s FHLB borrowings were collateralized by certain qualifying loans totaling $125.8 million at December 31, 2018. Based on this collateral and FHLB financing availability, Uniti was eligible to borrow up to $81.9 million at December 31, 2018. As of December 31, 2018, Uniti had a $5.5 million outstanding letter of credit under this arrangement pledged to the State of California for it Time Deposit program.

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Liquidity and Capital Resources

Liquidity

Market and public confidence in Uniti’s financial strength and financial institutions in general will largely determine access to appropriate levels of liquidity. This confidence is significantly dependent on Uniti’s ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for future funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Uniti measures its liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily, weekly, and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations in a cost-effective manner and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, Uniti focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet its needs.

During the year ended December 31, 2018 and December 31, 2017, Uniti’s liquidity needs have been met by core deposits, security and loan maturities and amortizing investment and loan portfolios.

Uniti’s largest sources of funds are deposits and FHLB borrowings, and largest uses of funds are loans and securities. Average net loans were $254.0 million for the year ended December 31, 2018, an increase of 12.4% over December 31, 2017 average balance. Excess deposits are primarily invested in interest-bearing deposit accounts with various FDIC insured institutions, investment securities, federal funds sold or other short-term liquid investments until the funds are needed to fund loan growth. Uniti’s securities portfolio has a weighted average life of 3.2 years and a modified duration of 2.8 years at December 31, 2018.

Cash and cash equivalents were $62.7 million at December 31, 2018, an increase of $3.1 million from the $59.6 million cash and cash equivalents at December 31, 2017. The net cash provided by operating activities of $11.6 million and the net cash provided by financing activity of $21.9 million was partially offset by net cash used by investing activities of $30.4 million. Uniti believes that its daily funding needs can be met through cash provided by operating activities, payments and maturities on loans and investment securities, core deposit base and FHLB advances and other borrowing relationships.

Off-Balance Sheet Items

In the normal course of business, Uniti enters into various transactions, which, in accordance with GAAP, are not included in the consolidated balance sheets. These transactions are entered into to meet the financing needs of Uniti’s customers. These transactions include commitments to extend credit and standby and commercial letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments.

Uniti’s commitments associated with outstanding standby and performance letters of credit, recourse commitments on sold loan exposures, and commitments to extend credit by year ended December 31, 2018 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

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Credit Extensions Commitments

As of December 31, 2018

	1 Year or Less	More Than 1 Year but Less Than 3 Years	More Than 3 Year but Less Than 5 Years	5 Year or More	Total
	(Dollars in thousands)
Commitments to Extend Credit	$29,120	$2,084	$4	$770	$31,979
Standby Letters of Credit	820	-	-	-	820
Other Commercial Letters of Credit	145	-	-	-	145
	$30,000	$2,084	$-	$770	$32,944

Standby and Performance Letters of Credit: Standby letters of credit are irrevocable commitments issued to guarantee the performance of a customer to a third party once specified pre-conditions are met. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to Extend Credit: Commitments to originate loans and available lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments and lines of credit may expire without being drawn upon, the total commitment and lines of credit amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include agricultural products, agricultural real estate, accounts receivable, inventory, equipment, and commercial real estate.

Capital Resources

Capital management consists of providing equity to support current and future operations. The federal bank regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. As a bank holding company and an FDIC insured institutions, Uniti and Uniti Bank are subject to regulatory capital requirements.

Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that as of December 31, 2018 and December 31, 2017, Uniti and Uniti Bank met all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and acquisitions, and capital restoration plans are required.

Failure to meet capital guidelines could subject the institution to a variety of enforcement remedies by federal bank regulatory agencies, including termination of deposit insurance by the FDIC, restrictions on certain business activities and appointment of the FDIC as conservator or receiver. As of December 31, 2018, the most recent notifications from the federal regulatory agencies categorized Uniti Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Uniti Bank must maintain minimum total capital, Tier 1 capital, Common Equity Tier 1 capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Uniti Bank’s category.

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Total stockholders’ equity was $47.7 million at December 31, 2018, an increase of $4.0 million, or 9.2%, compared with December 31, 2017. The increase was primarily attributable to income of $3.8 million.

In July 2013, the federal banking agencies published final rules establishing a new comprehensive capital framework for U.S. banking organizations. These rules became effective as applied to Uniti Bank on January 1, 2015, with certain of the requirements phase- in over a multi-year schedule and fully phased in by January 1, 2019. Beginning in January 2016, the implementation of the capital conservation buffer was effective for Uniti Bank starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on Uniti Bank’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The following table provides a comparison of Uniti and Uniti Bank’s capital amounts and ratios as of December 31, 2018 to the minimum and well-capitalized regulatory standards.

Capital Adequacy Analysis

			Amount of Capital Required
					To Be Well-
					Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar in thousands)
As of December 31, 2018:
Total Capital (to Risk-Weighted Assets)
Company	$50,718	19.0%	$21,349	8.0%	N/A	N/A
Bank	$46,698	17.5%	$21,349	8.0%	$26,686	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$47,380	17.8%	$16,012	6.0%	N/A	N/A
Bank	$43,360	16.2%	$16,012	6.0%	$21,349	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$47,380	17.8%	$12,009	4.5%	N/A	N/A
Bank	$43,360	16.2%	$12,009	4.5%	$17,346	6.5%
Tier 1 Capital (to Average Assets)
Company	$47,380	13.6%	$13,909	4.0%	N/A	N/A
Bank	$43,360	12.5%	$13,825	4.0%	$17,282	5.0%
As of December 31, 2017:
Total Capital (to Risk-Weighted Assets)
Company	$46,088	18.4%	$20,064	8.0%	N/A	N/A
Bank	$41,650	16.6%	$20,032	8.0%	$25,041	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$42,945	17.1%	$15,048	6.0%	N/A	N/A
Bank	$38,511	15.4%	$15,024	6.0%	$20,032	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$42,945	17.1%	$11,286	4.5%	N/A	N/A
Bank	$38,511	15.4%	$11,268	4.5%	$16,276	6.5%
Tier 1 Capital (to Average Assets)
Company	$42,945	14.2%	$12,127	4.0%	N/A	N/A
Bank	$38,511	12.7%	$12,114	4.0%	$15,142	5.0%

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Quantitative and Qualitative Disclosures About Market Risk

Uniti manages market risk, which for Uniti primarily interest rate risk is related to the operations of its subsidiary bank, through the Asset-Liability Committee of Uniti Bank. This committee is composed of certain members of the Uniti Bank board in accordance with asset liability and funds management policies approved by the full board of Uniti Bank.

Uniti Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

Management utilizes static balance sheet rate shocks to estimate the potential impact on various rate scenarios. This analysis estimates a percentage of change in the metric from the stable rate base scenario versus alternative scenarios of rising and falling market interest rates by instantaneously shocking a static balance sheet. The following table summarizes the simulated immediate change in net interest income for twelve months as of the dates indicated:

Market Risk

	Impact on Net Interest Income
Change in Prevailing Interest Rates	December 31, 2018	December 31, 2017
+300 basis points	32.56%	35.56%
+200 basis points	21.63%	23.61%
+100 basis points	10.78%	11.75%
Base Case	-	-
-100 basis points	-10.73%	-12.31%

	Impact on Economic Value of Equity
Change in Prevailing Interest Rates	December 31, 2018	December 31, 2017
+300 basis points	14.56%	15.29%
+200 basis points	9.93%	10.31%
+100 basis points	5.08%	5.17%
Base Case	-	-
-100 basis points	-5.40%	-5.98%

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

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Description of BayCom Capital Stock

The following briefly summarizes the material terms of BayCom’s capital stock. In connection with this summary, we urge you to read BayCom’s articles of incorporation and bylaws in their entirety, copies of which have been filed with the SEC and are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information.”

BayCom’s articles authorize the issuance of up to 100,000,000 shares of common stock, no par value, and up to 10,000,000 shares of preferred stock, no par value. At December 31, 2018, BayCom had issued and outstanding 10,869,275 shares of common stock, and no shares of preferred stock.

Common Stock

Governing Documents.   Holders of shares of BayCom common stock have the rights set forth in its articles, bylaws and California law.

Dividends and Distributions.   The payment of dividends is subject to the restrictions set forth in the CGCL. The CGCL provides that neither a company nor any of its subsidiaries shall make any distribution to its shareholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of  (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount, or (ii) immediately after the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.

Further, it is the policy of the Federal Reserve that bank holding companies, such as BayCom, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.

Holders of BayCom common stock may receive dividends when, as and if declared by its board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. BayCom has not paid any cash dividends since inception and has instead retained earnings for the purpose of increasing capital to support growth. The payment of dividends by BayCom will depend on the company’s net income, financial condition, regulatory requirements and other factors, including the results of the Bank’s operations. BayCom intends to continue to follow its existing policy of retaining earnings to increase capital for future growth and does not anticipate paying cash dividends in the foreseeable future.

Ranking.   BayCom’s common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of BayCom to all other securities and indebtedness of BayCom.

Upon any voluntary or involuntary liquidation, dissolution or winding up of BayCom, the holders of its common stock are entitled to share equally, on a per share basis, in all of BayCom’s assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

Conversion Rights.  BayCom’s common stock is not convertible into any other shares of our capital stock.

Preemptive Rights.   Holders of BayCom common stock do not have any preemptive rights.

Voting Rights.   The holders of BayCom common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of BayCom common stock are entitled to cumulative voting rights with respect to the election of directors. This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present. This means the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are elected as directors.

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Redemption.   BayCom has no obligation or right to redeem its common stock.

Stock Exchange Listing.   BayCom’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML.”

Preferred Stock

Upon authorization of BayCom’s board of directors, BayCom may issue shares of one or more series of its preferred stock from time to time. BayCom’s board of directors may, without any action by holders of common stock and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

BayCom may issue shares of, or rights to purchase shares of, one or more series of its preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire BayCom; or

•	facilitate a particular business combination involving BayCom. Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of BayCom’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over our then market price.

Anti-Takeover Considerations and Special Provisions of Our Articles, Bylaws and California Law

California law, federal banking regulations and certain provisions of our articles and bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. BayCom believes that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Federal Banking Regulations.   Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. Acquisition of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock following completion of this offering, generally creates a rebuttable presumption that the acquirer “controls” the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including our bank.

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California Law.   Under the CGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. BayCom’s articles of incorporation and bylaws do not set higher limits.

BayCom is subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an “interested person” makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls BayCom, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person”, BayCom receives a subsequent offer from a neutral third party, then BayCom must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.

Authorized But Unissued Capital Stock.   As of the date of this proxy statement/prospectus, BayCom has [•] shares of authorized but unissued common stock, of which BayCom has reserved [•] shares to be utilized for awards that remain available for grant and issuance under its 2017 Omnibus Equity Incentive Plan and up to 1,196,242 shares may be issued to Uniti shareholders upon the closing of the merger. BayCom also has 10,000,000 shares of authorized but unissued preferred stock, and its board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by the board of directors to make it more difficult or to discourage an attempt to obtain control of BayCom through a merger, tender offer, proxy contest or otherwise.

Limitation on Right to Call a Special Meeting of Shareholders.  BayCom’s bylaws provide that special meetings of shareholders may only be called by our board, the chairperson of our board, or our president or by the holders of not less than 10% of our outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Advance Notice Provisions.   Additionally, BayCom’s bylaws provide that nominations for directors must be made in accordance with the provisions of its bylaws, which generally require, among other things, that such nominations be provided in writing to BayCom’s president by the later of: (i) the close of business 21 days prior to the meeting of shareholders called for the election of directors, or (ii) 10 days after the date of mailing of the notice of meeting to shareholders, and that the notice to BayCom’s president contain certain information about the shareholder and the director nominee.

Filling of Board Vacancies; Removals.   Any vacancies in BayCom’s board of directors and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the next annual meeting and until the director’s successor has been elected and qualified. However, a vacancy created on the board by the removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon.

New or Amendment of the Bylaws.   New bylaws may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. BayCom’s bylaws also provide that except for changing the range of directors which is currently set at five (5) to nine (9), the bylaws may be altered, amended or repealed by its board without prior notice to or approval by BayCom’s shareholders, except as otherwise may be required by California law.

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Voting Provisions.   BayCom’s articles do not provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, BayCom will not be able to consummate a change in control transaction or sell all or substantially all of its assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least a majority of the voting power of all outstanding capital stock entitled to vote thereon.

Elimination of Liability and Indemnification.   BayCom’s articles of incorporation eliminate the personal liability of our directors for monetary damages to the fullest extent permitted under California law. A director’s liability, however, is not eliminated with respect to (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders; (vi) transactions between the corporation and a director who has a material financial interest in such transaction; and (vii) liability for improper distributions, loans or guarantees. BayCom’s articles of incorporation and bylaws also provide, among other things, for the indemnification of its directors, officers and agents, and authorizes its board of directors to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by the individual while acting for BayCom within the scope of his or her employment (subject to certain limitations). It is the policy of BayCom’s board of directors that its directors, officers and agents shall be indemnified to the maximum extent permitted under applicable law and BayCom’s articles of incorporation and bylaws, and BayCom has obtained director and officer liability insurance covering all of BayCom’s and the Bank’s officers and directors.

Transfer Agent

BayCom’s transfer agent is OTR Transfer, Inc. The transfer agent’s address is 1001 SW Fifth Ave, Ste 1230, Portland, Oregon 97204-1143 and the telephone number is (503) 225-0375.

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Comparison of RIGHTS OF Uniti COMMON SHARES AND BAYCOM COMMON SHARES

When the merger becomes effective, shareholders of Uniti who receive shares of BayCom common stock in exchange for their shares of Uniti common stock will become shareholders of BayCom. BayCom is a California corporation and the rights of BayCom shareholders are governed by the CGCL, as well as the BayCom articles of incorporation and the BayCom bylaws. Uniti is a California corporation, and its shareholders' rights are governed by the CGCL and the Uniti articles of incorporation and Uniti bylaws. You are urged to read carefully the relevant provisions of the CGCL, as well as BayCom’s and Uniti’s governing documents. To find out where copies of these documents can be obtained, see “Where You Can Find Additional Information.”

After the merger, as BayCom shareholders, the rights of former Uniti shareholders will be governed by the BayCom articles of incorporation, the BayCom bylaws and the CGCL. The following is a summary of material differences between the rights of holders of BayCom common stock and holders of Uniti common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BayCom common stock and holders of Uniti common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of BayCom and Uniti, and other known material differences. For more detailed information with respect to BayCom, see "Description of BayCom Capital Stock" beginning on page [•].

Uniti	BayCom

Authorized Capital Stock

Uniti's articles of incorporation state that the authorized capital stock of Uniti consists of 40,000,000 shares of common stock, without par value, and 4,000,000 shares of preferred stock, without par value. As of [Record Date] there were 15,415,587 shares of Uniti common stock outstanding. No shares of Uniti preferred stock are issued and outstanding or reserved for issuance. Subject to compliance with the CGCL, Uniti's articles of incorporation and bylaws, the Uniti board of directors may authorize the issuance of additional shares of authorized common stock and preferred stock.	BayCom's articles of incorporation states that the authorized capital stock of BayCom consists of 100,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. As of [•], 2019 there were [•] shares of BayCom common stock outstanding. No shares of BayCom preferred stock are issued and outstanding or reserved for issuance. Subject to compliance with the CGCL, BayCom's articles of incorporation and bylaws, the BayCom board of directors may authorize the issuance of additional shares of authorized common stock and preferred stock.

Voting Rights

Holders of Uniti common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder chooses.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may then cumulate their votes for candidates in nomination.

In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Each BayCom shareholder entitled to vote is entitled to one vote for each share held on each matter submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder chooses.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may then cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

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Uniti	BayCom

Number of Directors

Uniti’s bylaws state that the number of directors that may serve on Uniti’s board of directors cannot be less than seven nor more than thirteen until changed by an amendment of the articles or a bylaw amendment. The exact number of directors shall be fixed from time to time by a bylaw or amendment thereof or by a resolution duly adopted by a vote of a majority of the shares entitled to vote represented at a duly held meeting at which quorum is present, by the written consent of the holders of a majority of the outstanding share entitled to vote, or by a resolution duly adopted by the board of directors.	BayCom’s bylaws state that the number of directors that may serve on BayCom’s board of directors cannot be less than five nor more than nine until changed by an amendment of the articles or a bylaw amendment duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The exact number of directors shall be fixed from time-to-time by a resolution adopted by BayCom’s board of directors or by a bylaw or an amendment of the bylaws adopted by a vote of a majority of the shares entitled to vote represented at a duly held meeting at which quorum is present, by the written consent of the holders of a majority of the outstanding share entitled to vote, or by shareholder approval by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The number of directors is fixed by the board of directors at eight, and there are currently eight members of the BayCom board of directors. Pursuant to the merger agreement, the directors of BayCom immediately prior to the effective time of the merger, will be the directors of BayCom following the closing of the merger.

Election of Directors

Uniti's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.	BayCom's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

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Uniti	BayCom

Classification of Board of Directors

Uniti's bylaws do not provide for a classified board of directors.	BayCom's bylaws do not provide for a classified board of directors.

Vacancies

Uniti's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. A vacancy created by the removal of a director shall be filled only by a person elected by a majority of the shareholders entitled to vote at a duly held meeting at which a quorum is present or by the unanimous written consent of the holders of the outstanding shares entitled to vote at such a meeting. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.	BayCom's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office until the next annual meeting of shareholders and until such director's successor is elected at an annual or special shareholders meeting. A vacancy created by the removal of a director shall be filled only by a person elected by a majority of the shareholders entitled to vote at a duly held meeting at which a quorum is present or by the unanimous written consent of the holders of the outstanding shares. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

Removal of Directors

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. In addition, the Board of Directors may declare vacant the office of a director who has been declared of unsound mind by a court order or convicted of a felony.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board of directors is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law. The Board of Directors may also declare vacant the office of a director who has been declared of unsound mind by a court order or convicted of a felony.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

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Uniti	BayCom

Nomination of Director Candidates by Shareholders

Uniti’s bylaws permit any shareholder entitled to vote at the election of directors at an annual meeting to nominate candidates for election as directors, if written notice is delivered to, or mailed and received at, the principal executive offices of Uniti not less than the 10th day following the day on which notice of the date of the scheduled annual meeting was mailed and no more than 60 days prior to any meeting of shareholders called for the election of directors. If fewer than 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be received by the president of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting.	BayCom's bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the president of the corporation by the later of 21 days prior to any meeting of shareholders called for election of directors or 10 days following the day on which the notice of meeting was mailed.

Shareholder Action Without a Meeting

Uniti's bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.	BayCom's bylaws provide that any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for election of directors to non-vacant positions.

Special Meetings of Shareholders

Uniti may call a special shareholders meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the Uniti shareholders entitled to cast not less than 10% of the votes at such a meeting.	BayCom may call a special shareholders meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the BayCom shareholders entitled to cast not less than 10% of the votes at such a meeting.

Indemnification of Directors and Officers

Uniti's articles of incorporation authorize BayCom to indemnify its directors, officers, employees and agents, through bylaw provisions, agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the limits set forth in Section 204 of the Corporations Code, with respect to actions for breach of duty to the Corporation and its shareholders.

Uniti's bylaws provide that Uniti will indemnify any director, officer, employee or agent who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, or proceeding against expenses, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any such proceeding, to the fullest extent permitted by law.

BayCom's articles of incorporation authorize BayCom to indemnify its directors, officers, employees and agents to the fullest extent permitted by California law.

BayCom's bylaws provide that BayCom will indemnify its directors, officers, employees and agents or any person serving at the request of BayCom as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding against all expenses, liabilities, losses, judgments, fines, ERISA excise taxes and penalties, settlements, any interest, assessments and other charges, incurred in connection with any such proceeding, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of such foregoing payments. Further, the bylaws provide that such indemnification shall be in excess of that expressly permitted by Section 317 of the Corporations Code.

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Uniti	BayCom

Amendments to Articles of Incorporation and Bylaws

Uniti’s bylaws generally may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote or by the written consent of the shareholders entitled to vote. A bylaw or amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the directors only for the purpose of fixing the exact number of directors.

Uniti’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

BayCom’s bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote. BayCom’s bylaws may be amended or repealed by the board of directors other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa.

BayCom’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

Dissenters’ Rights

Uniti does not have any capital stock outstanding that is listed on a national securities exchange and, therefore, all outstanding shares of the capital stock of Uniti generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote under the CGCL; provided, however, the California Financial Code provides that dissenters’ rights will not apply to shareholders of Uniti in a merger if Uniti was the surviving depository corporation. In addition, a business combination where Uniti shareholders possess more than 5/6 of the voting power of the surviving corporation will not require the vote of Uniti shareholders.	Under the California Corporations Code, because BayCom common stock is listed on a national securities exchange certified by the DBO, holders of BayCom common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight and cash in lieu of fractional shares.

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Dissenters’ Rights

The shares of Uniti common stock held by Uniti shareholders who do not vote their Uniti common stock in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the California Corporations Code will not be converted into the right to receive the merger consideration otherwise payable for Uniti common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of California Corporations Code.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the California Corporations Code. The full text of Sections 1300 through 1313 of the California Corporations Code is attached to this proxy statement/prospectus as Appendix C and is incorporated herein by reference. Appendix C should be reviewed carefully by any Uniti shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights. The following discussion is qualified in its entirety by Appendix C.

All references in Sections 1300 through 1313 of the California Corporations Code and in this summary to a “shareholder” are to the holder of record of Uniti common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in Uniti common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF UNITI COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the California Corporations Code, Uniti common stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

•	such dissenting shares must have been outstanding on the record date;

•	such dissenting shares must not have been voted in favor of the merger proposal;

•	the holder of such dissenting shares must timely make a written demand that Uniti repurchase such dissenting shares at fair market value (as defined below); and

•	the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

A vote “AGAINST” the merger proposal, or abstaining from voting, does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require Uniti to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter, referred to as the “fair market value.”

Within 10 days following approval of the merger proposal by Uniti shareholders, Uniti is required to mail a dissenter’s notice to each person who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger proposal;

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•	a statement of the price determined by Uniti to represent the fair market value of dissenting shares (which will constitute an offer by Uniti to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the California Corporations Code);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code.

Within 30 days after the date on which the notice of the approval of the merger proposal by the outstanding shares is mailed to dissenting shareholders, Uniti or its transfer agent must have received from any dissenting shareholder a written demand that Uniti repurchase such shareholder’s dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Uniti purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to Uniti or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Uniti purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Uniti purchase within 30 days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and Uniti certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

Uniti Financial Corporation

6301 Beach Boulevard

Buena Park, CA 90621

Attention: Corporate Secretary

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, Uniti and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If Uniti and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the Uniti common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Uniti and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of Uniti shares exceeds the price offered by Uniti in the notice of approval, then Uniti will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Uniti, then the court may in its discretion impose additional costs on Uniti, including attorneys’ fees, fees of expert witnesses and interest.

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Uniti shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their Uniti common stock determined under Chapter 13 of the California Corporations Code could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, Uniti reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Uniti shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Uniti shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any Uniti shareholder who fails to strictly comply with the requirements of Chapter 13 of the California Corporations Code, attached as Appendix C to this proxy statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the California Corporations Code, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as “dissenting shares,” and holders of dissenting shares cease to be entitled to require Uniti to purchase such shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the dissenting shares are transferred before their submission to Uniti for the required endorsement;

•	the dissenting shareholder and Uniti do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Uniti nor the shareholder files a complaint or intervenes in a pending action within six months after Uniti mails a notice that its shareholders have approved the merger; or

•	with Uniti’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by Uniti at the time of the special meeting to be voted for an adjournment, if deemed necessary, Uniti has submitted the adjournment proposal to its shareholders as a separate matter for their consideration.

Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

OTHER MATTERS

The Uniti board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

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LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for BayCom by Silver, Freedman, Taff & Tiernan LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for BayCom by Silver, Freedman, Taff & Tiernan LLP and for Uniti by Vavrinek, Trine, Day & Co., LLP.

Experts

The consolidated financial statements of BayCom Corp and subsidiary as of and for the year ended December 31, 2018 included in this proxy statement/prospectus, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of BayCom Corp and subsidiary as of December 31, 2017 and for each of the years in the two-year period ended December 31, 2017 and 2016 have been so included in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditor, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Uniti Financial Corporation and subsidiary as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 and 2017 have been so included in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditor, and upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

BayCom files annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains such reports, proxy statements and other information about public companies, including BayCom's filings, which can be accessed on the website free of charge. The internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by BayCom at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. BayCom's internet address is www.unitedbusinessbank.com. The information on BayCom's website is not part of this proxy statement/prospectus. You may obtain copies of the information that BayCom files with the SEC, free of charge, by accessing BayCom's website at www.unitedbusinessbank.com under the tab “About Us” and then "Investor Relations" and then under "Documents". Alternatively, these documents, when available, can be obtained free of charge from BayCom upon written request to BayCom Corp, Corporate Secretary, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596 or by calling (925) 476-1800.

If you would like to request documents, please do so by [•], 2019 to receive them before the Uniti special meeting.

Uniti does not have a class of securities registered under the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

If you are Uniti shareholder and have questions about the merger or submitting your proxy, or if you need additional copies of this proxy statement/prospectus or proxy cards, you should contact Uniti’s corporate secretary at:

Uniti Financial Corporation

6301 Beach Boulevard, Suite 100
Buena Park, California 90621
(714) 736-5700

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BayCom common stock is traded on the NASDAQ Global Select Market under the symbol “BCML,” and Uniti common stock is traded on the OTC Markets’ OTC Pink market under the symbol “UIFC.”

BayCom Corp has supplied all of the information contained in this proxy statement/prospectus relating to BayCom Corp and United Business Bank. Uniti Financial Corporation has supplied all of the information contained in this proxy statement/prospectus relating to Uniti Financial Corporation and Uniti Bank.

You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to Uniti stockholders in connection with the merger. Neither BayCom nor Uniti has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by BayCom of shares of BayCom common stock in connection with the merger will create any implication to the contrary.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
UNITI FINANCIAL CORPORATION

F-1

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders of

Uniti Financial Corporation and Subsidiary

Report on Financial Statements

We have audited the accompanying financial statements of Uniti Financial Corporation and Subsidiary, which are comprised of the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniti Financial Corporation and Subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Laguna Hills, California

February 14, 2019

The accompanying notes are an integral part of these consolidated financial statements.

F-2

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

ASSETS

	2018	2017

Cash and Due from Banks	$5,341,192	$4,840,023
Federal Funds Sold and Other Cash Equivalents	57,348,840	54,734,183
TOTAL CASH AND CASH EQUIVALENTS	62,690,032	59,574,206

Investment Securities Available for Sale	5,363,604	6,651,000

Loans Held For Sale	3,949,464	10,082,540

Loans:
Real Estate	223,205,657	190,745,487
Commercial	46,236,585	48,381,548
Consumer and Other	47,489	19,015
TOTAL LOANS	269,489,731	239,146,050
Deferred Loan Costs and Premiums, Net of Fees	1,278,957	732,388
Allowance for Loan Losses	(3,392,883)	(3,583,736)
NET LOANS	267,375,805	236,294,702

Federal Home Loan Bank Stock, at Cost	1,320,900	1,024,700
Premises and Equipment	788,732	1,066,120
Other Real Estate Owned	113,625	-
Deferred Tax Assets	52,111	615,191
Accrued Interest and Other Assets	4,098,450	4,216,236
	$345,752,723	$319,524,695

The accompanying notes are an integral part of these consolidated financial statements.

F-3

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

LIABILITIES AND SHAREHOLDERS' EQUITY

	2018	2017
Deposits:
Noninterest-bearing Demand	$141,360,023	$134,423,971
Savings, NOW and Money Market Accounts	56,715,730	69,472,943
Time Deposits Under $250,000	49,898,601	35,658,750
Time Deposits $250,000 and Over	47,968,797	34,634,143
TOTAL DEPOSITS	295,943,151	274,189,807

Accrued Interest and Other Liabilities	2,094,766	1,638,842
TOTAL LIABILITIES	298,037,917	275,828,649

Commitments and Contingencies - Notes D and J

Shareholders' Equity:
Preferred Stock - 4,000,000 Authorized, None Outstanding	-	-
Common Stock - No par value, 40,000,000 Shares Authorized;
Issued and Outstanding, 15,415,587 shares at December 31, 2018 and 15,355,587 shares at December 31, 2017	44,892,703	44,701,642
Retained Earnings (Deficit)	2,875,236	(965,042)
Accumulated Other Comprehensive Loss - Net Unrealized
Loss on Available-for-Sale Securities, net of tax of $22,235 and $17,021 at December 31, 2018 and 2017, respectively	(53,133)	(40,554)
TOTAL SHAREHOLDERS' EQUITY	47,714,806	43,696,046
	$345,752,723	$319,524,695

The accompanying notes are an integral part of these consolidated financial statements.

F-4

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
INTEREST INCOME
Interest and Fees on Loans	$14,689,781	$11,998,474
Interest on Investment Securities	118,350	106,719
Interest on Interest-Bearing Deposits in Other Banks	1,125,078	542,811
TOTAL INTEREST INCOME	15,933,209	12,648,004

INTEREST EXPENSE
Interest on Savings Deposits, NOW and Money Market Accounts	604,601	492,176
Interest on Time Deposits	1,494,006	672,533
TOTAL INTEREST EXPENSE	2,098,607	1,164,709
NET INTEREST INCOME	13,834,602	11,483,295

Provision for Loan Losses	-	-
NET INTEREST INCOME AFTER NEGATIVE PROVISION FOR LOAN LOSSES	13,834,602	11,483,295

NONINTEREST INCOME
Service Charges, Fees, and Other Income	783,680	716,963
Loan Servicing Income, net	864,588	767,589
Gain on the Sale of SBA Loans	1,564,806	2,578,300
Letters of Credit Related Fees	99,930	122,090
TOTAL NONINTEREST INCOME	3,313,004	4,184,942

NONINTEREST EXPENSE
Salaries and Employee Benefits	7,400,516	7,065,801
Occupancy and Equipment Expenses	1,072,608	973,118
Other Expenses	3,159,204	2,742,392
TOTAL NONINTEREST EXPENSE	11,632,328	10,781,311
INCOME BEFORE PROVISION FOR INCOME TAXES	5,515,278	4,886,926
Provision for Income Taxes	1,675,000	1,855,928
NET INCOME	$3,840,278	$3,030,998

NET INCOME PER SHARE - BASIC	$0.25	$0.21
NET INCOME PER SHARE - DILUTED	$0.24	$0.20

The accompanying notes are an integral part of these consolidated financial statements.

F-5

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Net Income	$3,840,278	$3,030,998

OTHER COMPREHENSIVE INCOME:
Unrealized (Loss) Gain on Securities Available for Sale	(17,793)	(1,799)
	(17,793)	(1,799)
Provision (Benefit) for Income Taxes:
Change in Net Unrealized (Loss) Gain	(5,214)	4,213
	(5,214)	4,213

TOTAL OTHER COMPREHENSIVE LOSS	(12,579)	(6,012)
TOTAL COMPREHENSIVE INCOME	$3,827,699	$3,024,986

The accompanying notes are an integral part of these consolidated financial statements.

F-6

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

				Accumulated
	Common Stock			Other
	Number of		Accumulated	Comprehensive
	Shares	Amount	Deficit	Income (Loss)	Total

Balance at January 1, 2017	13,549,920	$42,593,765	$(3,996,040)	$(34,542)	$38,563,183

Net Income	-	-	3,030,998	-	3,030,998

Stock-Based Compensation	-	119,398	-	-	119,398

Exercise of Stock Options	2,667	5,179	-	-	5,179

Exercise of Stock Warrants	1,803,000	1,983,300	-	-	1,983,300

Other Comprehensive Loss, Net of Taxes	-	-	-	(6,012)	(6,012)
Balance at December 31, 2017	15,355,587	44,701,642	(965,042)	(40,554)	43,696,046

Net Income	-	-	3,840,278	-	3,840,278

Stock-Based Compensation	-	84,861	-	-	84,861

Exercise of Stock Options	60,000	106,200	-	-	106,200

Other Comprehensive Loss, Net of Taxes	-	-	-	(12,579)	(12,579)
Balance at December 31, 2018	15,415,587	$44,892,703	$2,875,236	$(53,133)	$47,714,806

The accompanying notes are an integral part of these consolidated financial statements.

F-7

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
OPERATING ACTIVITIES
Net Income	$3,840,278	$3,030,998
Adjustments to Reconcile Net Income to Net Cash From Operating Activities:
Depreciation and Amortization	414,271	366,393
Stock-Based Compensation	84,861	119,398
Deferred Income Taxes	568,294	1,106,991
Proceeds from SBA Loans Sold	31,237,376	44,250,134
Originations of SBA Loans Held for Sale	(23,515,774)	(41,624,252)
Gain on Sale of SBA Loans	(1,564,806)	(2,578,300)
Other Items, net	578,233	608,038
NET CASH FROM OPERATING ACTIVITIES	11,642,733	5,279,400

INVESTING ACTIVITIES
Proceeds from Matured, Called or Pay Down of Available-for-Sale Securities	1,265,080	553,808
Net Increase in Loans	(31,218,448)	(50,494,521)
Purchase of Federal Home Loan Bank Stock	(296,200)	(72,600)
Purchases of Premises and Equipment, net	(136,883)	(941,037)
NET CASH FROM INVESTING ACTIVITIES	(30,386,451)	(50,954,350)

FINANCING ACTIVITIES
Net Increase in Deposits	21,753,344	50,606,703
Proceeds from Exercise of Stock Options and Warrants	106,200	1,988,479
NET CASH FROM FINANCING ACTIVITIES	21,859,544	52,595,182

INCREASE IN CASH AND CASH EQUIVALENTS	3,115,826	6,920,232
Cash and Cash Equivalents at Beginning of Year	59,574,206	52,653,974
CASH AND CASH EQUIVALENTS AT END OF YEAR	$62,690,032	$59,574,206

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,582,042	$1,069,157
Taxes Paid	$750,000	$1,055,000
Transfer of Loans to Other Real Estate Owned	$113,625	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-8

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements include the accounts of Uniti Financial Corporation ("UFC") and its wholly owned subsidiary, Uniti Bank ("Bank"), collectively referred to herein as the "Company". All significant intercompany transactions have been eliminated.

UFC has no significant business activity other than its investment in Uniti Bank. Accordingly, no separate financial information on UFC is provided.

Nature of Operations

Uniti Bank, a state chartered bank, generates commercial and consumer loans and receives deposits from customers, who are predominately small and middle-market businesses and individuals located primarily in Los Angeles and Orange Counties, California. The Bank has three branches located in Buena Park, Garden Grove, and Los Angeles, California. The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 14, 2019, which is the date the financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, deposits with other financial institutions with maturities under ninety days and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due from Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company complied with the reserve requirement as of December 31, 2018.

The Company maintains amounts due from banks which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

F-9

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Debt Securities

Debt securities are classified in three categories and accounted for as follows: debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of shareholders' equity. Gains or losses on sales of debt securities are determined on the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.

Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability based upon the contractual terms of the loan. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

F-10

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on loss rates developed by management for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's loss factors used. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

F-11

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allowance for Loan Losses - Continued

Portfolio segments identified by the Company include real estate (commercial and residential mortgage), commercial and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Company also maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance sheet commitments totaled $112,145 at both December 31, 2018 and 2017, and is included in other liabilities on the balance sheet.

Federal Home Loan Bank ("FHLB") Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to seven years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Other Real Estate Owned

Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Company's carrying value of the property or its fair value, less estimated carrying costs and costs of disposition. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses. There were no foreclosures in process of single family residential property as of December 31, 2018.

F-12

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonable estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Revenue Recognition – Noninterest Income

The Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018 and all subsequent ASUs that modified Topic 606. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with Topic 605. The Company recognizes revenue as it is earned and noted no impact to its revenue recognition policies as a result of the adoption of ASU 2014-09. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income.

In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services that are promised within each contract and identifies those that contain performance obligation, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied

The following is a discussion of key revenues within the scope of the new revenue guidance.

Service Charges and Fees on Deposit Accounts

The Company earns fees from its deposit customers for account maintenance, transaction-based and overdraft services.  Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis.  The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposits accounts are charged to deposit customers for specific services provided to the customer, such as non-sufficient funds fees, overdraft fees, and wire fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.

F-13

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Revenue Recognition – Noninterest Income - Continued

Interchange Fees

Interchange fees represents fees earned when a debit card issued by the Company is used.  The Company earns interchange fees from debit cardholder transactions through a payment network.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The performance obligation is satisfied and the fees are earned when the cost of the transaction is charged to the card.  Certain expenses directly associated with the debit card are recorded on a net basis with the fee income.

Gains/Losses on OREO Sales

Gains/losses on the sale of OREO are included in non-interest expense and are generally recognized when the performance obligation is complete. This is typically at delivery of control over the property to the buyer at the time of each real estate closing.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Stock-Based Compensation

Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally defined as the vesting period, on a straight-line basis.

The Company has elected to account for forfeitures of stock-based awards as they occur. Excess tax benefits and tax deficiencies relating to stock-based compensation are recorded as income tax expense or benefit in the income statement when incurred.

See Note K for additional information on the Company's stock option plan.

F-14

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Loan Sales and Servicing of Financial Assets

The Company originates SBA loans for sale in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates, and prepayment speeds. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method, which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type, and investor type. For purposes of measuring impairment, the Company has identified each servicing asset with the underlying loan being services. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates.

Servicing fee income which is reported on the income statement as loan servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

The Company has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

F-15

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Earnings per Share ("EPS")

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Comprehensive Income

The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income for the Company.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note J. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note N for more information and disclosures relating to the Company's fair value measurements.

Reclassifications

Certain reclassifications have been made in the 2017 financial statements to conform to the presentation used in 2018. These reclassifications had no impact of the Company's previously reported financial statements.

F-16

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in GAAP. The new standard was effective for the Company on January 1, 2018. Adoption of ASU 2014-09 did not have a material impact on the Company’s consolidated financial statements and related disclosures as the Company’s primary sources of revenues are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of ASU 2014-09. The Company’s revenue recognition pattern for revenue streams within the scope of ASU 2014-09, including but not limited to service charges on deposit accounts and gains/losses on the sale of loans, did not change significantly from current practice. The standard permits the use of either the full retrospective or modified retrospective transition method. The Company elected to use the modified retrospective transition method which requires application of ASU 2014-09 to uncompleted contracts at the date of adoption however, periods prior to the date of adoption were not retrospectively revised as the impact of the ASU on uncompleted contracts at the date of adoption was not material.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The new standard was effective for the Company on January 1, 2018. Adoption of ASU 2016-01 did not have a material impact on the Company’s financial statements. Changes made to the current measurement model primarily affect the accounting for equity securities with readily determinable fair values, where changes in fair value impact earnings instead of other comprehensive income. Equity securities without readily marketable fair values are to be carried at amortized cost, less impairment (if any) plus or minus changes resulting from observable price changes in orderly transactions for an identical investment or similar investment of the same issuer. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. Additionally, the Company refined the calculation used to determine the disclosed fair value of loans held for investment as part of adopting this standard reflecting an exit price notion instead of an entrance price. The refined calculation did not have a significant impact on fair value disclosures.

Recent Accounting Guidance Not Yet Effective

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases, which is generally defined as a lease term of less than 12 months. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under current lease accounting guidance. The amendments in this Update are effective for interim and annual periods beginning after December 15, 2018, for public business entities and one year later for all other entities. The Company is currently evaluating the effects of ASU 2016-02 on its consolidated financial statements and disclosures. Based on leases outstanding at December 31, 2018, the Company/Bank does not expect this ASU to have a material impact on the income statement, but does anticipate an increase of approximately $1,520,000 in assets and liabilities upon adoption on January 1, 2019.

F-17

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Recent Accounting Guidance Not Yet Effective

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income.  In issuing the standard, the FASB is responding to criticism that today's guidance delays recognition of credit losses. The standard will replace today's "incurred loss" approach with an "expected loss" model. The new model, referred to as the current expected credit loss ("CECL") model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale ("AFS") debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for loan and lease losses.  In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, for SEC filers, one year later for non SEC filing public business entities and two years later for nonpublic business entities. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU No. 2018-13 is effective for all entities for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. As ASU No. 2018-13 only revises disclosure requirements, it will not have a material impact on the Company’s Consolidated Financial Statements.

F-18

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE B - DEBT SECURITIES

Debt securities have been classified in the balance sheets according to management's intent. The carrying amount of available for sale securities and their approximate fair values at December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2018	Cost	Gains	Losses	Value
Available-for-Sale Securities:
U.S. Government - Sponsored Enterprise Securities	$2,999,072	$-	$(44,991)	$2,954,081
SBA - Guaranteed Development Corporation Participation Certificates	886,919	-	(9,049)	877,870
Collateralized Mortgage Obligations	1,552,981	1,762	(23,090)	1,531,653
	$5,438,972	$1,762	$(77,130)	$5,363,604

December 31, 2017
Available-for-Sale Securities:
U.S. Government - Sponsored Enterprise Securities	$3,998,848	$-	$(44,838)	$3,954,010
SBA - Guaranteed Development Corporation Participation Certificates	932,509	-	(8,969)	923,540
Collateralized Mortgage Obligations	1,777,218	1,364	(5,132)	1,773,450
	$6,708,575	$1,364	$(58,939)	$6,651,000

At December 31, 2018 and 2017, securities with a market value of $3.7 million and $3.5 million were pledged to the State of California for its Time Deposit program.

During 2018 and 2017, there were no gross realized gains and losses.

F-19

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE B - DEBT SECURITIES - Continued

The amortized cost and estimated fair value of all debt securities as of December 31, 2018 by contractual maturities are shown below. Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale Securities
	Amortized	Fair
	Cost	Value

Under One Year	$2,000,000	$1,980,230
One to Five Years	1,778,612	1,755,154
Over Ten Years	1,660,360	1,628,220
	$5,438,972	$5,363,604

The gross unrealized losses and related estimated fair value of debt securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31, 2018 and 2017 are as follows:

	Less than Twelve Months		Twelve Months or More		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
December 31, 2018	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

U.S. Government - Sponsored Enterprise Securities	$-	$-	$(44,991)	$2,954,081	$(44,991)	$2,954,081
SBA - Guaranteed Development Corporation Participation Certificates	-	-	(9,049)	877,870	(9,049)	877,870
Collateralized Mortgage Obligations	-	-	(23,090)	750,350	(23,090)	750,350
	$-	$-	$(77,130)	$4,582,301	$(77,130)	$4,582,301

December 31, 2017
U.S. Government - Sponsored Enterprise Securities	$-	$-	$(44,838)	$3,954,010	$(44,838)	$3,954,010
SBA - Guaranteed Development Corporation Participation Certificates	-	-	(8,969)	923,540	(8,969)	923,540
Collateralized Mortgage Obligations	(5,132)	786,210	-	-	(5,132)	786,210
	$(5,132)	$786,210	$(53,807)	$4,877,550	$(58,939)	$5,663,760

Management evaluates debt securities for other-than-temporary impairment taking into consideration the extent and length of time the fair value has been less than cost, the financial condition of the issuer and whether the Company has the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2018, no declines in value are deemed to be other-than-temporary.

F-20

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE C - LOANS

The Company's loan portfolio consists primarily of loans to borrowers within Orange and Los Angeles Counties. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company's market area and, as a result, the Company's loan and collateral portfolios are, to some degree, concentrated in those industries.

The Company also originates SBA loans either for sale to institutional investors or for retention in the loan portfolio. Loans identified as held for sale are carried at lower of origination cost or market value and separately designated as such in the financial statements. A portion of the Company's revenues are from origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of the loans. Funding for these loans depends on annual appropriations by the U.S. Congress. The Company was servicing approximately $127.7 million and $125.4 million in SBA loans previously sold as of December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, the carrying value of loans pledged to the Federal Home Loan Bank of San Francisco as collateral for borrowing arrangements was approximately $125.8 million and $127.6 million, respectively. See Note F for more information on borrowing arrangements.

A summary of the changes in the allowance for loan losses as of December 31 follows:

	2018	2017

Balance at Beginning of Year	$3,583,736	$3,696,986
Additions to the Allowance Charged to Expense	-	-
Recoveries on Loans Charged Off	156,656	198,750
	3,740,392	3,895,736

Less Loans Charged Off	347,509	312,000
Balance at End of Year	$3,392,883	$3,583,736

F-21

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE C - LOANS - Continued

The following table presents the activity in the allowance for loan losses for the years 2018 and 2017 and the recorded investment in loans and impairment evaluation by loan portfolio segment as of December 31:

			Consumer
December 31, 2018	Real Estate	Commercial	and Other	Total
Allowance for Loan Losses:
Beginning of Year	$2,953,252	$630,480	$4	$3,583,736
Provisions	(30,274)	30,278	(4)	-
Charge-offs	(147,509)	(200,000)	-	(347,509)
Recoveries	119,714	36,942	-	156,656
End of Year	$2,895,183	$497,700	$-	$3,392,883

Reserves:
Specific	$-	$-	$-	$-
General	2,895,183	497,700	-	3,392,883
	$2,895,183	$497,700	$-	$3,392,883

Loans Evaluated for Impairment:
Individually	$-	$-	$-	$-
Collectively	223,205,657	46,236,585	47,489	269,489,731
	$223,205,657	$46,236,585	$47,489	$269,489,731

December 31, 2017
Allowance for Loan Losses:
Beginning of Year	$2,993,504	$703,482	$-	$3,696,986
Provisions	(84,207)	85,203	(996)	-
Charge-offs	-	(312,000)	-	(312,000)
Recoveries	43,955	153,795	1,000	198,750
End of Year	$2,953,252	$630,480	$4	$3,583,736

Reserves:
Specific	$-	$-	$-	$-
General	2,953,252	630,480	4	3,583,736
	$2,953,252	$630,480	$4	$3,583,736

Loans Evaluated for Impairment:
Individually	$939,604	$-	$-	$939,604
Collectively	189,805,883	48,381,548	19,015	238,206,446
	$190,745,487	$48,381,548	$19,015	$239,146,050

F-22

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE C - LOANS - Continued

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

The risk category of loans by class of loans was as follows as of December 31, 2018 and 2017:

		Special
December 31, 2018	Pass	Mention	Substandard	Impaired	Total
Real Estate	$219,109,065	$1,276,499	$2,820,093	$-	$223,205,657
Commercial	45,226,505	820,655	189,425	-	46,236,585
Consumer and Other	47,489	-	-	-	47,489
	$264,383,059	$2,097,154	$3,009,518	$-	$269,489,731

December 31, 2017
Real Estate	$187,580,791	$1,687,823	$537,269	$939,604	$190,745,487
Commercial	47,820,841	280,484	280,223	-	48,381,548
Consumer and Other	19,015	-	-	-	19,015
	$235,420,647	$1,968,307	$817,492	$939,604	$239,146,050

F-23

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE C - LOANS - Continued

Past due and nonaccrual loans presented by loan class were as follows as of December 31, 2018 and 2017:

Still Accruing
	30-59 Days	60-89 Days	Over 90 Days
December 31, 2018	Past Due	Past Due	Past Due	Nonaccrual
Real Estate	$-	$-	$-	$-

December 31, 2017
Real Estate	$-	$-	$-	$728,004

Information relating to individually impaired loans presented by class of loans was as follows as of December 31, 2018 and 2017:

			Impaired Loans
	Unpaid		Without	With		Average	Interest
	Principal	Recorded	Specific	Specific	Related	Recorded	Income
December 31, 2018	Balance	Investment	Allowance	Allowance	Allowance	Investment	Recognized

Real Estate	$-	$-	$-	$-	$-	$311,500	$-

December 31, 2017
Real Estate	$1,286,263	$939,604	$939,604	$-	$-	$947,184	$340

As of December 31, 2018 and 2017, the Company had a recorded investment in troubled debt restructurings of $0 and $587,752, respectively. The Company has allocated no specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2018 and 2017. The Company has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2018 and 2017.

There were no loans modified as troubled debt restructurings during 2018 and 2017.

There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2018 and 2017. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

F-24

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2018	2017

Furniture, Fixtures, and Equipment	$2,320,904	$2,289,639
Leasehold Improvements	1,925,417	1,847,603
	4,246,321	4,137,242
Less Accumulated Depreciation and Amortization	(3,457,589)	(3,071,122)
	$788,732	$1,066,120

The Company has entered into leases for its branches and administrative facility, which will expire between 2019 and 2022. These leases include provision for periodic rent increases as well as payment by the lessee of certain operating expenses. The rental expense relating to these leases was $566,022 and $501,252 for the years ended December 31, 2018 and 2017, respectively.

At December 31, 2018, the future lease rental payable under non-cancellable operating lease commitments for the Company's branches and administrative office was as follows:

2019	563,263
2020	538,599
2021	528,341
2022	21,686
$1,651,889

The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

NOTE E - DEPOSITS

At December 31, 2018, the scheduled maturities of time deposits are as follows:

2019	$96,253,353
2020	1,453,340
2021	30,705
2022	130,000
$97,867,398

As of December 31, 2018, the Company’s ten largest deposit relationships represent approximately 32% of the total outstanding deposits of the Company.

F-25

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE F - OTHER BORROWINGS

The Company may borrow up to $31.0 million on an unsecured basis from its correspondent banks. As of December 31, 2018, the Company has no amounts outstanding under these arrangements.

In addition, the Company may also borrow up to approximately $81.9 million from the Federal Home Loan Bank of San Francisco subject to providing adequate collateral and fulfilling other conditions of the credit facility. The credit facility is secured by loans in the amount of $125.8 million. As of December 31, 2018, the Company had a $5.5 million outstanding letters of credit under this arrangement pledged to the State of California for its Time Deposit program.

NOTE G - INCOME TAXES

The income tax expense for the years ended December 31, is comprised of the following:

	2018	2017
Current Taxes:
Federal	$1,069,166	$716,432
State	37,540	32,505
	1,106,706	748,937
Deferred	568,294	1,203,626
Deferred Tax Asset Adjustment for Enacted Change in Tax Rate	-	(96,635)
Tax Expense	$1,675,000	$1,855,928

A comparison of the federal statutory income tax rates to the Company's effective income tax rates at December 31 follows:

	2018		2017
	Amount	Rate	Amount	Rate

Statutory Federal Tax	$1,158,424	21.0%	$1,661,555	34.0%
State Franchise Tax, Net of Federal Benefit	493,855	9.0%	357,450	7.3%
Change in Tax Rate	-	-	(96,635)	(2.0)%
Other Items, Net	22,721	0.4%	(66,442)	(1.3)%
Tax Expense	$1,675,000	30.4%	$1,855,928	38.0%

F-26

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE G - INCOME TAXES - Continued

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying balance sheets at December 31:

	2018	2017
Deferred Tax Assets:
Depreciation	$60,301	$79,817
Operating Loss Carryforwards	1,642	458,181
Nonaccrual Loan Interest	16,827	80,686
Other	375,741	401,135
	454,511	1,019,819

Deferred Tax Liabilities:
Deferred Loan Costs	(116,700)	(109,093)
Allowance for Loan Losses Due to Tax Limitations	(224,672)	(268,339)
Other	(61,028)	(27,196)
	(402,400)	(404,628)
Net Deferred Tax Assets	$52,111	$615,191

As of December 31, 2018, the Company has California net operating loss carryforwards of approximately $19,000, respectively, available to offset future California taxable income. California net operating loss carryforwards, to the extent not used will begin to expire in 2029.

The Company is subject to federal income tax and franchise tax of the state of California. Tax returns for the years ended after December 31, 2014 are open to audit by federal authorities. Tax returns for the years ended after December 31, 2013 are open to audit by state authorities. Unrecognized tax benefits are not expected to significantly increase or decrease within the next twelve months.

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law, which among other items reduces the federal corporate tax rate to 21% from 35%, effective January 1, 2018. U.S. generally accepted accounting principles requires companies to revalue certain tax-related assets as of the date of enactment of the new legislation with resulting tax effects accounted for in the reporting period of enactment. As a result, the Company performed an analysis to determine the impact of the revaluation of the net deferred tax asset. The value of the Company’s deferred tax asset was increased by $96,635 and it was recorded as tax benefits for the year ended December 31, 2017.

F-27

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE H - OTHER EXPENSES

Other expenses as of December 31 are comprised of the following:

	2018	2017

Data Processing and Communication	$843,633	$709,781
Directors' Fees	249,000	250,000
Marketing and Business Promotion	267,090	271,373
Professional Fees	529,067	426,508
Office Expenses	51,715	60,457
Regulatory Assessments	141,615	128,432
Loan Collection and Loan Expenses	177,248	148,653
Other Expenses	899,836	747,188
	$3,159,204	$2,742,392

NOTE I - RELATED PARTY TRANSACTIONS

In the ordinary course of business, certain executive officers, directors and companies with which they are associated have, in the past granted loans to certain related parties and their affiliates. As of December 31, 2018 and 2017, there were $686 thousand and $703 thousand, respectively, outstanding loans made to related parties.

As of December 31, 2018 and 2017, deposits from directors, officers, and their affiliates amounted to approximately $3.4 million and $2.7 million, respectively.

NOTE J - COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company's financial statements.

The Company's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

F-28

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE J - COMMITMENTS - Continued

As of December 31, 2018 and 2017, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	2018	2017

Commitments to Extend Credit	$31,979,000	$22,452,000
Standby Letters of Credit	820,000	880,000
Other Commercial Letters of Credit	145,000	477,000
	$32,944,000	$23,809,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management's credit evaluation of the customer. The majority of the Company's commitments to extend credit and standby letters of credit are secured by real estate.

NOTE K - STOCK OPTION PLAN

The Company adopted a stock option plan in January 2002, which was amended in March 2004. Under the terms of the 2002 Stock Option Plan (the "2002 Plan"), officers, and key employees were granted both nonqualified and incentive stock options and directors, who are not an officer or employee, were granted nonqualified stock options. The Plan provided for options to purchase 994,970 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant. Stock options granted expired no later than ten years from the date of the grant and generally vest over five years. The Plan provided for accelerated vesting if there is a change of control, as defined in the 2002 Plan. The Plan expired on January 24, 2012. As of December 31, 2018, there were no options outstanding under the 2002 Plan.

To replace the 2002 Plan, the Company adopted a new stock option plan on March 8, 2012 (the "2012 Plan"). The 2012 Plan was approved by the Company's shareholders on June 28, 2012. Under the terms of the 2012 Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors, who are not an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 2,000,000 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant. Stock options expire no later than ten years from the date of the grant and generally vest over three years. The Plan provides for accelerated vesting if there is a change of control, as defined in the 2012 Plan. As of December 31, 2018, there were 1,120,797 options outstanding under the 2012 Plan.

F-29

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE K - STOCK OPTION PLAN - Continued

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions presented below:

2018
Expected Volatility	29.5%
Expected Term	7.5 Years
Expected Dividends	None
Risk Free Rate	2.82%
Weighted-Average Grant Date Fair Value	$1.52

There was one new stock option grant issued in 2018. As of December 31, 2018, there was $79,364 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted-average period of 2.35 years. The intrinsic value of stock options exercised during 2018 and 2017 were approximately $120,000 and $2,000, respectively.

A summary of the status of the Company's stock option plans as of December 31, 2018 and changes during the year then ended is presented below:

	Shares	Shares		Weighted-
	Available	Granted	Weighted-	Average
	for Grant	Under	Average	Remaining	Aggregate
	Under	2002 and 2012	Exercise	Contractual	Intrinsic
	2012 Plan	Plans	Price	Term	Value
Outstanding at January 1, 2018	801,523	1,141,797	$1.82
Granted	(50,000)	50,000	3.95
Exercised	-	(60,000)	1.77
Forfeited or Expired	11,000	(11,000)	3.46
Outstanding at December 31, 2018	762,523	1,120,797	$1.90	5.53 Years	$2,095,543

Options Exercisable		1,044,127	$1.79	5.28 Years	$2,062,670

The Company recognized stock-based compensation cost of $84,861 and $119,398 during 2018 and 2017, respectively.

F-30

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE L - EARNINGS PER SHARE ("EPS")

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	2018		2017
	Income	Shares	Income	Shares

Net Income as Reported	$3,840,278		$3,030,998
Weighted Average Shares
Outstanding During the Year		15,382,601		14,592,201
Used in Basic EPS	3,840,278	15,382,601	3,030,998	14,592,201
Dilutive Effect of Outstanding
Stock Options & Warrants	-	521,708	-	742,901
Used in Dilutive EPS	$3,840,278	15,904,309	$3,030,998	15,335,102

At December 31, 2018 and 2017 there were 50,000 and 5,000 stock options, respectively, that could potentially dilute earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

NOTE M - EMPLOYEE BENEFIT PLAN

The Company adopted a 401(k) for its employees. Under the plan, eligible employees may defer a portion of their salaries. The plan also provides for discretionary Company profit sharing contributions. The Company made $271,950 and $229,229 contributions to the plan during 2018 and 2017, respectively.

NOTE N - FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Debt Securities

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2).

Other Real Estate Owned

Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (“OREO”) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals or broker opinions, which are frequently adjusted by management to reflect current conditions and estimated selling costs, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

F-31

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE N - FAIR VALUE MEASUREMENT - Continued

Collateral-Dependent Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances, that are based on fair value estimates of the underlying collateral. The fair value estimates for collateral-dependent impaired loans are generally based on recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).

Appraisals for collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the loan department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value. The Bank also determines what additional adjustments, if any, should be made to the appraisal values on any remaining collateral-dependent impaired loans to arrive at fair value. No significant adjustments to appraised values have been made as a result of this comparison process as of December 31, 2018.

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2018 and 2017:

	Fair Value Measurements Using:
December 31, 2018	Level 1	Level 2	Level 3	Total
Assets Measured at Fair Value:
Recurring Basis
Securities Available for Sale	$-	$5,364,000	$-	$5,364,000

Non-recurring Basis
Other Real Estate Owned, Net	$-	$-	$114,000	$114,000

December 31, 2017
Assets Measured at Fair Value:
Recurring Basis
Securities Available for Sale	$-	$6,651,000	$-	$6,651,000

Non-recurring Basis
Collateral-dependent Impaired Loans:
Commercial Real Estate	$-	$-	$940,000	$940,000

There were no collateral-dependent impaired loans at December 31, 2018. Collateral-dependent impaired loans had a carrying value of approximately $940,000, net of specific reserves of $0, at December 31, 2017.

F-32

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE N - FAIR VALUE MEASUREMENT - Continued

Quantitative information about the Company's nonrecurring Level 3 fair value measurements as of December 31, 2018 and 2017 are as follows:

	Fair Value	Valuation	Unobservable	Adjustment
December 31, 2018	Amount	Technique	Input	Range
Other Real Estate Owned, Net	$114,000	Appraisals	Selling Costs	10%

December 31, 2017
Impaired Loans	$940,000	Appraisals	Management Adjustments to Reflect Current Conditions and Selling costs	10%-11%

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments not previously presented:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and cash equivalents approximate the fair values of those assets due to the short-term nature of the assets.

Time Deposits in Other Banks

Fair values for time deposits with other banks are estimated using discounted cash flow analyses, using interest rates currently being offered with similar terms.

F-33

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

Loans Held-for-Sale

Loans held-for-sale are reported at the lower of cost or fair value. Fair value is determined based on quotes, bids, or indications from potential purchasing institutions. Therefore, loans held-for-sale are categorized as a Level 1 measurement.

Collateral-Dependent Impaired loans

For collateral dependent impaired loans, fair value is generally based on recent real estate appraisals. Adjustments are routinely made in the appraisal process to adjust for differences between the comparable sales and income data available. Such adjustments may be significant and typically result in a Level 3 classification of the inputs for determining fair value.

Loans

Fair values of loans, excluding loans held for sale, are based on the exit price notion set forth by ASU 2016-01 effective January 1, 2018 and estimated using discounted cash flow analyses. The estimation of fair values of loans results in a Level 3 classification as it requires various assumptions and considerable judgement to incorporate factors relevant when selling loans to market participants, such as funding costs, return requirements of likely buyers and performance expectations of the loans given the current market environment and quality of loans.   Estimated fair value of loans carried at cost at December 31, 2017 were based on an entry price notion.

Federal Home Loan Bank Stock and Other Bank Stock

The fair value of Federal Home Loan Bank Stock and other Bank stock is not readily determinable due to the lack of its transferability.

Noninterest-Bearing and Interest Bearing Demand Deposits

The fair values for noninterest-bearing deposits and interest-bearing demand deposits are equal to the amount payable on demand at the reporting date, which is the carrying amount.

Interest-Bearing Time Deposits

The fair value for fixed rate certificates of deposits is estimated using a cash flow analysis, discounted at interest rates being offered at each reporting date by the Company for certificates with similar remaining maturities.

F-34

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The fair value hierarchy level and estimated fair value of significant financial instruments at December 31, 2018 and 2017 is summarized as follows (dollar amounts in thousands):

		2018		2017
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Value	Value	Value	Value
Financial Assets:
Cash and Cash Equivalents	Level 1	$62,690	$62,690	$59,574	$59,574
Debt Securities	Level 2	5,364	5,364	6,651	6,651
Loans Held For Sale	Level 1	3,949	3,949	10,083	10,083
Loans, net	Level 3	267,376	266,585	235,355	233,216
Collateral-Dependent Impaired Loans	Level 3	-	-	940	940
Federal Home Loan Bank Stock	Level 2	1,321	1,321	1,025	1,025

Financial Liabilities:
Noninterest-Bearing and Interest-Bearing Demand Deposits	Level 1	$198,076	$198,076	$203,897	$203,897
Interest-Bearing Time Deposits	Level 2	97,867	97,564	70,293	70,071

NOTE P - WARRANTS

In connection with the Company's 2012 stock offering, the Company issued one warrant to purchase one additional share of common stock for every share purchased. These warrants may be exercised at a per share price of $1.10 at any time for five years from the date of issuance. The 2012 warrants expired on June 30, 2017. During 2017, 1,803,000 warrants were exercised. No warrants were outstanding from the 2012 stock offering at December 31, 2018 and 2017, respectively.

NOTE Q – PROPOSED MERGER

On December 7, 2018, the Company (“Seller”) entered into a definitive merger agreement (the “Merger”) to merge with and into BayCom Corp (“BayCom”) in exchange for cash and stock. Under the terms of the agreement BayCom will acquire Uniti Financial Corporation in a cash and stock transaction valued at approximately $63.9 million or $3.99 per share based on the closing price of BayCom common stock of $23.39 on December 7, 2018. The merger is subject to regulatory and shareholder approval and is expected to close in the second quarter of 2019.

F-35

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE R - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules). The new rules, Basel III, became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% in 2017 to 2.5% by 2019. The capital conservation buffer for 2018 is 1.875% and for 2017 is 1.25%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018 and 2017, that the Bank meets all capital adequacy requirements.

As of December 31, 2018, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below.

F-36

UNITI FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE R - REGULATORY MATTERS - Continued

The following table also sets forth the Company's and the Bank's actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
					To Be Well-
					Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Provisions
As of December 31, 2018:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Company	$50,718	19.0%	$21,349	8.0%	N/A	N/A
Bank	$46,698	17.5%	$21,349	8.0%	$26,686	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$47,380	17.8%	$16,012	6.0%	N/A	N/A
Bank	$43,360	16.2%	$16,012	6.0%	$21,349	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$47,380	17.8%	$12,009	4.5%	N/A	N/A
Bank	$43,360	16.2%	$12,009	4.5%	$17,346	6.5%
Tier 1 Capital (to Average Assets)
Company	$47,380	13.6%	$13,909	4.0%	N/A	N/A
Bank	$43,360	12.5%	$13,825	4.0%	$17,282	5.0%

As of December 31, 2017:
Total Capital (to Risk-Weighted Assets)
Company	$46,088	18.4%	$20,064	8.0%	N/A	N/A
Bank	$41,650	16.6%	$20,032	8.0%	$25,041	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$42,945	17.1%	$15,048	6.0%	N/A	N/A
Bank	$38,511	15.4%	$15,024	6.0%	$20,032	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$42,945	17.1%	$11,286	4.5%	N/A	N/A
Bank	$38,511	15.4%	$11,268	4.5%	$16,276	6.5%
Tier 1 Capital (to Average Assets)
Company	$42,945	14.2%	$12,127	4.0%	N/A	N/A
Bank	$38,511	12.7%	$12,114	4.0%	$15,142	5.0%

The California Financial Code provides that a Company may not make a cash distribution to its shareholders in excess of the lesser of the bank's undivided profits or the Company's net income for its last three fiscal years less the amount of any distribution made by the bank's shareholders during the same period. In addition, the Company and the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

BAYCOM CORP

and

UNITI FINANCIAL CORPORATION

Dated as of December 7, 2018

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A-ii

EXHIBITS

Exhibit A	Form of Uniti Voting Agreement
Exhibit B	Form of Resignation, Non-Competition and Non-Disclosure Agreement-All Independent Directors
Exhibit C	Form of Resignation, Non-Competition and Non-Disclosure Agreement-All Non-Independent Directors
Exhibit D	Form of Agreement of Merger
Exhibit E	Form of Bank Agreement of Merger
Exhibit F	Third Party Consents

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INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	45
Acquisition Proposal	46
Agreement	1
Agreement of Merger	1
Bank Merger	4
Bank Merger Certificates	4
Bank Plan of Merger	4
BayCom	1
BayCom Articles	24
BayCom Benefit Plans	29
BayCom Bylaws	24
BayCom Common Stock	2
BayCom Disclosure Schedule	24
BayCom ERISA Affiliate	29
BayCom Leased Properties	32
BayCom Owned Properties	32
BayCom Real Property	32
BayCom Regulatory Agreement	31
BayCom Reports	30
BayCom Restricted Stock Award	25
BayCom Stock Plans	25
BayCom Subsidiary	24
BHC Act	8
California Secretary of State	1
Cancelled Shares	2
Cash Consideration	2
CFC	1
CGCL	1
Change in Recommendation	45
Claim	44
Closing	52
Closing Date	52
Code	1
Confidentiality Agreement	41
Covered Employees	42
DBO	10
Disclosure Schedule	54
Dissenting Shares	3
DPC Common Shares	2
Effective Time	1
Enforceability Exception	10
Environmental Laws	19
ERISA	14
Exchange Act	21
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	2
FDIC	8

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Federal Reserve Board	10
FHLB	8
Form S-4	10
GAAP	8
Governmental Entity	10
Intellectual Property	20
In-the-Money Uniti Stock Option	3
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loan Package	36
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	15
Multiple Employer Welfare Arrangement	15
Nasdaq	10
Non-Compete Agreement	1
Parties	1
Permitted Encumbrances	20
Proxy Statement	10
PTO	42
Regulatory Agencies	11
Requisite Regulatory Approvals	47
Sarbanes-Oxley Act	27
SEC	10
Securities Act	9
SRO	11
Subsidiary	8
Superior Proposal	46
Surviving Bank	4
Surviving Company	1
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Fee	51
to the knowledge of BayCom	27
to the knowledge of Uniti	11
Total Payments	43
Treasury	13
Trust Account Common Shares	2
Unduly Burdensome Condition	47
Uniti	1
Uniti Articles	8
Uniti Bank Call Reports	11
Uniti Benefit Plans	14
Uniti Board Recommendation	41
Uniti Bylaws	8

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Uniti Common Stock	2
Uniti Confidential Information	45
Uniti Contract	18
Uniti Disclosure Schedule	7
Uniti ERISA Affiliate	14
Uniti Financial Statements	11
Uniti Indemnified Party	44
Uniti Individuals	45
Uniti Leased Properties	20
Uniti Owned Properties	20
Uniti Qualified Plans	15
Uniti Real Property	20
Uniti Regulatory Agreement	19
Uniti Representatives	45
Uniti Shareholder Approval	10
Uniti Shareholder Meeting	41
Uniti Stock Option	3
Uniti Stock Option Consideration	3
Uniti Stock Plans	4
Uniti Subsidiary	8
Voting Agreement	1

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2018 (this “Agreement”), by and between BayCom Corp, a California corporation (“BayCom”), and Uniti Financial Corporation, a California corporation (“Uniti”, and together with BayCom, the “Parties”).

RECITALS

A.           The respective Boards of Directors of each of the Parties have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and shareholders with this Agreement providing for a business combination transaction in which Uniti will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.           As a condition to the willingness of BayCom to enter into this Agreement, all of the directors and executive officers of Uniti have entered into the Voting Agreement (“Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BayCom.

C.           As a condition to the willingness of BayCom to enter into this Agreement, all of the directors of Uniti have entered into a resignation, non-competition and non-disclosure agreement (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B or Exhibit C, dated as of the date hereof but effective upon consummation of the Merger, with BayCom.

D.           The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

E.           The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law, as amended (the “CGCL”) and the California Financial Code, as amended (the “CFC”), at the Effective Time (as defined in Section 1.2), Uniti shall merge with and into BayCom. BayCom shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of California. As of the Effective Time, the separate corporate existence of Uniti shall cease.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and BayCom shall cause to be filed with the Secretary of State of the State of California (the “California Secretary of State”) an Agreement of Merger in substantially the form attached hereto as Exhibit D (the “Agreement of Merger”) to be certified by the California Secretary of State pursuant to Section 1103 of the CGCL, with an officers’ certificate of each party. The Merger shall become effective as of the filing of the Agreement of Merger and the officers’ certificates required by Section 1103 of the CGCL with the California Secretary of State, or such later date and time as may be set forth in such filing (the time the Merger becomes effective being referred to as the "Effective Time. ")

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1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Uniti, BayCom or the holders of any of the following securities:

(a)          BayCom Common Stock. Each share of common stock, no par value, of BayCom (“BayCom Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Company.

(b)          Uniti Common Stock. Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of Uniti (“Uniti Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) 0.07234 shares (the “Exchange Ratio”) of BayCom Common Stock and (ii) $2.30 in cash without interest (the “Cash Consideration”) (such consideration set forth in clauses (i) and (ii), the “ Merger Consideration”). All of the shares of Uniti Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Uniti Common Stock (each, an “Existing Certificate,” it being understood that any reference to an “Existing Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Uniti Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” or similar mechanism to the Exchange Agent (defined in Section 2.1) or such other similar evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of a fractional share interest into which the shares of Uniti Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)          Cancelled Shares. Shares of Uniti Common Stock that are owned immediately prior to the Effective Time by Uniti, any Uniti Subsidiary, BayCom or any BayCom Subsidiary (other than shares of Uniti Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares” and other than shares of Uniti Common Stock held, directly or indirectly, by Uniti, any Uniti Subsidiary, BayCom or any BayCom Subsidiary in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of BayCom or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

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(d)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Uniti Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder that has perfected her, his or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of Uniti to purchase her, his or its shares pursuant to Section 1301 of the CGCL and submitting her, his or its shares for endorsement pursuant to Section 1302 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. No later than ten (10) days following the date of Uniti shareholder approval of the Merger, Uniti shall provide each record holder of Uniti common stock entitled to vote on the Merger, with notice including the information set forth in Section 1301 (a) of the CGCL. Uniti shall give BayCom prompt notice upon receipt by Uniti of any such written demands for payment of the fair value of such shares of Uniti Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of BayCom within the time period set forth in the CGCL. Uniti shall give BayCom (i) prompt notice of any written notices of intent to demand payment under the CGCL or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Uniti Common Stock, attempted withdrawals of such notices and any other instruments served pursuant the CGCL and received by Uniti relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the CGCL. Uniti shall not, except with the prior written consent of BayCom, which is not to be unreasonably withheld, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Uniti Common Stock for which dissenters’ rights have been perfected shall be returned to BayCom upon demand.

(e)          Adjustment to Exchange Ratio. If, between the date of this Agreement and the Effective Time, the outstanding shares of BayCom Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Uniti Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.

1.5           Uniti Stock Options.

(a)          At the Effective Time, each option granted by Uniti to purchase shares of Uniti Common Stock (a “Uniti Stock Option”) under Uniti Stock Plans (as defined in Section 1.5(d)), that is outstanding and unexercised immediately prior to the Effective Time with an exercise price per share which is less than $4.00 per share (an “In-the-Money Uniti Stock Option”), whether or not then vested or exercisable, shall be automatically cancelled and shall only entitle the holder thereof to receive as soon as reasonably practicable following the Effective Time, an amount in cash, without any interest and subject to any required Tax withholding, equal to the positive difference between $4.00 and the exercise price per share multiplied by the number of shares of Uniti Common Stock subject to such In-the-Money Uniti Stock Option (the “Uniti Stock Option Consideration.”)

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(b)          At least five (5) business days prior to the Closing Date, Uniti shall obtain and deliver to BayCom a written option cancellation and release agreement from the holders of all the Uniti Stock Options, which shall be in form and substance reasonably satisfactory to BayCom, providing (i) in the case of an In-the-Money Uniti Stock Option, the agreement of the holder to the payment of the Uniti Stock Option Consideration in cancellation of such Uniti Stock Option, and (ii) in the case of all other Uniti Stock Options, the acknowledgement of the holder that he or she is not entitled to any consideration in connection with the cancellation and/or termination of such Uniti Stock Option and such holder’s consent to the cancellation and/or termination of such Uniti Stock Option.

(c)          At or prior to the Effective Time, Uniti, the Board of Directors of Uniti and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.5.

(d)          For purposes of this Agreement, “Uniti Stock Plans” means all employee and director equity incentive plans of Uniti in effect as of the date of this Agreement.

1.6           Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of BayCom in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of BayCom, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7           Directors and Officers. The directors of BayCom immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of BayCom immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8           Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Uniti acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Uniti, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Uniti or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

1.9           The Bank Merger. Immediately after the Effective Time, BayCom intends to merge Uniti Bank, a California-chartered commercial bank and wholly owned subsidiary of Uniti, with and into United Business Bank, a California-chartered commercial bank and wholly owned subsidiary of BayCom (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and United Business Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Uniti Bank and United Business Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit E , and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Uniti shall cause Uniti Bank, and BayCom shall cause United Business Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

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1.10         Change in Structure. BayCom may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of BayCom with Uniti) if and to the extent requested by BayCom; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of Uniti, (ii) adversely affect the tax consequences of the Merger to the shareholders of Uniti or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.11         Tax Adjustment. If the Merger fails to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then BayCom shall reduce the Cash Consideration (and increase the Exchange Ratio accordingly) to the minimum extent necessary to enable the Merger to meet the requirements for reorganization under Section 368(a) of the Code. The number of shares of BayCom Common Stock by which the Exchange Ratio will be increased will be equal to the amount by which the Cash Consideration is reduced divided by $23.50.

ARTICLE II

EXCHANGE OF SHARES

2.1           Exchange Agent. Prior to the Effective Time, BayCom shall appoint BayCom’s transfer agent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           BayCom to Make Merger Consideration Available. At or prior to the Effective Time, BayCom shall (i) deposit, or cause to be deposited, with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of BayCom common stock equal to the aggregate stock portion of the Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash sufficient to pay the aggregate Cash Consideration payable to holders of Uniti Common Stock and to the extent determinable, any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c),(collectively the (the “Exchange Fund ”), and BayCom shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3           Exchange of Shares.

(a)          Subject to Section 1.4(d), as soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), and subject to the receipt by the Exchange Agent of a list of Uniti’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration and any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

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(b)          As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Uniti Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Uniti Common Stock represented by such holder’s Existing Certificate or Existing Certificates. Until surrendered as contemplated by this Section 2.3, each Existing Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, without interest, the number of whole shares of BayCom Common Stock which the shares of Uniti Common Stock represented by such Existing Certificate have been converted into the right to receive, the Cash Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(c)          No dividends or other distributions with respect to BayCom Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of BayCom Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BayCom Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)          In the event of a transfer of ownership of an Existing Certificate representing Uniti Common Stock prior to the Effective Time that is not registered in the stock transfer records of Uniti, the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Uniti Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of BayCom that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, BayCom) shall be entitled to deduct and withhold from the Cash Consideration and any cash in lieu of a fractional share of BayCom Common Stock or any other cash payable pursuant to this Agreement to any holder of Uniti Common Stock such amounts as the Exchange Agent or BayCom, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or BayCom, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Uniti Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BayCom, as the case may be.

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(e)          After the Effective Time, there shall be no transfers on the stock transfer books of Uniti of the shares of Uniti Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Uniti Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BayCom Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to BayCom Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of BayCom. In lieu of the issuance of any such fractional share, BayCom shall pay to each former shareholder of Uniti who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by the Exchange Agent by multiplying (i) $23.50 by (ii) the fraction of a share (after taking into account all shares of Uniti Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)          Any portion of the Exchange Fund that remains unclaimed by the former shareholders of Uniti at the expiration of six months after the Effective Time shall be paid to BayCom. In such event, any former shareholders of Uniti who have not theretofore complied with this Article II shall thereafter look only to BayCom with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the BayCom Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BayCom, Uniti, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Uniti Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by BayCom or the Exchange Agent, the posting by such person of a bond in such amount as BayCom may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate, the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UNITI

Except as disclosed in the disclosure schedule delivered by Uniti to BayCom concurrently herewith (the “Uniti Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Uniti Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Uniti that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Uniti and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Uniti hereby represents and warrants to BayCom as follows:

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3.1           Corporate Organization.

(a)          Uniti is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Uniti has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. Uniti is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Uniti. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BayCom, or Uniti, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of BayCom and its Subsidiaries taken as a whole or Uniti and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either BayCom or Uniti, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent that such changes disproportionately affect BayCom or Uniti, as the case may be, (d) a decline in the trading price of BayCom’s or Uniti’s common stock or the failure of either BayCom or Uniti to meet earnings projections and (e) changes agreed to in writing by BayCom and Uniti. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of Uniti (the “Uniti Articles”) and the bylaws of Uniti (the “Uniti Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Uniti to BayCom.

(b)          Each Subsidiary of Uniti (a “Uniti Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Uniti and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Uniti Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Uniti Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Uniti Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Uniti as of the date hereof. Neither Uniti nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of San Francisco (the “FHLB”). Uniti Bank is not in material violation of any of its organizational documents.

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3.2           Capitalization.

(a)          The authorized capital stock of Uniti consists of 40,000,000 shares of Uniti Common Stock and 4,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 15,415,587 shares of Uniti Common Stock issued and outstanding, (ii) 100 shares of Uniti Common Stock held as treasury stock, (iii) 1,126,797 shares of Uniti Common Stock reserved for issuance upon the exercise of outstanding Uniti Stock Options under the Uniti Stock Plans, and (ii) no other shares of capital stock or other voting securities of Uniti issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Uniti Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Uniti may vote. There are no obligations of Uniti or any of its Subsidiaries pursuant to which Uniti or any of its Subsidiaries is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). No trust preferred or subordinated debt securities of Uniti or any of its Subsidiaries are issued or outstanding. Other than Uniti Stock Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Uniti to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Uniti Common Stock or any other of its securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Uniti Common Stock to which Uniti is a party. Section 3.2(a)(ii) of the Uniti Disclosure Schedule sets forth a true, correct and complete list of all Uniti Stock Options outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Uniti Stock Option, and (iii) the grant date and vesting dates of each such Uniti Stock Option. Other than the Uniti Stock Options set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Uniti or any of its Subsidiaries) are outstanding.

(b)          Uniti owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Uniti Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Uniti Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Uniti Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)          Uniti does not have a dividend reinvestment plan or any shareholders’ rights plan.

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3.3           Authority; No Violation.

(a)          Uniti has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Uniti. The Board of Directors of Uniti has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Uniti and its shareholders and has directed that this Agreement be submitted to Uniti’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Uniti Common Stock (the “Uniti Shareholder Approval”), no other corporate proceedings on the part of Uniti are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Uniti and (assuming due authorization, execution and delivery by BayCom) constitutes a valid and binding obligation of Uniti, enforceable against Uniti in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)          Neither the execution and delivery of this Agreement by Uniti or the Bank Plan of Merger by Uniti Bank, nor the consummation of the Merger by Uniti or the Bank Merger by Uniti Bank, nor compliance by Uniti or Uniti Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Uniti Shareholder Approval is obtained, violate any provision of the Uniti Articles or Uniti Bylaws or the organization or governing documents of any Uniti Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Uniti or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Uniti or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Uniti or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Stock Market, Inc. (the “Nasdaq”) and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the California Department of Business Oversight—Division of Financial Institutions (the “DBO”) and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Uniti’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by BayCom in connection with the transactions contemplated by this Agreement (the “Form S-4”), to among other things, register any securities issuable by BayCom in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act and declaration of effectiveness of the Form S-4, (v) the filings described in Section 1.2 with the California Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BayCom Common Stock pursuant to this Agreement and the approval of the listing of such BayCom Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Uniti of this Agreement or (B) the consummation by Uniti of the Merger or the consummation by Uniti Bank of the Bank Merger. As of the date hereof, Uniti is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

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3.5           Reports. Uniti and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with (i) any state regulatory authority, including the DBO, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) — (v) together with the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Uniti and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Uniti, investigation into the business or operations of Uniti or any of its Subsidiaries since January 1, 2016. There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Uniti or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of Uniti or any of its Subsidiaries since January 1, 2016. The phrase “to the knowledge of Uniti” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of Uniti or Uniti Bank, after reasonable inquiry.

3.6           Financial Statements and Internal Controls.

(a)          The audited consolidated balance sheets (including related notes and schedules, if any) of Uniti and its Subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Uniti and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income and trial balance (including related notes and schedules, if any) of Uniti and its Subsidiaries for the nine month period ended September 30, 2018 (collectively, the “Uniti Financial Statements”) have been previously made available to BayCom. The Uniti Financial Statements fairly present the consolidated financial position and results of operations of Uniti and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Uniti Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes. The financial and accounting books and records of Uniti and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Vavrinek, Trine, Day & Co. LLP has not resigned (or informed Uniti that it intends to resign) or been dismissed as independent public accountants of Uniti as a result of or in connection with any disagreements with Uniti on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          The call reports of Uniti Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date (the “Uniti Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

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(c)          Uniti on a consolidated basis has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the Uniti Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course business consistent with past practices since the date of the most recent balance sheet included in the Uniti Financials Statements, or (iii) were incurred in connection with the Merger. None of Uniti or any of its Subsidiaries is a party to any “off balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K of the SEC.

(d)          The allowance for loan loss account of Uniti Bank as reflected in the Uniti Bank Call Report for the quarter ended September 30, 2018, was as of such date, and the amount thereof contained in the financial books and records of Uniti Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Uniti Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of Uniti and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Uniti or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Uniti’s (or any Uniti Subsidiary’s) system of internal accounting controls. Uniti has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)          Since January 1, 2016, (i) neither Uniti nor any of its Subsidiaries, nor to the knowledge of Uniti, any director, officer, employee, auditor, accountant or any representative of Uniti or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of Uniti or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Uniti or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Uniti or any of its Subsidiaries, or any other person, whether or not employed by Uniti or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Uniti or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Uniti or any of its Subsidiaries, or any committee thereof.

3.7           Broker’s Fees. With the exception of the engagement of FIG Partners, LLC, neither Uniti nor any Uniti Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Uniti has disclosed to BayCom as of the date hereof the aggregate fees provided for in connection with the engagement by Uniti of FIG Partners, LLC related to the Merger and the Bank Merger.

3.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Uniti.

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(b)          Since December 31, 2017, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Uniti and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9           Legal Proceedings.

(a)          Except as set forth in Section 3.9 of the Uniti Disclosure Schedule, neither Uniti nor any of its Subsidiaries is a party to any, and there are no pending or, to Uniti’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Uniti or any of its Subsidiaries or any of their directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon Uniti, any of its Subsidiaries or the assets of Uniti or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries).

3.10         Taxes and Tax Returns.

(a)          Each of Uniti and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. As of the date hereof, neither Uniti nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of Uniti and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Uniti and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Uniti nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Uniti and its Subsidiaries for all years to and including the tax year ended December 31, 2014 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Uniti nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Uniti or its Subsidiaries or the assets of Uniti or its Subsidiaries. Uniti has made available to BayCom true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Uniti nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Uniti and its Subsidiaries). Neither Uniti nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Uniti) or (B) has any liability for the Taxes of any person or entity (other than Uniti or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Uniti nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Uniti nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Uniti been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Uniti or a Uniti Subsidiary does not file Tax Returns that Uniti or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither Uniti nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired. There has not been any ownership change, as defined in Section 382(g) of the Code, of Uniti or any Uniti Subsidiary that occurred during or after any taxable period in which Uniti or any such Uniti subsidiary incurred an operating loss that carries over to any taxable period ending on or before the Effective Time. Neither Uniti nor any Uniti Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

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(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees.

(a)          Section 3.11(a) of the Uniti Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Uniti, any Uniti Subsidiary or affiliate, or any trade or business of Uniti or any of its Subsidiaries or affiliates, whether or not incorporated, all of which together with Uniti would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Uniti ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Uniti or any of its Subsidiaries or any Uniti ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Uniti or any of its Subsidiaries or any Uniti ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Uniti Benefit Plans”).

(b)          Uniti has heretofore made available to BayCom true and complete copies of each of the Uniti Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Uniti Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Uniti Benefit Plan, and (iv) the most recently prepared actuarial report for each Uniti Benefit Plan (if applicable) for each of the last two (2) years.

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(c)          Each Uniti Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. None of Uniti and its Subsidiaries or any Uniti ERISA Affiliate has any corrective action pending or within the prior three years made a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Uniti Benefit Plan, and neither Uniti nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 3.11(d) of the Uniti Disclosure Schedule identifies each Uniti Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Uniti Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Uniti may rely, for the most recent period for which such determination letter was available from the IRS with respect to each Uniti Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Uniti, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Uniti Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Uniti Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)          Each Uniti Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code (or has properly corrected any such errors in accordance with IRS Notice 2008-113 and applicable guidance).

(f)          None of Uniti, any of its Subsidiaries or any Uniti ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any Uniti Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Uniti Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)          Except as set forth in Section 3.11(g) of the Uniti Disclosure Schedule, none of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Welfare Arrangements, or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan. With respect to any multiple employer plan in which Uniti or any of its Subsidiaries or any Uniti ERISA Affiliate has participated in at any time since December 31, 2013, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2013, and Uniti and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.

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(h)          None of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)          All contributions required to be made to any Uniti Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Uniti Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Uniti.

(j)          There are no pending or, to the knowledge of Uniti, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Uniti’s knowledge, no set of circumstances exists which are reasonably likely to give rise to a claim or lawsuit, against any Uniti Benefit Plan, any fiduciaries thereof with respect to their duties to a Uniti Benefit Plan or the assets of any of trust under any Uniti Benefit Plans which could reasonably be expected to result in any liability of Uniti, any of its Subsidiaries, or any Uniti ERISA Affiliate to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a Uniti Benefit Plan, or any other party.

(k)          None of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Uniti Benefit Plans or their related trusts, Uniti, any of its Subsidiaries, any Uniti ERISA Affiliate or any person that Uniti or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Uniti, any of its Subsidiaries, or any Uniti ERISA Affiliate, or result in any limitation on the right of Uniti, any of its Subsidiaries, or any Uniti ERISA Affiliate, to amend, merge, terminate or receive a reversion of assets from any Uniti Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Uniti, any of its Subsidiaries or any Uniti ERISA Affiliate, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. None of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Uniti, any of its Subsidiaries, or any Uniti ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle. No Uniti Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Uniti has made available to BayCom copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby and Uniti shall provide updated Section 280G calculations to BayCom at least five (5) days prior to the Closing Date.

(m)        There are no pending or, to Uniti’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Uniti or any of its Subsidiaries, or any Uniti ERISA Affiliate, or any strikes or other labor disputes against Uniti any of its Subsidiaries or any Uniti ERISA Affiliate. None of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Uniti, any of its Subsidiaries or any Uniti ERISA Affiliate and, to the knowledge of Uniti, there are no organizing efforts by any union or other group seeking to represent any employees of Uniti, any of its Subsidiaries, or any Uniti ERISA Affiliate.

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(n)          With regard to the Uniti Benefit Plans, none of Uniti and its Subsidiaries nor any Uniti ERISA Affiliate has any liabilities to employees or former employees that are not reflected in the Uniti Benefit Plans.

(o)          No condition exists as a result of which Uniti or any of its Subsidiaries, or any Uniti ERISA Affiliate would have any liability, whether absolute or contingent, under any Uniti Benefit Plan with respect to any misclassification of a person performing services for Uniti, any of its Subsidiaries, or any Uniti ERISA Affiliate as an independent contractor rather than as an employee. All individuals participating in the Uniti Benefit Plans are in fact eligible and authorized to participate in such Uniti Benefit Plan.

3.12         Compliance with Applicable Law.

(a)          Uniti and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Uniti, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. To the knowledge of Uniti, Uniti and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Uniti or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Uniti Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Uniti, or its Subsidiaries, or to the knowledge of Uniti, any director, officer, employee, agent or other person acting on behalf of Uniti or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Uniti or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Uniti or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Uniti or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Uniti or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Uniti or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Uniti or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

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3.13         Certain Contracts.

(a)          Except as set forth in Section 3.13(a) of the Uniti Disclosure Schedule, as of the date hereof, neither Uniti nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Uniti Shareholder Approval or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BayCom, Uniti, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Uniti or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Uniti Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Uniti Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Uniti or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Uniti or its Subsidiaries, (ix) that involves the payment by Uniti or any of its Subsidiaries of more than $30,000 per annum or $75,000 in the aggregate (other than any such contracts which are terminable by Uniti or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Uniti or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Uniti or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Uniti Disclosure Schedule, is referred to herein as a “Uniti Contract,” and neither Uniti nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)          To the knowledge of Uniti, (i) each Uniti Contract is valid and binding on Uniti or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Uniti and each of its Subsidiaries has performed all material obligations required to be performed by it under each Uniti Contract, (iii) each third-party counterparty to each Uniti Contract has performed all material obligations required to be performed by it under such Uniti Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Uniti or any of its Subsidiaries under any such Uniti Contract.

(c)          Neither Unit nor any Uniti Subsidiary is a party to any oral or written (A) consulting agreement not terminable without penalty on thirty (30) days’ or less notice, or (B) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business.

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3.14         Agreements with Regulatory Agencies. Neither Uniti nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Uniti Disclosure Schedule, a (“Uniti Regulatory Agreement”), nor has Uniti or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Uniti Regulatory Agreement.

3.15         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Uniti, any of its Subsidiaries or for the account of a customer of Uniti or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Uniti or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. Uniti and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Uniti’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16         Environmental Matters. To the knowledge of Uniti, Uniti and its Subsidiaries are in material compliance, and have at all times materially complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Uniti, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on Uniti or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Uniti, threatened against Uniti or any of its Subsidiaries. To the knowledge of Uniti, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither Uniti nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the knowledge of Uniti, there are no underground storage tanks located at any Uniti Real Property (as defined in Section 3.18).

3.17         Investment Securities, and Commodities.

(a)          Each of Uniti and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Uniti or its Subsidiaries. Such securities and commodities are valued on the books of Uniti in accordance with GAAP.

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(b)          Uniti and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Uniti believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Uniti has made available to BayCom the material terms of such policies, practices and procedures.

3.18         Title. Uniti or a Uniti Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Uniti Financial Statements as being owned by Uniti or a Uniti Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Uniti Owned Properties”), free and clear of all Liens except those Liens reflected in the most financial statements included in the Uniti Financial Statements, and (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Uniti Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Uniti Leased Properties” and, collectively with the Uniti Owned Properties, the “Uniti Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Uniti’s knowledge, the lessor. There are no pending or, to the knowledge of Uniti, threatened condemnation proceedings against any Uniti Real Property. Uniti or a Uniti Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Uniti Financial Statements as being owned by Uniti or a Uniti Subsidiary or acquired after the date thereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) (“Monetary Liens”) reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19         Intellectual Property.

(a)          Uniti and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Uniti: (i) (A) the use of any Intellectual Property by Uniti and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Uniti or any Uniti Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Uniti that Uniti or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Uniti or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Uniti or its Subsidiaries, and (iii) neither Uniti nor any Uniti Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Uniti or any Uniti Subsidiary, and Uniti and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Uniti and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

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(b)          To the knowledge of Uniti, the IT Assets operate and perform as required by Uniti and its Subsidiaries in connection with their respective businesses and have not malfunctioned or failed within the past three (3) years. To the knowledge of Uniti, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of Uniti, no person has gained unauthorized access to the IT Assets. To the knowledge of Uniti, Uniti and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. Uniti and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. Uniti and its Subsidiaries take reasonable measures, which are to the knowledge of Uniti, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data. For purposes of this Agreement, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20         Related Party Transactions. Except as set forth in Section 3.20 of the Uniti Disclosure Schedule, there are no “covered transactions” between Uniti Bank or any of its Subsidiaries and any “affiliate” (as those terms are defined in Section 23A of the Federal Reserve Act) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Uniti or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (“Exchange Act”) of Uniti or any of its Subsidiaries, or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the issued and outstanding Uniti Common Stock (or such person’s immediate family members or entities controlled by such person) (other than Subsidiaries of Uniti), on the other hand, except those of a type available to employees of Uniti or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21         State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Uniti has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Uniti or any of its Subsidiaries.

3.22         Reorganization. Neither Uniti nor any Uniti Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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3.23         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Uniti has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from FIG Partners, LLC, to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Uniti Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         Uniti Information. The information relating to Uniti and its Subsidiaries which is provided by Uniti or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25         Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the Uniti Disclosure Schedule, neither Uniti nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Uniti or any Uniti Subsidiary is a creditor which, as of October 31, 2018, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Uniti or any of its Subsidiaries, or to the knowledge of Uniti, any entity directly or indirectly controlled by any of the foregoing. Set forth in Section 3.25(a) of the Uniti Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Uniti and its Subsidiaries that, as of November 30, 2018, were classified by Uniti as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Uniti or any of its Subsidiaries that, as of November 30, 2018, was classified as “Other Real Estate Owned” and the book value thereof.

(b)          To the knowledge of Uniti, each Loan of Uniti and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Uniti and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)          Each outstanding Loan originated, administered and/or serviced by Uniti or any of its Subsidiaries was originated, administered and/or serviced, by Uniti or a Uniti Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Uniti and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          With respect to Loans serviced by Uniti or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

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(e)          Except as set forth in Section 3.25(e) of the Uniti Disclosure Schedule, none of the agreements pursuant to which Uniti or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)          Set forth in Section 3.25(f) of the Uniti Disclosure Schedule are the outstanding Loans made by Uniti or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Uniti or its Subsidiaries, including Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)          Neither Uniti nor any of its Subsidiaries is now nor has it been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26         Insurance. (a) Uniti and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Uniti reasonably has determined to be prudent and consistent with industry practice, and Uniti and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Uniti and its Subsidiaries, Uniti or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27         Fiduciary Business. Each of Uniti and each Uniti Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28         Books and Records. The corporate record books (in all material respects) and stock (ownership) record books (in all respects) of Uniti and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Uniti and its Subsidiaries, and all transactions that have been reported to Uniti or its transfer agent relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29         Indemnification. To the knowledge of Uniti, no action or failure to take action by any present or former director, officer, employee or agent of Uniti or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from Uniti or any of its Subsidiaries.

3.30         Completeness of Representations. No representation or warranty made by or with respect to Uniti or its Subsidiaries in this Agreement (or in the Uniti Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Uniti Disclosure Schedules) or in such representation or warranty not misleading. No investigation by BayCom of the business and affairs of Uniti will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BAYCOM

Except (i) as disclosed in the disclosure schedule delivered by BayCom to Uniti concurrently herewith (the “BayCom Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the BayCom Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BayCom that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BayCom, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any BayCom Reports (as defined in Section 4.11) filed with the SEC by BayCom prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BayCom hereby represents and warrants to Uniti as follows:

4.1           Corporate Organization.

(a)          BayCom is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a bank holding company duly registered under the BHC Act.  BayCom has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on BayCom.  True and complete copies of the articles of incorporation of BayCom (the “BayCom Articles”) and the bylaws of BayCom (the “BayCom Bylaws”), as in effect as of the date of this Agreement, have previously been made available by BayCom to Uniti.

(b)          Each Subsidiary of BayCom (a “BayCom Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on BayCom, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of BayCom to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of United Business Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the BayCom Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BayCom as of the date hereof. United Business Bank is not in material violation of any of its organizational documents.

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4.2           Capitalization.

(a)          The authorized capital stock of BayCom consists of 100,000,000 shares of BayCom Common Stock, and 10,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of November 30, 2018, there were (i)  10,869,275 shares of BayCom Common Stock issued and outstanding, including 242,342 shares of BayCom Common Stock granted in respect of outstanding awards of restricted BayCom Common Stock under the BayCom Stock Plans (as defined below) (a “BayCom Restricted Stock Award”), (ii) 356,620 shares of BayCom Common Stock reserved for issuance pursuant to future grants under the BayCom Stock Plans, and (iii) no other shares of capital stock or other voting securities of BayCom issued, reserved for issuance or outstanding.  As used herein, the “BayCom Stock Plans” means all employee and director equity incentive plans of BayCom in effect as of the date of this Agreement.  All of the issued and outstanding shares of BayCom Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BayCom may vote.  Other than BayCom Restricted Stock Awards issued prior to the date of this Agreement, as of the date hereof, except as set forth in Section 4.2 (a) of the BayCom Disclosure Schedule, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating BayCom to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of BayCom Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the BayCom Common Stock.  Other than the BayCom Restricted Stock Awards outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BayCom or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)          BayCom owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BayCom Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to United Business Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No BayCom Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)          BayCom has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BayCom and no other corporate action on the part of BayCom is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by BayCom and (assuming due authorization, execution and delivery by Uniti) constitutes a valid and binding obligation of BayCom, enforceable against BayCom in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The BayCom Common Stock to be issued in the Merger have been validly authorized by the Board of Directors of BayCom and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BayCom will have any preemptive right or similar rights in respect thereof.

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(b)          Neither the execution and delivery of this Agreement by BayCom or the Bank Plan of Merger by United Business Bank, nor the consummation of the Merger by BayCom or the Bank Merger by United Business Bank, nor compliance by BayCom or United Business Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the BayCom Articles or BayCom Bylaws or the organization or governing documents of any BayCom Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BayCom, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BayCom or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which BayCom or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4           Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BayCom of this Agreement or (ii) the consummation by BayCom of the Merger and the consummation by United Business Bank of the Bank Merger. As of the date hereof, BayCom is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports. To the knowledge of BayCom, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BayCom and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BayCom, investigation into the business or operations of BayCom or any of its Subsidiaries since January 1, 2016. To the knowledge of BayCom, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BayCom or any of its Subsidiaries.

4.6           Financial Statements and Internal Controls.

(a)          The financial statements of BayCom and its Subsidiaries included (or incorporated by reference) in the BayCom Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BayCom and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BayCom and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of BayCom and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed BayCom that it intends to resign) or been dismissed as independent public accountants of BayCom as a result of or in connection with any disagreements with BayCom on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)          As of the date of this Agreement, neither BayCom nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of BayCom for the year ended December 31, 2017 included in its prospectus dated May 4, 2018, filed with the SEC pursuant to Rule 424(b)(4) on May 4, 2018 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2017, or related to or in connection with this Agreement, the transactions contemplated hereby, or the pending acquisition of Bethlehem Financial Corporation and its subsidiaries.

(c)          The records, systems, controls, data and information of BayCom and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BayCom or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on BayCom.  BayCom (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BayCom, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of BayCom by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BayCom’s outside auditors and the audit committee of BayCom’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BayCom’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BayCom’s internal controls over financial reporting.  These disclosures were made in writing by management to BayCom’s auditors and audit committee.  There is no reason to believe that BayCom’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2016, (i) neither BayCom nor any of its Subsidiaries, nor, to the knowledge of BayCom, any director, officer, employee, auditor, accountant or representative of BayCom or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BayCom or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BayCom or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing BayCom or any of its Subsidiaries, or other person, whether or not employed by BayCom or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by BayCom, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of BayCom or any of its Subsidiaries or any committee thereof. The phrase “to the knowledge of BayCom” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of BayCom or United Business Bank, after reasonable inquiry.

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4.7           Absence of Certain Changes or Events.

(a)          Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom.

(b)          Since December 31, 2017 to the date of this Agreement, other than completing the pending acquisition of Bethlehem Financial Corporation and its subsidiaries and entering into this Agreement, or in connection with this Agreement or the transactions contemplated hereby, BayCom and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8           Legal Proceedings.

(a)          Neither BayCom nor any of its Subsidiaries is a party to any, and there are no pending or, to BayCom’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BayCom or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BayCom, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BayCom, any of its Subsidiaries or the assets of BayCom or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9           Taxes and Tax Returns. Each of BayCom and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither BayCom nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects.  All Taxes of BayCom and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of BayCom and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither BayCom nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of BayCom and its Subsidiaries for all years to and including the tax year ended December 31, 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither BayCom nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BayCom or its Subsidiaries or the assets of BayCom or its Subsidiaries.  BayCom has made available to Uniti true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither BayCom nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BayCom and its Subsidiaries).  Neither BayCom nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither BayCom nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has BayCom been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

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4.10         Employees.

(a)          As used in this Agreement, the term “BayCom Benefit Plans” means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which BayCom, any BayCom Subsidiary, or any trade or business of BayCom or any of its Subsidiaries, whether or not incorporated, all of which together with BayCom would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “BayCom ERISA Affiliate”), that are currently available to employees joining BayCom or any of its Subsidiaries or any BayCom ERISA Affiliate.

(b)          Each BayCom Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)           No BayCom Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)          All contributions required to be made to any BayCom Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BayCom Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BayCom.

(e)          There are no pending or, to the knowledge of BayCom, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BayCom’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any BayCom Benefit Plan, any fiduciaries thereof with respect to their duties to a BayCom Benefit Plan or the assets of any trust under any BayCom Benefit Plan which could reasonably be expected to result in any material liability of BayCom or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a BayCom Benefit Plan, or any other party.

(f)          There are no pending or, to BayCom’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against BayCom or any of its Subsidiaries, or any strikes or other labor disputes against BayCom or any of its Subsidiaries.  Neither BayCom nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BayCom or any of its Subsidiaries and, to the knowledge of BayCom, there are no organizing efforts by any union or other group seeking to represent any employees of BayCom or any of its Subsidiaries.

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4.11         SEC Reports. BayCom has previously made available to Uniti an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 and prior to the date hereof by BayCom pursuant to the Securities Act or the Exchange Act (the “BayCom Reports”) and (b) communication mailed by BayCom to its shareholders since January 1, 2018 and prior to the date hereof, and no such BayCom Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All BayCom Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of BayCom has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BayCom Reports.

4.12         Compliance with Applicable Law. BayCom and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of BayCom, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  To the knowledge of BayCom, BayCom and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BayCom or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  United Business Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of BayCom, or its Subsidiaries, or to the knowledge of BayCom, any director, officer, employee, agent or other person acting on behalf of BayCom or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BayCom or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BayCom or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BayCom or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BayCom or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for BayCom or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BayCom or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

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4.13         Agreements with Regulatory Agencies. Neither BayCom nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BayCom Disclosure Schedule, a “BayCom Regulatory Agreement”), nor has BayCom or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BayCom Regulatory Agreement.

4.14         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BayCom, any of its Subsidiaries or for the account of a customer of BayCom or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of BayCom or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  BayCom and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BayCom’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15         Environmental Matters. To the knowledge of BayCom, except as would not reasonably be expected to have a Material Adverse Effect on BayCom, BayCom and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BayCom, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BayCom or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against BayCom or any of its Subsidiaries.  To the knowledge of BayCom, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither BayCom nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

4.16         Investment Securities and Commodities.

(a)          Each of BayCom and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BayCom or its Subsidiaries.  Such securities and commodities are valued on the books of BayCom in accordance with GAAP.

(b)          BayCom and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that BayCom believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, BayCom has made available to Uniti the material terms of such policies, practices and procedures.

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4.17         Title. BayCom or a BayCom Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BayCom Owned Properties”), free and clear of all Liens, except for Liens reflected in the BayCom Reports and Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such BayCom Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “BayCom Leased Properties” and, collectively with the BayCom Owned Properties, the “BayCom Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to BayCom’s knowledge, the lessor.  There are no pending or, to the knowledge of BayCom, threatened condemnation proceedings against any BayCom Real Property. BayCom or a BayCom Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date hereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18         Intellectual Property.

(a)          BayCom and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom: (i) (A)  the use of any Intellectual Property by BayCom and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which BayCom or any BayCom Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to BayCom that BayCom or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of BayCom or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BayCom or its Subsidiaries, and (iii) neither BayCom nor any BayCom Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BayCom or any BayCom Subsidiary, and BayCom and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BayCom and its Subsidiaries.

(b)          To the knowledge of BayCom, the IT Assets operate and perform as required by BayCom and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of BayCom, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of BayCom, no person has gained unauthorized access to the IT Assets. To the knowledge of BayCom, BayCom and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. BayCom and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. BayCom and its Subsidiaries take reasonable measures, which are to the knowledge of BayCom, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19         Reorganization.  Neither BayCom nor any BayCom Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.20         BayCom Information.  The information relating to BayCom and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to BayCom and its Subsidiaries that is provided by BayCom or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to Uniti or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21         Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 4.21(a) of the BayCom Disclosure Schedule, neither BayCom nor any of its Subsidiaries is a party to any Loan in which BayCom or any Subsidiary of BayCom is a creditor which, as of November 30, 2018, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the BayCom Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BayCom and its Subsidiaries that, as of October 31, 2018, were classified by BayCom as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of BayCom or any of its Subsidiaries that, as of November 30, 2018, was classified as “Other Real Estate Owned” and the book value thereof.

(b)          To BayCom’s knowledge, each Loan of BayCom and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BayCom and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)          To the knowledge of BayCom, each outstanding Loan originated, administered and/or serviced by BayCom or any of its Subsidiaries was originated, administered and/or serviced, by BayCom or a BayCom Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BayCom and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which BayCom or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by BayCom or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BayCom or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Neither BayCom nor any of its Subsidiaries is now nor has it been since January 1, 2015 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

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4.22         Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on BayCom, (a) BayCom and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BayCom reasonably has determined to be prudent and consistent with industry practice, and BayCom and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BayCom and its Subsidiaries, BayCom or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.23         Completeness of Representations. No representation or warranty made by or with respect to BayCom or its Subsidiaries in this Agreement (or in the BayCom Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such BayCom Disclosure Schedules) or in such representation or warranty not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Uniti Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of BayCom, during the period from the date of this Agreement to the Effective Time, Uniti shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Uniti or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2           Uniti Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Uniti shall not, and shall not permit any of its Subsidiaries to without the prior written consent of BayCom (which shall not be unreasonably withheld or delayed with respect to subsections (h), (m), (n),(o) or (s)):

(a)          Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests except upon the exercise of Uniti Stock Options that are outstanding as of the date of this Agreement.

(b)          Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)          Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Uniti or to another wholly owned Uniti Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing.

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(d)          Compensation; Employment, Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the Uniti Disclosure Schedule, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)          Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the Uniti Disclosure Schedule or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)          Benefit Plans. Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any Uniti Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.

(g)          Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value or with respect to Other Real Estate Owned and related properties in the ordinary course and at a price determined to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities.

(h)          Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifteen thousand dollars ($15,000), Uniti Bank shall provide the Chief Operating Officer of United Business Bank or her designee with a copy of the agreement. Uniti Bank shall consider any comments that may be raised by United Business Bank within two (2) business days after the agreement is delivered to such individual.

(i)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(j)          Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.

(k)          Governing Documents. Amend its organizational documents (or similar governing documents).

(l)          Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

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(m)         Contracts. Enter into or terminate any Uniti Contract or amend or modify in any material respect or renew any existing Uniti Contract.

(n)          Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of fifteen thousand dollars ($15,000) (exclusive of any amounts paid directly or reimbursed to Uniti or any of its Subsidiaries under any insurance policy maintained by Uniti or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Uniti and its Subsidiaries, taken as a whole.

(o)          Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Uniti nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(p)          Deposit Taking and Other Bank Activities. In the case of Uniti Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)          Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an “AA” rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)          Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(s)          Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2018; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Uniti Bank’s existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of two hundred fifty thousand dollars ($250,000) excluding the portion guaranteed by the U.S. Small Business Administration, (b) any secured Loan or extension of credit in excess of two million dollars ($2,000,000) and (c) any Loan or extension of credit that would result in Uniti Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding three million dollars ($3,000,000), prior to committing to make, renew, modify or extend such Loan, Uniti Bank shall provide the Chief Credit Officer of United Business Bank or his designee with a copy of the loan underwriting analysis and credit memo of Uniti Bank with respect to such Loan (the “Loan Package”). Uniti Bank shall consider any comments that may be raised by United Business Bank within two (2) business days after the Loan Package is delivered to such individual.

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(t)          Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(u)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Uniti’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(v)         Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)         Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(x)          Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(y)          Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and thirty thousand dollars ($30,000) in the aggregate.

(z)          New Lines of Business. Develop, market or implement any new line of business.

(aa)        Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(bb)        Performance of Obligations. Take any action that is likely to materially impair Uniti’s ability to perform any of its obligations under this Agreement or Uniti Bank to perform any of its obligations under the Bank Plan of Merger.

(cc)        Commitments. Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, Uniti will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) BayCom before engaging in any activities involving any material changes, not contemplated by Uniti’s annual budget or Uniti’s strategic plan (a true and correct copy of which has been provided to BayCom), to Uniti’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. Uniti agrees to meet at least monthly with BayCom to discuss the status of the forgoing matters.

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5.3           BayCom Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Uniti, during the period from the date of this Agreement to the Effective Time, BayCom shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Uniti or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4           BayCom Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Uniti during the period from the date of this Agreement to the Effective Time, BayCom shall not, and shall not permit any of its Subsidiaries to:

(a)          Governing Documents. Amend the BayCom Articles or BayCom Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Uniti Common Stock (upon their receipt of BayCom Common Stock in the Merger).

(b)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of BayCom’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)          Performance Obligations. Take any action that is likely to materially impair BayCom’s ability to perform any of its obligations under this Agreement or United Business Bank to perform any of its obligations under the Bank Plan of Merger.

(d)          Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)          As promptly as practicable following the date BayCom files its Annual Report on Form 10-K for the year ended December 31, 2018 and using commercially reasonable best efforts to file within forty-five (45) days thereof, BayCom shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by BayCom and Uniti, will be included. Each of BayCom and Uniti shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. BayCom shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Uniti shall thereafter mail or deliver the Proxy Statement to its shareholders. BayCom shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Uniti shall furnish all information concerning Uniti and the holders of Uniti Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Uniti or BayCom, or any of their respective affiliates, directors or officers, should be discovered by Uniti or BayCom that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Uniti’s shareholders.

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(b)          In addition to their obligations pursuant to Section 6.1(a), Uniti and BayCom shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. BayCom shall advise Uniti, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of BayCom Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Uniti and BayCom, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)          Subject to the terms and conditions set forth in this Agreement, BayCom and Uniti shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Uniti (in the case of BayCom) or BayCom (in the case of Uniti) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. Uniti and BayCom shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Uniti or BayCom, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

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(d)          Each of BayCom and Uniti shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of BayCom, Uniti or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          Each of BayCom and Uniti shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2           Access to Information; Current Information.

(a)          Upon reasonable notice and subject to applicable laws, each of BayCom and Uniti, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of BayCom and Uniti shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request. Uniti shall also provide the officers of BayCom and/or United Business Bank with access to the lending personnel of Uniti Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither BayCom nor Uniti nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BayCom’s or Uniti’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Uniti shall, upon the request of BayCom, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of BayCom regarding the financial condition, operations and business of Uniti and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Uniti Bank shall also provide the Chief Credit Officer of United Business Bank or his or her designee with all materials provided to members of Uniti Bank’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Uniti will deliver to BayCom all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Uniti Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC, and the DBO. Uniti will also deliver to BayCom as soon as practicable all quarterly and annual financial statements of Uniti and its Subsidiaries prepared with respect to periods ending on or after September 30, 2018. As soon as practicable after the end of each month, Uniti will deliver to BayCom in electronic form (i) the monthly deposit and loan trial balances of Uniti Bank, (ii) the monthly analysis of Uniti Bank’s investment portfolio, (iii) monthly balance sheet and income statement of Uniti and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the Uniti Disclosure Schedule for the then current period.

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(c)          During the period from the date hereof to the Effective Time, Uniti shall provide BayCom with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Uniti and Uniti Bank within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to BayCom may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to BayCom would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Uniti Board of Directors to be confidential.

(d)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of October 12, 2018 (the “Confidentiality Agreement”).

(e)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3           Shareholder Meeting. Uniti shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of California, the Uniti Articles and the Uniti Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Uniti Shareholder Meeting”) for the purpose of seeking the Uniti Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Uniti Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Uniti Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Uniti Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the Uniti shareholders approve this Agreement and the Merger (the “Uniti Board Recommendation”). Uniti shall adjourn or postpone the Uniti Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Uniti Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the Uniti Shareholder Meeting, the Uniti Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Uniti at the Uniti Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Uniti of such obligation.

6.4           Reservation of Common Stock; Nasdaq Listing.

(a)          BayCom agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BayCom Common Stock to fulfill its obligations under this Agreement.

(b)          BayCom shall use its commercially reasonable best efforts to cause the shares of BayCom Common Stock to be issued to the holders of Uniti Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

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6.5           Employee Matters.

(a)          Following the Effective Time, BayCom shall maintain or cause to be maintained employee benefit plans for the benefit of employees of Uniti and its Subsidiaries who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of BayCom or its Subsidiaries (other than Uniti and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BayCom or its Subsidiaries; and (ii) until such time as BayCom shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of BayCom or its Subsidiaries (other than Uniti and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans of Uniti and its Subsidiaries that are continued by BayCom or a BayCom Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the BayCom Benefit Plans may commence at different times with respect to each BayCom Benefit Plan).

(b)          To the extent that a Covered Employee becomes eligible to participate in a BayCom Benefit Plan, BayCom shall cause such BayCom Benefit Plan to (i) recognize prior service of such Covered Employee with Uniti, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Uniti Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any BayCom Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, BayCom or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such BayCom or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Uniti Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the Uniti Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, BayCom will treat service of a Covered Employee at Uniti or Uniti Bank as equivalent to service at BayCom for determining such Covered Employee’s eligibility and participation under the BayCom vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the BayCom plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs.

(c)          Prior to the Effective Time, Uniti shall take, and shall cause its Subsidiaries to take, all reasonable actions that may be necessary or appropriate to (i) terminate its participation in any Uniti Benefit Plan that is a multiple employer plan (and to withdraw from such plan) no later than the date immediately preceding the Effective Time, and (ii) request that the account balances of its active participants in the multiple employer plan be transferred to a successor plan designated by BayCom. Uniti shall provide BayCom and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of participation in any such multiple employer plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without BayCom’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Uniti shall provide BayCom with the final documentation evidencing that the actions contemplated herein have been effectuated.

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(d)          Prior to the Effective Time, Uniti shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by BayCom that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Uniti Benefit Plan for such period as may be requested by BayCom, (ii) facilitate the merger of any Uniti Benefit Plan into any employee benefit plan maintained by BayCom or a BayCom Subsidiary, and/or (iii) amend or terminate one or more Uniti Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(d) shall be subject to BayCom’s prior review and approval, which shall not be unreasonably withheld.

(e)          All employment, change in control and severance agreements listed in Section 3.11(a) of the Uniti Disclosure Schedule and the benefits vested under the other Uniti Benefit Plans, in each case with respect to employees, officers, directors and consultants of Uniti or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with BayCom prior to the Effective Time, shall be honored by the Surviving Company or a BayCom Subsidiary. Notwithstanding the foregoing, any change in control payment due to Uniti’s Chief Executive Officer will paid at the Closing Date. Any employee of Uniti or Uniti Bank that becomes an employee of BayCom or United Business Bank at the Effective Time who is terminated on or within one year following the Closing (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on Section 6.5(e) of the BayCom Disclosure Schedule.

(f)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BayCom or Uniti or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Uniti, BayCom or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Uniti, BayCom or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BayCom or Uniti or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Uniti Benefit Plan, BayCom Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of BayCom or Uniti or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g)          In the event that any disqualified individual of Uniti or its Subsidiaries receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Uniti will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

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6.6           Officers’ and Directors’ Tail Insurance; Indemnification.

(a)          Uniti shall purchase, prior to the Effective Time, a prepaid “tail” policy providing single limit equivalent coverage to its current officers’ and directors’ liability insurance coverage with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 200% of the annual premium for its current insurance coverage. If such prepaid “tail” policy has been obtained by Uniti prior to the Effective Time, BayCom shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by BayCom and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Uniti may be required to make application and provide customary representations and warranties to Uniti’s insurance carrier for the purpose of obtaining such insurance.

(b)          For six (6) years from and after the Effective Time, BayCom shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Uniti or any of its Subsidiaries (each, an “Uniti Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BayCom, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Uniti Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Uniti or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Uniti and its Subsidiaries and to the fullest extent otherwise permitted by law.

(c)          In connection with the indemnification provided pursuant to Section 6.6(b), BayCom and/or a BayCom Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Uniti Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Uniti Indemnified Party or multiple Uniti Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to BayCom and (ii) will cooperate in the defense of any such matter.

(d)          This Section 6.6 shall survive the Effective Time, is intended to benefit each Uniti Indemnified Party (each of whom shall be entitled to enforce this Section against BayCom), and shall be binding on all successors and assigns of BayCom.

(e)          In the event BayCom or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of BayCom assume the obligations set forth in this Section 6.6.

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6.7           No Solicitation.

(a)          Uniti agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Uniti and its Subsidiaries (the “Uniti Individuals”) not to, and will use its commercially reasonable best efforts to cause Uniti’s and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Uniti Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Uniti Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Uniti will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than BayCom with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)          Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Uniti Shareholder Approval, in the event Uniti receives an unsolicited Acquisition Proposal and the Board of Directors of Uniti determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Uniti may, and may permit its Subsidiaries and the Uniti Individuals and the Uniti Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Uniti than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Uniti Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Uniti determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)          The Board of Directors of Uniti shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to BayCom, the Uniti Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to BayCom the Uniti Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Uniti (including any committee thereof) may, at any time prior to obtaining the Uniti Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Uniti determines in good faith (after consultation with Uniti’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Uniti may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given BayCom at least four (4) business days, following BayCom’s initial receipt of written notice that the Board of Directors of Uniti has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by BayCom, the Board of Directors of Uniti determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

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(d)          Uniti will promptly (and in any event within two (2) business days) advise BayCom in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep BayCom apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)          As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Uniti or Uniti Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Uniti or Uniti Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Uniti concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8           Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Uniti and BayCom shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9           Correction of Information. Each of Uniti and BayCom shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11         Integration. From and after the date hereof, Uniti shall, and shall cause Uniti Bank and its and Uniti Bank’s directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit United Business Bank to train Uniti Bank employees who are expected to continue employment with United Business Bank, including excusing such employees from their duties for the purpose of training and orientation by United Business Bank following reasonable advance notice and (ii) cause Uniti Bank’s data processing consultants and software providers to, cooperate and assist Uniti Bank and United Business Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of Uniti Bank to the United Business Bank system to occur after the Effective Time, in each case without undue disruption to Uniti Bank’s business, during normal business hours and at the expense of BayCom or United Business Bank (not to include Uniti Bank’s regular employee payroll).

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6.12         Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, Uniti shall cause the Chief Executive Officer, Chief Operating Officer, Chief Credit Officer, and Chief Financial Officer of Uniti Bank, as may be appropriate, to assist and confer with the officers of United Business Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of United Business Bank, as the resulting bank in the Bank Merger.

6.13         Delivery of Agreements. Uniti shall cause each of the Voting Agreements and the Non-Compete Agreements to be executed and delivered to BayCom prior to or simultaneously with the execution of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Uniti and BayCom, at or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval. The Uniti Shareholder Approval shall have been obtained.

(b)          Nasdaq Listing. The shares of BayCom Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)          Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of BayCom including any condition that would increase the minimum regulatory capital requirements of BayCom or United Business Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2           Conditions to Obligations of BayCom. The obligation of BayCom to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by BayCom, at or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Uniti set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

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(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker’s Fees), and Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)	the representations and warranties in Section 3.3 (Authority; No Violation), Section 3.8 (Books and Records) as to stock and ownership records and Section 3.24 (Uniti Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of Uniti shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Uniti has had or would reasonably be expected to result in a Material Adverse Effect on Uniti;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and BayCom shall have received a certificate signed on behalf of Uniti by the Chief Executive Officer or the Chief Operating Officer of Uniti to the foregoing effect.

(b)          Performance of Obligations of Uniti. Uniti shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and BayCom shall have received a certificate signed on behalf of Uniti by the Chief Executive Officer or the Chief Operating Officer of Uniti to such effect.

(c)          Dissenting Shares. Dissenting Shares shall be less than four percent (4%) of the issued and outstanding shares of Uniti Common Stock.

(d)          Third Party Consents. Uniti shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit F in form and substance reasonably satisfactory to BayCom, to enable BayCom or a BayCom Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e)          Opinion of Tax Counsel. BayCom shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to BayCom, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of BayCom and Uniti.

7.3           Conditions to Obligations of Uniti. The obligation of Uniti to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Uniti, at or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of BayCom set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

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(A)	the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true and correct as of such date;

(B)	the representations and warranties in Section 4.3 (Authority; No Violation) and Section 4.20 (BayCom Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of BayCom shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of BayCom has had or would reasonably be expected to result in a Material Adverse Effect on BayCom;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Uniti shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to the foregoing effect.

(b)          Performance of Obligations of BayCom. BayCom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Uniti shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to such effect.

(c)          Opinion of Tax Counsel. Uniti shall have received an opinion from Young H. Park, special counsel to Uniti, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Young H. Park may require and rely upon representations contained in letters from each of BayCom and Uniti.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Uniti Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)          by the written mutual consent of Uniti and BayCom;

(b)          by either Uniti or BayCom, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

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(c)          by either Uniti or BayCom, if the Merger shall not have been consummated on or before September 1, 2019, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)          by either Uniti or BayCom (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Uniti, in the case of a termination by BayCom, or BayCom, in the case of a termination by Uniti, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)          by BayCom if (i) the Board of Directors of Uniti (or any committee thereof) shall have failed to make the Uniti Board Recommendation or made a Change in Recommendation or (ii) Uniti shall have materially breached any of the provisions set forth in Section 6.7 or (iii) Uniti shall have refused to call or hold the Uniti Shareholder Meeting (unless this Agreement is terminated prior to the Uniti Shareholder Meeting pursuant to Section 8.1(f);

(f)          by Uniti prior to obtaining the Uniti Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Uniti has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)          by either Uniti or BayCom, if the provisions of Section 8.1(e) are not applicable and the shareholders of Uniti fail to provide the Uniti Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

8.2           Effect of Termination. In the event of termination of this Agreement by either Uniti or BayCom as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Uniti, BayCom, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3           Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Uniti, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by BayCom, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

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8.4           Termination Fee and Liquidated Damages.

(a)          If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Uniti shall immediately following such termination pay BayCom an amount equal to $2.0 million (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Uniti shall, simultaneously with such termination and as a condition thereof, pay BayCom the Termination Fee, in each case in same-day funds.

(b)          If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Uniti or Uniti Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Uniti shall immediately pay BayCom the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)          The payment of the Termination Fee shall fully discharge Uniti from any and all liability under this Agreement and related to the transactions contemplated herein, and BayCom shall not be entitled to any other relief or remedy against Uniti. If the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), BayCom shall have the right to pursue any and all remedies available to it against Uniti on account of the willful and material breach by Uniti of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a).

(d)          In the event of a willful and material breach by BayCom of any of the provisions of this Agreement resulting in the Merger not being consummated on or before September 1, 2019, BayCom shall immediately pay Uniti liquidated damages of $1.0 million in same-day funds.

(e)          In the event of a willful and material breach by Uniti of any of the provisions of this Agreement resulting in the Merger not being consummated on or before September 1, 2019, and if the Termination Fee is not payable, Uniti shall immediately pay BayCom liquidated damages of $1.0 million in same day funds.

(f)          With respect to the Termination Fee and liquidated damages provided in this Section, the parties hereto agree that it would be impracticable or extremely difficult to fix actual damages. Each party acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the party that owes a payment pursuant to this Section 8.4 fails to promptly pay the amount due pursuant to this Section 8.4, and, in order to obtain such payment, another party commences a suit that results in a final, nonappealable judgment against such owing party for the applicable amount set forth in this Section 8.4 or any portion of such fee, such owing party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

8.5           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Uniti; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Uniti, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of Uniti under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

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8.6          Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to BayCom, to:

BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956

Attention: George J. Guarini, President and Chief Executive Officer

Email: gguarini@bcb-ca.com

with a copy to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W.

Suite 200

Washington, D.C. 20007

Attention: Dave M. Muchnikoff

Email: dmm@sfttlaw.com

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(b)          if to Uniti, to:

Uniti Financial Corporation

6301 Beach Boulevard

Buena Park, CA 90621

Attention: Jessica Lee, Executive Vice President

Email: jessica.lee@uniti.bank.com

with a copy to:

Young H. Park

1234 Wilshire Blvd.

Unit 501

Los Angeles, CA 90017

Email: yhpark130@gmail.com

9.4          Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5          Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6          Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7          Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of California and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

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9.8           Publicity. Neither Uniti nor BayCom shall, and neither Uniti nor BayCom shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of BayCom, in the case of a proposed announcement or statement by Uniti, or Uniti, in the case of a proposed announcement or statement by BayCom; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10         Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11         Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Uniti, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

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9.12         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

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BayCom and Uniti have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BAYCOM CORP

By:	/s/ George J. Guarini
	Name:	George J. Guarini
	Title:	President and Chief Executive Officer

UNITI FINANCIAL CORPORATION

By:	/s/ Yong Oh
	Name:	Yong Oh
	Title:	Chairman of the Board

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EXHIBIT A

FORM OF

UNITI VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of December 7, 2018, by and between the undersigned holder (“Shareholder”) of common stock of Uniti Financial, Corporation, a California corporation (“Uniti”), and BayCom Corp, a California corporation (“BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and Uniti are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Uniti will merge with and into BayCom, with BayCom as the surviving entity, (the “Merger”), and in connection with the Merger, each outstanding share of Uniti Common Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BayCom Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Uniti Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of Uniti Common Stock Subject to this Agreement” (such shares, together with any additional shares of Uniti Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of BayCom to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, BayCom entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BayCom in connection therewith, Shareholder and BayCom agree as follows:

Section 1.          Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the Uniti Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BayCom, Shareholder shall:

(a)          appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b)          vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of Uniti and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Uniti contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Uniti, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.          No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Uniti Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of the exercise price or any related withholding taxes owed by the holder of an Uniti Stock Option who exercises a Uniti Stock Option and (e) such transfers as BayCom may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.           Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with BayCom as follows:

(a)          Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)          This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BayCom, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(c)          The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)          Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of Uniti other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Uniti Stock Options.

Section 4.          No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of Uniti, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BayCom) any information or data with respect to Uniti or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Uniti’s shareholders with respect to an Acquisition Proposal.

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Section 5.          Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of BayCom to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BayCom if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BayCom will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BayCom has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BayCom seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BayCom shall have the right to inform any third party that BayCom reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BayCom hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BayCom set forth in this Agreement may give rise to claims by BayCom against such third party.

Section 6.          Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.          Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.          Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.          Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.         Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Uniti and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of Uniti, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of Uniti, if applicable.

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Section 11.         Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 12         Disclosure. Shareholder hereby authorizes Uniti and BayCom to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 13.         Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of Uniti Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

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EXHIBIT B

FORM OF

RESIGNATION, NON-COMPETITION, AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Competition and Non-Disclosure Agreement (“Agreement”), is dated as of December 7, 2018, by and between ________________________, an individual resident of the State of _____________ (“Director”), and BayCom Corp, a California corporation and its wholly-owned subsidiary, United Business Bank (collectively “BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and Uniti Financial Corporation, a California corporation (“Uniti”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Uniti will merge with and into BayCom, with BayCom as the surviving entity (the “Merger”);

WHEREAS, Director is a shareholder of Uniti and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Uniti Common Stock held by Director;

WHEREAS, the goodwill associated with the acquisition of Director’s shares of Uniti by BayCom through the Merger is of significant value and is critical to BayCom’s decision to consummate the Merger.

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Uniti or its wholly owned subsidiary, Uniti Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, BayCom will succeed to all of the Confidential Information and Trade Secrets, for which BayCom as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of Uniti and Uniti Bank, including Director, execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BayCom and Director, each intending to be legally bound, covenant and agree as follows:

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Section 1.          Resignation. The Director does hereby resign, to the extent applicable, as a member of the board of directors and, if applicable, as an executive officer of Uniti at the Effective Time and, to the extent applicable, as a member of the board of directors and as an executive officer of Uniti Bank at the time of the consummation of the merger of Uniti Bank with and into United Business Bank; provided, that, such resignation as an executive officer shall have no effect on any agreements then in effect between the Director, on the one hand, and Uniti, Uniti Bank, BayCom and/or United Business Bank, on the other hand.

Section 2.          Restrictive Covenants.

(a)          BayCom and the Director acknowledge and agree that: (i) various business connections, clientele and customers have been established by Uniti and Uniti Bank (collectively the “Uniti Entities”) and will be maintained at a great expense to BayCom; (ii) by virtue of the Director’s service as a member of the boards of directors and/or executive officer of the Uniti Entities, the Director has become familiar with the identity and the business needs of the customers and clientele of the Uniti Entities; and (iii) BayCom will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage BayCom does not have an adequate remedy at law. Director acknowledges that (i) BayCom has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b)          Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director expressly covenants and agrees with BayCom as follows:

(i)          For a period beginning at the Effective Time and ending two (2) years after the Effective Time (the “Restricted Period”), the Director shall not, unless acting with the prior written consent of BayCom, whether for the Director’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”) (A) refer any customer, as of the Effective Time, including but not limited to loan, deposit and asset management customers, of the Uniti Entities to any Competing Business (as defined in this Section below) other than the financial institution subsidiaries of BayCom; (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Uniti Entity customer as of the Effective Time, including actively sought prospective customers of Uniti Bank, for the purpose of providing products or services by a Competing Business; (C) induce any Uniti Entity customer as of the Effective Time to terminate or reduce any aspect of its relationship with BayCom or any of its financial institution subsidiaries in any material respect; (D) except as an officer, director, employee or consultant of BayCom or any of its financial institution subsidiaries, and as expressly provided on Schedule I to this Agreement, participate as an director, manager, officer or employee or consultant of a Competing Business that has an office located within the Restricted Territory (as defined in this Section below), (E) invest in any financial institution or financial institution in formation located in Orange County, California, or (F) solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of BayCom or any of its financial institution subsidiaries, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or vendor or service provider doing business with, BayCom or any of its financial institution subsidiaries to terminate his, her or its employment or independent contractor relationship with BayCom or any of its financial institution subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of BayCom or any of its financial institution subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

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(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or similar to the products or services of BayCom, United Business Bank or the Uniti Entities as such exist or are contemplated as of Effective Time;

(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof) and;

(c)	“Restricted Territory” means the area within 40 miles of any Uniti Bank branch office.

(ii)         Director will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than BayCom and its financial institution subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the Uniti Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the Uniti Entities (including that which gives Uniti Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of any of the Uniti Entities that is not commonly known by or available to competitors of Uniti Bank or United Business Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, or (d) information that has otherwise entered the public domain through lawful means. In the event that Director is required by law to disclose any Confidential Information and Trade Secrets, Director will: (A) if and to the extent permitted by such law provide BayCom with prompt notice of such requirement prior to the disclosure so that BayCom may waive the requirements of this Agreement or seek an appropriate protective order at BayCom’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Director is required to be disclosed.

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(iii)        During the Restricted Period, the Director will not make any remarks or statements, whether orally or in writing, about BayCom or any of its financial institution subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

Section 3.          Specific Performance. Director acknowledges that irreparable loss and injury would result to BayCom upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BayCom may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Director has violated any of the provisions of Section 2, BayCom’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of Section 2. In the event of any legal action between the Director and BayCom under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 4.          Termination. This Agreement may be terminated at any time by the written consent of BayCom and the Director, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) two (2) years following the Effective Time, subject to any extension of the time period under Section 2(b)(iv). Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 5.          Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

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If to BayCom:	BayCom Corp.
500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94956
	Attn:	George J. Guarini, President and
Chief Executive Officer
	E-mail:	gguarini@ubb-us.com

If to Director:	The address of the Director’s principal residence as it appears in the Uniti’s records as of the date hereof, as subsequently modified by the Director’s provision of notice regarding the same to BayCom.

Section 6.          Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 7.          Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and BayCom. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.          Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.          Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

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Section 10.         Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and BayCom’s successors in interest.

Section 11.         Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Non-Competition and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 2(b) (i)(B) and (D) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

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exhibit c

FORM OF

RESIGNATION, NON-COMPETITION, AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Competition and Non-Disclosure Agreement (“Agreement”), is dated as of December 7, 2018, by and between ________________________, an individual resident of the State of _____________ (“Director”), and BayCom Corp, a California corporation and its wholly-owned subsidiary, United Business Bank (collectively “BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and Uniti Financial Corporation, a California corporation (“Uniti”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Uniti will merge with and into BayCom, with BayCom as the surviving entity (the “Merger”);

WHEREAS, Director is a shareholder of Uniti and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Uniti Common Stock held by Director, consideration received for stock options owned at the time of the Merger and [a change of control payment];

WHEREAS, the goodwill associated with the acquisition of Director’s shares of Uniti by BayCom through the Merger is of significant value and is critical to BayCom’s decision to consummate the Merger.

WHEREAS, prior to the date hereof, Director has served as an executive officer of Uniti’s wholly-owned subsidiary Uniti Bank and as a member of the Board of Directors of Uniti and Uniti Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, BayCom will succeed to all of the Confidential Information and Trade Secrets, for which BayCom as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of Uniti and Uniti Bank, including Director, execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BayCom and Director, each intending to be legally bound, covenant and agree as follows:

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Section 1.          Resignation. The Director does hereby resign, to the extent applicable, as a member of the board of directors and, if applicable, as an executive officer of Uniti at the Effective Time and, to the extent applicable, as a member of the board of directors and as an executive officer of Uniti Bank at the time of the consummation of the merger of Uniti Bank with and into United Business Bank; provided, that, such resignation as an executive officer shall have no effect on any agreements then in effect between the Director, on the one hand, and Uniti, Uniti Bank, BayCom and/or United Business Bank, on the other hand.

Section 2.          Restrictive Covenants.

(c)          BayCom and the Director acknowledge and agree that: (i) various business connections, clientele and customers have been established by Uniti and Uniti Bank (collectively the “Uniti Entities”) and will be maintained at a great expense to BayCom; (ii) by virtue of the Director’s service as a member of the boards of directors and/or executive officer of the Uniti Entities, the Director has become familiar with the identity and the business needs of the customers and clientele of the Uniti Entities; and (iii) BayCom will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage BayCom does not have an adequate remedy at law. Director acknowledges that (i) BayCom has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(d)          Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director expressly covenants and agrees with BayCom as follows:

(i)          For a period beginning at the Effective Time and ending two (2) years after the Effective Time (the “Restricted Period”), the Director shall not, unless acting with the prior written consent of BayCom, whether for the Director’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”) (A) refer any customer, as of the Effective Time, including but not limited to loan, deposit and asset management customers, of the Uniti Entities to any Competing Business (as defined in this Section below) other than the financial institution subsidiaries of BayCom; (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Uniti Entity customer as of the Effective Time, including actively sought prospective customers of Uniti Bank, for the purpose of providing products or services by a Competing Business; (C) induce any Uniti Entity customer as of the Effective Time to terminate or reduce any aspect of its relationship with BayCom or any of its financial institution subsidiaries in any material respect; (D) except as an officer, director, employee or consultant of BayCom or any of its financial institution subsidiaries, and as expressly provided on Schedule I to this Agreement, participate as an director, manager, officer or employee or consultant of a Competing Business that has an office located within the Restricted Territory (as defined in this Section below), (E) invest in any financial institution or financial institution in formation located in Orange County, California, or (F) solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of BayCom or any of its financial institution subsidiaries, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or vendor or service provider doing business with, BayCom or any of its financial institution subsidiaries to terminate his, her or its employment or independent contractor relationship with BayCom or any of its financial institution subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of BayCom or any of its financial institution subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

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(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or similar to the products or services of BayCom, United Business Bank or the Uniti Entities as such exist or are contemplated as of Effective Time;

(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof) and;

(c)	“Restricted Territory” means the area within 40 miles of any Uniti Bank branch office.

(ii)         Director will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than BayCom and its financial institution subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the Uniti Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the Uniti Entities (including that which gives Uniti Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of any of the Uniti Entities that is not commonly known by or available to competitors of Uniti Bank or United Business Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, or (d) information that has otherwise entered the public domain through lawful means. In the event that Director is required by law to disclose any Confidential Information and Trade Secrets, Director will: (A) if and to the extent permitted by such law provide BayCom with prompt notice of such requirement prior to the disclosure so that BayCom may waive the requirements of this Agreement or seek an appropriate protective order at BayCom’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Director is required to be disclosed.

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(iii)        During the Restricted Period, the Director will not make any remarks or statements, whether orally or in writing, about BayCom or any of its financial institution subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

Section 3.          Release.

(a)          From and after the Effective Time, Director on Director’s own behalf and on behalf of Director’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Director (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES (the “Release”) Uniti and Uniti Bank and their respective current and former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including BayCom and its subsidiary United Business Bank), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Director, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Director ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of Uniti or Uniti Bank of which Director is a party or is otherwise a beneficiary thereof, (b) any rights or claims for benefits (other than any severance or deferred compensation) under benefit plans of Uniti Bank (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of Uniti Bank or any affiliates of Uniti Bank, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

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(b)          Without limiting the scope of the Release in any way, Director certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Director. If Director is age 40 or over, (a) he is aware of his right to revoke the Release at any time within the seven (7)-day period following the date he signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) he has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Director is not required to wait forty-five (45) days before signing the Release.

(e)          Director agrees that because the Release specifically covers known and unknown claims, Director waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Director hereby expressly waives any rights Director may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Director does not know or suspect to exist in Director’s favor at the time of executing the Release. Director understands and acknowledges that Director may discover facts different from, or in addition to, those which Director knows or believes to be true with respect to the claims released herein, and agrees that the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Director discovers that any fact relied upon in entering into the Release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Director shall not be entitled to any relief as a result thereof, and Director surrenders any rights Director might have to rescind the Release on any ground. Such Release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

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(d)          Director hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Director (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Director shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

(e)          Director acknowledges that Director (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Director is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Director may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Director must send a written notice of revocation to BayCom at the address set forth in Section 6 of this Agreement.

(f)          Director represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

Section 4.          Specific Performance. Director acknowledges that irreparable loss and injury would result to BayCom upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BayCom may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Director has violated any of the provisions of Section 2, BayCom’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of Section 2. In the event of any legal action between the Director and BayCom under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 5.          Termination. This Agreement may be terminated at any time by the written consent of BayCom and the Director, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) two (2) years following the Effective Time, subject to any extension of the time period under Section 2(b)(iv). Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

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Section 6.          Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to BayCom:	BayCom Corp.
500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94956
	Attn:	George J. Guarini, President and
Chief Executive Officer
	E-mail:	gguarini@ubb-us.com

If to Director:	The address of the Director’s principal residence as it appears in the Uniti’s records as of the date hereof, as subsequently modified by the Director’s provision of notice regarding the same to BayCom.

Section 7.          Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 8.          Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and BayCom. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.          Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

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Section 10.         Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 11.         Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and BayCom’s successors in interest.

Section 12.         Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Non-Competition and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 2(b) (i)(B) and (D) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

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EXHIBIT D

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement”), is made and entered into by and between, BayCom Corp, a California corporation (“BayCom”), and Uniti Financial Corp, a California corporation (“Uniti”).

WHEREAS, the Boards of Directors of BayCom and Uniti have approved, and deem it advisable and in the best interests of BayCom, Uniti and their respective shareholders, that BayCom and Uniti consummate the business transaction provided for in this Agreement in which Uniti would merge with and into BayCom (the “Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of December 7, 2018 by and between BayCom and Uniti (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that Uniti shall be merged with and into BayCom in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and become effective on the date and at the time that this Agreement of Merger and all other requisite accompanying certificates are filed with the California Secretary of State (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Uniti shall be merged with and into BayCom and the separate corporate existence of Uniti shall cease. BayCom shall be the surviving corporation (the “Surviving Corporation”) in the Merger. At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of Uniti shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Uniti, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Uniti, and the title to any real estate vested by deed or otherwise in Uniti shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Uniti shall be preserved unimpaired and all debts, liabilities and duties of Uniti shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. The separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “BayCom Corp.”

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(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of BayCom as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(e) Board of Directors and Officers. The directors and officers of BayCom at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Further Actions. Uniti shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a) Shares of Uniti.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of Uniti common stock, each share of Uniti common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law) shall converted into the right to receive (i) 0.07234 shares of BayCom common stock, together with any cash in lieu of fractional shares, and (ii) $2.30 cash.

(ii) Notwithstanding any other provision of this Agreement of Merger, no fractional shares of BayCom common stock will be issued and any holder of shares of Uniti common stock entitled to receive a fractional share of BayCom common stock shall be entitled to receive a cash payment in lieu thereof, which payment shall be determined by multiplying (i) the BayCom Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Uniti common stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive hereunder. For purposes of this section, “BayCom Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom common stock on the Nasdaq Stock Market, Inc. (the “Nasdaq”), for the five (5) consecutive trading days immediately preceding the Closing Date and “Closing Date” means the date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the Plan of Merger (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties.

(iii) Any shares of Uniti common stock that are owned immediately prior to the Effective Time by Uniti, BayCom or any BayCom subsidiary (other than shares of Uniti common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Uniti common stock held, directly or indirectly, by Uniti, BayCom or any BayCom subsidiary in respect of a debt previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

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(iv) Shares of Uniti common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 3(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(v) At the Effective Time, the stock transfer books of Uniti will be closed and no transfer of Uniti common stock theretofore outstanding will thereafter be made.

(b) Shares of BayCom. All shares of BayCom common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

Section 3. General Provisions.

(a) Satisfaction of Conditions and Obligations by Uniti. The obligations of Uniti to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Uniti under the Plan of Merger, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by BayCom.

(b) Satisfaction of Conditions and Obligations by BayCom. The obligations of BayCom to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of BayCom under the Plan of Merger, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Uniti.

(c) Termination. This Agreement may, by the mutual consent and action of the Boards of Directors of BayCom and Uniti, be abandoned at any time before the filing of this Agreement of Merger with the California Secretary of State. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(d) Amendment. This Agreement may be amended by BayCom and Uniti at any time prior to the Effective Time without the approval of the shareholders of BayCom or Uniti with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Uniti shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

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Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President/CEO

By:
Name:	Keary L. Colwell
Title:	Corporate Secretary

UNITI FINANCIAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

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Certificate of Approval

of

Agreement of Merger

George J. Guarini and Keary L. Colwell certify that:

1.	They are the President and the Corporate Secretary, respectively, of BayCom Corp, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors.

3.	No shareholder approval was required for the Agreement of Merger pursuant to Section 1201(b) of the California Corporations Code as the shareholders of BayCom Corp immediately prior to merger will continue to own more than five-sixths of the outstanding shares of BayCom after the merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2019
George J. Guarini, President

Keary L. Colwell, Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

____________________ and ____________________ certify that:

1.	They are the ______________ and the Corporate Secretary of Uniti Financial Corporation, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Uniti Financial Corporation.

3.	Uniti Financial Corporation has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of _____ shares or ____% of the outstanding shares entitled to vote of Uniti Financial Corporation. The vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2019
___________________, President

___________________, Corporate Secretary

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EXHIBIT E

BANK AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of ________ __, 2019 (this “Merger Agreement”), is made and entered into by and between United Business Bank, a California state-chartered banking corporation and wholly-owned subsidiary of BayCom Corp (“United Business Bank”) and Uniti Bank, a California state-chartered banking corporation.

WHEREAS, BayCom Corp, a California corporation and bank holding company of United Business Bank and Uniti Financial Corporation, a California corporation and bank holding company of Uniti Bank, have entered into an Agreement and Plan of Merger, dated as of December 7, 2018 (the “Plan of Merger”), providing, among other things, for the merger of Uniti Bank with and into United Business Bank, with United Business Bank surviving the merger (the “Bank Merger”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan of Merger.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Merger Agreement and the Plan of Merger, the parties to this Merger Agreement hereby agree that Unit Bank shall be merged with and into United Business Bank in accordance with the provisions of the laws of the State of California and upon the terms and subject to the conditions set forth as follows:

1.	The Bank Merger.

(a)          Effective Time. The Bank Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and the California Financial Code, and the Bank Merger shall become effective upon the filing of a copy of this Merger Agreement (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the California Commissioner of Business Oversight. (the “Bank Merger Effective Time)

.

(b)          Effect of the Merger. At the Bank Merger Effective Time, Uniti Bank shall be merged with and into United Business Bank and the separate corporate existence of Uniti Bank shall cease. United Business Bank shall be the Surviving Bank (the “Surviving Bank”) in the Bank Merger. At such time, without other transfer, all the property, rights, privileges, powers and franchises of Uniti Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Uniti Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. The separate existence of the Surviving Bank as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(c)          Name. The name of the Surviving Bank shall be “United Business Bank.”

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2.	Corporate Governance.

(a)          Articles of Incorporation; Bylaws. From and after the Bank Merger Effective Time and until thereafter amended in accordance with applicable law, (i) the articles of incorporation of United Business Bank as in effect immediately prior to the Bank Merger Effective Time shall be the articles of incorporation of the Surviving Bank; and (ii) the bylaws of United Business Bank as in effect immediately prior to the Bank Merger Effective Time shall be the bylaws of the Surviving Bank.

(b)          Board of Directors. At the Bank Merger Effective Time, the directors and corporate officers of the Surviving Bank shall be those persons who are the directors and corporate officers of United Business Bank immediately prior to the Bank Merger Effective Time, and they shall continue to hold office from and after the Bank Merger Effective Time until they shall have resigned or shall have been legally removed or until respective successors shall have been elected and qualified.

3.	Effect of Merger on Outstanding Shares.

In and by virtue of the Bank Merger and at the Bank Merger Effective Time, pursuant to this Merger Agreement, the shares of United Business Bank common stock (“United Business Bank Stock”) and the shares of Uniti Bank common Stock (“Uniti Stock”) outstanding at the Bank Merger Effective Time shall be treated as follows:

(a)          United Business Bank Stock. Each share of United Business Bank Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall remain an issued and outstanding share of common stock of United Business Bank and shall not be affected by the Bank Merger.

(b)          Uniti Bank Stock. Each share of Uniti Bank Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

4.	General Provisions.

(a)          Termination and Agreement. The obligations of the parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Plan of Merger. Notwithstanding shareholder approval of this Merger Agreement, this Merger Agreement shall terminate forthwith in the event that the Plan of Merger shall be terminated as therein provided prior to the Bank Merger Effective Time.

(b)          Amendment. Subject to applicable law, this Merger Agreement may be amended by Uniti Bank and United Business Bank at any time prior to the Bank Merger Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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(c)          Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other.

(d)          Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(e)          Counterparts. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNITED BUSINESS BANK

By:
Name:	George J. Guarini
Title:	President/CEO

By:
Name:	Keary L. Colwell
Title:	Corporate Secretary

UNITI BANK

By:
Name:
Title:

By:
Name:
Title:

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Certificate of Approval

of

Agreement of Merger

George J. Guarini and Keary L. Colwell certify that:

1.	They are the President and the Corporate Secretary, respectively, of United Business Bank, a California state-chartered bank.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors.

3.	No shareholder approval was required for the Agreement of Merger pursuant to Section 1201(b) of the California Corporations Code as all the shareholders of United Business Bank immediately prior to the merger will continue to own all the outstanding shares of United Business Bank after the merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2019
George J. Guarini, President

Keary L. Colwell, Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

____________________ and ____________________ certify that:

1.	They are the ______________ and the Corporate Secretary of Uniti Bank, a California state-chartered bank.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Uniti Bank.

3.	Uniti Bank has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of the sole shareholder of Uniti Bank which equaled 100% of the outstanding shares. The vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2019
___________________, President

___________________, Corporate Secretary

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APPENDIX B

December 7, 2018

Board of Directors

Uniti Financial Corporation

6301 Beach Boulevard

Suite 100

Buena Park, CA 90621

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders (the “Shareholders”) of Uniti Financial Corporation, Buena Park, California (the “Company”), along with its wholly owned subsidiary, Uniti Bank, (“UB”), of the proposed consideration to be received by the Company’s Shareholders in the proposed merger of the Company with and into BayCom Corp (“BCC”), a California corporation and sole shareholder of Bay Commercial Bank, Walnut Creek, California (“BCB”), a California state-chartered bank (the “Transaction”). In the proposed Transaction, the Company’s Shareholders will receive fixed consideration of $2.30 in cash and 0.07234 shares of BCC common stock (the “Per Share Consideration”), subject to the terms and conditions of the Agreement and Plan of Reorganization by and among BCB, BCC, the Company and UB. Based on the closing price of BCC stock (NASDAQ: BCML) on December 6, 2018 of $23.57, the stock component of the Per Share Consideration is $1.71. In aggregate, based upon 15,415,587 shares outstanding of the Company, the Shareholders will receive $35,455,850 in cash and 1,115,164 shares of BCB, representing consideration of $26,284,405, or $64,103,429 in total aggregate consideration, including $2,363,174 in for options cashed out based on a weighted strike of $1.90 and 1,126,797 options (collectively the “Merger Consideration”).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Transaction are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

FIG Partners LLC ("FIG"), as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of FIG and its affiliates may from time to time effect transactions and hold securities of the Company or BCML; to the extent that we have any such position as of the date of this opinion it has been disclosed to the Company and BCML. This opinion has been reviewed and approved by FIG’s Fairness Committee. In addition, FIG has not had a material relationship with the Company for which we have received compensation during the prior two years. FIG has had a material relationship with BCML for which we have received compensation during the prior two years.

B-1

We were retained by the Company to act as its exclusive financial advisor in connection with the proposed Transaction and in rendering this fairness opinion. We will receive compensation from the Company in connection with our services, including a fee for rendering this opinion and a fee that is contingent upon the successful completion of the Transaction. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

•	reviewed the Agreement and Plan of Merger, dated December 7, 2018 (the “Agreement”);

•	familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future of the financial performance of the Company and BayCom;

•	reviewed certain financial statements, both audited and unaudited, and related financial information of the Company and BayCom, including quarterly reports filed by the parties with the FDIC;

•	reviewed certain publicly available business and financial information concerning BCML including its annual reports, Forms 10Q and S-1 and proxy statements filed with the SEC, and all reports filed with the FDIC and FRY-9C filed with the Federal Reserve

•	compared certain aspects of the financial performance of the Company and BayCom with similar data available for certain other financial institutions;

•	reviewed certain trading characteristics of the common stock of the Company and BayCom relative to other financial institutions deemed similar;

•	reviewed the potential amount and timing of cost savings expected to be achieved in the acquisition;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and holding companies that we considered relevant; and

•	performed such other analyses and considered other factors as we have deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

B-2

In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and BCB and in the discussions with the Company and BCB’s management teams. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Company and BCB and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company or BCB or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or BCB nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement. We have assumed that the proposed Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Company and BCB. In rendering this opinion, we have been advised by both the Company and BCB and we have assumed that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by the Company to engage in the proposed Transaction and does not constitute a recommendation to any Shareholder of the Company as to how such Shareholder should vote on the proposed Transaction or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Transaction by any officer, director, or employee, or class of such persons.

This letter is solely for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the Company’s Shareholders in connection with the proposed Transaction if and only if this letter is quoted in full or attached as an exhibit to such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the Shareholders of the Company under the Agreement is fair from a financial perspective.

Sincerely,

FIG PARTNERS, LLC

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APPENDIX C

DISSENTERS’ RIGHTS UNDER THE CALIFORNIA CORPORATIONS CODE

Sections 1300-1313 of the California Corporations Code (Dissenters’ Rights)

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

(Chapter 13 added by Stats. 1975, Ch. 682.)

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2012, Ch. 473, Sec. 1. (AB 1680) Effective January 1, 2013.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

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(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

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(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

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(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

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(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

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APPENDIX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2018
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to

Commission File Number: 001-38483

BAYCOM CORP

(Exact name of registrant as specified in its charter)

California	37-1849111
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Ygnacio Valley Road, Walnut Creek, California	94596
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 476-1800

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, no par value per share	The Nasdaq Stock Market LLC
(Title of Each Class)	(Name of Each Exchange on Which Registered)

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐ NO ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files) YES ☒ NO ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒
Smaller reporting company	☐	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). YES ☐ NO ☒

The aggregate market value of the common stock held by nonaffiliates of the registrant, based on the closing sales price of the registrant’s common stock as quoted on the NASDAQ Global Select Market on June 30, 2018, was $269.0 million (10,869,275 shares at $24.75 per share). For purposes of this calculation, common stock held by officers and directors of the registrant was included.

As of March 12, 2019, the registrant had 10,891,564 shares of common stock issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE: None.

BAYCOM CORP

2018 ANNUAL REPORT ON FORM 10-K

As used throughout this report, the terms “we,” “our,” “us,” “BayCom,” or the “Company” refer to BayCom Corp and its consolidated subsidiary, United Business Bank, which we sometimes refer to as the “Bank,” unless the context otherwise requires.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Annual Report on Form 10-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to:

•	expected revenues, cost savings, synergies and other benefits from our recent merger with Bethlehem Financial Corporation (“BFC”) or our pending merger with Uniti Financial Corporation (the “Uniti Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses;

•	changes in economic conditions in general and in California, Washington, and New Mexico;

•	changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates;

•	our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	secondary market conditions for loans and our ability to sell loans in the secondary market;

•	results of examinations of us by regulatory authorities and the possibility that any such regulatory authority may, among other things, limit our business activities, require us to change our business mix, increase our allowance for loan and lease losses, write-down asset values or increase our capital levels, affect our ability to borrow funds or maintain or increase deposits;

•	risks related to our acquisition strategy, including our ability to identify future suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the need for capital to finance such transactions, our ability to obtain required regulatory approvals and possible failures in realizing the anticipated benefits from acquisitions;

•	challenges arising from attempts to expand into new geographic markets, products, or services;

•	future goodwill impairment due to changes in our business, market conditions, or other factors;

•	legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, and regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the implementing regulations;

•	our ability to attract and retain deposits;

•	our ability to control operating costs and expenses;

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•	the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuation;

•	difficulties in reducing risk associated with the loans and securities on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	the effectiveness of our risk management framework;

•	disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions, which could expose us to litigation or reputational harm;

•	an inability to keep pace with the rate of technological advances;

•	our ability to retain key members of our senior management team and our ability to attract, motivate and retain qualified personnel;

•	costs and effects of litigation, including settlements and judgments;

•	our ability to implement our business strategies and manage our growth;

•	liquidity issues, including our ability to borrow funds or raise additional capital, if necessary;

•	the loss of our large loan and deposit relationships;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•	statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”);

•	changes in accounting principles, policies or guidelines and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and

•	the other risks detailed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this report might not occur, and you should not put undue reliance on any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our consolidated financial condition and consolidated results of operations as well as our stock price performance.

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PART I

Item 1. Business

The disclosures set forth in this item are qualified by “Item 1A. Risk Factors” below and the section captioned “Special Note Regarding Forward-Looking Statements” above and other cautionary statements set forth elsewhere in this report.

Overview

General.   BayCom is a bank holding company headquartered in Walnut Creek, California. BayCom’s wholly owned banking subsidiary, United Business Bank, provides a broad range of financial services to businesses and business owners as well as individuals through its network of 22 full service branches and one loan production office located in California, with a majority of our branches located in the San Francisco Bay Area, Seattle, Washington and Central New Mexico. The Company’s business activities generally are limited to passive investment activities and oversight of its investment in the Bank. Accordingly, the information set forth in this report, including consolidated financial statements and related data, relate primarily to the Bank.

Our principal objective is to continue to increase shareholder value and generate consistent earnings growth by expanding our commercial banking franchise through both strategic acquisitions and organic growth. We believe our strategy of selectively acquiring and integrating community banks has provided us with economies of scale and improved our overall franchise efficiency. We expect to continue to pursue strategic acquisitions and believe our targeted market areas present us with many and varied acquisition opportunities. We are also focused on continuing to grow organically and believe the markets in which we operate currently provide meaningful opportunities to expand our commercial client base and increase our current market share. We believe our geographic footprint, which includes the San Francisco Bay area and the metropolitan markets of Los Angeles and Seattle and other community markets including Albuquerque, New Mexico, provides us with access to low cost, stable core deposits in community markets that we can use to fund commercial loan growth. We strive to provide an enhanced banking experience for our clients by providing them with a comprehensive suite of sophisticated banking products and services tailored to meet their needs, while delivering the high-quality, relationship-based client service of a community bank.

As of December 31, 2018, we had, on a consolidated basis, total assets of  $1.5 billion, total deposits of $1.3 billion, total loans, including loans held for sale, of  $971.0 million (net of allowances) and total shareholders’ equity of  $200.8 million.

Our History and Growth.   In January 2017, the Company became the holding company for the Bank. The Bank commenced banking operations as Bay Commercial Bank in July 2004 and changed the name to United Business Bank in April 2017, following our acquisition of United Business Bank, FSB in April 2017.

The Bank was founded in March 2004 as California state chartered commercial bank, by a group of Walnut Creek business and community leaders, including George Guarini, who serves as our Chief Executive Officer. The severe economic recession beginning in 2008 and the ongoing consolidation in the banking industry created an opportunity for our management team and board to build an attractive commercial banking franchise and create long-term value for our shareholders by employing an acquisition strategy that focuses on opportunities that grow our product portfolio and expand the business geographically.

Since 2010, we have implemented our vision of becoming a strategic consolidator of community banks and a destination for seasoned bankers and business persons who share our entrepreneurial spirit. While not without risk, we believe there are certain advantages resulting from mergers and acquisitions. These advantages include, among others, the diversification of our loan portfolio with seasoned loans, the expansion of our market areas and an effective method to augment our growth and risk management infrastructure through the retention of local lending personnel and credit administration personnel to manage the client relationships of the banks being acquired.

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We believe we have a successful track record of selectively acquiring, integrating and consolidating community banks. Since 2010, we have completed a series of six acquisitions with aggregate total assets of approximately $1.1 billion and total deposits of approximately $904.1 million. We have sought to integrate the banks we acquire into our existing operational platform and enhance shareholder value through the creation of efficiencies within the combined operations.

In April 2017, we completed our largest acquisition to date when we acquired First ULB Corp (“FULB”), the bank holding company for United Business Bank, FSB, headquartered in Oakland, California. This acquisition increased our deposits by approximately $428.0 million, consisting primarily of lower cost stable core deposits from a strong network of relationships with labor unions. At the time of acquisition, United Business Bank, FSB had total assets of approximately $473.1 million, which significantly increased our total asset size and provided us with nine full-service banking offices in Long Beach, Oakland, Sacramento, San Francisco, San Jose and Glendale, California; and Seattle, Washington and Albuquerque, New Mexico. This acquisition significantly increased our total asset size, expanded our geographic footprint and added low cost, stable deposits associated with a strong network of relationship with labor unions.

In November 2017, we acquired Plaza Bank, with one branch located in Seattle, Washington. At the time of the acquisition, Plaza Bank had total assets of approximately $75.8 million and deposits of $54.2 million.

In November 2018, we acquired Bethlehem Financial Corporation (“BFC”), the bank holding company for MyBank, headquartered in Belin, New Mexico, and paid a total of  $23.5 million in cash for all of the outstanding equity securities of BFC. MyBank operated through five branches serving Central New Mexico. At the time of acquisition, MyBank had approximately $157.8 million in total assets and $135.5 million in deposits.

Our Initial Public Offering.   We completed the underwritten initial public offering (“IPO”) of our common stock on May 8, 2018, where we sold an aggregate of 3,278,900 shares of our common stock at a price to the public of  $22.00 per share. Our common stock began trading on the NASDAQ Global Select Market on May 4, 2018 under the ticker symbol “BCML.”

Recent Developments.   On December 7, 2018, the Company entered into a definitive agreement with Uniti Financial Corporation (“Uniti”), the holding company for Uniti Bank. Pursuant to the merger agreement Uniti will merge with and into the Company, with the Company as the surviving corporation in the merger. Immediately after the merger, Uniti Bank, a California state-chartered bank and wholly owned subsidiary, will merge with and into the Bank, with the Bank as the surviving bank. The transaction was unanimously approved and adopted by the Board of Directors of each company and is expected to be completed in the second calendar quarter of 2019, subject to customary closing conditions and approval of Uniti’s shareholders.

Under the terms of the merger agreement, holders of Uniti common stock will receive (i) $2.30 in cash and (ii) 0.07234 shares of Company common stock for each share of Uniti common stock. The aggregate transaction consideration is valued at approximately $63.9 million in aggregate based on the closing price of our common stock of  $23.39 on December 7, 2018. The total value of the transaction consideration will fluctuate until closing based on the value of the Company’s stock price. Upon consummation of the transaction, the shareholders of Uniti will own approximately 9.3% of the Company. At December 31, 2018, Uniti had approximately $345.8 million in total assets, $267.4 million in total loans, $295.9 million in total deposits and $47.7 million in stockholders’ equity.

Our Markets

We target our services to small and medium-sized businesses, professional firms, real estate professionals, nonprofit businesses, labor unions and related nonprofit entities and businesses and individual consumers within California, Seattle, Washington and Central New Mexico. We generally lend in markets where we have a physical presence through our branch offices. We operate primarily in the San Francisco-Oakland-Hayward, California Metropolitan Statistical Area (“MSA”) with additional operations in the Los Angeles-Long Beach-Anaheim, California MSA, with Northern California responsible for 66.5% and Southern California responsible for 11.3% of our loan portfolio as of December 31, 2018.

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A majority of our branches are located in the San Francisco Bay Area which includes the counties of Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano, and Sonoma, California. The greater San Francisco Bay Area contains two significant MSAs — the San Francisco-Oakland-Hayward MSA and the San Jose-Sunnyvale-Santa Clara MSA. With a population of approximately 4.7 million, the San Francisco-Oakland-Hayward MSA represents the second most populous area in California and the twelfth largest in the United States. In addition to its current size, the market also demonstrates key characteristics we believe provide the opportunity for additional growth, including projected population growth of 5.9% through 2022 versus the national average of 3.7%, a median household income of  $88,685 versus a national average of  $57,462, and the third highest population density in the nation. The San Jose-Sunnyvale-Santa Clara MSA also demonstrates key characteristics that provide us growth opportunities, including a population of approximately 2.0 million, projected population growth of 6.0% through 2022, and a median household income of  $101,689.

We operate two branch offices and one loan production office in the Los Angeles-Long Beach-Anaheim California MSA. The greater Los Angeles area is one of the most significant business markets in the world and with an estimated gross domestic product of approximately $1 trillion, it would rank as the 16th largest economy in the world. The Los Angeles-Long Beach-Anaheim California MSA maintains a population of approximately 13.5 million, the most populous area in California and the second largest in the United States. We believe the market’s projected population growth of 4.2% through 2022, its median household income of  $64,343, large concentration of small and medium-sized businesses, and its highest population density in the nation position the area as an attractive market in which to expand operations.

We serve the Sacramento-Roseville-Arden-Arcade MSA through one branch office. With a population of approximately 2.3 million, the Sacramento-Roseville-Arden-Arcade MSA includes the city of Sacramento, the state capital of California. The population is projected to grow 5.1% through 2022 and the median household income is approximately $63,727. State and local government make up the largest employers, while transportation, health services, technology, agriculture and mining are important industries for the region.

We serve the Stockton-Lodi MSA in Central California though two branch offices. The market area has a population of approximately 740,596, which is projected to grow 5.4% through 2022, and a median household income of approximately $56,705. The area has a diverse industry mix, including agriculture, e-fulfillment centers, advanced manufacturing, data centers/call centers, and service industries.

We serve the Seattle-Tacoma-Bellevue MSA, which includes King County (which includes the city of Seattle), through two branch offices. King County has the largest population of any county in the state of Washington, covers approximately 2,100 square miles, and is located on Puget Sound. It had approximately 2.2 million residents, which is projected to grow 7.5% through 2022, and a median household income of approximately $81,089. King County has a diversified economic base with many employers from various industries including shipping and transportation (Port of Seattle, Paccar, Inc. and Expeditors International of Washington, Inc.), retail (Amazon.com, Inc., Starbucks Corp. and Nordstrom, Inc.) aerospace (the Boeing Company) and computer technology (Microsoft Corp.) and biotech industries.

We serve the Albuquerque MSA, in Central New Mexico the most populous city in the state of New Mexico through six branch offices we recently acquired from FULB and BFC. The Albuquerque MSA has a population of approximately 911,171, ranking it as the 60th MSA in the country. The Albuquerque MSA population is projected to grow approximately 1.7% through 2022, and its median household income is approximately $50,192. Top industries in Albuquerque include aerospace and defense (Honeywell), energy technology including solar energy (SCHOTT Solar), and semiconductor and computer chip manufacturing (Intel Corp). In addition, the MyBank acquisition provided five branch offices in the Central New Mexico area.

Lending

We provide a comprehensive suite of financial solutions that competes with large, national competitors, but with the personalized attention and nimbleness of a relationship-focused community bank. We provide our commercial clients with a diverse array of cash management services.

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A general description of the range of commercial banking products and other services we offer follows.

Lending Activities.   We offer a full range of lending products, including commercial and multi-family real estate loans (including owner-occupied and investor real estate loans), commercial and industrial loans (including equipment loans and working capital lines of credit), U.S. Small Business Administration (“SBA”) loans, construction and land loans, agriculture-related loans and consumer loans. Our preference is for owner-occupied real estate and commercial and industrial loans. We also offer consumer loans predominantly as an accommodation to our commercial clients, which include installment loans, unsecured and secured personal lines of credit, and overdraft protection. Lending activities originate from the relationships and efforts of our bankers. We are a preferred lender under the SBA loan program.

We may periodically purchase whole loans and loan participation interests or participate in syndicates originating new loans, including shared national credits, primarily during periods of reduced loan demand in our primary market areas and at times to support our Community Reinvestment Act lending activities. Any such purchases or loan participations are made generally consistent with our underwriting standards; however, the loans may be located outside of our normal lending areas. During the years ended December 31, 2018 and 2017, we purchased $15.0 million and $5.8 million, respectively, of loans and loan participation interests, principally commercial and industrial and multi-family real estate loans.

We are a business-focused community bank, serving small and medium-sized businesses, trade unions and their related businesses, entrepreneurs and professionals located in our markets. We do not target any specific industries or business segments, rather we look to the quality of the client relationship. We attempt to differentiate ourselves by having an attentive and focused approach to our clients and utilizing, to the fullest extent possible, the flexibility that results from being an independently owned and operated bank. We focus on establishing and building strong financial relationships with our clients, using a trusted advisor and relationship approach. We emphasize personalized “relationship banking,” where the relationship is predicated on ongoing client contact, client access to decision makers, and our understanding of the clients’ business, market and competition which allows us to better meet the needs of our clients.

At December 31, 2018, we had net loans, excluding loans held for sale, of  $970.2 million, representing 65.6% of our total assets. For additional information concerning our loan portfolio, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Financial Condition at December 31, 2018 and 2017 — Loans”, contained in this report.

Concentrations of Credit Risk.   Most of our lending is conducted with businesses and individuals in the San Francisco Bay Area. Our loan portfolio consists primarily of commercial real estate loans, including multi-family and construction loans, which totaled $749.3 million and constituted 76.8% of total loans as of December 31, 2018. Commercial and industrial loans totaled $121.9 million and constituted 12.5% of total loans as of December 31, 2018. Our commercial real estate loans are generally secured by first liens on real property. The commercial and industrial loans are typically secured by general business assets, accounts receivable inventory and/or the corporate guaranty of the borrower and personal guaranty of its principals. The geographic concentration of our loans subjects our business to the general economic conditions within California, Washington and New Mexico. The risks created by such concentrations have been considered by management in the determination of the adequacy of the allowance for loan losses. Management believes the allowance for loan losses is adequate to cover probable incurred losses in our loan portfolio as of December 31, 2018.

Comprehensive risk management practices and appropriate capital levels are essential elements of a sound commercial real estate lending program. A concentration in commercial real estate adds a dimension of risk that compounds the risk inherent in individual loans. Interagency bank guidance on commercial real estate concentrations describe sound risk management practices which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards and credit risk review functions. Management believes it has implemented these practices in order to monitor the commercial real estate concentrations in our loan portfolio.

Large Credit Relationships.   As of December 31, 2018, the aggregate amount of loans to our 10 and 25 largest borrowers (including related entities) amounted to approximately $151.3 million, or 14.1% of total loans, and $178.5 million, or 18.3% of total loans, respectively. The table below shows our five largest borrowing relationships as of December 31, 2018 in descending order. Each of the loans in these borrowing relationships is currently performing in accordance with the loan repayment terms as of December 31, 2018.

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		Loan Type
			CRE	CRE
	Number of	Commercial	Owner	Non-Owner
Borrower Type	loans	& Industrial	Occupied	Occupied	Construction	Total
	(Dollars in thousands)
Commercial real estate investor	4	$—	$9,231	$14,923	$—	$24,154
Commercial real estate investor	3	—	—	15,256	8,131	23,387
Commercial real estate investor	11	4,450	11,253	5,543	—	21,246
Commercial real estate investor	5	—	—	12,208	—	12,208
Commercial real estate investor	1	—	—	12,087	—	12,087
Total	24	$4,450	$20,484	$60,017	$8,131	$93,082

See also “Risk Factors — Risks Related to Our Business — Our high concentration of large loans to certain borrowers may increase our credit risk.”

Loan Underwriting and Approval.   Historically, we believe we have made sound, high quality loans, while recognizing that lending money involves a degree of business risk. Our current loan origination activities are governed by established policies and procedures intended to mitigate the risks inherent to the types of collateral and borrowers financed by us. These policies provide a general framework for our loan origination, monitoring and funding activities, while recognizing that not all risks can be anticipated. Our Board of Directors delegates loan approval authority up to board-approved limits to our Director Loan Committee, which is comprised of members of our Board of Directors. Any loans in excess of that limit require approval of the entire Board of Directors. Our Board of Directors also delegates limited individual lending authority up to $2.0 million to our Chief Executive Officer, Chief Credit Officer, and the Director of Labor Service Division, and up to $500,000 to our Chief Credit Administrator, and, on a further limited basis, to selected credit relationship managers and lending officers in each of our target markets up to $50,000. When the total relationship exceeds an individual’s loan authority, a higher authority is required. The objective of our approval process is to provide a disciplined, collaborative approach to larger credits while maintaining responsiveness to client needs.

Loan decisions are documented as to the borrower’s business, purpose of the loan, evaluation of repayment source and the associated risks, evaluation of collateral, covenants and monitoring requirements, and the risk rating rationale. Our strategy for approving or disapproving loans is to follow our loan policies and underwriting practices, on a consistent basis, which include:

•	maintaining close relationships among our clients and their designated bankers, to ensure ongoing credit monitoring and loan servicing;

•	granting credit on a sound basis, with full knowledge of the purpose and source of repayment for such credit;

•	ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•	developing and maintaining targeted levels of diversification for our loan portfolio as a whole and for loans within each category; and

•	ensuring that each loan is properly documented and that any insurance coverage requirements are satisfied.

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Managing credit risk is an enterprise-wide process. The principal economic risk associated with each category of loans that we make is the creditworthiness of the borrower and the value of the underlying collateral, if any. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. We assess the lending risks, economic conditions and other relevant factors related to the quality of our loan portfolio in order to identify possible credit quality risks. Our strategy for credit risk management includes well-defined, centralized credit policies, uniform underwriting criteria and ongoing risk monitoring and review processes for all credit exposures. Our processes emphasize early-stage review of loans, regular credit evaluations and management reviews of loans, which supplement the ongoing and proactive credit monitoring and loan servicing provided by our bankers. Our Chief Credit Officer provides Company-wide credit oversight and periodically reviews all credit risk portfolios to ensure that the risk identification processes are functioning properly and that our credit standards are followed. In addition, a third-party loan review is performed to assist in the identification of problem assets and to confirm our internal risk rating of loans. These credit review consultants review a sample of loans periodically and report the results of their findings to the Audit Committee of the Bank’s Board of Directors. Results of loan reviews by consultants as well as examination of the loan portfolio by state and federal regulators are also considered by management and the board in determining the level of the allowance for loan losses. We attempt to identify potential problem loans early in an effort to seek aggressive resolution of these situations before the loans become a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses inherent in the loan portfolio.

Our loan policies generally include other underwriting guidelines for loans collateralized by real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower’s income. Such loan policies include maximum amortization schedules loan to value and other loan terms for each category of loans collateralized by liens on real estate.

In addition, our loan policies provide the following:

•	guidelines for personal guarantees

•	an environmental review

•	loans to employees, executive officers and directors

•	problem loan identification

•	maintenance of an adequate allowance for loan losses

•	other matters relating to lending practices

General economic factors affecting a borrower’s ability to repay include interest, inflation and unemployment rates, as well as other factors affecting a borrower’s clients, suppliers and employees. The well-established financial institutions in our primary markets make proportionately more loans to medium-to-large-sized businesses than we originate. Many of our commercial loans are, or will likely be, made to small-to-medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Lending Limits.   Our lending activities are subject to a variety of lending limits imposed by federal and state law. In general, we are subject to a legal lending limit on loans to a single borrower based on the Bank’s capital level. The dollar amounts of our lending limit increases or decreases as the Bank’s capital increases or decreases. We are able to sell participations in its larger loans to other financial institutions, which allows us to manage the risk involved in these loans and to meet the lending needs of its clients requiring extensions of credit in excess of these limits.

Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests on an unsecured basis any amount that exceeds 15 percent of the sum of such bank’s shareholders’ equity plus the allowance for loan losses, capital notes and any debentures, plus an additional 10 percent for loans on a secured basis. At December 31, 2018, our authorized legal lending limit for loans to one borrower was $22.9 million for unsecured loans and $38.1 million for specific secured loans. Currently, we maintain an in-house limit of  $8.7 million for unsecured loans and $14.5 million for secured loans. At December 31, 2018, there were no loans to one individual or entity or related interests that exceeded these internal limits. We have strict policies and procedures in place for the establishment of limits with respect to specific products and businesses, and evaluating exceptions to the internal limits for individual relationships.

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Our loan policies provide general guidelines for loan-to-value ratios that restrict the size of loans to a maximum percentage of the value of the collateral securing the loans, which varies by the type of collateral. Our internal loan-to-value limitations follow limits established by applicable law. Exceptions to our policies are allowed only with the prior approval of the Board of Directors and if the borrower exhibits financial strength or sufficient, measurable compensating factors exist after consideration of the loan-to-value ratio, borrower’s financial condition, net worth, credit history, earnings capacity, installment obligations, and current payment history.

Loan Types.   We provide a variety of loans to meet our clients’ needs. The real estate portion of our loan portfolio is comprised of the following: mortgage loans secured typically by commercial and multi-family properties; mortgages and revolving lines of credit secured by equity in residential properties; and construction and land loans. At December 31, 2018, we held $852.0 million in loans secured by real estate, representing 87.3% of total loans receivable, and had undisbursed construction and land commitments of  $17.5 million. The types of our loans are described below:

Commercial Real Estate Loans.   Our commercial real estate loans include loans secured by office buildings, retail facilities, hotels, gas stations, convalescent facilities, industrial use buildings, restaurants and multi-family properties. At December 31, 2018, our commercial real estate loan portfolio totaled $702.0 million, or 71.9% of our total loan portfolio (excluding loans held for sale).

Our commercial real estate loans may be owner occupied or non-owner occupied. As of December 31, 2018, our commercial real estate loans, excluding loans secured by multi-family properties, consisted of $272.7 million of owner occupied commercial real estate loans, or 27.9% of the total loan portfolio, and $312.1 million of non-owner occupied commercial real estate loans, or 32.0% of the total loan portfolio.

Commercial real estate secured loans generally carry higher interest rates and have shorter terms than one-to-four family residential real estate loans. Commercial real estate lending typically involves higher loan principal amounts and the repayment of the loan is dependent, in large part, on sufficient income from the properties securing the loans, to cover operating expenses and debt service. We require our commercial real estate loans to be secured by a property with adequate margins and generally obtain a guarantee from responsible parties. Our commercial real estate loans generally are collateralized by first liens on real estate, have interest rates which may be fixed for three to five years, or adjust annually. Commercial real estate loan terms generally are limited to 15 years or less, although payments may be structured on a longer amortization basis up to 20 years with balloon payments or rate adjustments due at the end of three to seven years. We generally charge an origination fee for our services.

Payments on loans secured by such properties are often dependent on the successful operation (in the case of owner occupied real estate) or management (in the case of non-owner occupied real estate) of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy, to a greater extent than other types of loans. Commercial real estate loans are underwritten primarily using a cash flow analysis and secondarily as loans secured by real estate. In underwriting commercial real estate loans, we seek to minimize risks in a variety of ways, including giving careful consideration to the property’s age, condition, operating history, future operating projections, current and projected market rental rates, vacancy rates, location and physical condition. The underwriting analysis also may include credit verification, reviews of appraisals, environmental hazards or reports, the borrower’s liquidity and leverage, management experience of the owners or principals, economic condition, industry trends and any guarantees, including SBA loan guarantees. At December 31, 2018, $48.1 million of our commercial real estate loans had SBA guarantees. We generally require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners’ personal financial statements. We attempt to limit our risk by analyzing the borrowers’ cash flow and collateral value on an ongoing basis and by an annual review of rent rolls and financial statements. The loan-to-value ratio as established by an independent appraisal typically will not exceed 80% at loan origination and is lower in most cases. At December 31, 2018, the average loan size in our commercial real estate portfolio was approximately $973,000 with a weighted average loan-to-value ratio of 57.2%.

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Agriculture is a major industry in the Central Valley of California, one of our lending markets. We make agricultural real estate secured loans to borrowers with a strong capital base, sufficient management depth, proven ability to operate through agricultural cycles, reliable cash flows and adequate financial reporting. Generally, our agricultural real estate secured loans amortize over periods of 20 years or less and the typical loan-to-value ratio will not exceed 80% at loan origination, although actual loan-to-value ratios are typically lower. Payments on agricultural real estate secured loans depend, to a large degree, on the results of operations of the related farm entity. The repayment is also subject to other economic and weather conditions, as well as market prices for agricultural products, which can be highly volatile. Among the more common risks involved in agricultural lending, are weather conditions, disease, water availability and water distribution rights, which can be mitigated through multi-peril crop insurance. Commodity prices also present a risk, which may be managed by the use of set price contracts. As part of our underwriting, the borrower is required to obtain multi-peril crop insurance. Normally, in making agricultural real estate secured loans, our required beginning and projected operating margins provide for reasonable reserves to offset unexpected yield and price deficiencies. We also consider management succession, life insurance and business continuation plans when evaluating agricultural real estate secured loans. At December 31, 2018, our agricultural real estate secured loans, totaled $16.7 million, or 1.7% of our loan portfolio.

The following table presents a breakdown of our commercial real estate loan portfolio at the dates indicated:

	December 31, 2018		December 31, 2017
	Amount	% of Total in Category	Amount	% of Total in Category
	(Dollars in thousands)
Retail	$92,897	13.2%	$74,380	11.1%
Multifamily residential	117,181	16.7%	118,128	17.7%
Hotel/motel	92,647	13.2%	95,295	14.2%
Office	103,500	14.7%	99,187	14.8%
Gas station	65,093	9.3%	69,241	10.3%
Convalescent facility	33,181	4.7%	31,419	4.7%
Industrial	76,833	10.9%	60,751	9.1%
Restaurants	29,749	4.2%	21,438	3.2%
Agricultural real estate	16,749	2.4%	17,037	2.5%
Other	74,153	10.7%	82,274	12.4%
Total loans	$701,983	100.0%	$669,150	100.0%

We currently target individual commercial real estate loans between $1.0 million and $5.0 million. As of December 31, 2018, the largest commercial real estate loan had a net outstanding balance of $13.0 million, and was secured by a first deed of trust on a retail strip center located in Sacramento, California. The largest commercial real estate loan secured by multifamily property as of December 31, 2018, was a 12-unit apartment complex with a net outstanding principal balance of  $12.0 million, located in San Francisco, California. Both of these loans were performing according to their respective loan repayment terms as of December 31, 2018.

Construction and Land Loans.   We make loans to finance the construction of residential and non-residential properties. Construction loans include loans for owner occupied single-family homes and commercial projects (such as multi-family housing, industrial, office and retail centers). These loans generally are collateralized by first liens on real estate and typically have a term of less than one year, floating interest rates and commitment fees. Construction loans are typically made to builders/developers that have an established record of successful project completion and loan repayment. We conduct periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans, based on the percentage of completion. Underwriting guidelines for our construction loans are similar to those described above for our commercial real estate lending. Our construction loans have terms that typically range from six months to two years, depending on factors such as the type and size of the development and the financial strength of the borrower/guarantor. Construction loans are typically structured with an interest-only period during the construction phase. Construction loans are underwritten to either mature, or transition to a traditional amortizing loan at the completion of the construction phase. The loan-to-value ratio on our construction loans, as established by independent appraisal, typically will not exceed 80% at loan origination, and is lower in most cases. At December 31, 2018, we had $47.3 million in construction and land loans outstanding, representing 4.8% of the total loan portfolio, with $17.5 million in undisbursed commitments. The average loan size in our construction loan portfolio was approximately $507,000 at December 31, 2018, with a weighted average loan-to-value ratio of 50.7%.

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On a more limited basis, we also make land loans to developers, builders and individuals, to finance the commercial development of improved lots or unimproved land. In making land loans, we follow underwriting policies and disbursement and monitoring procedures similar to those for construction loans. The initial term on land loans is typically one to three years with monthly interest-only payments.

Construction and land loans generally involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds, with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project, and it may be necessary to hold the property for an indeterminate period of time subject to the regulatory limitations imposed by local, state or federal laws. Loans on land under development or held for future construction also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.

One-to-Four Family Residential Loans.   We do not originate owner-occupied one-to-four family residential real estate loans. Our one-to-four family real estate loans were either acquired through our mergers with other financial institutions or by purchases of whole loan pools with servicing retained. Generally, these loans were originated to meet the requirements of Fannie Mae, Freddie Mac, Federal Housing Administration, U.S. Department of Veterans Affairs and jumbo loans for sale in the secondary market to investors. Our one-to-four family loans do not allow for interest-only payments, nor negative amortization of principal, and carry allowable prepayment restrictions. At December 31, 2018, our one-to-four family loan portfolio, including home equity loans and lines of credit, totaled $102.7 million or 10.5% of the total loan portfolio.

We do originate a limited amount of home equity loans and home equity lines of credit. Home equity loans and home equity lines of credit generally may have a loan-to-value of up 80% at the time origination when combined with the first mortgage. The majority of these loans are secured by a first or second mortgage on residential property. Home equity lines of credit allow for a 10 year draw period, with a 10 year repayment period, and the interest rate is generally tied to the prime rate as published by the Wall Street Journal and may include a margin. Home equity loans generally have ten year maturities based on a 30 year amortization. We retain a valid lien on the real estate, obtain a title insurance policy that insures that the property is free from encumbrances and require hazard insurance. At December 31, 2018, home equity loans and lines of credit totaled $15.1 million or 1.6% of the total loan portfolio, of which $2.6 million were secured by junior liens. Unfunded commitments on home equity lines of credit at December 31, 2018, totaled $8.6 million.

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Commercial and Industrial Loans.   We make commercial and industrial loans, including commercial lines of credit, working capital loans, term loans, equipment financing, acquisition, expansion and development loans, SBA loans, letters of credit and other loan products, primarily in our target markets, which are underwritten on the basis of the borrower’s ability to service the debt from operating income. We take as collateral, a lien on general business assets, including, among other things, real estate, accounts receivable, inventory and equipment, and generally obtain a personal guaranty of the borrower or principal. Our operating lines of credit typically are limited to a percentage of the value of the assets securing the line. Lines of credit and term loans are typically reviewed annually. The terms of our commercial and industrial loans vary by purpose and by type of underlying collateral. We typically make equipment loans for a term of five years or less at fixed or adjustable rates, with the loan fully amortized over the term. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory and personal guarantees of the principals of the business. The interest rates charged on loans vary with the degree of risk and loan amount and are further subject to competitive pressures, money market rates, the availability of funds and government regulations. For loans secured by accounts receivable and inventory, principal is typically repaid as the assets securing the loan are converted into cash (monitored on a monthly or more frequent basis as determined necessary in the underwriting process), and for loans secured with other types of collateral, principal is typically due at maturity. Terms greater than five years may be appropriate in some circumstances, based upon the useful life of the underlying asset being financed or if some form of credit enhancement, such as an SBA guarantee is obtained. These programs have a further benefit to us in terms of liquidity and potential fee income, since there is an active secondary market which will purchase the guaranteed portion of these loans at a premium. At December 31, 2018, we had commercial and industrial loans of  $121.9 million or 12.5% of the total loan portfolio.

We also make agricultural operating loans, including loans to finance the purchase of machinery, equipment and breeding stock; seasonal crop operating loans used to fund the borrower’s crop production operating expenses; and livestock operating and revolving loans used to purchase livestock for resale and related livestock production expense. Agricultural operating loans are generally originated at an adjustable-or fixed-rate of interest and generally for a term of up to seven years. In the case of agricultural operating loans secured by breeding livestock and/or farm equipment, such loans are originated at fixed rates of interest for a term of up to five years. We typically originate agricultural operating loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s agricultural business. As a result, the availability of funds for the repayment of agricultural operating loans may be substantially dependent on the success of the business itself and the general economic environment. A significant number of agricultural borrowers with these types of loans may qualify for relief under a chapter of the U.S. Bankruptcy Code that is designed specifically for the reorganization of financial obligations of family farmers and which provides certain preferential procedures to agricultural borrowers compared to traditional bankruptcy proceedings pursuant to other chapters of the U.S. Bankruptcy Code. As of December 31, 2018, we had agricultural operating loans of  $7.2 million or 0.7% of the total loan portfolio.

In general, commercial and industrial loans may involve increased credit risk; therefore, typically yield a higher return. The increased risk in commercial and industrial loans derives from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. In addition, the collateral securing commercial and industrial loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than we anticipate, exposing us to increased credit risk. As a result of these additional complexities, variables and risks, commercial and industrial loans require extensive underwriting and servicing.

Consumer Loans.   We generally make consumer loans as an accommodation to our clients on a case by case basis. These loans represent a small portion of our overall loan portfolio. However, these loans are important in terms of servicing our client’s needs. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured term loans. Consumer loans are underwritten based on the individual borrower’s income, current debt level, past credit history and the value of any available collateral. The terms of consumer loans vary considerably based upon the loan type, nature of collateral and size of the loan. Consumer loans entail greater risk than do residential real estate loans because they may be unsecured or, if secured, the value of the collateral, such as an automobile or boat, may be more difficult to assess and more likely to decrease in value than real estate. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often will not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. As of December 31, 2018, consumer loans totaled approximately $1.8 million or 0.2% of the Company’s total loan portfolio.

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For additional information concerning our loan portfolio, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Financial Condition at December 31, 2018 and 2017 — Loans”, contained in this report.

Sources of Funds

Deposits.   Our lending and investing activities are primarily funded by deposits. We offer a variety of deposit accounts with a wide range of interest rates and terms including demand, savings, money market and time deposits with the goal of attracting a wide variety of clients. We solicit these accounts from individuals, small to medium sized businesses, trade unions and their related businesses, associations, organizations and government authorities. Our transaction accounts and time certificates are tailored to the principal market area at rates competitive with those offered in the area. We employ client acquisition strategies to generate new account and deposit growth, such as client referral incentives, search engine optimization, targeted direct mail and email campaigns, in addition to conventional marketing initiatives and advertising. While we do not actively solicit wholesale deposits for funding purposes and do not partner with deposit brokers, we do participate in the Certificate of Deposit Account Registry Service (“CDARS”) service via Promontory Interfinancial Network an as option for our clients to place funds. Our goal is to cross-sell our deposit products to our loan clients.

We also offer convenience-related services, including banking by appointment (before or after normal business hours on weekdays and on weekends), online banking services, access to a national automated teller machine network, extended drive-through hours, remote deposit capture, and courier service so that clients’ deposit and other banking needs may be served without the client having to make a trip to the branch. Our full suite of online banking solutions including access to account balances, online transfers, online bill payment and electronic delivery of client statements, mobile banking solutions for iPhone and Android phones, including remote check deposit with mobile bill pay. We offer debit cards with no ATM surcharges or foreign ATM fees for checking clients, plus night depository, direct deposit, cashier’s and travelers checks and letters of credit, as well as treasury management services, wire transfer services and automated clearing house (“ACH”) services.

We have implemented deposit gathering strategies and tactics which have enabled us to attract and retain deposits utilizing technology to deliver high quality commercial depository (treasury management) services (e.g. remote deposit capture lock box, electronic bill payments wire transfers, direct deposits and automatic transfers) in addition to the traditional generation of deposit relationships performed in conjunction with our lending activities. We offer a wide array of commercial treasury management services designed to be competitive with banks of all sizes. Treasury management services include balance reporting (including current day and previous day activity), transfers between accounts, wire transfer initiation, ACH origination and stop payments. Cash management deposit products consist of lockbox, remote deposit capture, positive pay, reverse positive pay, account reconciliation services, zero balance accounts and sweep accounts including loan sweep.

We provide an avenue for large depositors to maintain full insurance coverage by the Federal Deposit Insurance Corporation (the “FDIC”) for all deposits up to $50.0 million. Under an agreement with Promontory International Financial Network, we participate in the CDARS and the Insured Cash Sweep (ICS) money market product. These are deposit-matching programs which distribute excess balances on deposit with us across other participating banks. In return, those participating financial institutions place their excess client deposits with us in a reciprocal amount. These products are designed to enhance our ability to attract and retain clients and increase deposits by providing additional FDIC insurance for large deposits. We also participate in the ICS One-Way Sell program, which allows us to buy cost effective wholesale funding on customizable terms. At December 31, 2018, we had $32.4 million in reciprocal CDARS and $117.6 million in one-way CDARS and ICS deposits.

Additionally, we offer escrow services on commercial transactions and facilitate tax-deferred commercial exchanges through the Bank’s division, BES. This affords us a low cost core deposit base. These deposits fluctuate as the sellers of the real estate have up to nine months to invest in replacement real estate to defer the income tax on the property sold. Deposits related to BES totaled $25.2 million at December 31, 2018.

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We also from time to time, bid for and accept deposits from public entities in our markets.

For additional information concerning our deposits, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Financial Condition at December 31, 2018 and 2017 — Deposits” contained in this report.

Borrowings.   Although deposits are our primary source of funds, we may from time to time utilize borrowings as a cost-effective source of funds when they can be invested at a positive interest rate spread, for additional capacity to fund loan demand, or to meet our asset/liability management goals. We are a member of and may obtain advances from the FHLB of San Francisco, which is part of the Federal Home Loan Bank System. The eleven regional Federal Home Loan Banks provide a central credit facility for their member institutions. These advances are provided upon the security of certain mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. In addition to FHLB advances, we may also utilize Fed Funds purchased from correspondent banks as a source of short-term funding. At December 31, 2018, we had the ability to borrow up to $369.4 million from the FHLB and $55.0 million available under our Fed Funds lines, none of which was outstanding.

At December 31, 2018, we had $8.2 million aggregate principal (net of mark-to-market adjustments) of junior subordinated debentures issued in connection with the sale of trust preferred securities by two statutory business trusts assumed in our acquisitions of BFC and FULB.

For additional information concerning our borrowings, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Financial Condition at December 31, 2018 and 2017 — Borrowings” contained in this report.

Investments

In addition to loans, we make other investments that conform to our investment policy as set by our Board of Directors. The primary objectives of our investment policy are to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements. As of December 31, 2018, our investment portfolio totaled $99.8 million, with an average yield of 2.9% and an estimated duration of approximately 3.4 years.

We employ professional investment advisory firms to assist in the management of our investment portfolio to enhance our yield and facilitate use of modeling and administration. While our investments are made by our Chief Financial Officer, our Bank’s Board of Directors and Asset/Liability Management Committee remain responsible for the regular review of our investment activities, the review and approval of our investment policy and ensuring compliance with our investment policy.

Our investment policy outlines investment type limitations, security mix parameters, authorization guidelines and risk management guidelines. The policy authorizes us to invest in a variety of investment securities, subject to various limitations. Our current investment portfolio consists of obligations of the U.S. Treasury and other U.S. government agencies or sponsored entities, including mortgage-backed securities, collateralized mortgage obligations and municipal securities.

For additional information concerning our investments, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Financial Condition at December 31, 2018 and 2017 — Securities” contained in this report.

Supervision and Regulation

BayCom and United Business Bank are subject to significant regulation by federal and state laws and regulations, and the policies of applicable federal and state banking agencies. The following discussion of particular statutes and regulations affecting BayCom and United Business Bank is only a brief summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes or regulations will not change in the future.

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2018 Reforms

In May 2018 the Economic Growth, Regulatory Relief and Consumer Protection Act (the “Economic Growth Act”), was enacted to modify or remove certain financial reform rules and regulations, including some of those implemented under the Dodd-Frank Act. While the Economic Growth Act maintains most of the regulatory structure established by the Dodd-Frank Act, it amends certain aspects of the regulatory framework for small depository institutions with assets of less than $10 billion and for large banks with assets of more than $50 billion.

The Economic Growth Act, among other matters, expands the definition of qualified mortgages which may be held by a financial institution and simplifies the regulatory capital rules for depository institutions and their holding companies with total consolidated assets of less than $10 billion by instructing the federal banking regulators to establish a single “Community Bank Leverage Ratio” of between 8 and 10 percent. Any qualifying depository institution or its holding company that exceeds the “community bank leverage ratio” will be considered to have met generally applicable leverage and risk-based regulatory capital requirements and any qualifying depository institution that exceeds the new ratio will be considered to be “well capitalized” under the prompt corrective action rules.

The Economic Growth Act also expands the category of holding companies that may rely on the “Small Bank Holding Company and Savings and Loan Holding Company Policy Statement” by raising the maximum amount of assets a qualifying holding company may have from $1.0 billion to $3.0 billion. A major effect of this change is to exclude such holding companies from the minimum capital requirements of the Dodd-Frank Act. In addition, the Economic Growth Act includes regulatory relief for community banks regarding regulatory examination cycles, call reports, the Volcker Rule (proprietary trading prohibitions), mortgage disclosures and risk weights for certain high-risk commercial real estate loans.

It is difficult at this time to predict when or how any new standards under the Economic Growth Act will ultimately be applied to us or what specific impact the Economic Growth Act and the yet to be written implementing rules and regulations will have.

United Business Bank

General.   As a state-chartered, federally insured commercial bank, the Bank is subject to extensive regulation and must comply with various statutory and regulatory requirements, including prescribed minimum capital standards. As a California chartered bank, the Bank is subject to supervision, periodic examination, and regulation by the California Department of Business Oversight, Division of Financial Institutions (“DBO”) and by the Board of Governors of the Federal Reserve System (the “Federal Reserve,”) as its primary federal regulator. The Bank’s relationship with depositors and borrowers also is regulated to a great extent by both federal and state law, especially in such matters as the ownership of deposit accounts and the form and content of mortgage and other loan documents.

Federal and state banking laws and regulations govern all areas of the operation of the Bank, including reserves, loans, investments, deposits, capital, issuance of securities, payment of dividends and establishment of branches. Bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments should be deemed to constitute an unsafe and unsound practice and in other circumstances. The Federal Reserve as the primary federal regulator of the Company and the Bank, and the DBO have the authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

The laws and regulations affecting banks and bank holding companies changed significantly in connection with the Dodd-Frank Act. Among other changes, the Dodd-Frank Act established the Consumer Financial Protection Bureau (“CFPB”), as an independent bureau of the Federal Reserve. The CFPB assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. Any change in applicable laws, regulations, or regulatory policies may have a material effect on our business, operations, and prospects. We cannot predict the nature or the extent of the effects on our business and earnings that any fiscal or monetary policies or new federal or state legislation may have in the future.

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State Regulation and Supervision.   As a California-chartered commercial bank with branches in the States of California, New Mexico and Washington, the Bank is subject not only to the applicable provisions of California law and regulations, but is also subject to applicable New Mexico and Washington law and regulations. These state laws and regulations govern the Bank’s ability to take deposits and pay interest thereon, make loans on or invest in residential and other real estate, make consumer loans, invest in securities, offer various banking services to its clients and establish branch offices.

Deposit Insurance.   The Deposit Insurance Fund of the FDIC insures deposit accounts of the Bank up to $250,000 per separately insured depositor. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions.

The Dodd-Frank Act requires the FDIC’s deposit insurance assessments be based on assets instead of deposits. The FDIC’s regulation specifies that the assessment base for a bank is equal to its total average consolidated assets less average tangible capital. During 2018 and currently, assessment rates range from 3 to 30 basis points for all institutions, subject to adjustments for unsecured debt issued by the institution, unsecured debt issued by other FDIC-insured institutions, and brokered deposits held by the institution. As required by the Dodd-Frank Act, the FDIC imposed a surcharge on institutions with assets of  $10 billion or more commencing on July 1, 2016 and ending when the reserve ratio reaches 1.35%, which the FDIC has announced occurred on September 30, 2018. When the reserve ratio reaches 1.38%, smaller institutions will receive credits for the portions of their regular assessments that contributed to growth in the reserve ratio between 1.15% and 1.35%. Subject to certain limitations, the credits will apply to reduce regular assessments until exhausted.

Under the current rules, when the reserve ratio for the prior assessment period is equal to or greater than 2.0% and less than 2.5%, assessment rates will range from two basis points to 28 basis points, and when the reserve ratio for the prior assessment period is greater than 2.5%, assessment rates will range from one basis point to 25 basis points (in each case subject to adjustments as described above for current rates). No institution may pay a dividend if it is in default on its FDIC’s deposit insurance assessment.

The FDIC also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious risk to the Deposit Insurance Fund.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is not aware of any existing circumstances which would result in termination of the deposit insurance of the Bank.

Standards for Safety and Soundness.   The federal banking regulatory agencies have prescribed, by regulation, guidelines for all insured depository institutions relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions. Each insured depository institution must implement a comprehensive written information security program that includes administrative, technical, and physical safeguards appropriate to the institution’s size and complexity and the nature and scope of its activities. The information security program must be designed to ensure the security and confidentiality of client information, protect against any unanticipated threats or hazards to the security or integrity of such information, protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any client, and ensure the proper disposal of client and consumer information. Each insured depository institution must also develop and implement a risk-based response program to address incidents of unauthorized access to client information in client information systems. If the FDIC determines that an institution fails to meet any of these guidelines, it may require an institution to submit to the FDIC an acceptable plan to achieve compliance.

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Capital Requirements.   Federally insured financial institutions, such as the Bank, are required to maintain a minimum level of regulatory capital. As discussed above, the Economic Growth Act raised the maximum amount of consolidated assets a qualifying holding company may have to $3.0 billion under the Federal Reserve’s “Small Bank Holding Company and Savings and Loan Holding Company Policy Statement” pursuant to which the Company is generally not subject to the Federal Reserve’s capital regulations, which are generally the same as the capital regulations applicable to the Bank. The Federal Reserve made this change effective August 30, 2019. The Federal Reserve expects the holding company’s subsidiary banks to be well capitalized under the prompt corrective action regulations, discussed below. If the Company were subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets at December 31, 2018, the Company would have exceeded all regulatory requirements.

The capital regulations adopted by the Federal Reserve effective January 1, 2015 (with some changes transitioned into full effectiveness over several years) establish minimum required ratios for common equity Tier 1 (“CET1”) capital, Tier 1 capital, and total capital and the leverage ratio; risk-weightings of certain assets and other items for purposes of the risk-based capital ratios, a required capital conservation buffer over the required capital ratios; and define what qualifies as capital for purposes of meeting the capital requirements. These regulations implement the regulatory capital reforms required by the Dodd-Frank Act and the “Basel III” requirements.

Under the capital regulations, the minimum capital ratios are: (1) a CET1 capital ratio of 4.5% of risk-weighted assets; (2) a Tier 1 capital ratio of 6.0% of risk-weighted assets; (3) a total risk-based capital ratio of 8.0% of risk-weighted assets; and (4) a leverage ratio (the ratio of Tier 1 capital to average total consolidated assets) of 4.0%. CET1 generally consists of common stock, retained earnings, accumulated other comprehensive income (“AOCI”) unless an institution elects to exclude AOCI from regulatory capital, and certain minority interests (all of which are subject to applicable regulatory adjustments and deductions). Tier 1 capital generally consists of CET1 and noncumulative perpetual preferred stock. Tier 2 capital generally consists of other preferred stock and subordinated debt which meet certain conditions, plus an amount of the allowance for loan and lease losses up to 1.25% of assets. Total capital is the sum of Tier 1 and Tier 2 capital.

There have been a number of changes in what constitutes regulatory capital compared to the rules in effect prior to January 1, 2015, some of which are subject to transition periods. These changes include the phasing-out of certain instruments as qualifying capital and eliminate or significantly reduce the use of hybrid capital instruments, especially trust preferred securities, as regulatory capital. Trust preferred securities issued by a company, with total consolidated assets of less than $15 billion before May 19, 2010 and treated as regulatory capital are grandfathered, but any such securities issued later are not eligible as regulatory capital under the new regulations. If an institution grows above $15 billion as a result of an acquisition, the trust preferred securities are excluded from Tier 1 capital and instead included in Tier 2 capital. Mortgage servicing assets and deferred tax assets over designated percentages of CET1 are deducted from capital. In addition, Tier 1 capital includes AOCI, which includes all unrealized gains and losses on available for sale debt and equity securities. However, because of our asset size, we were eligible to elect, and did elect, to permanently opt out of the inclusion of unrealized gains and losses on available for sale debt and equity securities in our capital calculations.

For purposes of determining risk-based capital, assets and certain off-balance sheet items are risk-weighted from 0% to 1,250%, depending on the risk characteristics of the asset or item. The current regulations changed certain risk-weightings compared to the earlier capital rules, including a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans, and for non-residential mortgage loans that are 90 days past due or otherwise in nonaccrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; and a 250% risk weight (up from 100%) for mortgage servicing and deferred tax assets that are not deducted from capital.

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In addition to the minimum CET1, Tier 1, leverage ratio and total capital ratios, the capital regulations require a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum risk-based capital levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. The new capital conservation buffer requirement was phased in beginning on January 1, 2016 when a buffer greater than 0.625% of risk-weighted assets was required, which amount increased each year by 0.625% to an amount greater than 2.5% on January 1, 2019.

To be considered “well capitalized,” a bank holding company must have, on a consolidated basis, a total risk-based capital ratio of 10.0% or greater and a Tier 1 risk-based capital ratio of 6.0% or greater and must not be subject to an individual order, directive or agreement under which the Federal Reserve requires it to maintain a specific capital level. To be considered “well capitalized,” a depository institution must have a Tier 1 risk-based capital ratio of at least 8.0%, a total risk-based capital ratio of at least 10.0%, a CET1 capital ratio of at least 6.5% and a leverage ratio of at least 5.0% and not be subject to an individualized order, directive or agreement under which its primary federal banking regulator requires it to maintain a specific capital level.

The Financial Accounting Standards Board has adopted a new accounting standard for U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) referred to as Current Expected Credit Loss (“CECL”) that requires FDIC-insured institutions and their holding companies (banking organizations) to recognize credit losses expected over the life of certain financial assets. CECL covers a broader range of assets than the current method of recognizing credit losses and generally results in earlier recognition of credit losses. Upon adoption of CECL, a banking organization must record a one-time adjustment to its credit loss allowances as of the beginning of the fiscal year of adoption equal to the difference, if any, between the amount of credit loss allowances under the current methodology and the amount required under CECL. For a banking organization, implementation of CECL is generally likely to reduce retained earnings, and to affect other items, in a manner that reduces its regulatory capital.

The federal banking regulators (Federal Reserve, OCC and FDIC) have adopted a rule that gives a banking organization the option to phase in over a three-year period the day-one adverse effects of CECL on its regulatory capital.

Prompt Corrective Action.   Federal statutes establish a supervisory framework for FDIC-insured institutions based on five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution’s category depends upon where its capital levels are in relation to relevant capital measures. The well-capitalized category is described above. An institution that is not well capitalized is subject to certain restrictions on brokered deposits, including restrictions on the rates it can offer on its deposits generally. To be considered adequately capitalized, an institution must have the minimum capital ratios described above. Any institution which is neither well capitalized nor adequately capitalized is considered undercapitalized.

Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. Failure by the Bank to comply with applicable capital requirements would, if not remedied, result in progressively more severe restrictions on its activities and lead to enforcement actions, including, but not limited to, the issuance of a capital directive to ensure the maintenance of required capital levels and, ultimately, the appointment of the FDIC as receiver or conservator. Banking regulators will take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Additionally, approval of any regulatory application filed for their review may be dependent on compliance with capital requirements.

As of December 31, 2018, the Bank met the requirements to be “well capitalized” at the fully phased-in capital conservation buffer requirement. For additional information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 17 of the Notes to Consolidated Financial Statements in “Item 8. Financial Statements and Supplementary Schedules” contained in this report.

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Commercial Real Estate Lending Concentrations.   The federal banking agencies have issued guidance on sound risk management practices for concentrations in commercial real estate lending. The particular focus is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be sensitive to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The purpose of the guidance is not to limit a bank’s commercial real estate lending but to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance directs the federal bank regulatory agencies to focus their supervisory resources on institutions that may have significant commercial real estate loan concentration risk. A bank that has experienced rapid growth in commercial real estate lending, has notable exposure to a specific type of commercial real estate loan, or is approaching or exceeding the following supervisory criteria may be identified for further supervisory analysis with respect to commercial real estate concentration risk:

•	Total reported loans for construction, land development and other land represent 100% or more of the bank’s total regulatory capital; or

•	Total commercial real estate loans (as defined in the guidance) represent 300% or more of the bank’s total regulatory capital or the outstanding balance of the bank’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months.

The guidance provides that the strength of an institution’s lending and risk management practices with respect to such concentrations will be taken into account in supervisory guidance on evaluation of capital adequacy. As of December 31, 2018, the Bank’s aggregate recorded loan balances for construction, land development and land loans were 19.7% of total regulatory capital. In addition, at December 31, 2018, the Bank’s commercial real estate loans as calculated in accordance with regulatory guidance were 315.1% of total regulatory capital. The Bank believes that the guidelines are applicable to it, as it has a relatively high concentration in commercial real estate loans. The Bank and its Board of Directors have discussed the guidelines and believe that the Bank’s underwriting policies, management information systems, independent credit administration process, and monitoring of real estate loan concentrations are sufficient to address the guidelines.

Activities and Investments of Insured State-Chartered Financial Institutions.   California-chartered banks have powers generally comparable to those of national banks. Federal law generally limits the activities and equity investments of FDIC insured, state-chartered banks to those that are permissible for national banks. An insured state bank is not prohibited from, among other things, (1) acquiring or retaining a majority interest in a subsidiary, (2) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets, (3) acquiring up to 10% of the voting stock of a company that solely provides or re-insures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions, and (4) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

Environmental Issues Associated With Real Estate Lending.   The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) is a federal statute that generally imposes strict liability on all prior and present “owners and operators” of sites containing hazardous waste. However, Congress acted to protect secured creditors by providing that the term “owner and operator” excludes a person whose ownership is limited to protecting its security interest in the site. Since the enactment of the CERCLA, this “secured creditor exemption” has been the subject of judicial interpretations which have left open the possibility that lenders could be liable for cleanup costs on contaminated property that they hold as collateral for a loan. To the extent that legal uncertainty exists in this area, all creditors, including the Bank, that have made loans secured by properties with potential hazardous waste contamination (such as petroleum contamination) could be subject to liability for cleanup costs, which costs often substantially exceed the value of the collateral property.

Federal Reserve System.   The Bank is a member of the Federal Reserve Bank (“FRB”) of San Francisco. As a member of the FRB, the Bank is required to own stock in the FRB of San Francisco based on a specified ratio relative to our capital. FRB stock is carried at cost and may be sold back to the FRB at its par value. The FRB requires that all depository institutions maintain reserves on transaction accounts or non-personal time deposits. These reserves may be in the form of cash or noninterest bearing deposits with the regional Federal Reserve Bank. Interest bearing checking accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits at a bank. At December 31, 2018, the Bank’s deposits with the FRB and vault cash exceeded its reserve requirements.

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Affiliate Transactions.   The Company and the Bank are separate and distinct legal entities. The Company is an affiliate of the Bank and any non-bank subsidiary of the Company is an affiliate of the Bank. Federal laws strictly limit the ability of banks to engage in certain transactions with their affiliates. Transactions deemed to be a “covered transaction” under Section 23A of the Federal Reserve Act between a bank and an affiliate are limited to 10% of the bank’s capital and surplus and, with respect to all affiliates, to an aggregate of 20% of the bank’s capital and surplus. Further, covered transactions that are loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that covered transactions and certain other transactions listed in Section 23B of the Federal Reserve Act between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

Community Reinvestment Act.   The Bank is subject to the provisions of the Community Reinvestment Act of 1977 (“CRA”), which requires the appropriate federal bank regulatory agency to assess a bank’s performance under the CRA in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency’s assessment of the bank’s record is made available to the public. Further, a bank’s CRA performance rating must be considered in connection with a bank’s application to, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. The Bank received a “satisfactory” rating during its most recently completed CRA examination.

Dividends.   Dividends from the Bank constitute the major source of funds available for dividends which may be paid to the Company’s shareholders. The amount of dividends payable by the Bank to the Company depend upon the Bank’s earnings and capital position, and is limited by federal and state laws, regulations and policies, including the capital conservation buffer requirement. According to California law, neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of  (i) the bank’s retained earnings or (ii) the bank’s net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank during such period. Notwithstanding the foregoing, a bank may, with the prior approval of the DBO, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of: (i) the bank’s retained earnings; (ii) the net income of the bank for its last fiscal year; or (iii) the net income of the bank for its current fiscal year. Dividends payable by the Bank can be limited or prohibited if the Bank does not meet the capital conservation buffer requirement. Federal law further provides that no insured depository institution may make any capital distribution (which includes a cash dividend) if, after making the distribution, the institution would be “undercapitalized,” as defined in the prompt corrective action regulations. In addition, under federal law, a Federal Reserve member bank, such as the Bank, may not declare or pay a dividend if the total of all dividends declared during the calendar year, including a proposed dividend, exceeds the sum of the Bank’s net income during the calendar year and the retained net income of the prior two calendar years, unless the dividend has been approved by the Federal Reserve. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments should be deemed to constitute an unsafe and unsound practice and failure to meet the capital conservation buffer requirement will result in restrictions on dividends.

Privacy Standards.   The Bank is subject to federal regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999. These regulations require the Bank to disclose its privacy policy, including informing consumers of their information sharing practices and informing consumers of their rights to opt out of certain practices.

Anti-Money Laundering and Client Identification.   The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) and the Bank Secrecy Act require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of clients seeking to open new financial accounts, and, effective in 2018, the beneficial owners of accounts. Bank regulators are directed to consider an institution’s effectiveness in combating money laundering when ruling on applications under the Bank Holding Company Act of 1956 (the “BHCA”) and the Bank Merger Act. We believe that the Bank’s policies and procedures comply with the requirements of the USA Patriot Act and the Bank Secrecy Act.

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Other Consumer Protection Laws and Regulations.   The Dodd-Frank Act established the CFPB and empowered it to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Banks are subject to consumer protection regulations issued by the CFPB, but as a financial institution with assets of less than $10 billion, the Bank is generally subject to supervision and enforcement by the Federal Reserve and the DBO with respect to our compliance with consumer financial protection laws and CFPB regulations.

The Bank is subject to a broad array of federal and state consumer protection laws and regulations that govern almost every aspect of its business relationships with consumers. While the list set forth below is not exhaustive, these include the Truth-in-Lending Act, Truth in Savings Act, Electronic Fund Transfers Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair Housing Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Credit Reporting Act, Right to Financial Privacy Act, Home Ownership and Equity Protection Act, Fair Credit Billing Act, Homeowners Protection Act, Check Clearing for the 21st Century Act, laws governing flood insurance, laws governing consumer protections in connection with the sale of insurance, federal and state laws prohibiting unfair and deceptive business practices, and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with clients when taking deposits, making loans, collecting loans, and providing other services. Failure to comply with these laws and regulations can subject the Bank to various penalties, including but not limited to, enforcement actions, injunctions, fines, civil liability, criminal penalties, punitive damages, and the loss of certain contractual rights.

BayCom Corp

General.   The Company, as sole shareholder of the Bank, is a bank holding company registered with the Federal Reserve. Bank holding companies are subject to comprehensive regulation by the Federal Reserve under the under the BHCA, and the regulations of the Federal Reserve. We are required to file quarterly reports with the Federal Reserve and to provide additional information as the Federal Reserve may require. The Federal Reserve may examine us or any of our subsidiaries, and charge us for the cost of the examination. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices. The Company is also be required to file certain reports with, and otherwise comply with the rules and regulations of the SEC.

The Bank Holding Company Act.   Under the BHCA, we are supervised by the Federal Reserve. The Federal Reserve has a long-standing policy that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, the Dodd-Frank Act provides that a bank holding company must serve as a source of strength to its subsidiary banks by having the ability to provide financial assistance to its subsidiary banks during periods of financial distress. A bank holding company’s failure to meet its obligation to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve’s regulations, or both. No regulations have yet been proposed by the Federal Reserve to implement the source of strength provisions of the Dodd-Frank Act. The Company and any subsidiaries that it may control are considered “affiliates” of the Bank within the meaning of the Federal Reserve Act, and transactions between the Bank and affiliates are subject to numerous restrictions. With some exceptions, the Company and its subsidiaries are prohibited from tying the provision of various services, such as extensions of credit, to other services offered by the Company or by its affiliates.

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Acquisitions.   An acquisition of the Company or the Bank, an acquisition of control of either, or an acquisition by either of another bank holding company or depository institution or control of such a company or institution is generally subject to prior approval by applicable federal and state banking regulators, as are certain acquisitions by the Company or the Bank of other types of entities, as discussed below. “Control” is defined in various ways for this purpose, including but not limited to control of 10% of outstanding voting stock of an entity. Acquisitions by the Bank of branches are also subject to similar prior approval requirements.

The BHCA prohibits a bank holding company, with certain exceptions, from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, and from engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. Under the BHCA, the Federal Reserve may approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto. These activities include: operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers’ checks and U.S. Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for clients.

Federal Securities Laws.   The Company’s common stock is registered with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Dodd-Frank Act.   The Dodd-Frank-Act imposed new restrictions and an expanded framework of regulatory oversight for depository institutions and their holding companies, and capital requirements that are discussed above under the section entitled “Capital Requirements.”

In addition, among other changes, the Dodd-Frank Act requires public companies to (i) provide their shareholders with a non-binding vote (a) at least once every three years on the compensation paid to executive officers and (b) at least once every six years on whether they should have a “say on pay” vote every one, two or three years; (ii) have a separate, non-binding shareholder vote regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments; (iii) provide disclosure in annual proxy materials concerning the relationship between the executive compensation paid and the financial performance of the issuer; and (iv) disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees. The company as an “emerging growth company,” unlike other public companies that are not emerging growth companies under the JOBS Act, will not be required to comply with the foregoing disclosure requirements for as long as it maintains its emerging growth company status. We will remain an emerging growth company until the earliest of   (i) the end of the fiscal year during which we have total annual gross revenues of   $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

The regulations to implement the provisions of Section 619 of the Dodd-Frank Act, commonly referred to as the Volcker Rule, contain prohibitions and restrictions on the ability of financial institutions holding companies and their affiliates to engage in proprietary trading and to hold certain interests in, or to have certain relationships with, various types of investment funds, including hedge funds and private equity funds. The Company is continuously reviewing its investment portfolio to determine if changes in its investment strategies are in compliance with the various provisions of the Volcker Rule regulations.

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For certain provisions of the Dodd-Frank Act, implementing regulations have not been promulgated, so the full impact of the Dodd-Frank Act on the company cannot be determined at this time. For information on the Economic Growth Act, which amended the Dodd-Frank Act, see “2018 Reforms” above.

Sarbanes-Oxley Act of 2002.   As a public company that files periodic reports with the SEC, under the Exchange Act, BayCom is subject to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), which addresses, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees. Our policies and procedures are designed to comply with the requirements of the Sarbanes-Oxley Act.

Interstate Banking and Branching.   The Federal Reserve must approve an application of a bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the holding company’s home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. Nor may the Federal Reserve approve an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank’s home state or in any state in which the target bank maintains a branch. Federal law does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the federal law.

The federal banking agencies are generally authorized to approve interstate merger transactions without regard to whether the transaction is prohibited by the law of any state. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions are subject to the nationwide and statewide insured deposit concentration amounts described above. Under the Dodd-Frank Act, the federal banking agencies may generally approve interstate de novo branching.

Dividends.   The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses its view that although there are no specific regulations restricting dividend payments by bank holding companies other than state corporate laws. A bank holding company must maintain an adequate capital position and generally should not pay cash dividends unless the company’s net income for the past year is sufficient to fully fund the cash dividends and that the prospective rate of earnings appears consistent with the company’s capital needs, asset quality, and overall financial condition. The Federal Reserve policy statement also indicates that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. As described above under “Capital Requirements,” the capital conversion buffer requirement can also restrict the Company’s ability to pay dividends.

Stock Repurchases.   Except for certain “well-capitalized” and highly rated bank holding companies, a bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding twelve months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice, violate any law or regulation, Federal Reserve order, any condition imposed by or written agreement with, the Federal Reserve.

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Competition

The financial services industry is highly competitive as we compete for loans, deposits and client relationships in our market. We compete for loans, deposits, and financial services in all of our principal markets. We compete directly with other bank and nonbank institutions, including credit unions, located within our markets, internet-based banks, and “FinTech” companies that rely on technology to provide financial services, out of market banks, and bank holding companies that advertise in or otherwise serve our markets, along with money market and mutual funds, brokerage houses, mortgage companies, and insurance companies or other commercial entities that offer financial services products. Competition involves efforts to retain current clients, make new loans and obtain new deposits, increase the scope and sophistication of services offered and offer competitive interest rates paid on deposits and charged on loans.

In commercial banking, we face competition to underwrite loans to sound, stable businesses and real estate projects at competitive price levels that make sense for our business and risk profile. Our major competitors include larger national, regional and local financial institutions and other providers of financial services, including finance companies, mutual funds, insurance companies, that may have the ability to make loans on larger projects than we can or provide a larger mix of product offerings. We also compete with smaller local financial institutions that may have aggressive pricing and unique terms on various types of loans and, increasingly, FinTech companies that offer their products exclusively through web-based portals.

In retail banking, we primarily compete for deposits with national and local banks and credit unions that have visible retail presence and personnel in our market areas. The primary factors driving competition for deposits are client service, interest rates, fees charged, branch location and hours of operation and the range of products offered. We compete for deposits by advertising, offering competitive interest rates and seeking to provide a higher level of personal service.

Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives, and lower origination and operating costs. Some of our competitors have been in business for a long time and have an established client base and name recognition. We believe that our competitive pricing, personalized service, and community involvement enable us to effectively compete in the communities in which we operate.

Legal Proceedings

We operate in a highly regulated environment. From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings where we believe the resolution would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

Nevertheless, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws), we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

Employees

As of December 31, 2018, we had approximately 214 full-time equivalent employees. None of our employees are represented by any collective bargaining unit or is a party to a collective bargaining agreement.

Corporate Information

Our principal executive offices are located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. Our telephone number is (925) 476-1800.

We maintain a website with the address www.unitedbusinessbank.com. The information contained on our website is not included as a part of, or incorporated by reference into, this Annual Report on Form 10-K. Other than an investor’s own internet access charges, we make available, free of charge, through our website our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we have electronically filed such material with, or furnished such material to, the SEC. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

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Item 1A. Risk Factors

An investment in our common stock is subject to risks inherent in our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this report. The risks described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that are currently deemed to be immaterial may also materially and adversely affect our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects. The market price of our common stock could decline significantly due to any identified or other risks, and some or all of your investment value could diminish. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. This report is qualified in its entirety by these risk factors.

Risks Related to Our Business

Our business may be adversely affected by downturns in the national economy and the regional economies in which we operate.

Our operations are significantly affected by national and regional economic conditions. Weakness in the national economy or the economies of the markets in which we operate could have a material adverse effect on our financial condition, results of operations and prospects. We provide banking and financial services primarily to businesses and individuals in the states of California, Washington, and New Mexico. All of our branches and most of our deposit clients are located in these three states. Further, as a result of a high concentration of our client base in the San Francisco Bay area, the deterioration of businesses in this market, or one or more businesses with a large employee base in this market, could have a material adverse effect on our business, financial condition and results of operations. Weakness in the global economy has adversely affected many businesses operating in our markets that are dependent upon international trade and it is not known how changes in tariffs being imposed on international trade may also affect these businesses. In addition, adverse weather conditions as well as decreases in market prices for agricultural products grown in our primary markets can adversely affect agricultural businesses in our markets.

Deteriorations in economic conditions in the market areas we serve, in particular the San Francisco Bay Area, Seattle, Washington, and Central New Mexico and the agricultural region of the California Central Valley, could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing clients’ borrowing power, reducing the value of assets and collateral associated with existing loans;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and

•	the amount of our low-cost or non-interest-bearing deposits may decrease.

We rely heavily on our management team and could be adversely affected by the unexpected loss of key officers and relationship managers.

We are led by an experienced management team with substantial experience in the markets that we serve and the financial products that we offer. The members of our executive management team, have many years of experience working for financial institutions and have significant merger and acquisition experience in the financial services industry. Our operating strategy focuses on providing products and services through long-term relationship managers. Our ability to retain and grow our loans, deposits and fee income depends upon the business generation capabilities, reputation, relationship management skills and acquisition experience of our relationship managers and other employees. In addition, an important part of our future growth strategy includes growing our business through strategic acquisitions. Accordingly, our success depends in large part on the performance of our key personnel, as well as on our ability to attract, motivate and retain highly qualified loan officers, senior and middle management with specific skill sets. Competition for employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our operating and growth strategies may be lengthy. We may not be successful in retaining our key employees and the unexpected loss of services of one or more of our key personnel, including successful bankers employed by banks that we acquire, could have a material adverse effect on our business because of their skills, knowledge of our market and financial products, years of industry experience, long-term client relationships and the difficulty of promptly finding qualified replacement personnel. If the services of any of our key personnel should become unavailable for any reason, we may not be able to identify and hire qualified persons on terms acceptable to us, which could have an adverse effect on our business, financial condition and results of operations.

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Our business and profitability may be harmed if we are unable to identify and acquire other financial institution or manage our growth.

A substantial part of our historical growth has been a result of acquisitions of other financial institutions. We intend to continue our strategy of evaluating and selectively acquiring other financial institutions that serve clients or markets we find desirable. The market for acquisitions remains highly competitive and we may be unable to find satisfactory acquisition candidates in the future that fit our acquisition strategy and standards. Many of our competitors possess greater financial, human, technical and other resources than us. Our ability to compete will depend on our available financial resources to fund acquisitions, including the amount of cash and cash equivalents and the liquidity and market price of our common stock. In addition, increased competition may also drive up the price that we will be required to pay for acquisitions. Acquisition prices may fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at acceptable prices and expect that we will experience this condition in the future. If we are able to identify attractive acquisition opportunities, we must generally satisfy a number of conditions prior to completing any such transaction, including certain bank regulatory approvals, which can be burdensome, time-consuming and unpredictable. An important component of our growth strategy may not be realized if we are unable to find suitable acquisition targets. Additionally, any future acquisition may not produce the revenue, earnings or synergies that we anticipated.

Further, acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future acquisition. The carrying amount of any goodwill that we currently maintain or may acquire may be subject to impairment in future periods.

If we continue to grow, we will face risks arising from our increased size. If we grow too quickly and are unable to control costs and maintain asset quality, such growth, whether organic or through select acquisitions, could materially and adversely affect our financial condition and results of operations. If we do not manage such growth effectively, we may be unable to realize the benefit from the investments in technology, infrastructure and personnel that we have made to support our expansion. In addition, we may incur higher costs and realize less revenue growth than we expect, which would reduce our earnings and diminish our future prospects, and we may not be able to continue to implement our business strategy and successfully conduct our operations. Risks associated with failing to maintain effective financial and operational controls as we grow, such as maintaining appropriate loan underwriting procedures, information technology systems, determining adequate allowances for loan losses and complying with regulatory accounting requirements, including increased loan losses, reduced earnings and potential regulatory penalties and restrictions on growth, all could have a negative effect on our business, financial condition and results of operations.

Our strategy of pursuing acquisitions exposes us to financial, execution, compliance and operational risks that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We anticipate that much of our future growth will be dependent on our ability to successfully implement our acquisition growth strategy. Our pursuit of acquisitions may disrupt our business, and any equity that we issue as merger consideration may have the effect of diluting the value of your investment. In addition, we may fail to realize some or all of the anticipated benefits of completed acquisitions.

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Our acquisition activities strategy involves a number of significant risks, including the following:

•	incurring time and expense associated with identifying, evaluating and negotiating potential acquisitions which could divert management’s attention from the operation of our existing business;

•	using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target company or the assets and liabilities that we seek to acquire;

•	exposure to potential asset quality and credit quality;

•	higher than expected deposit attrition;

•	potential exposure to unknown or contingent liabilities of banks and businesses we acquire, including, without limitation, liabilities for regulatory and compliance issues;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits of the acquisition;

•	incurring time and expense required to integrate the operations and personnel of the combined businesses;

•	inconsistencies in standards, procedures, and policies that would adversely affect our ability to maintain relationships with clients and employees;

•	experiencing higher operating expenses relative to operating income from the new operations;

•	creating an adverse short-term effect on our results of operations;

•	significant problems relating to the conversion of the financial and client data of the entity;

•	integration of acquired clients into our financial and client product systems;

•	borrowing funds to finance acquisitions or pursuing other forms of financing, such as issuing voting and/or non-voting common stock or convertible preferred stock, which may have high dividend rights or may be highly dilutive to our existing shareholders, may increase our leverage and diminish our liquidity; and

•	risks of impairment to goodwill which would require a charge to earnings.

Any of the foregoing could have an adverse effect on our business, financial condition, and results of operation.

In addition, we face additional risks in acquisitions to the extent we acquire new lines of business or new products, or enter new geographic areas, in which we have little or no current experience, especially if we lose key employees of the acquired operations. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our inability to overcome risks associated with acquisitions could have an adverse effect on our ability to successfully implement our acquisition growth strategy and grow our business and profitability.

Our ability to grow our loan portfolio may be limited by, among other things, economic conditions, competition within our market areas, the timing of loan repayments and seasonality, which may adversely affect our operating results.

Our ability to continue to improve our operating results is dependent upon, among other things, growing our loan portfolio. Competition for loans within our market areas is significant. We compete with large regional and national financial institutions, who are sometimes able to offer more attractive interest rates and other financial terms, as well as other community based banks who seek to offer a similar level of service as us. This competition can make loan growth challenging, particularly if we are unwilling to price loans at levels that would cause an unacceptable compression of our net interest margin, or if we are unwilling to structure a loan in a manner that we believe results in an unacceptable level of risk to us. Moreover, loan growth throughout the year can fluctuate due in part to seasonality of the businesses of our borrowers and potential borrowers and the timing of loan repayments, particularly our borrowers with significant relationships with us. To the extent that we are unable to grow our loan portfolio, we may be unable to successfully implement our growth strategy, which could materially and adversely affect our business, financial condition and results of operations.

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The required accounting treatment of loans acquired through acquisitions, including purchase credit impaired loans, could result in higher net interest margins and interest income in current periods and lower net interest margins and interest income in future periods.

Under U.S. generally accepted accounting principles, or GAAP, we are required to record loans acquired through acquisitions, including purchase credit impaired loans, at fair value. Estimating the fair value of such loans requires management to make estimates based on available information and facts and circumstances on the acquisition date. Actual performance could differ from management’s initial estimates. If these loans outperform our original fair value estimates, the difference between our original estimate and the actual performance of the loan (the “discount”) is accreted into net interest income. Thus, our net interest margins may initially increase due to the discount accretion. We expect the yields on our loans to decline as our acquired loan portfolio pays down or matures and the discount decreases, and we expect downward pressure on our interest income to the extent that the runoff on our acquired loan portfolio is not replaced with comparable high-yielding loans. This could result in higher net interest margins and interest income in current periods, and lower net interest margins and lower interest income in future periods. For example, the total loan yield for the year ended December 31, 2018 was 5.42%, which included 10 basis points from excess accretion related to purchase credit impaired loans. As a result, if we are unable to replace loans in our existing portfolio with comparable or higher yielding loans, our results of operations may be adversely affected. Our business, financial condition and results of operations may also be materially and adversely affected if we choose to pursue riskier higher yielding loans that fail to perform.

Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.

At December 31, 2018, approximately 87.3% of our loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral. As a result, adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. Real estate values are affected by various factors, including changes in general or regional economic conditions, governmental rules or policies, and natural disasters such as earthquakes, floods, fires and mudslides. Deterioration in the real estate markets where collateral for a mortgage loan is located could negatively affect the borrower’s ability to repay the loan and the value of the collateral securing the loan. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, significantly impair the value of property pledged as collateral on loans, and affect our ability to sell the collateral upon foreclosure without a loss or additional losses, which could result in losses that would adversely affect profitability. Such declines and losses would have a material adverse impact on our business, results of operations and growth prospects.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

At December 31, 2018, we had $871.1 million of commercial loans, consisting of  $749.3 million of commercial real estate and construction and land loans, representing 76.8% of our total loan portfolio, and $121.9 million of commercial and industrial loans, representing 12.5% of our total loan portfolio and for which real estate is not the primary source of collateral. The $749.3 million of commercial real estate loans includes $117.2 million of multifamily loans and $47.3 million of commercial construction and land loans. Of the remaining $584.8 million of commercial real estate loans at December 31, 2018, $312.1 million, or 32.0% of our total loan portfolio, consisted of loans secured by non owner occupied commercial real estate properties.

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Commercial loans typically involve higher principal amounts than other types of loans, and some of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one to four family residential mortgage loan. Because payments on such loans are often dependent on the cash flow of the commercial venture and the successful operation or development of the property or business involved, repayment of such loans is often more sensitive than other types of loans to adverse conditions in the real estate market or the general business climate and economy in one of our markets or in occupancy rates where a property is located. Repayments of loans secured by non owner occupied properties depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. Accordingly, a downturn in the real estate market or a challenging business and economic environment may increase our risk related to commercial loans. In addition, many of our commercial real estate loans are not fully amortizing and require large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non payment. Our commercial and industrial loans are primarily made based on the identified cash flow of the borrower and secondarily on the collateral underlying the loans. The borrowers’ cash flow may prove to be unpredictable, and collateral securing these loans may fluctuate in value. Most often, this collateral consists of accounts receivable, inventory and equipment. Significant adverse changes in our borrowers’ industries and businesses could cause rapid declines in values and collectability of those business assets, which could result in inadequate collateral coverage for our commercial and industrial loans and expose us to future losses. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its clients. Inventory and equipment may depreciate over time, be difficult to appraise, be illiquid and fluctuate in value based on the success of the business. If the cash flow from business operations is reduced, the borrower’s ability to repay the loan may be impaired. An increase in specific reserves and charge offs related to our commercial and industrial loan portfolio could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The foregoing risks are enhanced as a result of the limited geographic scope of our principal markets. Most of the real estate securing our loans is located in our California markets. Because the value of this collateral depends upon local real estate market conditions and is affected by, among other things, neighborhood characteristics, real estate tax rates, the cost of operating the properties, and local governmental regulation, adverse changes in any of these factors in our markets could cause a decline in the value of the collateral securing a significant portion of our loan portfolio. Further, the concentration of real estate collateral in California limits our ability to diversify the risk of such occurrences.

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under this guidance, a financial institution that, like us, is actively involved in commercial real estate lending, should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors (i) total reported loans for construction, land development and other land represent 100% or more of total capital, or (ii) total reported commercial real estate loans (as defined in the guidance) represent 300% or more of total capital. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. We have concluded that we have a concentration in commercial real estate lending under the foregoing standards because our balance in commercial real estate loans at December 31, 2018 represents more than 300% of total capital. Owner occupied commercial real estate totaled 136.25% of total capital, while non-owner occupied commercial real estate totals an additional 312.2% of total capital. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us.

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Our high concentration of large loans to certain borrowers may increase our credit risk.

Our growth over the last several years has been partially attributable to our ability to originate and retain large loans. We have established an informal, internal limit on loans to one borrower, principal or guarantor. Our limit is based on “total exposure” which represents the aggregate exposure of economically related borrowers for approval purposes. However, we may, under certain circumstances, consider going above this internal limit in situations where management’s understanding of the industry and the credit quality of the borrower are commensurate with the increased size of the loan. Many of these loans have been made to a small number of borrowers, resulting in a high concentration of large loans to certain borrowers. As of December 31, 2018, our 10 largest borrowing relationships accounted for approximately $151.3 million or 14.1% of our total loan portfolio, including undisbursed commitments to these borrowers. Along with other risks inherent in these loans, such as the deterioration of the underlying businesses or property securing these loans, this high concentration of borrowers presents a risk to our lending operations. If any one of these borrowers becomes unable to repay its loan obligations as a result of economic or market conditions, or personal circumstances, such as divorce or death, our non-accruing loans and our provision for loan losses could increase significantly, which could have a material adverse effect on our business, financial condition and results of operations.

Several of our large depositors have relationships with each other, which creates a higher risk that one client’s withdrawal of its deposit could lead to a loss of other deposits from clients within the relationship, which, in turn, could force us to fund our business through more expensive and less stable sources.

As of December 31, 2018, our ten largest non-brokered depositors accounted for $148.6 million in deposits, or approximately 11.5% of our total deposits. Several of our large depositors are affiliated locals of labor unions or have business, family, or other relationships with each other, which creates a risk that any one client’s withdrawal of its deposit could lead to a loss of other deposits from clients within the relationship. See “Deposits from labor unions and their related businesses are one important source of funds for us and a reduced level of such deposits may hurt our profits” risk factor below.

Withdrawals of deposits by any one of our largest depositors, or by one of our related client groups, could force us to rely on borrowings and other sources of funding for our business operations and withdrawal demands, adversely affecting our net interest margin and results of operations. Additionally, withdrawal of deposits may force us to potentially rely on other more expensive and less stable funding sources. Consequently, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Any expansion into new markets or new lines of business might not be successful.

As part of our ongoing strategic plan, we may consider expansion into new geographic markets. Such expansion might take the form of the establishment of de novo branches or the acquisition of existing banks or branches. There are considerable costs associated with opening new branches, and they generally do not generate sufficient revenues to offset costs until they have been in operation for some time. Additionally, we may consider expansion into new lines of business through the acquisition of third parties or organic growth and development. There are substantial risks associated with such efforts, including risks that (i) revenues from such activities might not be sufficient to offset the development, compliance, and other implementation costs, (ii) competing products and services and shifting market preferences might affect the profitability of such activities, and (iii) our internal controls might be inadequate to manage the risks associated with new activities. Furthermore, it is possible that our unfamiliarity with new markets or lines of business might adversely affect the success of such actions. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also affect the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. If any such expansions into new geographic or product markets are not successful, there could be an adverse effect on our financial condition and results of operations.

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Our small to medium-sized business and entrepreneurial clients may have fewer financial resources than larger entities to weather adverse business developments, which may impair a borrower’s ability to repay a loan, and such impairment could adversely affect our financial condition and results of operations.

We focus our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium sized businesses and entrepreneurs. These small to medium sized businesses and entrepreneurs may have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact our markets, and small to medium sized businesses are adversely affected, our financial condition and results of operations may be negatively affected.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

We maintain our allowance for loan losses at a level that management considers adequate to absorb probable incurred loan losses based on an analysis of our portfolio and market environment. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable incurred losses inherent in the loan portfolio and credit undertakings that are not specifically identified. The amount of the allowance is determined by our management through periodic reviews and consideration of a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market areas.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other conditions within our markets, which may be beyond our control, may cause a required increase in the allowance for loan losses. Management also recognizes that significant new loan growth, new loan products and the refinancing of existing loans can result in portfolios comprised of unseasoned loans that may not perform in a historical or projected manner and will increase the risk that our allowance may be insufficient to absorb losses without significant additional provisions.

Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, we may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management’s discretion or because banking regulators require us to do so. Bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans, and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we may need additional provisions to replenish the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and most likely capital, and may have a material negative effect on our financial condition and results of operations.

The acquisition method of accounting requires that acquired loans are initially recorded at fair value at the time of acquisition, and therefore no corresponding allowance for loan losses is recorded for these loans at acquisition because credit quality, among other elements, was considered in the determination of fair value. To the extent that our estimates of fair value are too high, we will incur impairment losses associated with the acquired loans.

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We expect that implementation of a new accounting standard could require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.

The Financial Accounting Standards Board (“FASB”) has adopted a new accounting standard, referred to as Current Expected Credit Loss (“CECL”), which will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for credit losses that are probable, which may require us to increase our allowance for loan losses, and may greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses. As an emerging growth company, this standard will be effective for us for fiscal years beginning after December 15, 2021 and for interim reporting periods beginning after December 15, 2021. We are evaluating the impact the CECL accounting model will have on our accounting and expect to recognize a one time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. We cannot yet determine the magnitude of any such one time cumulative adjustment or of the overall impact of the new standard on our financial condition or results of operations. The federal banking regulators, including the Federal Reserve and the FDIC, have adopted a rule that gives a banking organization the option to phase in, over a three year period, the day one adverse effects of CECL on its regulatory capital. Any increases in the allowance for loan losses will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

Our profitability is vulnerable to interest rate fluctuations.

As with most financial institutions, our results of operations depend substantially on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, in particular, the Federal Reserve. In an attempt to help the overall economy, the Federal Reserve kept interest rates low through its targeted Fed Funds rate for a number of years. The Federal Reserve has steadily increased the federal funds rate over the last three fiscal years to a range of 2.25% to 2.50% in December 2018 and indicated likelihood for further increases, subject to economic conditions. As the Federal Reserve increases the Fed Funds rate, overall interest rates will likely rise, which may negatively impact housing refinancing activity, new home purchases and the U.S. economic recovery.

We principally manage interest rate risk by managing volume and mix of our earning assets and funding liabilities. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but could also affect (i) our ability to originate and/or sell loans and obtain deposits, (ii) the fair value of our financial assets and liabilities, which could negatively impact shareholders’ equity, and our ability to realize gains from the sale of such assets, (iii) our ability to obtain and retain deposits in competition with other available investment alternatives, (iv) the ability of our borrowers to repay adjustable or variable rate loans, and (v) the average duration of our investment securities portfolio and other interest earning assets. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially affected.

A sustained increase in market interest rates could adversely affect our earnings. A significant portion of our loans have fixed interest rates and longer terms than our deposits and borrowings. As a result of the relatively low interest rate environment, an increasing percentage of our deposits have been comprised of certificates of deposit and other deposits yielding no or a relatively low interest rate, having a shorter duration than our assets. At December 31, 2018, we had $150.5 million in certificates of deposit that mature within one year and $1.0 billion in noninterest bearing checking, NOW checking, savings and money market accounts. We would incur a higher cost of funds to retain these deposits in a rising interest rate environment. Our net interest income could be adversely affected if the rates we pay on deposits and borrowings increase more rapidly than the rates we earn on loans and other investments.

Changes in interest rates also affect the value of our interest earning assets and in particular our securities portfolio. Generally, the fair value of fixed rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on shareholders’ equity.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. For further discussion of how changes in interest rates could impact us, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Sensitivity and Market Risk,” of this Form 10-K for a discussion of interest rate risk modeling and the inherent risks in modeling assumptions.

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Uncertainty relating to the London Interbank Offered Rate (“LIBOR”) calculation process and potential phasing out of LIBOR may adversely affect our results of operations.

On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calibration of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become acceptable alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, variable rate loans, subordinated debentures, or other securities or financial arrangements, given LIBOR’s role in determining market interest rates globally. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates and the value of LIBOR-based loans, and to a lesser extent, securities in our portfolio. It may impact the availability and cost of hedging instruments and borrowings, including the rates we pay on our subordinated debentures and trust preferred securities. If LIBOR rates are no longer available, and we are required to implement substitute indices for the calculation of interest rates under our loan agreements with our borrowers or our existing borrowings, we may incur significant expenses in effecting the transition. It may also be subject to disputes or litigation with customers and creditors over the appropriateness or comparability to LIBOR of the substitute indices, which could have an adverse effect on our results of operations.

Construction loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

Construction and land development loans totaled $47.3 million, or 4.8%, of our total loan portfolio as of December 31, 2018, of which $34.6 million were commercial real estate construction loans and $12.7 million were residential real estate construction loans. These loans involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. Higher than anticipated building costs may cause actual results to vary significantly from those estimated. For these reasons, this type of lending also typically involves higher loan principal amounts and may be concentrated with a small number of builders. A downturn in the commercial real estate market could increase delinquencies, defaults and foreclosures, and significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure. Some of the builders we deal with have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss. In addition, during the term of some of our construction loans, no payment from the borrower is required since the accumulated interest is added to the principal of the loan through an interest reserve. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. In addition, construction loans involve additional cost as a result of the need to actively monitor the building process, including cost comparisons and on-site inspections.

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Properties under construction are often difficult to sell and typically must be completed in order to be successfully sold, which complicates the process of working with our problem construction loans. If we are forced to foreclose on a project prior to or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it. Further, in the case of speculative construction loans, there is the added risk associated with the borrower obtaining a take-out commitment for a permanent loan. Loans on land under development or held for future construction also pose additional risk because of the lack of income production by the property and the potential illiquid nature of the collateral.

At December 31, 2018, all construction loans were performing in accordance to their repayment terms. Any material increase in our nonperforming construction loans could have a material adverse effect on our financial condition and results of operation.

Our business may be adversely affected by credit risk associated with residential property.

At December 31, 2018, $87.6 million, or 9.0% of our total loan portfolio, was secured by first liens on one to four family residential loans. In addition, at December 31, 2018, our home equity loans and lines of credit totaled $15.1 million. A portion of our one to four family residential real estate loan portfolio consists of jumbo loans that do not conform to secondary market mortgage requirements, and therefore are not immediately sellable to Fannie Mae or Freddie Mac, because such loans exceed the maximum balance allowable for sale (generally $424,100 – $625,500 for single family homes in our markets, depending on the area). Jumbo one to four family residential loans may expose us to increased risk because of their larger balances and because they cannot be immediately sold to government sponsored enterprises.

In addition, one to four family residential loans are generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. A decline in residential real estate values resulting from a downturn in the housing market in our market areas may reduce the value of the real estate collateral securing these types of loans and increase our risk of loss if borrowers’ default on their loans. Recessionary conditions or declines in the volume of real estate sales and/or the sales prices coupled with elevated unemployment rates may result in higher than expected loan delinquencies or problem assets, and a decline in demand for our products and services. These potential negative events may cause us to incur losses and adversely affect our business, financial condition and results of operations.

We may be adversely affected by recent changes in U.S. tax laws.

Changes in tax laws contained in the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted in December 2017, include a number of provisions that will have an impact on the banking industry, borrowers and the market for single family residential real estate. Changes include (i) a lower limit on the deductibility of mortgage interest on single family residential mortgage loans, (ii) limitations on interest deductions for home equity loans, (iii) a limitation on the deductibility of business interest expense and (iv) a limitation on the deductibility of property taxes and state and local income taxes. The recent changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for such loans in the future, and could make it harder for borrowers to make their loan payments. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations.

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Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

At December 31, 2018, nonperforming loans were $3.1 million, or 0.3% of the total loan portfolio, and nonperforming assets were $3.9 million, or 0.3% of total assets. In addition to the nonperforming loans, there were $750,000 in loans classified as performing TDRs at December 31, 2018. Nonperforming assets adversely affect our earnings in various ways. We do not record interest income on nonaccrual loans or foreclosed assets, thereby adversely affecting our income and increasing our loan administration costs. Upon foreclosure or similar proceedings, we record the repossessed asset at the estimated fair value, less costs to sell, which may result in a write down or loss. If we experience increases in nonperforming loans and nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations, as our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity. A significant increase in the level of nonperforming assets from current levels would also increase our risk profile and may impact the capital levels our regulators believe are appropriate in light of the increased risk profile. While we reduce problem assets through collection efforts, asset sales, workouts and restructurings, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities.

The success of our SBA lending program is dependent upon the continued availability of SBA loan programs, our status as a preferred lender under the SBA loan programs and our ability to comply with applicable SBA lending requirements.

As an SBA Preferred Lender, we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. The SBA periodically reviews the lending operations of participating lenders to assess, among other things, whether the lender exhibits prudent risk management. When weaknesses are identified, the SBA may request corrective actions or impose other restrictions, including revocation of the lender’s Preferred Lender status. If we lose our status as a Preferred Lender, we may lose our ability to compete effectively with other SBA Preferred Lenders, and as a result we would experience a material adverse effect to our financial results. Any changes to the SBA program, including changes to the level of guaranty provided by the federal government on SBA loans or changes to the level of funds appropriated by the federal government to the various SBA programs, may also have an adverse effect on our business, results of operations and financial condition.

Historically, we have sold the guaranteed portion of our SBA 7(a) loans in the secondary market. These sales have resulted in gains or premiums on the sale of the loans and have created a stream of future servicing income. There can be no assurance that we will be able to continue originating these loans, that a secondary market will exist or that we will continue to realize premiums upon the sale of the guaranteed portion of these loans. When we sell the guaranteed portion of our SBA 7(a) loans, we incur credit risk on the retained, non-guaranteed portion of the loans.

In order for a borrower to be eligible to receive an SBA loan, the lender must establish that the borrower would not be able to secure a bank loan without the credit enhancements provided by a guaranty under the SBA program. Accordingly, the SBA loans in our portfolio generally have weaker credit characteristics than the rest of our portfolio, and may be at greater risk of default in the event of deterioration in economic conditions or the borrower’s financial condition. In the event of a loss resulting from default and a determination by the SBA that there is a deficiency in the manner in which the loan was originated, funded or serviced by us, the SBA may require us to repurchase the previously sold portion of the loan, deny its liability under the guaranty, reduce the amount of the guaranty, or, if it has already paid under the guaranty, seek recovery of the principal loss related to the deficiency from us. Management has estimated losses inherent in the outstanding guaranteed portion of SBA loans and recorded a recourse reserve at a level determined to be appropriate. Significant increases to the recourse reserve may materially decrease our net income, which may adversely affect our business, results of operations and financial condition.

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Deposits from labor unions and their related businesses are one important source of funds for us and a reduced level of such deposits may hurt our profits.

Deposits from labor unions and their related businesses are an important source of funds for our lending and investment activities. At December 31, 2018, $464.2 million, or 36.9%, of our total deposits were comprised of deposits from labor unions, representing ten different local unions with an average deposit balance per local union of approximately $6.0 million. At December 31, 2018, two labor unions had aggregate deposits of  $10.0 million or more, totaling $34.1 million, or 2.6% of our total deposits, with the largest union relationship totaling $21.7 million or 1.6% of total deposits. Given our use of these high average balance deposits as a source of funds, the inability to retain these funds could have an adverse effect on our liquidity. In addition, these deposits are primarily demand deposit accounts or short term deposits and therefore may be more sensitive to changes in interest rates. If we are forced to pay higher rates on these deposits to retain the funds, or if we are unable to retain the funds and are forced to turn to borrowing and other funding sources for our lending and investment activities, the interest expense associated with such borrowings may be higher than the rates we are paying on these deposits, which could adversely affect our net margin and net income. We may also be forced, as a result of any material withdrawal of deposits, to rely more heavily on other, potentially more expensive and less stable funding sources. Consequently, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition, growth and prospects.

Liquidity is essential to our business. We rely on a number of different sources in order to meet our potential liquidity demands. Our primary sources of liquidity are increases in deposit accounts, cash flows from loan payments and our securities portfolio. Borrowings also provide us with a source of funds to meet liquidity demands. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated, negative operating results, or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry or deterioration in credit markets. Any decline in available funding in amounts adequate to finance our activities or on terms which are acceptable could adversely impact our ability to originate loans, invest in securities, meet our expenses, or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could, in turn, have a material adverse effect on our business, financial condition and results of operations. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity” of this Form 10-K.

Our liquidity is dependent on dividends from the Bank.

The Company is a legal entity separate and distinct from the Bank. A substantial portion of our cash flow, including cash flow to pay principal and interest on any debt we may incur, comes from dividends the Company receives from the Bank. Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to the Company. Because our ability to receive dividends or loans from the Bank is restricted, our ability to pay dividends to our shareholders may also be restricted. As of December 31, 2018, the Bank had the capacity to pay the Company a dividend of up to $26.2 million without the need to obtain prior regulatory approval. Also, the Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service any debt we may incur, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed, or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. At some point, we may need to raise additional capital or issue additional debt to support our growth or replenish future losses. Our ability to raise additional capital or issue additional debt depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Such borrowings or additional capital, if sought, may not be available to us or, if available, may not be on favorable terms.

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Accordingly, we cannot make assurances that we will be able to raise additional capital or issue additional debt if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital or issue additional debt when needed, our ability to further expand our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, any additional capital we obtain may result in the dilution of the interests of existing holders of our common stock. Further, if we are unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action.

The financial services industry is highly competitive. Strong competition within our market area may limit our growth and profitability.

We face pricing competition for loans and deposits. We also face competition with respect to customer convenience, product lines, accessibility of service and service capabilities. We compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere and, more recently, with FinTech companies that rely on technology to provide financial services. The significant competition in attracting and retaining deposits and making loans as well as in providing other financial services throughout our market area may impact future earnings and growth. Our success depends, in part, on the ability to adapt products and services to evolving industry standards. There is increasing pressure to provide products and services at lower prices, which can reduce net interest income and noninterest income from fee based products and services. New technology driven products and services are often introduced and adopted, including innovative ways that customers can make payments, access products and manage accounts. We could be required to make substantial capital expenditures to modify or adapt existing products and services or develop new products and services. We may not be successful in introducing new products and services or those new products may not achieve market acceptance. We could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases if we do not effectively develop and implement new technology. In addition, advances in technology such as telephone, text, and online banking; e-commerce; and self service automatic teller machines and other equipment, as well as changing customer preferences to access our products and services through digital channels, could decrease the value of our branch network and other assets. We may close or sell certain branches and restructure or reduce our remaining branches and work force. These actions could lead to losses on assets, expense to reconfigure stores and loss of customers in certain markets. As a result, our business, financial condition or results of operations may be adversely affected.

As a community bank, our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring, and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our clients, and caring about our clients and associates. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy.

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Agricultural lending and volatility in commodity prices may adversely affect our financial condition and results of operations.

At December 31, 2018, agricultural loans, including agricultural real estate and operating loans, were $23.9 million, or 1.8% of our total loan portfolio. Agricultural lending involves a greater degree of risk and typically involves higher principal amounts than other types of loans. Repayment is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers. These factors include adverse weather conditions that prevent the planting of a crops or limit crop yields (such as hail, drought, fires and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including tariffs, changes in price supports, subsidies and environmental regulations). Volatility in commodity prices could adversely impact the ability of borrowers in these industries to perform under the terms of their borrowing arrangements with us, and as a result, a severe and prolonged decline in commodity prices may adversely affect our financial condition and results of operations. It is also difficult to project future commodity prices as they are dependent upon many different factors beyond our control. In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm. Consequently, agricultural loans may involve a greater degree of risk than other types of loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as farm equipment (some of which is highly specialized with a limited or no market for resale), or assets such as livestock or crops. In such cases, any repossessed collateral for a defaulted agricultural operating loan my not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation or because the assessed value of the collateral exceeds the eventual realization value.

Another factor that could have a major impact on the agricultural industry involves water availability and distribution rights. If the amount of water available to agriculture becomes increasingly scarce due to drought and/or diversion to other uses, farmers may not be able to continue to produce agricultural products at a reasonable profit, which has the potential to force many out of business. Such conditions have affected and may continue to adversely affect our borrowers and, by extension, our business, and if general agricultural conditions decline our level of nonperforming assets could increase.

Adverse weather or manmade events could negatively affect our markets or disrupt our operations.

A significant portion of our business is generated in our California and Washington markets, which have been, and may continue to be, susceptible to natural disasters, such as flooding, mudslides, brush fires, earthquakes, droughts and other natural disasters and adverse weather. These natural disasters could negatively impact regional economic conditions, cause a decline in the value or destruction of mortgaged properties and increase the risk of delinquencies, foreclosures, or loss on loans originated by us, damage our banking facilities and offices, and negatively impact our growth strategy. Such weather events could disrupt operations, result in damage to properties, and negatively affect the local economies in the markets where we operate. We cannot predict whether or to what extent damage that may be caused by future weather or manmade events will affect our operations or the economies in our current or future market areas, but such events could negatively impact economic conditions in these regions and result in a decline in local loan demand and loan originations, a decline in the value or destruction of properties securing our loans, and an increase in delinquencies, foreclosures, or loan losses as uninsured property losses, interruptions of our clients’ operations or sustained job interruption or loss may materially impair the ability of borrowers to repay their loans. Our business or results of operations may be adversely affected by these and other negative effects of natural or manmade disasters. Further, severe weather, natural disasters, acts of war or terrorism, and other external events could adversely affect us in a number of ways, including an increase in delinquencies, bankruptcies, or defaults that could result in a higher level of non-performing assets, net charge-offs, and provision for loan losses. A natural disaster or other catastrophic event could, therefore, result in decreased revenue and loan losses that have a material adverse effect on our business, financial condition and results of operations.

We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure as we expand. Operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees, or outside persons and exposure to external events. As discussed below, we are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our clients and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing clients and attract new ones depends on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

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The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. Our future success will depend in part upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience as well as to provide secure electronic environments and create additional efficiencies in our operations as we continue to grow and expand our market area. We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. In connection with implementing new operational and technology enhancements or products in the future, we may experience certain operational challenges (e.g. human error, system error, incompatibility, etc.) which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner. Many of our larger competitors have substantially greater resources to invest in operational and technological infrastructure. As a result, they may be able to offer additional or more convenient products compared to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our clients, which could adversely affect our business, financial condition and results of operations.

In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. We expect that new technologies and business processes applicable to the banking industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. Because the pace of technological change is high and our industry is intensely competitive, we may not be able to sustain our investment in new technology as critical systems and applications become obsolete or as better ones become available. A failure to successfully keep pace with technological change affecting the financial services industry and failure to avoid interruptions, errors and delays could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition and results of operations.

As a bank, we are susceptible to fraudulent activity, information security breaches and cybersecurity related incidents that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks, and malware or other cyber attacks. There continues to be a rise in electronic fraudulent activity, security breaches and cyber attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity related incidents in recent periods. Moreover, in recent periods, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information, but also sensitive financial and other personal information of their clients and employees and subjecting them to potential fraudulent activity. We are not aware that we have experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a cyber security breach or other act, however, some of our clients may have been affected by these breaches, which could increase their risks of identity theft, credit card fraud and other fraudulent activity that could involve their accounts with us.

The secure maintenance and transmission of confidential information, as well as execution of transactions over the networks and systems maintained by us, our clients and third party vendors, such as our online banking or reporting systems, are essential to protect us and our clients against fraud and security breaches and to maintain the confidence of our clients. Breaches of information security also may occur through intentional or unintentional acts by those having access to our systems or our clients’ or counterparties’ confidential information, including employees. Furthermore, our cardholders use their debit and credit cards to make purchases from third parties or through third party processing services. As such, we are subject to risk from data breaches of such third party’s information systems or their payment processors. Such a data security breach could compromise our account information. We may suffer losses associated with reimbursing our clients for such fraudulent transactions on clients’ card accounts, as well as for other costs related to data security breaches, such as replacing cards associated with compromised card accounts.

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In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, and vulnerabilities in third party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our clients and underlying transactions. Although we have developed and continue to invest in systems and processes that are designed to detect and prevent security breaches and cyber attacks and periodically test our security, a breach of our systems could result in losses to us or our clients, our loss of business and/or clients, damage to our reputation, the incurrence of additional expenses, disruption to our business, our inability to grow our online services or other businesses, additional regulatory scrutiny or penalties, or our exposure to civil litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

We depend on information technology and telecommunications systems of third parties, and any systems failures, interruptions or data breaches involving these systems could adversely affect our operations and financial condition.

We rely heavily on third party service providers for much of our communications, information, operating and financial control systems technology, including client relationship management, internet banking, website, general ledger, deposit, loan servicing and wire origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our client relationship management, internet banking, website, general ledger, deposit, loan servicing and/or wire origination systems.

We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The Company may not be insured against all types of losses as a result of third party failures and insurance coverage may be inadequate to cover all losses resulting from system failures or other disruptions. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, the bank regulatory agencies expect financial institutions to be responsible for all aspects of our vendors’ performance, including aspects which they delegate to third parties. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber attacks or security breaches of the networks, systems or devices that our clients use to access our products and services could result in client attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

We are subject to certain operational risks, including, but not limited to, client or employee fraud and data processing system failures and errors.

Employee errors and employee and client misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our clients or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

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We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and client or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

If our enterprise risk management framework is not effective at mitigating risk and loss to us, we could suffer unexpected losses.

Our enterprise risk management framework seeks to achieve an appropriate balance between risk and return, which is critical to optimizing shareholder value. We have established processes and procedures intended to identify, measure, monitor, report, analyze and control the types of risk to which we are subject. These risks include liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. We also maintain a compliance program to identify, measure, assess, and report on our adherence to applicable laws, policies and procedures. While we assess and improve these programs on an ongoing basis, there can be no assurance that our risk management or compliance programs, along with other related controls, will effectively mitigate all risk and limit losses in our business. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny. If our framework is not effective, we could suffer unexpected losses and our business, financial condition and results of operations could be materially and adversely affected. We could also be subject to potentially adverse regulatory consequences.

Changes in accounting standards could materially impact our financial statements.

From time to time, the FASB or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators, outside auditors or management) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict, and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in our needing to revise or restate prior period financial statements.

A change in the tax laws relating to like-kind exchanges could adversely affect our business.

We offer escrow services and facilitate tax-deferred commercial exchanges under Section 1031 of the Code to generate non-interest income and low cost deposits. As of December 31, 2018, deposit balances associated with these operations totaled $25.3 million.

Section 1031 of the Code provides for tax-free exchanges of real property for other real property. Legislation has been proposed on several occasions that would repeal or restrict the application of Section 1031. Any repeal or significant change in the tax rules pertaining to like-kind exchanges could adversely affect results of operations.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this annual report as well as other periodic reports we are required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Critical accounting policies requiring significant estimates and assumptions by management include our policies related to the allowance for loan losses, securities, purchased credit impaired (“PCI”) loans, business combinations, loan sales and servicing of financial assets, goodwill and income taxes. For more information, see Note 1 — Organization and Significant Accounting Policies of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of this Form 10-K.

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We are an “emerging growth company,” and the reduced regulatory and reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as described in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of reduced regulatory and reporting requirements that are otherwise generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments. As a result, our stockholders may not have access to certain information that they may deem important. The JOBS Act also permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. This election allows a company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to, and expect to continue to, take advantage of certain of these and other exemptions, including the extended transition period to comply with new or revised accounting standards applicable to public companies, for so long as we are an emerging growth company. Our status as an emerging growth company will continue until December 31, 2023, unless before such date (i) our annual gross revenues exceed $1.07 billion, (ii) we issue more than $1.0 billion in non-convertible debt in a three-year period, or (iii) the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30, in which case we would no longer be an emerging growth company as of the following December 31.

Investors and securities analysts may find it more difficult to evaluate our common stock because we may rely on one or more of these exemptions and, as a result, investors may find our common stock less attractive, which may result in a less active trading market, increased volatility in our stock price and a lack of investor confidence, which may adversely affect the market price of our common stock. In addition, as a result of our election take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies, our consolidated financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates. Because our consolidated financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, financial results or prospects in comparison to other public companies.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value.

Certain provisions of state and federal law and our articles of incorporation may make it more difficult for someone to acquire control of the Company. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including the Company’s shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquiror and the antitrust effects of the acquisition. There also are California statutory provisions and provisions in our articles of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in our articles of incorporation could result in the Company being less attractive to a potential acquiror.

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Risks Related to the Regulation of Our Industry

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations that could increase our costs of operations.

The banking industry is extensively regulated. Federal banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a company’s shareholders. These regulations may sometimes impose significant limitations on our operations. The significant federal and state banking regulations that affect us are described in this report under the heading “Item 1. Business-Supervision and Regulation”. These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time. Any new regulation or legislation, change in existing regulation or oversight, whether a change in regulatory policy or a change in a regulator’s interpretation of a law or regulation, could have a material impact on our operations, increase our costs of regulatory compliance and of doing business and adversely affect our profitability.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of financial institutions and other complementary businesses. Generally, we must receive state and federal regulatory approval before we can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, our financial condition, our future prospects, and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the CRA) and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, USA Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. The federal banking agencies and Financial Crimes Enforcement Network are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the denial of regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans.

Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

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Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively affected by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things (i) imposes certain limitations on our ability to share nonpublic personal information about our clients with nonaffiliated third parties, (ii) requires that we provide certain disclosures to clients about our information collection, sharing and security practices and afford clients the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions) and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities and the sensitivity of client information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security related practices, our collection, use, sharing, retention and safeguarding of consumer or employee information and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy related enforcement activity at the federal level, by the Federal Trade Commission and the CFPB, as well as at the state level, such as with regard to mobile applications.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting client or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

Our principal executive offices are located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. Including our principal executive offices, we currently operate a total of 22 full service banking branches consisting of branch offices in Northern and Southern California, Seattle, Washington and Central New Mexico. In addition, we have one loan production office in Los Angeles, California. Many of our branches are equipped with automated teller machines and drive through facilities. We believe all of our facilities are suitable for our operational needs.

The following table summarizes pertinent details of our principal executive offices and branches, as of December 31, 2018.

Office Location	Owned/Leased
San Francisco Bay Area, California
500 Ygnacio Valley Road, Suite 130, 200, 350 and 390, Walnut Creek, CA	Leased
3895 E. Castro Valley, Suite A, Castro Valley, CA	Leased
700 E. El Camino Real, Suite 110, Mountain View, CA	Leased
960 School Street, Napa, CA	Leased
100 Hegenberger Rd, Oakland, CA	Owned
465 Main Street, Pleasanton, CA	Leased
2300 First Street, Suite 100, Livermore, CA	Leased
2 Harrison Street, Suite 158, San Francisco, CA	Leased
2250 N. First Street, Suite 102, San Jose, CA	Leased

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Office Location	Owned/Leased
Central Valley, California
22 West Yokuts Avenue, Stockton, CA	Leased
4426 E. Waterloo Road, Stockton, CA	Leased
2815 J Street, Sacramento, CA	Leased

Southern California
330 N. Brand Blvd., Suite 120, Glendale, CA	Leased
3750 Kilroy Airway Way, Suite 130, Long Beach, CA	Leased
3530 Wilshire Blvd., Suite 1400, Los Angeles, CA	Leased

Washington
14900 Interurban Ave. S., Suite 150, Seattle, WA	Leased
520 Pike Street, Suite 2750, Seattle, WA	Leased

New Mexico
1500 Mercantile Avenue NE, Albuquerque, NM	Owned
6000 Montgomery Blvd NE, Albuquerque, NM	Owned
19339 Highway 314, Belen, NM	Owned
2199 Main Street SE, Los Lunas, NM	Owned
307 West Broadway, Mountainair, NM	Owned
394 Rio Communities Blvd, Belen, NM	Owned

Item 3. Legal Proceedings

Periodically, there have been various claims and lawsuits involving the Company, such as claims to enforce liens, condemnation proceedings on properties in which the Company holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Company’s business. The Company is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Company.

Item 4. Mine Safety Disclosures

Not applicable.

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PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

General.   Our common stock, since May 4, 2018, is listed on the NASDAQ Global Select Market under the symbol “BCML”. Prior to our listing on the NASDAQ Global Select Market on May 4, 2018, our common stock was traded on the OTCQB, Over the Counter Marketplace, under the symbol “BCML”. At December 31, 2018, we had approximately 1,221 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 10,869,275 outstanding shares of common stock.

Stock Repurchases.   There were no stock repurchases by the Company for the year ended December 31, 2018.

Equity Compensation Plan Information.   The equity compensation plan information presented under subparagraph (d) in Part III, Item 12 of this report is incorporated herein by reference.

Performance Graph.   Our shares of common stock began trading on the NASDAQ Global Select Market on May 4, 2018. Accordingly, no comparative stock performance information is available for periods ending prior to this date. The performance graph below compares the Company’s cumulative shareholder return on its common stock since the inception of trading on May 4, 2018, to the cumulative total return of the NASDAQ Composite Index and the SNL U.S. Bank NASDAQ Index for the period indicated. The information presented below assumes $100 was invested on May 4, 2018, in the Company’s common stock and in each of the indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance. Total return assumes the reinvestment of all dividends and that the value of Common Stock and each index was $100 on May 4, 2018.

Source: S&P Global Market Intelligence© 2019

Index Values	5/14/2018	6/30/2018	9/30/2018	12/31/2018
Baycom Corp	100.00	106.68	115.00	99.53
Nasdaq Composite	100.00	101.34	108.57	89.53
SNL U.S. Bank Nasdaq	100.00	96.63	94.06	76.77

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Item 6. Selected Financial Data

The following condensed consolidated statements of financial condition and operations and selected performance ratios, as of and for the five years ended December 31, 2018, have been derived from our audited consolidated financial statements. The information below is qualified in its entirety by the detailed information included elsewhere herein and should be read along with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statement and Supplementary Data” of this report.

	At December 31,
	2018	2017	2016	2015	2014
	(In thousands, except for per share data)
Selected Financial Condition Data:
Total assets	$1,478,395	$1,245,794	$675,299	$623,304	$504,391
Cash and due from banks	327,561	251,596	130,213	111,391	145,281
Investments, available for sale	99,796	40,505	13,918	23,615	17,540
FHLB and FRB stock, at cost	9,243	7,759	3,923	3,846	2,859
Loans receivable, net	970,189	886,864	504,264	460,208	322,908
Total liabilities	1,277,642	1,127,159	597,236	550,923	446,217
Deposits	1,257,768	1,104,305	590,759	543,304	437,941
Borrowings	8,161	11,387	—	—	6,000
Total equity	200,753	118,635	78,063	72,381	58,174

	For the Years ended December 31,
	2018	2017	2016	2015	2014
Selected Operating Data:
Interest and dividend income	$56,860	$44,253	$29,625	$25,715	$19,637
Interest expense	4,942	4,312	3,074	2,691	2,310
Net interest income before provision for loan loss	51,918	39,941	26,551	23,024	17,327
Provision for loan loss	1,842	462	598	1,412	1,074
Net interest income after provision for loan loss	50,076	39,479	25,953	21,612	16,253
Noninterest income	7,082	4,794	1,358	6,902	3,705
Noninterest expense	36,669	30,124	16,963	19,350	13,063
Income before provision for income tax	20,489	14,149	10,348	9,164	6,895
Provision for income tax	5,996	8,889	4,436	1,712	1,717
Net income	$14,493	$5,260	$5,912	$7,452	$5,178
Per Share Data:
Shares outstanding at end of period	10,869,275	7,496,995	5,472,426	5,493,209	4,875,787
Average diluted shares outstanding	9,692,009	6,520,230	5,449,998	5,466,468	4,740,152
Diluted earnings per share	$1.50	$0.81	$1.09	$1.37	$1.09
Book value per share	18.47	15.82	14.26	13.18	11.93
Tangible book value per share(1)	16.46	13.81	14.12	12.96	11.76
Dividends paid during period	—	—	—	—	—

(1)	We calculate tangible book value per share, a non-GAAP financial measure, by dividing tangible common equity by the number of common shares outstanding. Reconciliations of the GAAP and non-GAAP financial measures are presented below under Non-GAAP Financial Measures.

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	At and for the Years Ended December 31,
	2018	2017	2016	2015	2014
	(In thousands, except for per share data)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	1.07%	0.51%	0.91%	1.24%	1.13%
Return on average equity	8.28%	5.28%	7.87%	10.36%	10.02%
Yield on earning assets	4.54%	4.59%	4.74%	4.47%	4.55%
Rate paid on average interest bearing liabilities	0.62%	0.65%	0.73%	0.72%	0.89%
Interest rate spread(1)	3.92%	3.94%	4.01%	3.75%	3.66%
Net interest margin(2)	4.15%	4.14%	4.25%	4.00%	3.95%
Dividend payout ratio	—	—	—	—	—
Noninterest expense to average assets	2.78%	2.93%	2.61%	3.21%	2.79%
Average interest earning assets to average interest bearing liabilities	157.80%	144.87%	149.24%	153.08%	148.15%
Efficiency ratio(3)	62.15%	67.34%	60.78%	64.66%	62.11%
Capital Ratios(4):
Tier 1 leverage ratio – Bank	10.04%	8.92%	10.59%	10.59%	10.67%
Common equity tier 1 – Bank	14.63%	12.43%	13.43%	13.30%	15.78%
Tier 1 capital ratio – Bank	14.63%	12.43%	13.43%	13.30%	15.78%
Total capital ratio – Bank	15.17%	12.94%	14.18%	14.13%	16.50%
Equity to total assets at end of period	13.58%	14.68%	11.56%	11.61%	11.53%
Asset Quality Ratios:
Non-performing assets to total assets(5)	0.27%	0.01%	0.28%	0.05%	0.59%
Non-performing loans to total loans	0.32%	0.02%	0.22%	0.07%	0.26%
Allowance for loan losses to non-performing loans	164.32%	2354.75%	343.18%	1152.69%	84.49%
Allowance for loan losses to total loans	0.53%	0.47%	0.74%	0.83%	0.77%
Classified assets (graded substandard and doubtful)	$8,602	$7,017	$7,602	$9,620	$3,325
Total accruing loans 30 – 89 days past due	2,707	1,894	625	499	399
Total loans 90 days past due and still accruing	—	—	230	334	96
Other Data:
Number of full service offices	22	19	10	10	7
Number of full-time equivalent employees	214	158	110	103	78

(1)	Interest rate spread is calculated as the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.

(2)	Net interest margin is calculated as net interest income divided by total average earning assets.

(3)	Calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses plus noninterest income.

(4)	Regulatory capital ratios are for United Business Bank only.

(5)	Nonperforming assets consists of non accruing loans and other real estate owned.

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Non-GAAP Financial Measures

Tangible book value per share is a non GAAP financial measure generally used by financial analysts and investment bankers to evaluate financial institutions. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. Tangible common shareholders’ equity is calculated by excluding goodwill and core deposit intangibles from shareholders’ equity. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison, to its competitors. Non GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and compares book value per common share to tangible book value per common share (dollars in thousands, except per share data).

	Years ended December 31,
Tangible Common Equity	2018	2017	2016	2015	2014
	(in thousands, except per share data)
Total shareholders’ equity	$200,753	$118,635	$78,063	$72,381	$58,174
Less:
Core deposit intangibles	(7,205)	(4,772)	(802)	(1,201)	(812)
Goodwill	(14,594)	(10,365)	—	—	—
Tangible common equity	178,954	103,498	77,261	71,180	57,362
Common shares outstanding	10,869,275	7,496,995	5,472,426	5,493,209	4,875,787
Book value per common share (GAAP)	$18.47	$15.82	$14.26	$13.18	$11.93
Tangible book value per common share (non GAAP)	$16.46	$13.81	$14.12	$12.96	$11.76

Item 7. Management’s Discussion and Analysis Of Financial Condition and Results Of Operations

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the Consolidated Financial Statements and footnotes thereto that appear in “Item 8. Financial Statements and Supplementary Data” of this Form 10-K. The information contained in this section should be read in conjunction with these Consolidated Financial Statements and footnotes and the business and financial information provided in this Form 10-K. Unless otherwise indicated, the financial information presented in this section reflects the consolidated financial condition and results of operations of BayCom Corp and its subsidiary, United Business Bank. Because we conduct all of our material business operations through the Bank, the entire discussion relates to activities primarily conducted by the Bank.

History and Overview

BayCom is a bank holding company headquartered in Walnut Creek, California. The Company’s wholly owned banking subsidiary, United Business Bank, provides a broad range of financial services primarily to businesses and business owners, as well as individuals, through our network of 22 full service branches located in Northern, Central and Southern California, Seattle, Washington and Central New Mexico.

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Since 2010, we have completed a series of six acquisitions with aggregate total assets of approximately $1.1 billion and total deposits of approximately $904.1 million, including three since 2017, and currently have one pending acquisition. We have sought to integrate the banks we acquire into our existing operational platform and enhance shareholder value through the creation of efficiencies within the combined operations. Since 2017, our acquisitions include:

•	In April 2017, we acquired United Business Bank, FSB, headquartered in Oakland, California, our largest acquisition to date. The United Business Bank acquisition increased our assets by approximately $473.1 million, increased our deposits by approximately $428.0 million, consisting primarily of lower cost stable core deposits from a strong network of relationships with labor unions, and provided us with nine full-service banking offices in Albuquerque, New Mexico; Long Beach, Oakland, Sacramento, San Francisco, San Jose and Glendale, California; and Seattle, Washington. Two of the branches we acquired in the United Business Bank, FSB, acquisition were consolidated into other branches, one in January 2017 and one in April 2018.

•	In November 2017, we acquired Plaza Bank, which had one branch located in Seattle, Washington. At the time of the acquisition, Plaza Bank had total assets of approximately $75.8 million and deposits of $54.2 million.

•	In November 2018, we acquired BFC, the bank holding company for MyBank, headquartered in Belin, New Mexico. MyBank operated through five branches serving central New Mexico. At the time of acquisition, MyBank had $157.8 million in total assets and $135.5 million in deposits.

•	On December 7, 2018, we entered into an agreement to acquire Uniti and its wholly owned subsidiary, Uniti Bank. Uniti Bank serves the Los Angeles and Orange County communities in Southern California through three branches. At December 31, 2018, Uniti had approximately $345.8 million in total consolidated assets, $267.4 million in total consolidated loans, $295.9 million in total consolidated deposits and $47.7 million in stockholders’ equity.

We completed our IPO of our common stock on May 8, 2018, where we sold an aggregate of 3,278,900 shares of our common stock at a price to the public of  $22.00 per share. Net proceeds to the Company were approximately $66.8 million. Our common stock began trading on the NASDAQ Global Select Market on May 4, 2018 under the ticker symbol “BCML.”

Our principal objective is to continue to increase shareholder value and generate consistent earnings growth by expanding our commercial banking franchise through both strategic acquisitions and organic growth. We believe our strategy of selectively acquiring and integrating community banks has provided us with economies of scale and improved our overall franchise efficiency. We expect to continue to pursue strategic acquisitions and believe our targeted market areas present us with many and varied acquisition opportunities. We are also focused on continuing to grow organically and believe the markets in which we operate currently provide meaningful opportunities to expand our commercial client base and increase our current market share. We believe our geographic footprint, which includes the San Francisco Bay Area and the metropolitan markets of Los Angeles and Seattle and other community markets including Albuquerque, New Mexico, provides us with access to low cost, stable core deposits in community markets that we can use to fund commercial loan growth. We strive to provide an enhanced banking experience for our clients by providing them with a comprehensive suite of sophisticated banking products and services tailored to meet their needs, while delivering the high-quality, relationship-based client service of a community bank. At December 31, 2018, the Company, on a consolidated basis, had assets of $1.5 billion, deposits of $1.3 billion and shareholders’ equity of $200.8 million.

We continue to focus on growing our commercial loan portfolios through acquisitions as well as organic growth. At December 31, 2018, we had $975.7 million in total loans, excluding loans held for sale. Of this amount $393.8 million, or 40.6%, consisted of loans we acquired (all of which were recorded to their estimated fair values at the time of acquisition), and $581.9 million, or 59.6%, consisted of loans we originated.

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The profitability of our operations depends primarily on our net interest income after provision for loan losses, which is the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities less the provision for loan losses. The provision for loan losses is dependent on changes in our loan portfolio and management’s assessment of the collectability of our loan portfolio, as well as prevailing economic and market conditions. Our net income is also affected by noninterest income and noninterest expenses. Noninterest income consists of, among other things: (i) service charges on loans and deposits; (ii) gain on sale of loans; and (iii) other noninterest income. Noninterest expense includes, among other things: (i) salaries and related benefits; (ii) occupancy and equipment expense; (iii) data processing; (iv) FDIC and state assessments; (v) outside and professional services; (vi) amortization of intangibles; and (vii) other general and administrative expenses. Noninterest income and noninterest expenses are impacted by the growth of our banking operations and growth in the number of loan and deposit accounts both organically and through strategic acquisitions.

Business Strategy

Our strategy is to continue to make strategic acquisitions of financial institutions within the Western United States, grow organically and preserve our strong asset quality through disciplined lending practices. We seek to achieve these results by focusing on the following:

•	Strategic Consolidation of Community Banks. We believe our strategy of selectively acquiring and integrating community banks has provided us with economies of scale and improved our overall franchise efficiency. We expect to continue to pursue strategic acquisitions of financial institutions and believe our target market areas present us with numerous acquisition opportunities as many of these financial institutions will continue to be burdened and challenged by new and more complex banking regulations, resource constraints, competitive limitations, rising technological and other business costs, management succession issues and liquidity concerns. In addition, we believe that the breadth of our operating experience and successful track record of integrating prior acquisitions increases the potential acquisition opportunities available to us.

Despite the significant number of opportunities, we intend to continue to employ a disciplined approach to our acquisition strategy and only seek to identify and partner with financial institutions that possess attractive market share, low-cost deposit funding and compelling noninterest income generating businesses. Our disciplined approach to acquisitions, consolidations and integrations, includes the following: (i) selectively acquiring community banking franchises only at appropriate valuations, after taking into account risks that we perceive with respect to the targeted bank; (ii) completing comprehensive due diligence and developing an appropriate plan to address any legacy credit problems of the targeted institution; (iii) identifying an achievable cost savings estimate; (iv) executing definitive acquisition agreements that we believe provide adequate protections to us; (v) installing our credit procedures, audit and risk management policies and procedures, and compliance standards upon consummation of the acquisition; (vi) collaborating with the target’s management team to execute on synergies and cost saving opportunities related to the acquisition; and (vii) involving a broader management team across multiple departments in order to help ensure the successful integration of all business functions. We believe this approach allows us to realize the benefits of the acquisition and consolidation will lead to organic growth opportunities for us following the integration of businesses we acquire. We also expect to continue to manage our branch network in order to ensure effective coverage for clients while minimizing any geographic overlap and driving corporate efficiency.

•	Enhance the Performance of the Banks We Acquire. We strive to successfully integrate the banks we acquire into our existing operational platform and enhance shareholder value through the creation of efficiencies within the combined operations. We seek to realize operating efficiencies from our recently completed acquisitions by utilizing technology to streamline our operations. We continue to centralize the back office functions of our acquired banks, as well as realize cost savings through the use of third party vendors and technology, in order to take advantage of economies of scale as we continue to grow. We intend to focus on initiatives that we believe will provide opportunities to enhance earnings, including the continued rationalization of our retail banking footprint through the evaluation of possible branch consolidations or opportunities to sell branches.
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•	Focus on Lending Growth in Our Metropolitan Markets While Increasing Deposits in Our Community Markets. Our banking footprint has given us experience operating in small communities and large cities. We believe that our presence in smaller communities gives us a relatively stable source of low cost core deposits, while our more metropolitan markets represents strong long term growth opportunities to expand our commercial client base and increase our current market share through organic growth. In acquiring United Business Bank, FSB in 2017, we acquired a large deposit base from the local and regional unionized labor community. As of December 31, 2018, our top ten depositors, which included five labor unions and accounted for roughly 11.5% of our deposits. At that date, nearly 31.7% of our deposit base was comprised of noninterest bearing demand deposit accounts, significantly lowering our aggregate cost of funds.

•	Our team of seasoned bankers represents an important driver of our organic growth by expanding banking relationships with current and potential clients. We expect to continue to make opportunistic hires of talented and entrepreneurial bankers, to further augment our growth. Our bankers are incentivized to increase the size of their loan and deposit portfolios and generate fee income while maintaining strong credit quality. We also seek to cross sell our various banking products, including our deposit products, to our commercial loan clients, which we believe provides a basis for expanding our banking relationships as well as a stable, low cost deposit base. We believe we have built a scalable platform that will support our growth and will continue to allow us to efficiently and effectively manage our anticipated growth in the future, both organically and through acquisitions. We also intend to implement a new core processing system to further enhance our acquisition ability.

•	Preserve Our Asset Quality Through Disciplined Lending Practices. Our approach to credit management uses well defined policies and procedures, disciplined underwriting criteria and ongoing risk management. We believe we are a competitive and effective commercial lender, supplementing ongoing and active loan servicing with early stage credit review provided by our bankers. This approach has allowed us to maintain loan growth with a diversified portfolio of assets. We believe our credit culture supports accountability amongst our bankers, who maintain an ability to expand our client base as well as make sound decisions for our Company. As of December 31, 2018, our ratio of nonperforming assets to total assets was 0.27% and our ratio of nonperforming loans to total loans was 0.32%. In the 15 years since our inception, which timeframe includes the recent recession in the U.S., we have cumulative net charge-offs of $6.9 million. We believe our success in managing asset quality is illustrated by our aggregate net charge-off history.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to take advantage of this extended transition period, which means that the financial statements included in this annual report on Form 10-K, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act.

The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. The following represent our critical accounting policies:

Allowance for loan losses.   The allowance for loan losses is evaluated on a regular basis by management. Periodically, we charge current earnings with provisions for estimated probable losses of loans receivable. The provision or adjustment takes into consideration the adequacy of the total allowance for loan losses giving due consideration to specifically identified problem loans, the financial condition of the borrowers, fair value of the underlying collateral, recourse provisions, prevailing economic conditions, and other factors. Additional consideration is given to our historical loan loss experience relative to our loan portfolio concentrations related to industry, collateral and geography. This evaluation is inherently subjective and requires estimates that are susceptible to significant change as additional or new information becomes available. In addition, regulatory examiners may require additional allowances based on their judgments of the information regarding problem loans and credit risk available to them at the time of their examinations.

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Generally, the allowance for loan loss consists of various components including a component for specifically identified weaknesses as a result of individual loans being impaired, a component for general non-specific weakness related to historical experience, economic conditions and other factors that indicate probable loss in the loan portfolio, and an unallocated component that relates to the inherent imprecision in the use of estimates. Loans determined to be impaired are individually evaluated by management for specific risk of loss.

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider, the related loan is classified as a troubled debt restructuring, or TDR. We measure any loss on the TDR in accordance with the guidance concerning impaired loans set forth above. Additionally, TDRs are generally placed on non-accrual status at the time of restructuring and included in impaired loans. These loans are returned to accrual status after the borrower demonstrates performance with the modified terms for a sustained period of time (generally six months) and has the capacity to continue to perform in accordance with the modified terms of the restructured debt.

Estimated expected cash flows related to purchased credit impaired loans.   Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. In situations where such PCI loans have similar risk characteristics, loans may be aggregated into pools to estimate cash flows. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate and cash flow expectation.

The cash flows expected over the life of the PCI loan or pool are estimated using an internal cash flow model that projects cash flows and calculates the carrying values of the pools, book yields, effective interest income and impairment, if any, based on pool level events. Assumptions as to default rates, loss severity and prepayment speeds are utilized to calculate the expected cash flows.

Expected cash flows at the acquisition date in excess of the fair value of loans are considered to be accretable yield, which is recognized as interest income over the life of the loan or pool using a level yield method if the timing and amounts of the future cash flows of the pool are reasonably estimable. Subsequent to the acquisition date, any increases in cash flow over those expected at purchase date in excess of fair value are recorded as interest income prospectively. Any subsequent decreases in cash flow over those expected at purchase date are recognized by recording an allowance for loan losses. Any disposals of loans, including sales of loans, payments in full or foreclosures result in the removal of the loan from the loan pool at the carrying amount.

Business combinations.   We apply the acquisition method of accounting for business combinations. Under the acquisition method, the acquiring entity in a business combination recognizes all of the identifiable assets acquired and liabilities assumed at their acquisition date fair values. Management utilizes prevailing valuation techniques appropriate for the asset or liability being measured in determining these fair values. Any excess of the purchase price over amounts allocated to assets acquired, including identifiable intangible assets, and liabilities assumed is recorded as goodwill. Where amounts allocated to assets acquired and liabilities assumed is greater than the purchase price, a bargain purchase gain is recognized. Acquisition related costs are expensed as incurred unless they are directly attributable to the issuance of the Company’s common stock in a business combination.

Loan sales and servicing of financial assets.   Periodically, we sell loans and retain the servicing rights. The gain or loss on sale of loans depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. All servicing assets and liabilities are initially measured at fair value. In addition, we amortize servicing rights in proportion to and over the period of the estimated net servicing income or loss and assess the rights for impairment.

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Income taxes.   Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.

We recognize that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Goodwill.   Our goodwill resulted from our acquisitions of United Business Bank, FSB, Plaza Bank and MyBank. Goodwill is reviewed for impairment annually and more often if an event occurs or circumstances change that might indicate the recorded value of the goodwill is more than its implied value. Such indicators may include, among others: a significant adverse change in legal factors or in the general business climate; significant decline in the Company’s stock price and market capitalization; unanticipated competition; and an adverse action or assessment by a regulator. Any adverse changes in these factors could have a significant impact on the recoverability of goodwill and could have a material impact on our financial condition and results of operations.

The testing for impairment may begin with an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of goodwill is less than carrying value. The qualitative assessment includes adverse events or circumstances identified that could negatively affect the reporting unit’s fair value as well as positive and mitigating events. When required, the goodwill impairment test involves a two step process. The first test for goodwill impairment is done by comparing the reporting unit’s aggregate fair value to its carrying value. Absent other indicators of impairment, if the aggregate fair value exceeds the carrying value, goodwill is not considered impaired and no additional analysis is necessary. If the carrying value of the reporting unit were to exceed the aggregate fair value, a second test would be performed to measure the amount of impairment loss, if any. To measure any impairment loss the implied fair value would be determined in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of goodwill is less than the recorded goodwill, an impairment charge would be recorded for the difference. For the year ended December 31, 2018, we completed step one of the two step process of the goodwill impairment test. Based on the results of the test, we concluded that the reporting unit’s fair value was greater than its carrying value and there was no impairment of goodwill.

Comparison of Financial Condition at December 31, 2018 and 2017

Total assets.   Total assets increased $232.6 million, or 18.7%, to $1.5 billion at December 31, 2018 from $1.2 billion at December 31, 2017. The increase was primarily due to a $84.3 million, or 9.5%, increase in total loans receivable, net, a $65.1 million, or 130.3%, increase in investment securities and $73.7 million, or 29.5%, increase in cash and cash equivalents. The increase was primarily the result of the BFC acquisition in November 2018, the $66.7 million we receive from our IPO in May 2018, and organic growth.

Cash and cash equivalents.   Cash and cash equivalents increased $73.7 million, or 29.5%, to $323.6 million at December 31, 2018 from $249.9 million at December 31, 2017. The increase was primarily due to cash received from our IPO, the BFC acquisition, and an increase in client deposits. We invest our excess cash in marketable securities until such funds are needed to support loan growth or other operating or strategic initiatives.

Securities.   Our investment policy is established by the Board of Directors and monitored by the board’s risk committee. It is designed primarily to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complements our lending activities. The policy dictates the criteria for classifying securities as either available for sale or held to maturity. The policy permits investment in various types of liquid assets permissible under applicable regulations, which include U.S. Treasury obligations, U.S. Government agency obligations, some certificates of deposit of insured banks, mortgage backed and mortgage related securities, corporate notes and municipal bonds. Investment in non-investment grade bonds and stripped mortgage-backed securities is not permitted under the policy.

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Investment securities, all of which are classified as available-for-sale, increased $59.3 million, or 148.4%, to $99.8 million at December 31, 2018 from $40.5 million at December 31, 2017. The increase was primarily due to the purchases of  $41.4 million of new securities as we started to deploy excess cash and the acquisition of  $56.2 million of securities from BFC, of which, $26.3 million was subsequently sold. These increases were partially offset by $12.1 million of maturities and repayment of securities, in addition to routine amortization of investment premiums and discounts.

The following table sets forth the amortized cost and fair value of available-for-sale securities by type as of the dates indicated. At December 31, 2018, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies or United States Government Sponsored Enterprises.

	At December 31,
	2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
U.S. Treasuries	$984	$985	$—	$—	$1,008	$1,006
U.S. Government Agencies	13,761	13,765	6,984	6,971	5,358	5,377
Municipal securities	19,604	19,503	15,910	16,047	4,003	4,081
Mortgage-backed securities	49,565	49,602	9,621	9,740	1,666	1,684
Collateralized mortgage obligations	4,705	4,717	1,758	1,750	1,732	1,770
SBA securities	4,300	4,241	5,929	5,997	—	—
Corporate bonds	7,016	6,983	—	—	—	—
Total	$99,935	$99,796	$40,202	$40,505	$13,767	$13,918

The following table sets forth certain information regarding contractual maturities and the weighted average yields of our available for sale investment securities as of December 31, 2018. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Yields are calculated on a pre-tax basis.

	Amount Due or Repricing Within:
	One Year or Less		Over One to Five Years		Over Five to Ten Years		Over Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
U.S. Treasuries	$984	2.78%	$—	—	$—	—	$—	—	$984	2.78%
U.S. Government Agencies	5,236	2.12%	8,525	2.77%	—	—		—	13,761	2.50%
Municipal securities	2,540	1.65%	7,497	2.09%	7,572	2.80%	1,995	3.77%	19,604	2.36%
Mortgage-backed securities	2,047	1.83%	13,606	2.96%	4,388	4.19%	29,524	3.70%	49,565	3.21%
Collateralized mortgage obligations	—	—	—	—	869	2.96%	3,836	2.96%	4,705	2.96%
SBA securities	—	—	—	—	1,836	3.48%	2,464	4.17%	4,300	3.71%
Corporate bonds	3,485	2.68%	3,531	3.08%	—	—	—	—	7,016	2.90%
Total	$14,292	2.21%	$33,159	2.73%	$14,665	3.36%	$37,819	2.73%	$99,935	2.92%

D-55

Loans, net.   We originate a wide variety of loans with a focus on commercial real estate loans and commercial and industrial loans. Loans receivable, net of allowance for loan losses, increased $83.3 million, or 9.4%, to $970.2 million at December 31, 2018, from $886.9 million at December 31, 2017. The increase in loans receivable was primarily due the $75.4 million of loans acquired in connection with the BFC acquisition. We also sold $37.8 million of the guaranteed portion of U.S. Small Business Administration (“SBA”) loans during 2018.

The following table provides information about our loan portfolio by type of loan, with PCI loans presented as a separate balance, at the dates presented.

	As of December 31,
	2018		2017		2016		2015		2014
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Commercial and industrial	$121,853	12.5%	$113,778	12.8%	$70,987	14.0%	$71,357	15.4%	$71,248	21.9%
Real estate:
Residential	100,915	10.3%	83,486	9.4%	30,498	6.0%	27,938	6.0%	25,312	7.8%
Multifamily residential	112,958	11.6%	113,759	12.8%	38,235	7.5%	36,778	7.9%	8,233	2.5%
Owner occupied CRE	270,204	27.7%	249,062	27.9%	145,200	28.6%	126,413	27.2%	80,813	24.8%
Nonowner occupied CRE	308,045	31.6%	293,332	32.9%	194,961	38.4%	174,007	37.5%	124,981	38.4%
Construction and land	47,069	4.8%	22,720	2.5%	19,745	3.8%	17,086	3.7%	12,548	3.9%
Total real estate	839,191	86.0%	762,359	85.5%	428,639	84.3%	382,222	82.3%	251,887	77.3%
Consumer	1,847	0.2%	1,096	0.1%	1,317	0.3%	967	0.2%	452	0.1%
PCI loans	12,804	1.3%	14,315	1.6%	7,407	1.4%	9,854	2.1%	2,112	0.6%
Total loans	975,695	100.0%	891,548	100.0%	508,350	100.0%	464,400	100.0%	325,699	100.0%
Deferred loan fees and costs, net	(366)		(469)		(311)		(342)		(292)
Allowance for loan losses	(5,140)		(4,215)		(3,775)		(3,850)		(2,500)
Loans, net	$970,189		$886,864		$504,264		$460,208		$322,907

D-56

The following table shows at December 31, 2018, the geographic distribution of our loan portfolio in dollar amounts and percentages.

	San Francisco Bay Area(1)		Other California		Total in State of California		All Other States(2)		Total
	Amount	% of Total in Category	Amount	% of Total in Category	Amount	% of Total in Category	Amount	% of Total in Category	Amount	% of Total in Category
	(Dollars in thousands)
Commercial and industrial	$52,093	10.0%	$27,018	13.2%	$79,111	10.9%	$42,744	17.0%	$121,855	12.5%
Real estate:
Residential	$59,722	11.5%	$9,281	4.5%	$69,003	9.5%	$33,705	13.4%	$102,708	10.5%
Multifamily residential	75,632	14.6%	17,872	8.7%	93,504	12.9%	23,678	9.4%	117,181	12.0%
Owner occupied CRE	157,767	30.4%	57,217	28.0%	214,984	29.7%	57,687	22.9%	272,672	27.9%
Nonowner occupied	156,934	30.2%	78,143	38.2%	235,077	32.5%	77,052	30.6%	312,130	32.0%
Construction and land	17,605	3.4%	14,401	7.0%	32,006	4.4%	15,297	6.1%	47,302	4.8%
Total real estate	$467,660		$176,914		$644,574		$207,419		$851,993
Consumer	21	0.0%	561	0.3%	582	0.1%	1,265	0.5%	1,847	0.2%
Total loans	$519,774		$204,493		$724,267		$251,428		$975,695

(1)	Includes Alameda, Contra Costa, Solano, Napa, Sonoma, Marin, San Francisco, San Joaquin, San Mateo and Santa Clara counties.

(2)	Includes loans located in the states of New Mexico, Washington and other states. At December 31, 2018, loans in New Mexico and Washington totaled $166.8 million and $85.1 million, respectively.

The following table provides information about our loan portfolio segregated by legacy and acquired loans at the dates presented.

	As of December 31,
	2018			2017			2016
	Legacy	Acquired	Total	Legacy	Acquired	Total	Legacy	Acquired	Total
	(In thousands)
Commercial and industrial	$90,946	$30,907	$121,853	$76,938	$37,435	$114,373	$67,925	$3,062	$70,987
Real estate:
Residential	24,053	76,862	100,915	19,771	63,715	83,486	24,494	6,004	30,498
Multifamily residential	41,073	71,886	112,958	34,041	79,718	113,759	35,334	2,901	38,235
Owner occupied CRE	170,599	99,605	270,204	150,419	101,293	251,712	112,247	32,953	145,200
Nonowner occupied CRE	220,471	87,574	308,045	195,670	97,662	293,332	174,499	20,462	194,961
Construction and land	34,188	12,881	47,069	17,028	5,692	22,720	19,010	735	19,745
Total real estate	490,384	348,808	839,191	416,929	348,080	765,009	365,584	63,055	428,639
Consumer	588	1,259	1,847	1,005	91	1,096	781	536	1,317
PCI loans	—	12,804	12,804	—	14,315	14,315	—	7,407	7,407
Total Loans	581,918	393,778	975,695	494,872	399,921	894,793	434,290	74,060	508,350
Deferred loan fees and costs, net	(390)	24	(366)	(469)	—	(469)	(311)	—	(311)
Allowance for loan losses	(5,140)	—	(5,140)	(4,215)	—	(4,215)	(3,775)	—	(3,775)
Net loans	$576,388	$393,802	$970,189	$490,188	$399,921	$890,109	$430,204	$74,060	$504,264

D-57

The following table schedules illustrate the contractual maturity and repricing information for our loan portfolio at December 31, 2018. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. Purchased credit impaired loans are reported at their contractual interest rate. The schedule does not reflect the effects of possible prepayments or enforcement of due on sale clauses.

	Maturing Within One Year	Maturing After One to Five Years	Maturing After Five Years	Total
	(In thousands)
Commercial and industrial	$26,372	$51,291	$44,190	$121,853
Real estate:
Residential	5,617	6,184	89,114	100,915
Multifamily residential	2,394	10,848	99,717	112,958
Owner occupied CRE	10,186	29,305	230,713	270,204
Nonowner occupied CRE	26,566	82,593	198,886	308,045
Construction and land	32,104	11,683	3,282	47,069
Total real estate	76,867	140,612	621,712	839,191
Consumer and other	81	1,589	177	1,847
PCI loans	1,874	1,836	9,094	12,804
Total loans	105,194	195,328	675,173	975,695
Deferred loan fees and costs, net	37	(17)	(386)	(366)
Allowance for loan losses	(833)	(989)	(3,318)	(5,140)
Loans, net	$104,398	$194,321	$671,470	$970,189

The following table sets forth the amounts of loans by floating/adjustable or fixed rate maturing after December 31, 2018.

	Floating or Adjustable Rate	Fixed Rate	Total
	(In thousands)
Commercial and industrial	$47,062	$74,791	$121,853
Real estate:
Residential	73,086	27,828	100,914
Multifamily residential	98,896	14,062	112,958
Owner occupied CRE	171,326	98,879	270,205
Nonowner occupied CRE	212,588	95,457	308,045
Construction and land	30,864	16,205	47,069
Total real estate	586,760	252,431	839,191
Consumer and other	564	1,282	1,846
PCI loans	10,490	2,314	12,804
Total loans	$644,876	$330,818	$975,695

D-58

A significant portion of our loans are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” The following table presents the weighted average age of our loan portfolio by category as of the date indicated:

December 31, 2018 Weighted Average Age (months)
Commercial and industrial	57
Real estate:
Residential	218
Multifamily residential	118
Owner occupied CRE	113
Nonowner occupied CRE	84
Construction and land	16
Consumer and other	8
Total	104

The following table sets forth the originations, purchases, sales and repayments of loans as of the dates indicated.

	Years ended December 31,
	2018	2017	2016
	(In thousands)
Loans originated
Commercial and industrial	$30,204	$35,817	$30,954
Real estate:
Residential	5,608	5,323	11,985
Multifamily residential	10,169	6,465	5,808
Owner occupied CRE	49,758	41,180	43,102
Nonowner occupied CRE	49,712	50,345	62,862
Construction and land	2,286	26,801	—
Total real estate	117,533	130,114	123,757
Consumer	35	500	—
Total loans originated	147,772	166,431	154,711
Loans purchased
Net loans purchased in acquisitions	75,384	381,336	—
Other loans purchased	14,995	5,808	—
Loans sold
Commercial and industrial	(11,641)	(6,445)	—
Real estate	(16,776)	(15,867)	—
Other
Principal repayments	(127,583)	(144,703)	(109,775)
Transfer to real estate owned	(394)	(275)	(954)
(Decrease)/increase in allowance for loan losses and other items, net	(822)	(440)	75
Net increase in loans receivable and loans held for sale	$80,935	$385,845	$44,057

D-59

Nonperforming assets and nonaccrual loans.   Nonperforming assets consist of nonaccrual loans and other real estate owned. Nonperforming assets increased $3.8 million to $3.9 million at December 31, 2018 from $179,000 at December 31, 2017, due to an increase in nonaccrual loans and other real estate owned. The increase in nonaccrual loans related to the migration of several unrelated loans to non accrual status, including a $1.9 million loan to a long-standing borrower of the Bank. Other real estate owned increased to $801,000 at December 31, 2018, compared to no foreclosed assets at December 31, 2017.

In general, loans are placed on non accrual status after being contractually delinquent for more than 90 days, or earlier, if management believes full collection of future principal and interest on a timely basis is unlikely. When a loan is placed on non accrual status, all interest accrued but not received is charged against interest income. When the ability to fully collect non accrual loan principal is in doubt, cash payments received are applied against the principal balance of the loan until such time as full collection of the remaining recorded balance is expected. Generally, loans with temporarily impaired values and loans to borrowers experiencing financial difficulties are placed on non accrual status even though the borrowers continue to repay the loans as scheduled. Such loans are categorized as performing non accrual loans and are reflected in nonperforming assets. Interest received on such loans is recognized as interest income when received. A non accrual loan is restored to an accrual basis when principal and interest payments are paid current, and full payment of principal and interest is probable. Loans that are well secured and in the process of collection will remain on accrual status.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date, without a carryover of the related allowance for loan and lease losses. These acquired loans are segregated into three types: pass rated loans with no discount attributable to credit quality, non impaired loans with a discount attributable at least in part to credit quality, and impaired loans with evidence of significant credit deterioration.

•	Pass rated loans (typically performing loans) are accounted for in accordance with ASC Topic 310-20 “Nonrefundable Fees and Other Costs” as these loans do not have evidence of credit deterioration since origination.

•	Non impaired loans (typically performing substandard loans) are accounted for in accordance with ASC Topic 310-30, if they display at least some level of credit deterioration since origination.

•	Impaired loans (typically substandard loans on non-accrual status) are accounted for in accordance with ASC Topic 310-30, as they display significant credit deterioration since origination.

For pass rated loans (non purchased credit impaired loans), the difference between the estimated fair value of the loans and the principal outstanding is accreted over the remaining life of the loans.

In accordance with ASC Topic 310-30, for both purchased non-impaired loans (performing substandard loans) and purchased credit-impaired loans, the loans are pooled by loan type and the difference between contractually required payments at acquisition and the cash flows expected to be collected is referred to as the non-accretable difference. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan pools when there is a reasonable expectation about the amount and timing of such cash flows.

Troubled debt restructured loans.   Troubled debt restructurings (“TDRs”) which are accounted for under ASC Topic 310-40, are loans which have renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans. Such modifications to loan terms may include a below market interest rate, a reduction in principal, or a longer term to maturity. TDR loans as of December 31, 2018 totaled $1.4 million, of which $750,000 was performing according to their restructured terms. TDR loans as of December 31, 2017, totaled $1.0 million, of which $967,000 was performing according to their restructured terms. The performing TDR loans are not considered nonperforming assets as they continue to accrue interest despite being considered impaired due to the restructured status. PCI loans included in TDR loans totaled $750,000 and $794,000 as of December 31, 2018 and 2017 respectively. There was related allowance for loan losses on the TDR loans of  $10,000 and $13,000 at December 31, 2018 and December 31, 2017, respectively.

D-60

Potential problem loans.   Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which we are monitoring because the financial information of the borrower causes us concern as to their ability to comply with their loan repayment terms. There are no loans which are past due 90 days or more and still accruing interest at December 31, 2018. Potential problem loans, not included in the nonperforming loans, totaled $7.8 million at December 31, 2018.

Past due loans increased $3.9 million to $5.8 million at December 31, 2018, from $1.9 million at December 31, 2017. There were no loans greater than 90 days past due and still accruing at December 31, 2018 and 2017. The following table sets forth the amounts of past due loans as of the dates indicated:

	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	PCI Loans	Total Loans Receivable	Non- performing Loans
December 31, 2018
Commercial and industrial	$270	$349	$1,861	$2,480	$119,373	$2	$121,855	$1,878
Construction and land	—	—	—	—	47,069	233	47,302	—
Commercial real estate	2,345	356	501	3,202	688,005	10,776	701,983	596
Residential	93	—	57	150	100,765	1,793	102,708	—
Consumer	—	4	—	4	1,843	—	1,847	654
Total	$2,708	$709	$2,419	$5,836	$957,055	$12,804	$975,695	$3,128

December 31, 2017
Commercial and industrial	$96	$—	$—	$96	$113,702	$3	$113,801	$13
Construction and land	—	—	—	—	22,720	—	22,720	—
Commercial real estate	1,446	—	—	1,446	654,687	13,017	669,150	166
Residential	349	—	—	349	83,137	1,295	84,781	—
Consumer	3	—	—	3	1,093	—	1,096	—
Total	$1,894	$—	$—	$1,894	$875,339	$14,315	$891,548	$179

The following table sets forth the non-performing loans, non-performing assets and troubled debt restructured loans as of the dates indicated:

	As of December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Commercial and industrial	$1,878	$13	$458	$334	$614
Real estate:
Residential	654	—	—	—	241
Multifamily residential	—	—	—	—	—
Owner occupied CRE	—	78	—	—	—
Nonowner occupied CRE	596	88	632	—	—
Construction and land	—	—	—	—	—
Total real estate	1,249	166	632	—	241
Consumer	—	—	—	—	—
Total nonaccrual loans	3,128	179	1,090	334	855
More than 90 days past due and still accruing	—	—	—	—	—
Total of nonaccrual and 90 days past due loans	3,128	179	1,090	334	855
Real estate owned	801	—	775	—	2,103
Total nonperforming assets(1)	$3,929	$179	$1,865	$334	$2,958
Troubled debt restructurings – performing	$750	$1,045	$632	$—	$—
PCI loans	$12,804	$14,315	$7,407	$9,854	$2,112
Nonperforming assets to total assets(1)	0.27%	0.01%	0.28%	0.05%	0.59%
Nonperforming loans to total loans(1)	0.32%	0.02%	0.22%	0.07%	0.26%

(1)	Performing TDRs are not included in nonperforming loans above, nor are they included in the numerators used to calculate this ratio.

D-61

Loans under ASC Topic 310-30 are considered performing and are not included in nonperforming assets in the table above. At December 31, 2018, and 2017, we had no credit impaired loans under ASC Topic 310-30 that were 90 days past due and still accruing.

For the year ended December 31, 2018, gross interest income which would have been recorded had the non accruing loans been current in accordance with their original terms amounted to $115,000, none of which was included in interest income.

Allowance for loan losses.   The allowance for loan losses is maintained to cover losses that are estimated in accordance with GAAP. It is our estimate of credit losses inherent in our loan portfolio at each balance sheet date. Our methodology for analyzing the allowance for loan losses consists of general and specific components. For the general component, we stratify the loan portfolio into homogeneous groups of loans that possess similar loss potential characteristics and apply a loss ratio to these groups of loans to estimate the credit losses in the loan portfolio. We use both historical loss ratios and qualitative loss factors assigned to major loan collateral types to establish general component loss allocations. Qualitative loss factors are based on management’s judgment of company, market, industry or business specific data and external economic indicators, which may not yet be reflected in the historical loss ratios, and that could impact our specific loan portfolios. Management and the Board of Directors sets and adjusts qualitative loss factors by regularly reviewing changes in underlying loan composition and the seasonality of specific portfolios. Management and the Board of Directors also considers credit quality and trends relating to delinquency, nonperforming and classified loans within our loan portfolio when evaluating qualitative loss factors. Additionally, management and the Board of Directors adjusts qualitative factors to account for the potential impact of external economic factors, including the unemployment rate, vacancy, capitalization rates, commodity prices and other pertinent economic data specific to our primary market area and lending portfolios.

For the specific component, the allowance for loan losses includes loans where management has concerns about the borrower’s ability to repay and on individually analyzed loans found to be impaired. Management evaluates current information and events regarding a borrower’s ability to repay its obligations and considers a loan to be impaired when the ultimate collectability of amounts due, according to the contractual terms of the loan agreement, is in doubt. If an impaired loan is collateral-dependent, the fair value of the collateral, less the estimated cost to sell, is used to determine the amount of impairment. If an impaired loan is not collateral-dependent, the impairment amount is determined using the negative difference, if any, between the estimated discounted cash flows and the loan amount due. For impaired loans, the amount of the impairment can be adjusted, based on current data, until such time as the actual basis is established by acquisition of the collateral or until the basis is collected. Impairment losses are reflected in the allowance for loan losses through a charge to the provision for credit losses. Subsequent recoveries are credited to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal.

In accordance with acquisition accounting, loans acquired from our acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts, of which a portion reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value and as a result no allowance for loan losses is recorded for acquired loans at the acquisition date. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the acquisitions of BFC in 2018 and United Business Bank, FSB, and Plaza Bank in 2017. The remaining net discount on these acquired loans was $7.5 million and $8.7 million at December 31, 2018 and 2017, respectively.

D-62

The following table presents an analysis of changes in the allowance for loan losses for the periods presented.

	Years ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Allowance, beginning of period	$4,215	$3,775	$3,850	$2,500	$2,775
Provisions for loan losses	1,842	462	599	1,412	1,074
Recoveries:
Commercial and industrial	189	45	55	46	119
Residential	—	—	—	—	—
Owner occupied CRE	—	—	—	—	—
Nonowner occupied CRE	—	—	—	—	—
Consumer	—	—	12	—	—
Total recoveries	189	45	67	46	119
Charge-offs:
Commercial and industrial	(1,106)	(63)	(491)	(95)	(1,112)
Residential	—	—	—	—	—
Owner occupied CRE	—	—	—	—	(356)
Nonowner occupied CRE	—	(3)	(250)	—	—
Consumer	—	(1)	—	(13)	—
Total charge-offs	(1,106)	(67)	(741)	(108)	(1,468)
Net charge-offs	(917)	(22)	(674)	(62)	(1,349)
Balance at end of period	$5,140	$4,215	$3,775	$3,850	$2,500
Ratios:
Allowance for loan losses as a percentage of total loans	0.53%	0.47%	0.74%	0.83%	0.77%
Allowance for loan losses to total loans excluding PCI loans	0.53%	0.48%	0.75%	0.85%	0.77%
Allowance for loan losses excluding acquired loans (loans not covered by the allowance)	0.88%	0.85%	0.87%	1.08%	0.96%
Allowance for loan losses as a percentage of total nonperforming loans	164.32%	2354.75%	343.18%	1152.69%	84.49%
Net charge-offs as a percentage of average loans outstanding for the period	0.09%	0.00%	0.14%	0.02%	0.43%

D-63

The following table shows the allocation of the allowance for loan losses at the indicated dates. The allocation is based upon an evaluation of defined loan problems, historical loan loss ratios, and industry-wide and other factors that affect loan losses in the categories shown below.

	As of December 31,
	2018			2017			2016
	Loan Balance	Allowance by Loan Category	Percent of Loans in Category to Total Loans	Loan Balance	Allowance by Loan Category	Percent of Loans in Category to Total Loans	Loan Balance	Allowance by Loan Category	Percent of Loans in Category to Total Loans
	(In thousands)
Commercial and industrial	$121,853	$1,093	12.5%	$113,778	$911	12.8%	$70,987	$1,072	14.0%
Real estate:
Residential	100,915	232	10.3%	83,486	163	9.4%	30,498	160	6.0%
Multifamily residential	112,958	333	11.6%	113,759	289	12.8%	38,235	407	7.5%
Owner occupied CRE	270,204	1,327	27.7%	249,062	1,105	27.9%	145,200	671	28.6%
Nonowner occupied CRE	308,045	1,800	31.6%	293,332	1,528	32.9%	194,961	1,156	38.4%
Construction and land	47,069	352	4.8%	22,720	216	2.5%	19,745	304	3.8%
Total real estate	839,191	4,044	86.0%	765,009	3,301	85.5%	428,639	2,698	84.3%
Consumer	1,847	3	0.2%	1,096	3	0.1%	1,317	5	0.3%
PCI loans	12,804	—	1.3%	14,315	—	1.6%	7,407	—	1.4%
Total Loans	$975,695	$5,140	100.0%	$891,548	$4,215	100.0%	$508,350	$3,775	100.0%

	As of December 31,
	2015			2014
	Loan Balance	Allowance by Loan Category	Percent of Loans in Category to Total Loans	Loan Balance	Allowance by Loan Category	Percent of Loans in Category to Total Loans
	(In thousands)
Commercial and industrial	$71,357	$1,559	15.4%	$70,901	$1,368	21.8%
Real estate:
Residential	27,938	144	6.0%	25,312	285	7.8%
Multifamily residential	36,778	384	7.9%	8,233	11	2.5%
Owner occupied CRE	126,413	494	27.2%	68,821	178	21.1%
Non owner occupied CRE	174,007	1,032	37.5%	125,737	362	38.7%
Construction and land	17,086	234	3.7%	24,131	293	7.3%
Total real estate	382,222	2,288	82.3%	252,234	1,457	77.4%
Consumer	967	3	0.2%	452	3	0.1%
PCI loans	9,854	—	2.1%	2,112	—	0.7%
Total Loans	$464,400	$3,850	100.0%	$325,699	$2,500	100.0%

The allowance for loan losses increased by $925,000, or 21.9%, to $5.1 million at December 31, 2018, from $4.2 million at December 31, 2017. Included in the carrying value of loans, are net discounts on acquired loans, which may reduce the need for an allowance for loan losses on these loans, because they are carried at their estimated fair value on the date on which they were acquired.

As of December 31, 2018, we identified $3.9 million in impaired loans, inclusive of  $2.5 million of nonperforming loans and $606,000 of nonperforming TDR loans. Of these impaired loans, only $10,000 had allowances for loan losses as their estimated collateral value or discounted expected cash flow is equal to or exceeds their carrying costs. As of December 31, 2017, we identified $1.1 million in impaired loans, inclusive of  $179,000 of nonperforming loans and $954,000 of performing TDR loans. Of these impaired loans, only $13,000 had allowances for loan losses as their estimated collateral value or discounted expected cash flow is equal to or exceeds their carrying costs.

D-64

Based on the established comprehensive methodology discussed above, management deemed the allowance for loan losses of  $5.1 million at December 31, 2018 (0.53% of loans, net and 164.32% of nonperforming loans) appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at that date. This compares to an allowance for loan losses at December 31, 2017 of  $4.2 million (0.47% of loans, net and 2,354.75% of nonperforming loans).

Management believes it has established our allowance for loan losses in accordance with GAAP, however, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is appropriate or that increased provisions will not be necessary should the quality of the loans deteriorate. Any material increase in the allowance for loan losses would adversely affect the Company’s financial condition and results of operations.

Deposits.   Deposits are our primary source of funding and consists of core deposits from the communities served by our branch and office locations. We offer a variety of deposit accounts with a competitive range of interest rates and terms to both consumers and businesses. Deposits include interest bearing and noninterest bearing demand accounts, savings, money market, certificates of deposit and individual retirement accounts. These accounts earn interest at rates established by management based on competitive market factors, management’s desire to increase certain product types or maturities, and in keeping with our asset/liability, liquidity and profitability objectives. Competitive products, competitive pricing and high touch client service are important to attracting and retaining these deposits.

Total deposits increased $153.5 million, or 13.9%, to $1.3 billion at December 31, 2018 from $1.1 billion at December 31, 2017, primarily due to the $135.5 million of deposits acquired in the BFC acquisition. Noninterest bearing deposits totaled $398.0 million, or 31.6% of total deposits, at December 31, 2018 compared to $327.3 million, or 29.6% of total deposits, at December 31, 2017.

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered at the dates indicated.

	December 31,
	2018			2017			2016
	Amount	Percent of Total Deposits	Increase/ (Decrease)	Amount	Percent of Total Deposits	Increase/ (Decrease)	Amount	Percent of Total Deposits	Increase/ (Decrease)
	(Dollars in thousands)
Noninterest bearing demand	$398,045	31.6%	$70,736	$327,309	29.6%	$198,612	$128,697	21.8%	$(23,316)
NOW accounts and savings	246,288	19.6%	54,738	191,550	17.3%	138,364	53,186	9.0%	(796)
Money market	398,081	31.6%	41,441	356,640	32.3%	108,908	247,732	41.9%	37,209
Time deposits – $250,000 or less	117,653	9.4%	(8,618)	126,271	11.4%	47,713	80,808	13.7%	7,271
Time deposits – more than $250,000	97,701	7.8%	(4,834)	102,535	9.4%	19,949	80,336	13.6%	27,087
Total	$1,257,768	100.0%	$153,463	$1,104,305	100.0%	$513,546	$590,759	100.0%	$47,455

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The following table shows time deposits by maturity and rate as of December 31, 2018.

	One Year or Less	After One Year Through Two Years	After Two Years Through Three Years	After Three Years	Total
	(In thousands)
0.00 – 0.99%	$60,241	$10,267	$1,566	$1,177	$73,251
1.00 – 1.99%	56,001	4,323	1,638	8,633	70,595
2.00% and above	34,297	25,897	4,442	6,872	71,508
Total	$150,539	$40,487	$7,646	$16,682	$215,354

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of December 31, 2018.

	Three Months or Less	Over Three to Six Months	Over Six to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$7,857	$6,628	$9,553	$10,470	$34,508
Certificates of deposit of $100,000 or more	32,147	31,163	61,987	53,681	178,978
Public funds	613	250	341	664	1,868
Total	$40,617	$38,041	$71,881	$64,815	$215,354

Borrowings.   Although deposits are our primary source of funds, we may from time to time utilize borrowings as a cost effective source of funds when they can be invested at a positive interest rate spread, for additional capacity to fund loan demand, or to meet our asset/liability management goals. We are a member of and may obtain advances from the FHLB of San Francisco, which is part of the Federal Home Loan Bank System. The eleven regional Federal Home Loan Banks provide a central credit facility for their member institutions. These advances are provided upon the security of certain of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2018, we had no FHLB advances outstanding and the ability to borrow up to $369.6 million. At December 31, 2017, there were no FHLB advances outstanding.

In addition to FHLB advances, we may also utilize Fed Funds purchased from correspondent banks as a source of short-term funding. At December 31, 2018, we had a total of  $55.0 million federal funds line available from four third-party financial institutions and no balances outstanding.

We are required to provide collateral for certain local agency deposits. As of December 31, 2018, the FHLB had issued a letter of credit on behalf of the Bank totaling $11.5 million as collateral for local agency deposits.

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The following table sets forth the maximum year-end balance and daily average balance of subordinated debt and other borrowings for the periods indicated.

	December 31,
	2018	2017	2016
	(In thousands)
Maximum balance:
Subordinated debt	$9,485	$6,392	$—
FHLB and other borrowings	—	13,502	26,000
Term loan(1)	—	6,000	—
Average balance:
Subordinated debt	5,654	3,618	—
FHLB and other borrowings	—	85	76
Term loan	2,104	4,092	—
Weighted average rate:
Subordinated debt	6.19%	5.48%	0.00%
FHLB and other borrowings	0.00%	0.75%	0.57%
Term loan	0.00%	4.71%	0.00%

(1)	Repaid in full out of proceeds from our IPO.

At December 31, 2018, we had $8.2 million in aggregate principal (net of mark-to-market adjustments) of junior subordinated debentures issued in connection with the sale of trust preferred securities by two statutory business trusts, which we assumed in our acquisitions. The trust preferred securities accrue and pay distributions periodically at specified annual rates as provided in each trust agreement. The trusts used the net proceeds from each of the offerings to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company. The Debentures are the sole assets of the trusts. The Company’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligations of the trusts. The trust preferred securities are mandatorily redeemable upon maturity of the Debentures or upon earlier redemption as provided in the indentures. The Company has the right to redeem the Debentures in whole or in part on or after specific dates, at a redemption price specified in the indentures governing the Debentures, plus any accrued but unpaid interest to the redemption date. The Company also has the right to defer the payment of interest on each of the Debentures for a period not to exceed 20 consecutive quarters, provided that the deferral period does not extend beyond the stated maturity. During such deferral period, distributions on the corresponding trust preferred securities will also be deferred and the Company may not pay cash dividends to the holders of shares of the Company’s common stock. The common securities issued by the grantor trusts are held by the Company, and the Company’s investment in the common securities was $395,000 at December 31, 2018, which is included under “Interest receivable and other assets” in the Consolidated Balance Sheets included in our Consolidated Financial Statements contained in “Item 8. Financial Statements and Supplementary Data” of this Form 10-K. Also, see Note 12 — Junior Subordinated Deferrable Interest Debentures in the Notes to the Consolidated Financial Statements contained in “Item 8. Financial Statements and Supplementary Data” of this Form 10-K.

Shareholders’ equity.   Shareholders’ equity increased $82.1 million, or 69.2%, to $200.8 million at December 31, 2018 from $118.6 million at December 31, 2017. The increase in shareholders’ equity was primarily due to the issuance of common stock in our IPO for approximately $66.8 million, net of expenses and underwriting commissions and to a lesser extent, our net income during the year ended December 31, 2018. The Company does not pay a regular cash dividend.

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Comparison of Operating Results for the Years Ended December 31, 2018 and 2017

Earnings summary.   We reported net income of $14.5 million for the year ended December 31, 2018, compared to $5.3 million for the year ended December 31, 2017, an increase of  $9.2 million, or 175.5%. The increase in net income primarily was the result of increases in net interest income and noninterest income and lower corporate income tax rates, partially offset by an increase in noninterest expense. Net income for the year ended December 31, 2017 included a $2.7 million write-down of deferred tax assets as a result of the enactment of the Tax Act in December 2017 with no comparable charge in 2018.

Diluted earnings per share were $1.50 for the year ended December 31, 2018, an increase of $0.69 from diluted earnings per share of  $0.81 for the year ended December 31, 2017.

Our efficiency ratio, which is calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses plus noninterest income, was 62.15% for the year ended December 31, 2018, compared to 67.34% for the year ended December 31, 2017. The improvement in the efficiency ratio for the year ended December 31, 2018 compared to the year ended December 31, 2017 is attributable primarily to increases in net interest income before provision for loan losses plus noninterest income exceeding the increase in noninterest expenses.

Interest income.   Interest income for the year ended December 31, 2018 was $56.9 million, compared to $44.3 million December 31, 2017, an increase of $12.6 million, or 28.5%. The increase in interest income primarily was due to an increase in average interest earning assets, principally loans, which was driven by the BFC acquisition and the Plaza Bank acquisition in November 2018 and 2017, respectively. To a lesser extent, the increase also due to net proceeds received from our IPO in 2018, as well as a higher yield on interest earning deposits primarily due to increases in market interest rates during the year. Interest income on loans increased $8.0 million as a result of a $151.7 million increase in the average total loan balance. The average yield earned on loans for the year ended December 31, 2018 was 5.42%, compared to 5.44% for the year ended December 31, 2017. Interest income on loans for the year ended December 31, 2018 included $3.2 million in accretion of purchase accounting fair value adjustments on acquired loans, compared to $3.0 million for the year ended December 31, 2017. The remaining net discount on these purchased loans was $7.5 million and $8.7 million at December 31, 2018 and 2017, respectively.

Interest income on interest bearing deposits increased $3.8 million as a result of a $105.6 million increase in the average balance of interest earning deposits and an 89 basis point increase in the yield on interest earning deposits to 2.10% for the year ended December 31, 2018 from 1.21% for the year ended December 31, 2017. Interest income on investment securities increased $578,000 as a result of a $27.4 million increase in the average balance of investment securities and a two basis point increase in the yield on investment securities to 2.09% for the year ended December 31, 2018 from 2.07% for the year ended December 31, 2017.

Interest expense.   Interest expense increased by $630,000, or 14.6%, to $4.9 million for the year ended December 31, 2018 from $4.3 million for the year ended December 31, 2017. The average cost of interest bearing liabilities decreased three basis points to 0.62% for the year ended December 31, 2018 from 0.65% for the year ended December 31, 2017. Total average interest bearing liabilities increased by $127.3 million, or 19.1%, to $793.5 million for the year ended December 31, 2018, from $666.2 million for the year ended December 31, 2017.

Interest expense on deposits increased $554,000, or 14.2%, to $4.5 million during the year ended December 31, 2018 from $3.9 million in 2017, primarily due to a $128.0 million increase in the average balance of deposits resulting from the $135.5 million in deposits acquired in the BFC acquisition. The effect of the increase in the average cost of deposits was partially offset by increases in noninterest bearing deposit average balances. Noninterest bearing deposits totaled $398.0 million, or 31.6% of total deposits, at December 31, 2018, compared to $327.3 million, or 29.6% of total deposits, at December 31, 2017. The average rate paid on interest bearing deposits decreased to 0.57% for the year ended December 31, 2018 from 0.59% for the year ended December 31, 2017. Interest expense on borrowings was $480,000 for the year ended December 31, 2018, compared to $404,000 for 2017, as a result of the junior subordinated debentures assumed in connection with our acquisitions and the $6.0 million term loan obtained in connection with our United Business Bank, FSB acquisition, which was repaid in the second quarter of 2018.

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Net interest income.   Net interest income increased $12.0 million, or 30.0%, to $51.9 million for the year ended December 31, 2018 compared to $39.9 million for the year ended December 31, 2017. Net interest margin for the year ended December 31, 2018 increased one basis point to 4.15% from 4.14% for 2017. Accretion of acquisition accounting discounts on loans and the recognition of revenue from purchase credit impaired loans in excess of discounts increased our net interest margin by 30 basis points and 38 basis points during years ended December 31, 2018 and 2017, respectively. The average yield on interest earning assets for the year ended December 31, 2018 was 4.54%, a five basis point decrease from 4.59% for the year ended December 31, 2017, due to the lower accretion on acquired loans. The average cost of interest bearing liabilities for the year ended December 31, 2018 was 0.62%, down three basis points from 0.65% the year ended December 31, 2017, due to lower cost money market and savings accounts assumed in the FULB acquisition in April 2017.

Average Balances, Interest and Average Yields/Cost.   The following table presents, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average yields; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Yields have been calculated on a pre-tax basis. The loan yields include the effect of amortization or accretion of deferred loan fees/costs and purchase accounting premiums/discounts to interest and fees on loans.

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	Years ended December 31,
	2018			2017			2016
	(Dollars in thousands)
	Average Balance(1)	Interest	Annualized Average Yield	Average Balance	Interest	Annualized Average Yield	Average Balance	Interest	Annualized Average Yield
Interest earning assets
Interest earning deposits	$278,927	$5,862	2.10%	$173,321	$2,092	1.21%	$105,999	$566	0.53%
Investments available-for-sale	57,823	1,209	2.09%	30,452	631	2.07%	21,400	268	1.25%
FHLB Stock	5,013	446	8.90%	4,116	356	8.65%	2,462	307	12.47%
FRB Stock	3,328	223	6.70%	1,863	87	4.67%	1,441	90	6.25%
Total loans(1)	907,083	49,120	5.42%	755,404	41,087	5.44%	493,091	28,394	5.76%
Total interest earning assets	1,252,174	56,860	4.54%	965,156	44,253	4.59%	624,393	29,625	4.74%
Non-interest earning assets	68,914			61,545			25,350
Total average assets	$1,321,088			$1,026,701			$649,743
Interest bearing liabilities
Savings accounts	$41,365	34	0.08%	$30,748	28	0.09%	$13,694	21	0.15%
Interest bearing checking	166,124	133	0.08%	117,965	120	0.10%	40,222	77	0.19%
Money market accounts	363,168	1,895	0.52%	317,946	1,703	0.54%	228,011	1,102	0.48%
Certificates of deposit	215,103	2,400	1.12%	191,086	2,057	1.08%	136,382	1,874	1.37%
Total deposit accounts	785,760	4,462	0.57%	657,745	3,908	0.59%	418,309	3,074	0.73%
Borrowed funds	7,758	480	6.19%	8,485	404	4.76%	77	—	—
Total interest bearing liabilities	793,518	4,942	0.62%	666,230	4,312	0.65%	418,386	3,074	0.73%
Non-interest bearing liabilities	356,636			260,903			156,280
Total average liabilities	1,150,154			927,133			574,666
Average equity	170,934			99,568			75,077
Total average liabilities and equity	$1,321,088			$1,026,701			$649,743
Net interest income		$51,918			$39,941			$26,551
Interest rate spread(2)			3.92%			3.94%			4.01%
Net interest margin(3)			4.15%			4.14%			4.25%
Ratio of average interest earning assets to average interest bearing liabilities			157.80%			144.87%			149.24%

(1)	Average balances are average daily balances.

(2)	Interest rate spread is calculated as the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.

(3)	Net interest margin is calculated as net interest income divided by total average earning assets.

Rate/Volume Analysis.   Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest earning assets and interest bearing liabilities, as well as changes in weighted average interest rates. The following table sets forth the effects of changing rates and volumes on our net interest income during the periods shown. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes applicable to both volume and rate have been allocated to volume. Yields have been calculated on a pre-tax basis.

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	Year ended December 31, 2018 compared to 2017 Increase/(Decrease) Attributable to			Year ended December 31, 2017 compared to 2016 Increase/(Decrease) Attributable to
	Rate	Volume	Total	Rate	Volume	Total
	(Dollars in thousands)			(Dollars in thousands)
Interest earning assets:
Interest bearing deposits	$2,495	$1,275	$3,770	$716	$810	$1,526
Investments available for sale	11	567	578	176	188	364
Other equity securities	51	175	226	(117)	163	46
Total loans	(217)	8,250	8,033	(1,578)	14,270	12,692
Total interest income	2,340	10,267	12,607	(803)	15,431	14,628

Interest bearing liabilities:
Savings accounts	(4)	10	6	(8)	15	7
Interest bearing checking	(36)	49	13	(37)	80	43
Money market accounts	(50)	242	192	132	469	601
Certificates of deposit	84	259	343	(371)	555	184
Total deposits	(6)	560	554	(284)	1,119	835
Borrowed funds	111	(35)	76	3	400	403
Total interest expense	105	525	630	(281)	1,519	1,238
Net interest income	$2,235	$9,742	$11,977	$(522)	$13,912	$13,390

Provision for loan losses.   We establish an allowance for loan losses by charging amounts to the loan provision at a level required to reflect estimated credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, prevailing economic conditions and current risk factors specifically related to each loan type. See “Critical Accounting Policies and Estimates —  Allowance for loan loss” above for a description of the manner in which the provision for loan losses is established.

Based on management’s evaluation of the foregoing factors, we recorded a provision for loan losses of $1.8 million for the year ended December 31, 2018, compared to a provision for loan losses of  $462,000 for the year ended December 31, 2017, an increase of  $1.4 million. The provision for loan losses increased primarily as a result of an increase in delinquent, nonperforming and classified loans, as well as specific reserves on certain nonaccrual loans. During the year ended December 31, 2018, our allowance for loan losses specific reserves decreased from $13,000 to $10,000. We recorded no provision for loan losses for acquired loans related to the acquired non purchased credit impaired loans as accounted for in accordance with ASC Topic 310-20, for both the years ended December 31, 2018 and 2017. In addition, no additional provisions were recorded on the purchase credit impaired loans accounted for in accordance with ASC Topic 310-30 during 2018 and 2017. We had net charge-offs of  $917,000 for the year ended December 31, 2018 compared to $22,000 for the year ended December 31, 2017. For the year ended December 31, 2018, charge-offs increased due to $669,000 of charge-offs related to a single commercial and industrial loan. The ratio of net charge-offs to average total loans outstanding was 0.09% for the year ended December 31, 2018 and 0.00% for the year ended December 31, 2017. The allowance for loan losses to total loans, was 0.53% at December 31, 2018 compared to 0.47% at December 31, 2017.

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Management considers the allowance for loan losses at December 31, 2018 to be adequate to cover losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future losses will not exceed the amount of the established allowance for loan losses or that any increased allowance for loan losses that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in additions to our provision for loan losses based upon their judgment of information available to them at the time of their examination.

Noninterest income.   Noninterest income increased $2.3 million, or 47.7%, to $7.1 million for the year ended December 31, 2018 compared to $4.8 million for the year ended December 31, 2017. During the current year, the Company sold $37.8 million of SBA loans, which generated a gain on sale of  $2.1 million. Servicing charges and other fees increased $762,000, or 61.0%, due to higher deposit balances and an increase in the number of deposit accounts. Loan servicing and other loan fees increased $677,000, or 119.6%, to $1.2 million for the year ended December 31, 2018, compared to $566,000 for the year ended December 31, 2017, due primarily to an increase in our SBA loan servicing portfolio and the related servicing fee income. Other noninterest income also increased by $1.2 million, or 219%, primarily due to $777,000 of death benefit payments received on two Bank owned life insurance policies and $452,000 of income received on our investment in a Small Business Investment Company fund.

The following table presents the key components of noninterest income for the years ended December 31, 2018 and 2017.

	Year ended December 31,		Amount Increase	Percent Increase
	2018	2017	(Decrease)	(Decrease)
	(Dollars in thousands)
Gain on sale of loans	$2,061	$2,173	$(112)	-5.2%
Service charges and other fees	2,010	1,249	761	60.9%
Loan servicing and other loan fees	1,243	566	677	119.6%
Gain on sale of OREO	70	252	(182)	-72.2%
Other income and fees	1,698	554	1,144	206.5%
Total non interest income	$7,082	$4,794	$2,288	47.7%

Noninterest expense.   Noninterest expense increased $6.5 million, or 21.7%, to $36.7 million for the year ended December 31, 2018 compared to $30.1 million for the year ended December 31, 2017. The increase was primarily due to a $4.4 million, or 26.0%, increase in salary and benefits as a result of an increase in the number of employees by reason of the BFC acquisition in 2018 and our two bank acquisitions in 2017 and a $757,000 increase in stock-based compensation. Occupancy and equipment expense increased $1.0 million, or 32.0%, primarily due additional branch offices resulting from our BFC acquisition. As of December 31, 2018, we operated 22 full service branches, compared to 19 a year earlier. Data processing expense decreased $929,000, or 19.6%, for the year ended December 31, 2018 compared to last year primarily because the prior year included significant system conversion and termination costs related to one of our acquisitions, partially offset by the cost of higher transaction volume. Other noninterest expense increased $2.0 million, or 39.2%, to $7.2 million during the year ended December 31, 2018, compared to $5.1 million during 2017, primarily due to an increase in professional fees of  $668,000, due primarily to expenses related to our BFC acquisition, one-time consulting services related to the implementation of enhanced regulatory and risk management processes, expenses associated with being a public company and an increase in audit and accounting fees. In addition, increases in the amoritization of our core deposit intangible asset of  $322,000, marketing expenses of  $378,000 and supplies of  $88,000 contributed to other noninterest expenses. Lastly, other noninterest expense for the year ended December 31, 2018, includes a $600,000 write-down of acquired office facilities held for sale.

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The following table presents the key components of noninterest expense for the periods indicated:

	Years ended December 31,		Amount Increase	Percent Increase
	2018	2017	(Decrease)	(Decrease)
Salaries and related benefits	$21,444	$17,018	$4,426	26.0%
Occupancy and equipment	4,259	3,227	1,032	32.0%
Data processing expense	3,806	4,735	(929)	-19.6%
Other expense	7,160	5,144	2,016	39.2%
Total non interest expense	$36,669	$30,124	$6,545	21.7%

Income taxes.   Income tax expense decreased $2.9 million, or 32.5%, to $6.0 million for the year ended December 31, 2018 from $8.9 million for the year ended December 31, 2017. The effective tax rate was 29.3% for the year ended December 31, 2018 compared to 62.8% for 2017. The decrease in the income tax expense and effective tax rate during the year ended December 31, 2018 was primarily due to the impact of the Tax Act enacted in December 2017 which lowered the corporate income tax rate from 35% to 21%. Income tax expense for 2017 included a $2.7 million write-down of deferred tax assets as a result of the enactment of the Tax Act. Outside of this one-time cost, the effective tax rate in 2017 would have been 43.9%.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

Earnings summary.   We reported net income of  $5.3 million for the year ended December 31, 2017, compared to $5.9 million for the year ended December 31, 2016, a decrease of $652,000, or 11.0%. The decrease in net income primarily was the result of  $3.5 million in merger expenses related to the United Business Bank, FSB and Plaza Bank acquisitions and a $2.7 million income tax adjustment to the Company’s deferred tax asset related to the December 22, 2017 enactment of the Tax Act. The effect of these adjustments reduced earnings per share by $0.77 for the year ended December 31, 2017.

Basic and diluted earnings per share were $0.81 for the year ended December 31, 2017, a decrease of $0.28 from earnings per share of  $1.09 for the year ended December 31, 2016.

Our efficiency ratio, which is calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses plus noninterest income, was 67.3% for the year ended December 31, 2017, compared to 60.8% for the year ended December 31, 2016. The change in the efficiency ratio for the year ended December 31, 2017 compared to the year ended December 31, 2016 is attributable primarily to increases in noninterest expenses, partially offset by an increase in noninterest income.

Interest income.   Interest income for the year ended December 31, 2017 was $44.3 million, compared to $29.6 million December 31, 2016, an increase of $14.7 million or 49.4%. The increase in interest income primarily was due to an increase in average interest earning assets, principally loans, which was driven by the two whole bank acquisitions completed during the year ended December 31, 2017, partially offset by a lower average yield on the loan portfolio. Interest income on loans increased $12.7 million as a result of a $262.3 million increase in the average loan balance, partially offset by a 32 basis point decline in average loan yield. The average yield earned on loans for the year ended December 31, 2017 was 5.44%, compared to 5.76% for the year ended December 31, 2016. Interest income on loans for the year ended December 31, 2017 included $3.0 million in accretion of purchase accounting fair value adjustments on acquired loans, compared to $2.3 million for the year ended December 31, 2016. The remaining net discount on these purchased loans was $8.7 million and $5.3 million at December 31, 2017 and 2016, respectively. The average yield earned on loans for the year ended December 31, 2017 was 4.95%, down 13 basis points from 5.08% for the year ended December 31, 2016.

Interest income on interest bearing deposits increased $1.5 million as a result of a $67.3 million increase in the average balance of interest earning deposits and a 68 basis point increase in the yield on interest earning deposits to 1.21% for the year ended December 31, 2017 from 0.53% for the year ended December 31, 2016. Interest income on investment securities increased $363,000 as a result of a $9.1 million increase in the average balance of investment securities and an 82 basis point increase in the yield on investment securities to 2.07% for the year ended December 31, 2017 from 1.25% for the year ended December 31, 2016. For the year ended December 31, 2017, net interest income included $3.0 million in accretion of purchase accounting fair value adjustments on acquired loans, compared to $2.3 million for the year ended December 31, 2016.

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Interest expense.   Interest expense increased by $1.2 million, or 40.3%, to $4.3 million for the year ended December 31, 2017 from $3.1 million for the year ended December 31, 2016. The average cost of interest bearing liabilities decreased eight basis points to 0.65% for the year ended December 31, 2017 from 0.73% for the year ended December 31, 2016. Total average interest-bearing liabilities increased by $247.8 million, or 59.2%, to $666.2 million for the year ended December 31, 2017 from $418.4 million for the year ended December 31, 2016.

Interest expense on deposits increased $834,000, or 27.1%, to $3.9 million during the year ended December 31, 2017 from $3.1 million the same period in 2016, primarily due to the deposits acquired during the year totaling $428.0 million in the United Business Bank, FSB acquisition and $54.2 million in the Plaza Bank acquisition. The effects of the increase in the average deposit balance was partially offset by lower rates paid on interest bearing deposits, reflecting the relatively low interest rate environment. The average rate paid on interest bearing deposits decreased to 0.59% for the year ended December 31, 2017 from 0.73% for the year ended December 31, 2016. Interest expense on borrowings was $404,000 for the year ended December 31, 2017 compared to none for the same period in 2016, as a result of the junior subordinated debentures assumed and another borrowing obtained in connection with our United Business Bank, FSB acquisition. The Company replaced a term loan of United Business Bank, FSB that matured upon its acquisition with a similar $6.0 million term loan. This term loan was repaid from the net proceeds of our IPO in 2018.

Net interest income.   Net interest income increased $13.4 million, or 50.4%, to $39.9 million for the year ended December 31, 2017 compared to $26.6 million for the year ended December 31, 2016. Net interest margin for the year ended December 31, 2017 decreased 11 basis points to 4.14% from 4.25% for the same period in 2016. Accretion of acquisition accounting discounts on loans and the recognition of revenue from purchase credit impaired loans in excess of discounts increased our net interest margin by 31 basis points and 32 basis points during years ended December 31, 2017 and 2016, respectively. The average yield on interest-earning assets for the year ended December 31, 2017 was 4.59%, a 15 basis point decrease from the year ended December 31, 2016, while the average cost of interest-bearing liabilities for the year ended December 31, 2017 was 0.65%, down eight basis points from the year ended December 31, 2016.

Provision for loan losses.   We recorded a provision for loan losses of  $462,000 for the year ended December 31, 2017, compared to a provision for loan losses of  $598,000 for the year ended December 31, 2016, a decrease of  $136,000 or 22.7%. We recorded no provision for loan losses for acquired loans related to the acquired non purchased credit impaired loans as accounted for in accordance with ASC Topic 310-20 for both the years ended December 31, 2017 and 2016. In addition, no additional provisions were recorded on the purchase credit impaired loans accounted for in accordance with ASC Topic 310-30 during 2017 and 2016. The provision for loan losses decreased primarily as a result of the low levels of delinquent, nonperforming and classified loans, as well as stabilizing real estate values in our market areas which mitigated the required allowance for loan losses due to our loan growth. We had net charge-offs of $22,000 for the year ended December 31, 2017 compared to $673,000 for the year ended December 31, 2016. The ratio of net charge-offs to average total loans outstanding was 0.00% for the year ended December 31, 2017 and 0.14% for the year ended December 31, 2016. The allowance for loan losses to total loans receivable, was 0.47% at December 31, 2017 compared to 0.74% at December 31, 2016.

Noninterest income.   Noninterest income increased $3.4 million, or 253.0%, to $4.8 million for the year ended December 31, 2017 compared to $1.4 million for the year ended December 31, 2016. During the current year, the Company sold $22.3 million of SBA loans, which generated fees of  $2.2 million. Additionally, the acquisitions and organic growth significantly increased our deposit accounts, which resulted in an $642,000, or 105.8%, increase in service charges and other fees. Loan fee income increased $235,000, or 71.0%, to $566,000 for the year ended December 31, 2017, compared to $331,000 for the year ended December 31, 2016. All other components of noninterest income increased $386,000, net during the year.

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The following table presents the key components of noninterest income for the periods indicated:

	Year ended December 31,		Amount Increase	Percent Increase
	2017	2016	(Decrease)	(Decrease)
Gain on sale of loans	$2,173	$—	$2,173	NM
Service charges and other fees	1,249	607	642	105.8%
Loan servicing and other loan fees	566	331	235	71.0%
Gain on sale of OREO	252	—	252	NM
Other income and fees	554	420	134	31.9%
Total non interest income	$4,794	$1,358	$3,436	253.0%

NM — Not meaningful.

Noninterest expense.   Noninterest expense increased $13.2 million, or 77.6%, to $30.1 million for the year ended December 31, 2017 compared to $17.0 million for the year ended December 31, 2016. Each line category of noninterest expense was higher than the previous year, as we nearly doubled in size due to the acquisitions and organic growth. Salaries and related benefits increased $6.4 million, or 60.4%, to $17.0 million, as the number of full-time equivalent employees increased to 158 at December 31, 2017, compared to 110 a year earlier. Data processing expenses increased $3.3 million, or 241.6%, to $4.7 million, related to the acquisitions and the systems conversion we undertook during the year, as well as a result of higher transaction volume. Occupancy and equipment expenses increased $1.1 million, or 50.3%, to $3.2 million, primarily due to the increase in the number of branch office resulting from our acquisitions. As of December 31, 2017, we operated 19 full service branches, compared to 10 a year earlier. As we build our market presence, we regularly evaluate the appropriate number and locations of our branches, and have recently closed one of our two locations in San Jose, California in March 2018, due to overlapping market areas. Other noninterest expense increased $2.3 million, or 82.5%, to $5.1 million during the year ended December 31, 2017, compared to $2.8 million during the same period in 2016, primarily due to increases in professional fees of  $517,000, in the amortization of our core deposit intangible asset of  $452,000, in marketing expenses of  $332,000 and in supplies of  $296,000.

The following table presents the key components of noninterest expense for the periods indicated:

	Year ended December 31,		Amount Increase	Percent Increase
	2017	2016	(Decrease)	(Decrease)
Salaries and related benefits	$17,018	$10,611	$6,407	60.4%
Occupancy and equipment	3,227	2,147	1,080	50.3%
Data processing expense	4,735	1,386	3,349	241.6%
Other expense	5,144	2,819	2,325	82.5%
Total non interest expense	$30,124	$16,963	$13,161	77.6%

Income taxes.   Income tax expense increased $4.5 million, or 100.4%, to $8.9 million for the year ended December 31, 2017 compared to $4.4 million for the year ended December 31, 2016. The Company’s effective tax rate was 62.8% for the year ended December 31, 2017 compared to 42.9% for the same period in 2016. The increase in the Company’s effective tax rate during the year ended December 31, 2017 compared to the same period in 2016 is primarily the result of a $2.7 million charge against our deferred tax assets related to recent changes in the U.S. tax laws, wherein the statutory corporate tax rate was lowered from 35.0% to 21.0%. Outside of this one-time cost, the effective tax rate would have been 43.9%, slightly up from the 42.9% recorded during the year ended December 31, 2016.

Liquidity and Capital Resources

Planning for our normal business liquidity needs, both expected and unexpected, is done on a daily and short term basis through the cash management function. On a longer term basis it is accomplished through the budget and strategic planning functions, with support from internal asset/liability management software model projections.

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Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run off that may occur in the normal course of business. We rely on a number of different sources in order to meet our potential liquidity demands. Our primary sources of funds are deposits, escrow and custodial deposits, principal and interest payments on loans and proceeds from sale of loans. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions, and competition. Our most liquid assets are cash, short term investments, including interest bearing demand deposits and securities available for sale. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $6.2 million and $9.3 million for the years ended December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, net cash provided by investing activities, which consists primarily of net change in loans receivable and purchases, sales and maturities of investment securities, was $11.3 million. During the year ended December 31, 2017, net cash provided by investing activities was $90.4 million. Net cash provided from financing activities, which is comprised primarily of net change in deposits and, in 2018, proceeds from our IPO, was $78.7 million and $21.4 million for the years ended December 31, 2018 and 2017, respectively.

The Company, which is a separate legal entity from the Bank and must provide for its own liquidity, had liquid assets of  $323.6 million on an unconsolidated basis at December 31, 2018. In addition to its operating expenses, the Company is responsible for paying any dividends declared to its shareholders, funds paid out for Company stock repurchases, and payments on trust-preferred securities and subordinated debt held at the Company level. The Company has the ability to receive dividends or capital distributions from the Bank, although there are regulatory restrictions on the ability of the Bank to pay dividends.

Consistent with our goal to operate a sound and profitable organization, our policy is for the Company and the Bank to maintain “well-capitalized” status under the Federal Reserve regulations. Based on capital levels at December 31, 2018 and 2017, the Bank and the Company were considered to be well-capitalized.

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The table below shows the capital ratios under the Basel III capital framework as of the dates indicated:

	Actual		Minimum Regulatory Requirement		Minimum Regulatory Requirement for “Well-Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
BayCom Corp
As of December 31, 2018
Tier 1 leverage ratio	$177,573	12.11%	$58,670	4.00%	$73,337	5.00%
Common equity tier 1 capital	177,573	17.63%	45,322	4.50%	65,466	6.50%
Tier 1 capital to risk-weighted assets	185,734	18.44%	60,430	6.00%	80,573	8.00%
Total capital to risk-weighted assets	191,204	18.98%	80,573	8.00%	100,716	10.00%

United Business Bank
As of December 31, 2018
Tier 1 leverage ratio	$147,209	10.04%	$58,663	4.00%	$73,328	5.00%
Common equity tier 1 capital	147,209	14.63%	45,293	4.50%	65,424	6.50%
Tier 1 capital to risk-weighted assets	147,209	14.63%	60,391	6.00%	80,522	8.00%
Total capital to risk-weighted assets	152,679	15.17%	80,522	8.00%	100,652	10.00%

The capital adequacy requirements are quantitative measures established by regulation that require the Company and the Bank to maintain minimum amounts and ratios of capital. The Federal Reserve requires the Company to maintain capital adequacy that generally parallels the FDIC requirements. The FDIC requires the Bank to maintain minimum ratios of Total Capital, Tier 1 Capital, and Common Equity Tier 1 Capital to risk-weighted assets as well as Tier 1 Leverage Capital to average assets. In addition to the minimum capital ratios, the Bank now has to maintain a capital conservation buffer consisting of additional Common Equity Tier 1 Capital above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. This capital conservation buffer requirement began to be phased in starting in January 2016 at an amount more than 0.625% of risk-weighted assets and increased each year to an amount more than 2.5% of risk-weighted assets in January 2019. At December 31, 2018, the required capital conservation buffer was an amount more than 1.875%. At December 31, 2018, the Bank exceeded all regulatory capital requirements.

For a bank holding company with less than $3.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company’s subsidiary banks to be well-capitalized under the prompt corrective action regulations. If the Company was subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets, at December 31, 2018, the Company would have exceeded all regulatory capital requirements.

For additional information see “Supervision and Regulation — Bank Regulation — Capital Requirements,” “Regulatory Capital Compliance” and Note 17, Regulatory Matters, “Regulatory Capital” in the Notes to the Consolidated Financial Statements, included in “Item 8. Financial Statements and Supplementary Data”, within this report.

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Contractual Obligations

The following table summarizes aggregated information about our outstanding contractual obligations and other long-term liabilities as of December 31, 2018. The payment amounts represent those amounts contractually due to the recipients.

	One Year or Less	After One Year Through Three Years	After Three Years Through Five Years	After Five Years	Total
	(In thousands)
Deposits without a stated maturity	$1,042,414	$—	$—	$—	$1,042,414
Certificates of deposit	150,539	48,133	16,682	—	215,354
Subordinated debt, net	—	—	—	8,161	8,161
Salary continuation plan	609	1,257	1,302	4,755	7,923
Operating lease obligations	2,160	4,330	3,664	9,519	19,673
Total contractual obligations	$1,195,722	$53,720	$21,648	$22,435	$1,293,525

Borrowings are fully described in Notes 11 — Borrowings and Note 12 — Junior Subordinated Deferrable Interest Debentures, in the Notes to the Consolidated Financial Statements, included in “Item 8. Financial Statements and Supplementary Data” within this report. Operating lease obligations are in place primarily for facilities and land on which banking facilities are located. See Note 6 — Premises and Equipment in the Notes to the Consolidated Financial Statements, included in “Item 8. Financial Statements and Supplementary Data” within this report.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with GAAP, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage clients’ requests for funding and take the form of loan commitments, lines of credit and standby letters of credit.

For information about our loan commitments, unused lines of credit and standby letters of credit, see Note 14 — Commitment and Contingencies in the Notes to the Consolidated Financial Statements included in “Item 8 — Financial Statements and Supplementary Data” within this report.

We have not engaged in any other off balance sheet transactions in the normal course of our lending activities.

Quantitative and Qualitative Disclosures About Market and Interest Rate Risk

Market Risk.   Market risk represents the risk of loss due to changes in market values of assets and liabilities. We incur market risk in the normal course of business through exposures to market interest rates, equity prices, and credit spreads. We have identified two primary sources of market risk: interest rate risk and price risk.

Interest Rate Risk.   Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricing and maturities of interest earning assets and interest bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers’ ability to prepay residential mortgage loans at any time and depositors’ ability to redeem certificates of deposit before maturity (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk).

The Asset Liability Committee of our Board of Directors (“ALCO”), establishes broad policy limits with respect to interest rate risk. ALCO establishes specific operating guidelines within the parameters of the Board of Directors’ policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. Our ALCO meets quarterly to monitor the level of interest rate risk sensitivity to ensure compliance with the Board of Directors’ approved risk limits.

D-78

Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints.

An asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.

Income simulation and economic value analysis.   Interest rate risk measurement is calculated and reported to the ALCO at least quarterly. The information reported includes period-end results and identifies any policy limits exceeded, along with an assessment of the policy limit breach and the action plan and timeline for resolution, mitigation, or assumption of the risk.

Our primary approach to model interest rate risk is Net Interest Income at Risk (NII at Risk). Under NII at Risk, net interest income is modeled utilizing various assumptions for assets, liabilities, and derivatives.

We report NII at Risk to isolate the change in income related solely to interest earning assets and interest-bearing liabilities. The NII at Risk results reflect the analysis used quarterly by management. It models gradual parallel shifts in market interest rates based on the indicated interest rate environments implied by the forward yield curve over a two-year period. No rates in the model are allowed to go below zero. The current targeted federal funds rate is between 2.25% and 2.50%.

The following table sets forth the estimated changes in the Company’s annual net interest income that would result from the designated instantaneous parallel shift in interest rates noted, as of the dates indicated. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	Net Interest Income Sensitivity Immediate Changes in Rates
	-200	-100	+100	+200	+300
	(Dollars in thousands)
December 31, 2018
Dollar change	$(24,997)	$(10,812)	$4,627	$9,234	$13,820
Percent change	-19%	-8%	4%	7%	11%

December 31, 2017
Dollar change	$(20,772)	$(8,011)	$1,917	$2,908	$3,221
Percent change	-21%	-9%	2%	3%	3%

This data does not reflect any actions that we may undertake in response to changes in interest rates such as changes in rates paid on certain deposit accounts based on local competitive factors, which could reduce the actual impact on net interest income, if any.

As with any method of gauging interest rate risk, there are certain shortcomings inherent to the methodology noted above. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous. The use of the simplifying assumption that short-term and long-term rates change by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or period to repricing will react in the same way to changes in rates. In reality, certain types of financial instruments may react in advance of changes in market rates, while the reaction of other types of financial instruments may lag behind the change in general market rates. Additionally, the methodology noted above does not reflect the full impact of annual and lifetime restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan borrowers’ ability to service their debt. All of these factors are considered in monitoring the Company’s exposure to interest rate risk.

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Item 8. Financial Statements and Supplementary Data

BAYCOM CORP AND SUBSIDIARY

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Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

BayCom Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of BayCom Corp and Subsidiary (the “Company”) as of December 31, 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Los Angeles, California
March 18, 2019

We have served as the Company’s auditor since 2018.

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Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of

BayCom Corp and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BayCom Corp and Subsidiary (the “Company”) as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years in the two year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the two year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also includes evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

We have served as the Company's auditor since 2016.

Laguna Hills, California
February 23, 2018

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BAYCOM CORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

(In thousands, except for per share data)

	2018	2017
ASSETS
Cash and due from banks	$20,846	$14,754
Federal funds sold	302,735	235,099
Cash and cash equivalents	323,581	249,853
Interest bearing deposits in banks	3,980	1,743
Investment securities available-for-sale	99,796	40,505
Federal Home Loan Bank (“FHLB”) stock, at par	5,162	4,772
Federal Reserve Bank (“FRB”) stock, at par	4,081	2,987
Loans held for sale	855	3,245
Loans, net of allowance for loan losses of $5,140 and $4,215 at December 31, 2018 and 2017, respectively	970,189	886,864
Premises and equipment, net	11,168	8,399
Other real estate owned (“OREO”)	801	—
Core deposit intangible	7,205	4,772
Cash surrender value of Bank owned life insurance policies, net	19,602	17,132
Goodwill	14,594	10,365
Interest receivable and other assets	17,381	15,157
Total Assets	$1,478,395	$1,245,794
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest and interest bearing deposits	$1,257,768	$1,104,305
Long-term borrowings	—	6,000
Salary continuation plan	3,338	4,046
Interest payable and other liabilities	8,375	7,421
Junior subordinated deferrable interest debentures, net	8,161	5,387
Total liabilities	1,277,642	1,127,159
Commitments and contingencies (Note 14)
Shareholders’ equity
Preferred stock – no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock – no par value; 100,000,000 shares authorized; 10,869,275 and 7,496,995 shares issued and outstanding at December 31, 2018 and 2017, respectively	149,248	81,307
Additional paid in capital	287	287
Accumulated other comprehensive (loss) income, net of tax	(103)	213
Retained earnings	51,321	36,828
Total shareholders’ equity	200,753	118,635
Total Liabilities and Shareholders’ Equity	$1,478,395	$1,245,794

The accompanying notes are an integral part of the consolidated financial statements.

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BAYCOM CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2018, 2017 and 2016

(In thousands, except for per share data)

	2018	2017	2016
Interest income:
Loans, including fees	$49,120	$41,087	$28,394
Investment securities and interest bearing deposits in banks	7,071	2,723	834
FHLB dividends	446	356	307
FRB dividends	223	87	90
Total interest and dividend income	56,860	44,253	29,625

Interest expense:
Deposits	4,462	3,908	3,074
Other borrowings	480	404	—
Total interest expense	4,942	4,312	3,074
Net interest income	51,918	39,941	26,551
Provision for loan losses	1,842	462	598
Net interest income after provision for loan losses	50,076	39,479	25,953

Noninterest income:
Gain on sale of loans	2,061	2,173	—
Service charges and other fees	2,010	1,249	607
Loan servicing fees and other income	1,243	566	331
Gain on sale of OREO	70	252	—
Other income	1,698	554	420
Total noninterest income	7,082	4,794	1,358

Noninterest expense:
Salaries and employee benefits	21,444	17,018	10,611
Occupancy and equipment	4,259	3,227	2,147
Data processing	3,806	4,735	1,386
Other	7,160	5,144	2,819
Total noninterest expense	36,669	30,124	16,963
Income before provision for income taxes	20,489	14,149	10,348
Provision for income taxes	5,996	8,889	4,436
Net income	$14,493	$5,260	$5,912

Earnings per common share:
Basic earnings per common share	$1.50	$0.81	$1.10
Weighted average shares outstanding	9,692,009	6,520,230	5,441,085
Diluted earnings per common share	$1.50	$0.81	$1.09
Weighted average shares outstanding	9,692,009	6,520,230	5,449,998

The accompanying notes are an integral part of the consolidated financial statements.

D-84

BAYCOM CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2018, 2017 and 2016

(In thousands, except for per share data)

	2018	2017	2016
Net income	$14,493	$5,260	$5,912
Other comprehensive (loss) income:
Change in unrealized (loss) gain on available-for-sale securities	(442)	152	(57)
Deferred tax benefit (expense)	126	(63)	24
Other comprehensive (loss) income, net of tax	(316)	89	(33)
Total comprehensive income	$14,177	$5,349	$5,879

The accompanying notes are an integral part of the consolidated financial statements.

D-85

BAYCOM CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2018, 2017 and 2016

(In thousands, except for per share data)

	Number of Shares	Common Stock Amount	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders’ Equity
Balance, December 31, 2015	5,493,209	$46,280	$287	$25,692	$121	$72,380
Net income				5,912		5,912
Other comprehensive loss, net					(33)	(33)
Restricted stock granted	12,794
Termination of restricted stock	(2,000)
Stock based compensation		334				334
Exercise of stock options	38,331	371				371
Repurchase of shares	(69,908)	(901)				(901)
Balance, December 31, 2016	5,472,426	46,084	287	31,604	88	78,063
Net income				5,260		5,260
Other comprehensive income, net					89	89
Reclassification of stranded tax effects from change in tax rate				(36)	36	—
Restricted stock granted	28,500
Stock based compensation		423				423
Issuance of shares	1,997,960	34,824				34,824
Repurchase of shares	(1,891)	(24)				(24)
Balance, December 31, 2017	7,496,995	81,307	287	36,828	213	118,635
Net income				14,493		14,493
Other comprehensive loss, net					(316)	(316)
Restricted stock granted	93,380
Stock based compensation		1,180				1,180
Initial public offering (“IPO”), net	3,278,900	66,761				66,761
Balance, December 31, 2018	10,869,275	$149,248	$287	$51,321	$(103)	$200,753

The accompanying notes are an integral part of the consolidated financial statements.

D-86

BAYCOM CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018, 2017 and 2016

(In thousands, except for per share data)

	2018	2017	2016
Cash flows from operating activities:
Net income	$14,493	$5,260	$5,912
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in deferred tax asset	740	3,491	1,699
Accretion on acquired loans	(2,944)	(3,000)	(1,891)
Gain on sale of loans	(2,061)	(2,173)	—
Proceeds from sale of loans	28,959	24,784	—
Loans originated for sale	(37,773)	(25,558)	—
Loss on impairment of building held for sale	600	—	—
Accretion on junior subordinated debentures	59	40	—
Increase in cash surrender value of life insurance policies	(301)	(231)	(214)
Provision for loan losses	1,842	462	598
Net (gain) loss on sale of OREO	(70)	(252)	179
Amortization/accretion of premium/discount on investment securities	441	369	190
Depreciation and amortization	935	762	498
Core deposit intangible amortization	1,171	850	398
Stock based compensation expense	1,180	423	334
(Increase) decrease in deferred loan origination fees, net	(103)	158	(30)
(Increase) decrease in accrued interest receivable and other assets	(848)	990	(212)
(Decrease) increase in salary continuation liability, net	(708)	126	(37)
Increase (decrease) in accrued expenses and other liabilities	625	2,827	(1,106)
Net cash provided by operating activities	6,237	9,328	6,318

Cash flows from investing activities:
Maturity of interest bearing deposits in banks	1,491	2,522	1,690
Purchase of investment securities	(41,353)	(1,180)	—
Proceeds from the sale, maturity and repayment of investment securities	37,377	7,651	9,564
(Purchase) redemption of Federal Home Loan Bank stock	(236)	319	(151)
(Purchase) redemption of Federal Reserve Bank stock	(921)	(1,576)	75
Net decrease (increase) in loans	4,267	295	(43,687)
Purchase of equipment and leasehold improvements	(1,013)	(368)	(214)
Proceeds from sale of OREO	729	1,754	—
Purchase of Bank owned life insurance	—	(4,003)	(8)
Proceeds from death benefit on BOLI investment	1,382	—	—
Net cash (paid out) received from acquisition	(12,974)	84,996	—
Net cash (used in) provided by investing activities	(11,251)	90,410	(32,731)

The accompanying notes are an integral part of the consolidated financial statements.

D-87

BAYCOM CORP AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

For the years ended December 31, 2018, 2017 and 2016

(In thousands, except for per share data)

	2018	2017	2016
Cash flows from financing activities:
Net increase in noninterest and interest bearing deposits	69,144	7,812	13,098
Net (decrease) increase in time deposits	(51,163)	23,538	34,357
Repurchase of common stock	—	(24)	(901)
Exercise of stock options	—	—	371
(Decrease) increase in long-term borrowings	(6,000)	6,000	—
Decrease in short-term borrowings	—	(15,895)	—
Proceeds from initial public offering, net	66,761	—	—
Net cash provided by financing activities	78,742	21,431	46,925
Increase in cash and cash equivalents	73,728	121,169	20,512
Cash and cash equivalents at beginning of period	249,853	128,684	108,172
Cash and cash equivalents at end of period	$323,581	$249,853	$128,684

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$4,939	$4,178	$3,055
Income tax, net of refunds	5,402	3,838	2,845

Non-cash investing and financing activities:
Change in unrealized (loss) gain on available-for-sale securities, net of tax	$(316)	$89	$(33)
Transfer of loans to other real estate owned	394	275	954

Acquisition:
Assets acquired, net of cash received	$143,542	$444,826	$—
Liabilities assumed	138,526	505,364	—
Common stock issued	—	34,824	—
Cash consideration	23,523	19,156	—
Goodwill	4,229	10,365	—

The accompanying notes are an integral part of the consolidated financial statements.

D-88

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BayCom Corp (the “Company”) is a bank holding company incorporated in the State of California in 2016 as the proposed holding company for United Business Bank (the “Bank”), a California state-chartered bank in connection in connection with the Bank’s holding company reorganization which was completed on January 17, 2017. On that date the Company became the sole shareholder of the Bank and all outstanding shares of Bank common stock were converted into an equal number of shares of Company common stock. The Company is primarily engaged in the business of planning, directing and coordinating the business activities of the Bank.

The Bank, formerly known as Bay Commercial Bank, is a California-chartered commercial bank which opened for business on July 20, 2004. The Bank provides a broad range of financial services primarily to local small and mid-sized businesses, service professionals and individuals through its 22 full service banking branches. The main office is located in Walnut Creek, California and branch offices are located in Oakland, Castro Valley, Mountain View, Napa, Stockton (2), Pleasanton, Livermore, San Jose, Long Beach, Sacramento, San Francisco and Glendale, California, and Seattle, Washington (2) and New Mexico (6). In addition, the Bank has one loan production office in Los Angeles, California. BayCom Corp is subject to regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). United Business Bank is subject to regulation by the California Department of Business Oversight, Division of Financial Institutions (“DBO”) and as a state-member bank, by the Federal Reserve.

The Company has two subsidiary grantor trusts, First ULB Statutory Trust I (“FULB Trust”) and Bethlehem Capital Trust (“BFC Trust”) (collectively, the “Trusts”) which were established in connection with the issuance of trust preferred securities (see Note 12). In accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the accounts and transactions of the Trusts are not included in the accompanying consolidated financial statements. The Trusts were acquired through acquisitions.

The accounting and reporting policies of the Company conform to U.S. GAAP and prevailing practice within the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation. For financial reporting purposes, the Trusts are accounted for under the equity method and are included in other assets on the consolidated balance sheets. The junior subordinated debentures issued and guaranteed by the Company and held by the Trusts are reflected as liabilities on the Company’s consolidated balance sheets.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the consolidated financial statements include the allowance for loan losses, the valuation for deferred tax assets, the valuation of financial assets and liabilities, and the determination, recognition and measurement of impaired loans. Actual results could differ from these estimates.

Business Combinations

On November 30, 2018, the Company acquired all of the assets and assumed all of the liabilities of Bethlehem Financial Corporation and its subsidiary, MyBank, (“BFC”) under a Merger and Plan of Reorganization dated August 10, 2018.

D-89

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

On November 3, 2017, the Company acquired all of the assets and assumed all of the liabilities of Plaza Bank (“Plaza”) located in downtown Seattle, Washington under a Merger and Plan of Reorganization dated June 26, 2017.

On April 28, 2017, the Company acquired all of the assets and assumed all of the liabilities of First ULB Corp and its subsidiary, United Business Bank, FSB, (“FULB”) under a Merger and Plan of Reorganization dated December 14, 2016.

The acquired assets and assumed liabilities, both tangible and intangible for all acquisitions were measured at estimated fair values, as required by the acquisition method of accounting for business combinations Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. Management made significant estimates and exercised significant judgment in accounting for the acquisition. For additional information, see “Note 2 — Acquisitions.”

Cash and Cash Equivalents

Cash equivalents are defined as short-term, highly liquid investments both readily convertible into known amounts of cash and so near maturity that there is insignificant risk of change in value because of changes in interest rates. Generally, only investments with original maturities of three months or less at the time of purchase qualify as cash equivalents. Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, banks are required to maintain noninterest bearing cash reserves equal to a percentage of certain deposits. For the years ended December 31, 2018 and 2017, $40.9 million and $29.8 million in reserve balances were required, respectively.

As of December 31, 2018 and 2017, the Company had cash deposits at other financial institutions in excess of FDIC insured limits. The Company places these deposits with major financial institutions and management monitors the financial condition of these institutions and believes the risk of loss to be minimal. At December 31, 2018 and 2017, the Company held interest bearing money market in these financial institutions totaling $75.0 million and $95.0 million, with a yield of 2.6% and 1.5%, respectively.

Interest Bearing Deposits in Banks

The Company invests in certificates of time deposits with other banks. At December 31, 2018 and 2017, the certificates of time deposits totaled $4.0 million and $1.7 million, with a yield of 1.46% and 0.96%, respectively. These deposits do not exceed FDIC limits and mature in one year or less.

Investment Securities Available-for-Sale

Available-for-sale securities include bonds, notes, mortgage-backed securities, and debentures not classified as held-to-maturity securities. These securities are carried at estimated fair value with unrealized holding gains and losses, net of tax impact, if any, reported as a net amount in a separate component of shareholders’ equity, accumulated other comprehensive income (loss), until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. The amortization of premiums and accretion of discounts are recognized as adjustments to interest income over the period to maturity.

Investments with fair values that are less than amortized costs are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or in the case of fixed interest rate investments, from rising interest rates. At each financial statement date management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other than temporary. This assessment includes a determination of whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period credit losses. For debt securities that are considered other than temporarily impaired and that the Company does not intend to sell and will not be required to sell prior to recovery of the amortized cost basis, the amount of impairment is separated into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is calculated as the difference between the security’s amortized costs basis and the present value of its expected future cash flows.

D-90

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The remaining difference between the security’s fair value and the present value of the future expected cash flow is deemed to be due to factors that are not credit related and is recognized in other comprehensive income (loss).

Federal Home Loan Bank Stock

As of December 31, 2018 and 2017, FHLB of San Francisco stock totaling $5.2 million and $4.8 million, respectively, was recorded at cost and is redeemable at par value. Investment in FHLB stock is a required investment for member institutions. FHLB stock is periodically evaluated for impairment based on ultimate recovery of par value.

Federal Reserve Bank Stock

As of December 31, 2018 and 2017, the Company held FRB stock totaling $4.1 million and $3.0 million, respectively, recorded at cost and redeemable at par value. Investment in FRB stock is a required investment for member institutions. FRB Stock is periodically evaluated for impairment based on ultimate recovery of par value.

Loans

Loans are stated at the principal amount outstanding, net of the allowance for loan losses, net deferred fees, and unearned discounts, if any. The Company holds loans receivable primarily for investment purposes. The Company purchases and sells interests in certain loans referred to as participations. The participations are sold without recourse.

The Company acquires loans in business combinations that are recorded at estimated fair value as of their purchase date. The purchaser cannot carryover the related allowance for loan losses as probable credit losses are considered in the estimation of fair value. Purchased loans are accounted for under ASC 310-30, Loans and Debt Securities with Deteriorated Credit Quality or ASC 310-20, Non-refundable Fees and other Costs. Certain acquired loans exhibited credit quality deterioration since origination and are therefore being accounted for under ASC 310-30. The acquired loans that did not exhibit credit quality deterioration are accounted for under ASC 310-20.

A significant portion of the Company’s loan portfolio is comprised of adjustable rate loans. Interest on loans is calculated and accrued daily using the simple interest method based on the daily amount of principal outstanding. Generally, loans with temporarily impaired values and loans to borrowers experiencing financial difficulties are placed on non-accrual even though the borrowers continue to repay the loans as scheduled.

When the ability to fully collect non-accrual loan principal is in doubt, cash payments received are applied first to principal until such time as full collection of the remaining recorded balance is expected. Loans are returned to accrual basis when principal and interest payments are being paid currently and full payment of principal and interest is probable.

Purchased Credit Impaired Loans

The Company purchases individual loans and groups of loans, some of which show evidence of credit deterioration since origination. The purchased credit impaired (“PCI”) loans are recorded at the amount paid, since there is no carryover of the seller’s allowance for loan losses.

D-91

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

PCI loans are accounted for individually or aggregated into pools of loans on common risk characteristics. The Company estimates the amount and timing of expected cash flows for the loan or pool. The expected cash flows in excess of the amount paid are recorded as interest income over the life of the loan (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over the expected cash flows is not recorded (nonaccretable differences). Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of the expected cash flows is less than the amount, a loss is recorded as a provision for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of the future interest income.

Loan Fees and Costs

Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. Other loan fees and charges which represent income from delinquent payment charges, and miscellaneous loan or letter of credit services, are recognized as non-interest income when collected.

Salaries, employee benefits and other expenses totaling $776,000 and $660,000 were deferred as loan origination costs for the years ended December 31, 2018 and 2017, respectively.

Allowance for Loan Losses

The allowance for loan losses is evaluated on a regular basis by management. Periodically, the Company charges current earnings with provisions for estimated probable losses of loans receivable. The provision or adjustment takes into consideration the adequacy of the total allowance for loan losses giving due consideration to specifically identified problem loans, the financial condition of the borrower, fair value of the underlying collateral, recourse provisions, prevailing economic conditions, and other factors. Additional consideration is given to the Company’s historical loan loss experience relative to the Company’s loan portfolio concentrations related to industry, collateral and geography. The Company considers this concentration of credit risk when assessing and assigning qualitative factors in the allowance for loan losses. Portfolio segments identified by the Company include commercial and industrial, construction and land, commercial real estate including multi-family, residential real estate and consumer. This evaluation is inherently subjective and requires estimates that are susceptible to significant change as additional or new information becomes available. Relevant risk characteristics for the Company’s loan portfolio segments include vintage of the loan, debt service coverage, loan-to-value ratios and other financial performance ratios. In addition, regulatory examiners may require additional allowances based on their judgments of the information regarding problem loans and credit risk available to them at the time of their examinations. At December 31, 2018 and 2017, management believes the allowance for loan losses adequately reflects the credit risk in the loan portfolio.

Generally, the allowance for loan loss consists of various components including a component for specifically identified weaknesses as a result of individual loans being impaired, a component for general non-specific weakness related to historical experience, economic conditions and other factors that indicate probable loss in the loan portfolio, and an unallocated component that relates to the inherent imprecision in the use of estimates. Loans determined to be impaired are individually evaluated by management for specific risk of loss.

The Company evaluates and assigns a risk grade to each loan based on certain criteria to assess the credit quality of each loan. The assignment of a risk rating is done for each individual loan. Loans are graded from inception and on a continuing basis until the debt is repaid. Any adverse or beneficial trends will trigger a review of the loan risk rating. Each loan is assigned a risk grade based on its characteristics. Loans with low to average credit risk are assigned a lower risk grade than those with higher credit risk as determined by the individual loan characteristics.

D-92

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The Company’s Pass loans includes loans with acceptable business or individual credit risk where the borrower’s operations, cash flow or financial condition provides evidence of low to average levels of risk.

Loans that are assigned higher risk grades are loans that exhibit the following characteristics:

A Special Mention asset has potential weaknesses that deserve close attention. If left uncorrected, these potential weaknesses may result in a deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Loans in this category would be characterized by any of the following situations:

•	Credit that is currently protected but is potentially a weak asset

•	Credit that is difficult to manage because of an inadequate loan agreement, the condition of and/or control over collateral, failure to obtain proper documentation, or any other deviation from product lending practices

•	Adverse financial trends

A Special Mention rating should be a temporary rating, pending the occurrence of an event that would cause the risk rating to either improve or to be downgraded.

A Substandard asset is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Assets are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. The potential loss does not have to be recognizable in an individual credit for that credit to be risk rated Substandard. A loan can be fully and adequately secured and still be considered Substandard.

Some characteristics of Substandard loans are:

•	Inability to service debt from ordinary and recurring cash flow

•	Chronic delinquency

•	Reliance upon alternative sources of repayment

•	Term loans that are granted on liberal terms because the borrower cannot service normal payments for that type of debt

•	Repayment dependent upon the liquidation of collateral

•	Inability to perform as agreed, but adequately protected by collateral

•	Necessity to renegotiate payments to a non-standard level to ensure performance

•	The borrower is bankrupt, or for any other reason, future repayment is dependent on court action

Any asset classified Doubtful has all the weaknesses inherent in one classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and value, highly questionable and improbable. Doubtful assets have a high probability of loss, yet certain important and reasonably specific pending factors may work toward the strengthening of the asset.

Losses are recognized as charges to the allowance when the loan or portion of the loan is considered uncollectible or at the time of foreclosure. Recoveries on loans previously charged off are credited to the allowance for loan losses.

D-93

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

A loan may be considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Troubled Debt Restructuring

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (“TDR”). The Company measures any loss on the TDR in accordance with the guidance concerning impaired loans set forth above. Additionally, loans modified in troubled debt restructurings are generally placed on non-accrual status at the time of restructuring and included in impaired loans. These loans are returned to accrual status after the borrower demonstrates performance with the modified terms for a sustained period of time (generally six months) and has the capacity to continue to perform in accordance with the modified terms of the restructured debt.

Other Real Estate Owned

Other real estate owned (“OREO”) acquired through, or in lieu of foreclosure are held-for-sale and are initially recorded at fair value less selling expenses. Any write-downs to fair value at the time of transfer are charged to the allowance for loan losses. Costs to hold OREO are expensed when incurred.

The Company obtains an appraisal or market valuation analysis on all OREO. If the periodic valuation indicates a decline in the fair value below recorded carrying value, an additional write-down or valuation allowance for OREO losses is established as a charge to earnings. Fair value is based on current market conditions, appraisals, and estimated sales values of similar properties. Operating expenses of such properties, net of related income, are included in other expenses.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at historical cost less accumulated depreciation or amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of premises range between twenty-five to thirty-nine years.

The useful lives of furniture, fixtures and equipment are estimated to be three to five years. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in non-interest income. The cost of maintenance and repairs is charged to expense as incurred. Annually at the end of each year, the Company evaluates premises and equipment for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Goodwill, Core Deposit Intangible and Long-Lived Assets

Goodwill is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and the liabilities assumed as of the acquisition date. Goodwill that arises from a business combination is evaluated for impairment at lease annually, at the reporting unit level. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Core deposit intangible represents the estimated future benefit of deposits related to an acquisition and is booked separately from the related deposits and amortized over an estimated useful live of seven years.

D-94

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

As of December 31, 2018 and 2017, goodwill totaled $14.6 million and $10.4 million and a core intangible totaled $7.2 million and $4.8 million from business combinations, respectively. A significant decline in expected future cash flows, a significant adverse change in the business climate, slower growth rates or a significant decline in the price of our common stock could necessitate taking charges in the future related to the impairment of goodwill or core deposit intangibles. The core deposit intangible assets represent the value ascribed to the long-term deposit relationships acquired and is being amortized over an estimated average useful life of seven years. At December 31, 2018, the weighted average remaining useful life was 3.1 years.

All assets are reviewed for impairment whenever events or changes indicate that the carrying value of the asset may not be recoverable. As of December 31, 2018 the Company determined that one of its owned branch properties located in Oakland, California had declined in value and determined that it was appropriate to reduce the book value by $600,000. No events or changes occurred during 2018 that would indicate that the carrying value of any long-lived assets may not be recoverable.

Bank Owned Life Insurance

The Bank owns life insurance policies (“BOLI”) on certain key current officers. BOLI is recorded on the consolidated balance sheets at the amount that can be realized based on cash surrender value.

Transfers of Financial Assets

Transfers of an entire financial asset, a group of financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The Company may sell certain portions of government guaranteed loans in the secondary market. These sales are recorded by the Company when control is surrendered and any warranty period or recourse provision expires.

Servicing Assets and Liabilities

All servicing assets and liabilities are initially measured at fair value. The Company amortizes servicing rights in proportion to and over the period of the estimated net servicing income or loss assuming prepayments and assesses the rights for impairment.

Loans serviced for others totaled $160.8 million and $160.1 million as of December 31, 2018 and 2017, respectively. Total servicing liabilities, included in interest payable and other liabilities on the consolidated balance sheets, were $179,000 and $254,000 as of December 31, 2018 and 2017, respectively. Servicing assets totaled $814,000 and $1.3 million as of December 31, 2018 and 2017, respectively.

In connection with the sale of the Company’s U.S. Small Business Administration (“SBA”) loans, the Company recognizes servicing assets when servicing rights are retained The Company initially recognizes and measures at fair value servicing rights obtained by SBA loan sales. The Company subsequently measures these servicing assets by using the amortization method, which amortizes servicing assets in proportion to, and over the period of, estimated net servicing income. The amortization of the servicing assets is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates. The servicing asset is included in other assets on the consolidated statements of financial condition and the related amortization is net against other non-operating income in the consolidated statement of income. Gain or loss on sale of loans is included in non-interest income.

D-95

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

Loans Held for Sale

Periodically, the Company sells loans and retains the servicing rights. The gain or loss on sale of loans depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer.

The portions of the SBA loans that are guaranteed by the SBA are classified by management as loans held for sale since the Company intends to sell these loans. Loans held for sale are recorded at their lower aggregate cost or estimated fair value. During 2018, the Company sold $29.0 million of SBA loans in the secondary market, $28.1 million of which settled by end of year 2018. During 2017, the Company sold $24.7 million of SBA loans in the secondary market, $22.3 million of which settled by end of year 2017.

The fair value of SBA loans held for sale is based primarily on prices that secondary markets are currently offering for loans with similar characteristics. Net unrealized losses, if any, are recognized through a valuation allowance through a charge to income. The carrying value of SBA loans held for sale is net of premiums as well as deferred originations fees and costs. Premiums and net origination fees and costs are deferred and included in the basis of the loans in calculating gains or losses upon sale. SBA loans are generally secured by the borrowing entities’ assets such accounts receivable, property and equipment and other business assets. The Company generally recognizes gains and losses on these loan sales based on the differences between the sales proceeds received and the allocated carrying value of the loans sold (which can include deferred premiums and net origination fees and costs). The non-guaranteed portion of the SBA loans is not typically sold by the Company and is classified as held for investment.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is established through a provision for losses — unfunded commitments, the changes of which are recorded in noninterest expense. The reserve for unfunded commitments is an amount that Management believes will be adequate to absorb probable losses inherent in existing commitments, including unused portions of revolving lines of credit and other loans, standby letters of credit, and unused deposit account overdraft privileges. The reserve for unfunded commitments is based on evaluations of the collectability, and prior loss experience of unfunded commitments. The evaluations take into consideration such factors as changes in the nature and size of the loan portfolio, overall loan portfolio quality, loan concentrations, specific problem loans and related unfunded commitments, and current economic conditions that may affect the borrower’s or depositor’s ability to pay.

Income Taxes

The Company and the Bank file a United States consolidated federal income tax return and state income tax returns in California and New Mexico. Income taxes are accounted for using the asset and liability method. Under such method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis (temporary differences). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period of change.

A valuation allowance is established as a reduction to deferred tax assets to the extent that it is more than likely than not that the benefits associated with the deferred tax assets will not be realized. The determination, recognition, and measurement of deferred tax assets and the requirement for a related valuation allowance is based on estimated future taxable income.

D-96

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2018, 2017 and 2016, the Company did not recognize any interest and penalties. The Company had no unrecognized tax benefits as of December 31, 2018 and 2017.

On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Among other provisions, the Tax Act reduced the federal marginal corporate income tax rate from 35% to 21%. As a result of the passage of the Tax Act, the Company recorded a $2.7 million charge for the revaluation of its net deferred tax asset to account for the future impact of the decrease in the corporate income tax rate and other provisions of the legislation. The charge was recorded as an increase to tax expense and reduction of the net deferred asset. The Company’s financial results reflect the income tax effects of the Tax Act for which the accounting is complete and provisional amounts for those specific income tax effects of the Tax Act for which the accounting is incomplete but a reasonable estimate could be determined. The Company did not identify any other items which had income tax effects from the Tax Act.

Revenue Recognition

The Company records revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies a performance obligation.

Most of our revenue-generating transactions are not subject to Topic 606, including revenue generated from financial instruments, such as our loans and investment securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees based on month-end market values. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2018 and December 31, 2017, the Company did not have any significant contract balances. The following are descriptions of revenues within the scope of ASC 606.

Deposit service charges

The Company earns fees from its deposit customers for account maintenance, transaction-based and overdraft services. Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis. The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposit accounts are charged to deposit customers for specific services provided to the customer, such as non-sufficient funds fees, overdraft fees, and wire fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.

Debit and ATM interchange fee income and expenses

Debit and ATM interchange income represent fees earned when a debit card issued by the Company is used. The Company earns interchange fees from debit cardholder transactions through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The performance obligation is satisfied and the fees are earned when the cost of the transaction is charged to the cardholders’ debit card. Certain expenses directly associated with the credit and debit card are recorded on a net basis with the interchange income.

D-97

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

Merchant fee income

Merchant fee income represents fees earned by the Company for card payment services provided to its merchant customers. The Company outsources these services to a third party to provide card payment services to these merchants. The third party provider passes the payments made by the merchants through to the Company. The Company, in turn, pays the third party provider for the services it provides to the merchants. These payments to the third party provider are recorded as expenses as a net reduction against fee income. In addition, a portion of the payment received represents interchange fees which are passed through to the card issuing bank. Income is primarily earned based on the dollar volume and number of transactions processed. The performance obligation is satisfied and the related fee is earned when each payment is accepted by the processing network.

Gain/loss on other real estate owned, net

The Company records a gain or loss from the sale of other real estate owned when control of the property transfers to the buyer, which generally occurs at the time of an executed deed of trust. When the Company finances the sale of other real estate owned to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the other real estate owned asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on sale, the Company adjusts the transaction price and related gain or loss on sale if a significant financing component is present.

Stock Based Compensation

Restricted Equity Grants

The Company granted restricted stock to directors and employees in 2018 and 2017. The grant-date fair value of the award is amortized on the straight-line basis over the requisite service period, which is generally the vesting period, as compensation expense in salaries and benefits for employees and other non-interest expense for directors.

Stock Options

The Company recognized in the statement of income the grant-date fair value of stock options and other equity-based forms of compensation issued to employees over the employees’ requisite service period (generally the vesting period). The fair value of each option was estimated on the date of grant using the Black-Scholes options pricing model. The fair value method includes an estimate of expected volatility and an estimate of the expected option term, which is based on consideration of the vesting period and contractual term of the option.

Earnings per Share

Earnings per common share (“EPS”) is computed based on the weighted average number of common shares outstanding during the period. Basic EPS excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted average of common shares outstanding. Non-vested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities and are included in the computation of basic earnings per share. All of the Company’s non-vested restricted stock awards qualify as participating securities.

D-98

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

For the periods indicated below, total weighted average common shares outstanding are as follows:

	December 31, 2018	December 31, 2017	December 31, 2016
Common Stock	9,692,009	6,520,230	5,441,085
Diluted effect of stock options	—	—	8,913
Total weighted average diluted shares	9,692,009	6,520,230	5,449,998

Repurchase of Common Stock

In 2018 the Company did not repurchase any shares of common stock. In 2017, the Company repurchased 1,891 shares of common stock under the Dissenters’ Rights provisions as a result of the FULB merger. During the year ended December 31, 2016, the Company repurchased 69,908 shares of common stock as part of a stock repurchase program.

Comprehensive Income (Loss)

Comprehensive income (loss) includes disclosure of other comprehensive income or loss that historically has not been recognized in the calculation of net income or loss. Unrealized gains and losses on the Company’s available-for-sale investment securities are included in other comprehensive income or loss. Total comprehensive income or loss and the components of accumulated other comprehensive income are presented as a separate statement of comprehensive income.

Loss Contingencies and Legal Claims

In the normal course of business, the Company may be subject to claims and lawsuits. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits, if any, will not have a material adverse effect on the financial position of the Company.

Recent Accounting Guidance Not Yet Effective and Adopted Accounting Guidance

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This Update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. These amendments are effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and one year later for nonpublic business entities. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Company adopted ASU No. 2014-09 on January 1, 2018. The adoption of ASU 2014-09 did not have a material impact on its financial statements and disclosures. However, additional disclosures required by the ASU have been included above.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). Changes made to the current measurement model primarily affect the accounting for equity securities and readily determinable fair values, where changes in fair value will impact earnings instead of other comprehensive income. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The Update also changes the presentation and disclosure requirements for financial instruments including a requirement that public business entities use exit price when measuring the fair value of financial instruments measured at amortized cost for disclosure purposes. This Update is generally effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years and one year later for nonpublic business entities. Nonpublic business entities are permitted to immediately adopt a provision which would omit the disclosure of fair value of financial instruments carried at amortized cost. The Company has adopted this provision. ASU 2016-01 did not have a material impact on its financial statements and disclosures. The disclosures to the Company’s consolidated financial statements have been updated appropriately using the exit price notion in “Note 20 — Fair Value of Financial Instruments.”

D-99

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases, which is generally defined as a lease term of less than 12 months. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under current lease accounting guidance. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2018 for public business entities and one year later for all other entities. Early application of the amendments in the ASU is permitted. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-10 contains clarifications to ASU 2016-02 by providing a new transition method in addition to the existing transition method contained in ASU No. 2016-02 to allow entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This amendment has the same effective date as ASU 2016-02. The effect of the adoption of these ASUs will depend on leases at time of adoption. Once adopted, we expect to report higher assets and liabilities as a result of including right-of-use assets and lease liabilities related to certain banking offices and certain equipment under noncancelable operating lease agreements. The Company estimates that the adoption of this standard will result in an increase in assets of approximately $17.1 million to recognize the present value of the lease obligations with a corresponding increase in liabilities. The Company does not expect this to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326) and subsequent amendment to the initial guidance in November 2018, ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which clarifies codification and corrects unintended application of the guidance. ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2018-19 clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. ASU No. 2016-13 and 2018-19 are effective for interim and annual reporting periods beginning after December 15, 2019 for SEC filers, one year later for non SEC filing public business entities and annual reporting periods beginning after December 15, 2021 for nonpublic business entities and interim periods within those fiscal years. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is reviewing the requirements of ASU 2016-13 and ASU 2018-19 and expects to begin developing and implementing processes and procedures to ensure it is fully compliant with the amendments at the adoption date. Upon adoption, the Company expects changes in the processes and procedures used to calculate the allowance for loan losses, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. The new guidance may result in an increase in the allowance for loan losses which will also reflect the new requirement to include the nonaccretable principal differences on purchased credit-impaired loans, however, the Company is still in the process of determining the magnitude of the changes and its impact on the Company’s consolidated financial statements.

D-100

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation, and goodwill impairment will simply be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The amendments in this Update are required for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the subsequent measurement of goodwill. ASU No. 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2021 for public business entities who are not SEC filers and one year latter for all other entities. The Company does not expect ASU 2017-04 to have a material impact on its consolidated financial statements.

In March 2017, FASB issued ASU 2017-08, Receivables — Nonrefundable Fees and Other Costs (Topic 310). ASU 2017-08 shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. ASU 2017-08 does not change the accounting for callable debt securities held at a discount. ASU 2017-08 will be effective for the Company on January 1, 2019, and is not expected to have a significant impact on the Company’s consolidated financial statements.

In February 2018, FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220). This ASU was issued to allow a reclassification from accumulated other comprehensive income to retained earnings from stranded tax effects resulting from the revaluation of the net deferred tax asset (“DTA”) to the new corporate tax rate of 21% as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”). The ASU is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The Company elected to early adopt this ASU and to reclassify $36,000 of stranded tax effects from accumulated other comprehensive income to retained earnings in the fourth quarter of 2017.

In March 2018, FASB issued ASU No. 2018-05, Income Taxes (Topic 740). This ASU was issued to provide guidance on the income tax accounting implications of the Tax Act and allows for entities to report provisional amounts for specific income tax effects of the Tax Act for which the accounting under Topic 740 was not yet complete, but a reasonable estimate could be determined. A measurement period of one-year is allowed to complete the accounting effects under Topic 740 and revise any previous estimates reported. Any provisional amounts or subsequent adjustments included in an entity’s financial statements during the measurement period should be included in income from continuing operations as an adjustment to tax expense in the reporting period the amounts are determined. The Company adopted this ASU with the provisional adjustments as reported in the consolidated financial statements as of December 31, 2017. As of December 31, 2018, the Company did not incur any adjustments to the provisional recognition.

D-101

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This new guidance simplifies the accounting for share-based payment transactions for acquiring goods and services from nonemployees, applying some of the same requirements as employee share-based payment transactions. This ASU will not affect the accounting for share-based payment awards to nonemployee directors, which will continue to be treated as employee share-based transactions under the current standards. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim period within those fiscal years. Early adoption is permitted. As of December 31, 2018, the Company does not expect this ASU to have a material impact on the Company’s consolidated financial statements, as it is not the Company’s practice to issue stock-based awards to pay for goods and services from nonemployees, other than nonemployee directors.

In August, 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU contains some technical adjustments related to the fair value disclosure requirements of public companies. Included in this ASU is the additional disclosure requirement of unrealized gains and losses for the period in recurring level 3 fair value disclosures and the range and weighted average of significant unobservable inputs, among other technical changes. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The adoption of ASU 2018-13 is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2018, FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this ASU broaden the scope of ASC Subtopic 350-40 to include costs incurred to implement a hosting arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The costs are capitalized or expensed depending on the nature of the costs and the project stage during which they are incurred, consistent with the accounting for costs for internal-use software. The amendments in this ASU result in consistent capitalization of implementation costs of a hosting arrangement that is a service contract and implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this ASU. This ASU is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The amendments in this ASU should be applied either retrospectively to all implementation costs incurred after the date of adoption. Adoption of ASU 2018-15 is not expected to have a material impact on the Company’s consolidated financial statements.

Subsequent Events

Management has evaluated subsequent events for potential recognition and disclosure through March 18, 2019, the date the financial statements were issued.

On December 7, 2018, the Company entered into a definitive agreement (the “Agreement”) with Uniti Financial Corporation, (“Uniti”), headquartered in Buena Park, California, pursuant to which Uniti will be merged with and into BayCom Corp, immediately thereafter Uniti’s bank subsidiary, Uniti Bank, will be merged with and into United Business Bank. Uniti Bank serves the Los Angeles and Orange County communities in Southern California through three branches. Under the terms of the Agreement, Uniti shareholders will receive (i) $2.30 in cash and (ii) 0.07234 shares of Company common stock for each share of Uniti common stock. Options to purchase Uniti common stock outstanding at the effective time of the merger will be cancelled for a cash payment equal to the difference, if positive, between $4.00 and the corresponding exercise price of such option. The transaction is valued at approximately $63.9 million in aggregate based on the closing price of Company common stock of  $23.39 on December 7, 2018. The Agreement has been unanimously approved by the boards of directors of both the Company and Uniti. The merger is subject to regulatory approvals, approval by Uniti shareholders and certain other customary closing conditions and is expected to close in the second quarter of 2019.

D-102

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The unaudited pro forma information in the following table is intended for informational purposes only and is not necessarily indicative of future operating results or operating results that would have occurred had the mergers been completed at the beginning of each respective year. No assumptions have been applied to the pro forma results of operation regarding possible revenue enhancements, expense efficiencies or asset dispositions.

	December 31, 2018	December 31, 2017	December 31, 2016
Net interest income	$64,547	$44,620	$33,906
Net income	17,269	7,228	7,241
Basic earnings per share	$1.60	$0.95	$1.13
Diluted earnings per share	$1.60	$0.95	$1.13

Reclassifications

Certain prior year amounts are reclassified to conform to the current year presentation. None of the reclassifications impact net income or earnings per common share.

2.	ACQUISITIONS

On November 30, 2018, to increase the Company’s market share in New Mexico and to reduce net funding cost, the Company acquired BFC. The Company added five branches in Central New Mexico. The Company paid BFC shareholders $62.00 in cash for each share of BFC common stock or approximately $23.5 million. There were no fair value adjustments made during the measurement period. The Company assumed subordinated debentures held by a subsidiary of Bethlehem Financial Corporation.

On November 3, 2017, to enhance its market share in Washington, the Company acquired Plaza, adding one branch office located in Seattle, Washington. The Company issued 626,381 shares of common stock at a price of  $19.10 per share in exchange for the all of the common shares outstanding of Plaza. Each share of Plaza’s common stock outstanding converted into 0.084795 shares of the Company’s common stock. There were no fair value adjustments made during the measurement period. The Company assumed the lease obligation related to the branch facility.

On April 28, 2017, to increase its market share in the San Francisco Bay Area and other areas, reduce net funding costs and improve operating efficiency, the Company acquired FULB. The Company added eight locations including seven full service branches and one loan production office. The Company paid a total of  $41.9 million, comprised of cash of  $19.0 million and 1,371,579 shares at a price of  $16.66 per share of common stock in exchange for all of the common shares outstanding of FULB. Each share of FULB stock converted into 0.9733 shares of the Company’s common stock. The fair value estimates are subject to change during the measurement period as additional information relative to the acquisition date fair values becomes available. The Company assumed subordinated debentures held by a subsidiary of First ULB Corp. The Company assumed the lease obligations related to each facility.

D-103

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The following table summarizes the fair value of the assets acquired and liabilities assumed at the acquisition date:

	BFC Acquisition Date November 30, 2018	Plaza Acquisition Date November 3, 2017	FULB Acquisition Date April 28, 2017
Fair value of assets:
Cash and due from banks	$4,932	$1,124	$27,992
Federal funds sold	9,346	—	75,037
Total cash and cash equivalents	14,278	1,124	103,029
Investment securities	56,198	5,772	30,241
FHLB stock, at par	154	493	2,087
FRB stock, at par	173	—	—
Loans, net	75,384	65,366	315,970
Other real estate owned	1,066	—	—
Core deposit intangible	3,604	385	4,435
BOLI	2,937	—	6,428
Deferred tax assets, net	3,291	2,070	(164)
Servicing asset	—	—	1,282
Other assets	735	630	9,831
Total assets acquired	157,820	75,840	473,139

Liabilities:
Deposits
Noninterest bearing	97,771	17,256	152,842
Interest bearing	37,711	36,923	275,175
	135,482	54,179	428,017

Other borrowings	2,715	10,467	10,775
Salary continuation plan	—	—	764
Other liabilities	329	350	812
Total liabilities assumed	138,526	64,996	440,368

Stock issued	—	11,964	22,860
Cash consideration	23,523	119	19,037
Goodwill	$4,229	$1,239	$9,126

D-104

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The following table presents the net assets acquired and the estimated fair value adjustments, which resulted in goodwill at the acquisition date:

	BFC Acquisition Date November 30, 2018	Plaza Acquisition Date November 3, 2017	FULB Acquisition Date April 28, 2017
Book value of net assets acquired	$16,201	$8,107	$29,321
Fair value adjustments:
Investments	(382)	—	—
Loans	284	386	636
Branch facilities	668	—	—
Write-down on real estate investment	(229)	—	(262)
Core deposit intangible	3,604	385	4,435
Deferred tax assets	(1,176)	2,070	(2,404)
Time deposits	(54)	(74)	—
Other borrowings	—	(30)	—
Trust preferred securities	378	—	1,045
Total purchase accounting adjustments	3,093	2,737	3,450
Fair value of net assets acquired	19,294	10,844	32,771
Price paid:
Common stock issued	—	11,964	22,860
Cash paid	23,523	119	19,037
Total price paid	23,523	12,083	41,897
Goodwill	$4,229	$1,239	$9,126

Pro Forma Results of Operations (Unaudited)

The operating results of the Company in the consolidated statements of income include the operating results of BFC, Plaza and FULB, since their respective acquisition dates. The following table represents the net interest income, net income, basic and diluted earnings per share, as if the mergers with BFC, Plaza and FULB were effective January 1, 2018, 2017 and 2016, for the respective years in which each acquisition was closed. The unaudited pro forma information in the following table is intended for informational purposes only and is not necessarily indicative of future operating results or operating results that would have occurred had the mergers been completed at the beginning of each respective year. No assumptions have been applied to the pro forma results of operation regarding possible revenue enhancements, expense efficiencies or asset dispositions.

Unaudited pro forma net interest income, net income and earnings per share are presented below:

	December 31,
	2018	2017	2016
Net interest income	$58,185	$53,957	$50,649
Net income	15,503	5,225	10,501
Basic earnings per share	$1.60	$0.80	$1.93
Diluted earnings per share	$1.60	$0.80	$1.93

D-105

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

These amounts include the acquisition-related third party expenses, accretion of the discounts on acquired loans and amortization of the fair value mark adjustments on core deposit intangible.

Acquisition Expenses

Acquisition expenses are recognized as incurred and continue until all systems are converted and operational functions become fully integrated. The Company incurred third-party acquisition expenses in the consolidated statements of income for the periods indicated are as follows:

	December 31, 2018	December 31, 2017
	BFC	Plaza	FULB	Total
Professional fees	$130	$225	$349	$574
Data processing	1,290	855	1,586	2,441
Severance expense	536	75	212	287
Other	369	54	120	174
Total	$2,325	$1,209	$2,267	$3,476

3.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities classified as available-for-sale at the dates indicated are summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
December 31, 2018
U.S. Treasuries	$984	$1	$—	$985
U.S. Government Agencies	13,761	21	(17)	13,765
Municipal securities	19,604	65	(166)	19,503
Mortgage-backed securities	49,565	243	(206)	49,602
Collateralized mortgage obligations	4,705	32	(20)	4,717
SBA securities	4,300	2	(61)	4,241
Corporate bonds	7,016	4	(37)	6,983
Total	$99,935	$368	$(507)	$99,796

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
December 31, 2017
U.S. Treasuries	$—	$—	$—	$—
U.S. Government Agencies	6,984	—	(13)	6,971
Municipal securities	15,910	182	(45)	16,047
Mortgage-backed securities	9,621	143	(24)	9,740
Collateralized mortgage obligations	1,758	1	(9)	1,750
SBA securities	5,929	78	(10)	5,997
Corporate bonds	—	—	—	—
Total	$40,202	$404	$(101)	$40,505

D-106

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

During the year ended December 31, 2018, the Company sold $32.3 million in available-for-sale investments, of which, $26.3 million were sold shortly after their acquisition from BFC. The net loss on sale was used to determine the fair value of the investments acquired. Of the remaining investments sold during 2018, no net gain or loss was recorded. There was no sale of investments during the years ended December 31, 2017 and 2016.

The estimated fair value and gross unrealized losses for securities available-for-sale aggregated by the length of time that individual securities have been in a continuous unrealized loss position at the dates indicated are as follows:

	Less than 12 months		12 months or more		Total
	Estimated fair value	Unrealized loss	Estimated fair value	Unrealized loss	Estimated fair value	Unrealized loss
December 31, 2018
U.S. Treasuries	$—	$—	$—	$—	$—	$—
U.S. Government Agencies	4,014	(9)	1,743	(8)	5,757	(17)
Municipal securities	6,883	(35)	7,537	(131)	14,420	(166)
Mortgage-backed securities	14,919	(91)	6,054	(115)	20,973	(206)
Collateralized mortgage obligations	2,427	(9)	477	(11)	2,904	(20)
SBA securities	677	(32)	2,336	(29)	3,013	(61)
Corporate bonds	4,975	(37)	—	—	4,975	(37)
Total	$33,895	$(213)	$18,147	$(294)	$52,042	$(507)

	Less than 12 months		12 months or more		Total
	Estimated fair value	Unrealized loss	Estimated fair value	Unrealized loss	Estimated fair value	Unrealized loss
December 31, 2017
U.S. Treasuries	$—	$—	$—	$—	$—	$—
U.S. Government Agencies	6,981	(13)	—	—	6,981	(13)
Municipal securities	4,011	(39)	267	(6)	4,278	(45)
Mortgage-backed securities	4,075	(24)	—	—	4,075	(24)
Collateralized mortgage obligations	1,201	(9)	—	—	1,201	(9)
SBA securities	1,245	(10)	—	—	1,245	(10)
Corporate bonds	—	—	—	—	—	—
Total	$17,513	$(95)	$267	$(6)	$17,780	$(101)

Certain investment securities shown in the previous table have fair values less than amortized cost and therefore contain unrealized losses. The Company considers a number of factors including, but not limited to: (a) length of time and the extent to which the fair value has been less than the amortized costs, (b) the financial condition and near-term prospects of the issuer, (c) the intent and ability of the Company to retain its investment for a period of time sufficient to allow for an anticipated recovery in value, (d) whether the debtor is current on interest and principal payments, and (e) general market conditions and the industry or sector-specific outlook. Management has evaluated all securities at December 31, 2018 and has determined that no securities are other than temporarily impaired. Because the Company does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, which may be maturity, the Company does not consider these securities to be other-than temporarily impaired.

D-107

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

At December 31, 2018, the Company held 218 investment securities, of which 59 were in a loss position for more than twelve months and 64 were in an unrealized loss position for less than twelve months. These temporary unrealized losses relate principally to current interest rates for similar types of securities. The Company anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

The amortized cost and estimated fair value of securities available-for-sale at the dates indicated by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2018		December 31, 2017
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
Available-for-sale:
Due in one year or less	$14,292	$14,279	$5,248	$5,243
Due after one through five years	26,287	26,327	4,987	4,959
Due after five years through ten years	20,840	20,758	14,619	14,737
Due after ten years	38,516	38,432	15,348	15,566
Total	$99,935	$99,796	$40,202	$40,505

At December 31, 2018 there were no securities pledged. At December 31, 2017, available-for-sale securities with a carrying amount of approximately $5.4 million were pledged to secure borrowing arrangements with the FHLB.

4.	LOANS

The Company’s loan portfolio at the dates indicated is summarized below:

	December 31, 2018	December 31, 2017
Commercial and industrial	$121,855	$113,801
Construction and land	47,302	22,720
Commercial real estate	701,983	669,150
Residential	102,708	84,781
Consumer	1,847	1,096
Total loans	975,695	891,548
Net deferred loan fees	(366)	(469)
Allowance for loan losses	(5,140)	(4,215)
Net loans	$970,189	$886,864

For the years ended December 31, 2018 and 2017, impaired loans on nonaccrual were $3.1 million and $179,000, respectively. Interest foregone on nonaccrual loans was approximately $115,000 and $8,000 for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, the Company had variable rate loans totaling $644.9 million and $635.5 million, respectively. As of December 31, 2018, a total of  $489.8 million have interest rate floors, of which $303.6 million are at their floors.

D-108

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The Company’s total impaired loans, including nonaccrual loans, accruing TDR loans and accreting PCI loans that have experienced post-acquisition declines in cash flows expected to be collected are summarized as follows:

	Commercial and industrial	Construction and land	Commercial real estate	Residential	Consumer	Total
December 31, 2018
Recorded investment in impaired loans:
With no specific allowance recorded	$1,868	$—	$1,346	$654	$—	$3,868
With a specific allowance recorded	10	—	—	—	—	10
Total recorded investment in impaired loans	$1,878	$—	$1,346	$654	$—	$3,878
Specific allowance on impaired loans	10	—	—	—	—	10

December 31, 2017
Recorded investment in impaired loans:
With no specific allowance recorded	$—	$—	$1,120	$—	$—	$1,120
With a specific allowance recorded	—	—	13	—	—	13
Total recorded investment in impaired loans	$—	$—	$1,133	$—	$—	$1,133
Specific allowance on impaired loans	—	—	13	—	—	13

Year ended December 31, 2018
Average recorded investment in impaired loans	2,004	—	629	664	—	3,297
Interest recognized	54	—	106	24	—	184

Year ended December 31, 2017
Average recorded investment in impaired loans	—	—	1,160	—	—	1,160
Interest recognized	—	—	58	—	—	58

Year ended December 31, 2016
Average recorded investment in impaired loans	473	—	653	—	—	1,126
Interest recognized	—	—	—	—	—	—

The following table represents loans by class, modified as TDRs, during the periods indicated:

	Number of loans	Rate modification	Term modification	Interest only modification	Rate & term modification	Total
Year ended December 31, 2018
Commercial and industrial	—	$—	$—	$—	$—	$—
Construction and land	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Residential	2	—	125	—	471	596
Consumer	—	—	—	—	—	—
Total	2	$—	$125	$—	$471	$596

D-109

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

	Number of loans	Rate modification	Term modification	Interest only modification	Rate & term modification	Total
Year ended December 31, 2017
Commercial and industrial	1	$—	$—	$—	$13	$13
Construction and land	—	—	—	—	—	—
Commercial real estate	3	—	238	—	794	1,032
Residential	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total	4	$—	$238	$—	$807	$1,045

In 2018 and 2017, the Company recorded no charge-off related to restructured loans. As of December 31, 2018 and 2017, TDR loans had a related allowance of  $10,000 and $13,000, respectively. There are no commitments to lend additional amounts to borrowers with outstanding loans that are classified as TDRs at December 31, 2018. At December 31, 2018, $750,000 of TDR loans were performing in accordance with their modified terms.

The following tables represent the internally assigned risk grade by class of loans at the dates indicated:

	Pass	Special mention	Substandard	Doubtful	Total
December 31, 2018
Commercial and industrial	$119,926	$1,302	$627	$—	$121,855
Construction and land	44,490	—	2,812	—	47,302
Commercial real estate	686,154	12,120	3,709	—	701,983
Residential	101,908	147	653	—	102,708
Consumer	1,847	—	—	—	1,847
Total	$954,325	$13,569	$7,801	$—	$975,695

	Pass	Special mention	Substandard	Doubtful	Total
December 31, 2017
Commercial and industrial	$112,078	$807	$916	$—	$113,801
Construction and land	19,833	—	2,887	—	22,720
Commercial real estate	661,878	4,058	3,214	—	669,150
Residential	84,781	—	—	—	84,781
Consumer	1,096	—	—	—	1,096
Total	$879,666	$4,865	$7,017	$—	$891,548

D-110

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The following table provides an aging of the Company’s loans receivable as of the dates indicated:

	30 – 59 Days past due	60 – 89 Days past due	90 Days or more past due	Total past due	Current	PCI loans	Total loans receivable	Non- performing loans
December 31, 2018
Commercial and industrial	$270	$349	$1,861	$2,480	$119,373	$2	$121,855	$1,878
Construction and land	—	—	—	—	47,069	233	47,302	—
Commercial real estate	2,345	356	501	3,202	688,005	10,776	701,983	596
Residential	93	—	57	150	100,765	1,793	102,708	654
Consumer	—	4	—	4	1,843	—	1,847	—
Total	$2,708	$709	$2,419	$5,836	$957,056	$12,804	$975,696	$3,128

	30 – 59 Days past due	60 – 89 Days past due	90 Days or more past due	Total past due	Current	PCI loans	Total loans receivable	Non- performing loans
December 31, 2017
Commercial and industrial	$96	$—	$—	$96	$113,702	$3	$113,801	$13
Construction and land	—	—	—	—	22,720	—	22,720	—
Commercial real estate	1,446	—	—	1,446	654,687	13,017	669,150	166
Residential	349	—	—	349	83,137	1,295	84,781	—
Consumer	3	—	—	3	1,093	—	1,096	—
Total	$1,894	$—	$—	$1,894	$875,339	$14,315	$891,548	$179

At December 31, 2018 and 2017, there were no loans greater than 90 days and still accruing. For the years ended December 31, 2018, 2017 and 2016, the Company did not recognize any interest income under the cash basis.

PCI Loans

The unpaid principal balance and carrying value of the Company’s PCI loans at the dates indicated are as follows:

	December 31, 2018		December 31, 2017
	Unpaid principal balance	Carrying value	Unpaid principal balance	Carrying value
Commercial and industrial	$125	$2	$149	$3
Construction and land	335	233	—	—
Commercial real estate	12,605	10,776	15,706	13,017
Residential	2,381	1,793	1,562	1,295
Consumer	—	—	—	—
Total	$15,446	$12,804	$17,417	$14,315

D-111

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

At the acquisition date, the contractual amount and timing of undiscounted principal and interest payments and the estimated the amount and timing of undiscounted expected principal and interest payments was used to estimate the fair value of PCI loans. The difference between these two amounts represented the nonaccretable difference. On the acquisition date, the amount by which the undiscounted expected cash flows exceed the estimated fair value of the acquired loans is the “accretable yield”. The accretable yield is then measured at each financial reporting date and represented the difference between the remaining undiscounted expected cash flows and the current carrying value of the loans. For PCI loans the accretable yield is accreted into interest income over the life of the estimated remaining cash flows. At each financial reporting date, the carrying value of each PCI loan is compared to an updated estimate of expected principal payment or recovery on each loan. To the extent that the loan carrying amount exceeds the updated expected principal payment or recovery, a provision of loan loss would be recorded as a charge to income and an allowance for loan loss established.

At December 31, 2018, the accretable and nonaccretable difference was approximately $256,000 and $2.4 million, respectively. At December 31, 2017, the accretable and nonaccretable difference was approximately, $372,000 and $2.7 million, respectively. The Company did not increase the allowance for loan losses for PCI loans during the years ending December 31, 2018 and 2017.

The following table reflects the chances in the accretable yield of PCI loans for the periods indicated:

	December 31, 2018	December 31, 2017
Balance at beginning of period	$372	$311
Additions	485	1,422
Removals	301	—
Accretion	(902)	(1,361)
Balance at end of period	$256	$372

5.	ALLOWANCE FOR LOAN LOSSES

The following table summarizes the Company’s allowance for loan losses and loan balances individually and collectively evaluated for impairment by loan product and collateral type as of or for the periods ending as indicated:

	Commercial and industrial	Construction and land	Commercial real estate	Residential	Consumer	Unallocated	Total
December 31, 2018
Allowance for loan losses
Beginning balance	$841	$199	$2,695	$150	$3	$327	$4,215
Charge-offs	(1,106)	—	—	—	—	—	(1,106)
Recoveries	189	—	—	—	—	—	189
Provision for loan losses	1,093	128	519	65	—	37	1,842
Ending balance	$1,017	$327	$3,214	$215	$3	$364	$5,140
Allowance for loan losses related to:
Loans individually evaluated for impairment	$10	$—	$—	$—	$—	$—	$10
Loans collectively evaluated for impairment	1,007	327	3,214	215	3	364	5,130
PCI loans	—	—	—	—	—	—	—
Loans receivable
Individually evaluated for impairment	$1,878	$—	$1,346	$654	$—	$—	$3,878
Collectively evaluated for impairment	119,975	47,069	690,611	100,261	1,847	—	959,763
PCI loans	2	233	10,026	1,793	—	—	12,054
Total loans	$121,855	$47,302	$701,983	$102,708	$1,847	$—	$975,695

D-112

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

	Commercial and industrial	Construction and land	Commercial real estate	Residential	Consumer	Unallocated	Total
December 31, 2017
Allowance for loan losses
Beginning balance	$1,011	$287	$2,105	$151	$4	$217	$3,775
Charge-offs	(63)	—	(3)	—	(1)	—	(67)
Recoveries	45	—	—	—	—	—	45
Provision (reclassification) for loan losses	(152)	(88)	593	(1)	—	110	462
Ending balance	$841	$199	$2,695	$150	$3	$327	$4,215
Allowance for loan losses related to:
Loans individually evaluated for impairment	$13	$—	$—	$—	$—	$—	$13
Loans collectively evaluated for impairment	828	199	2,695	150	3	327	4,202
PCI loans	—	—	—	—	—	—	—
Loans receivable
Individually evaluated for impairment	$13	$—	$1,120	$—	$—	$—	$1,133
Collectively evaluated for impairment	114,357	22,720	654,441	83,486	1,096	—	876,100
PCI loans	3	—	13,017	1,295	—	—	14,315
Total loans	$114,373	$22,720	$668,578	$84,781	$1,096	$—	$891,548

	Commercial and industrial	Construction and land	Commercial real estate	Residential	Consumer	Unallocated	Total
December 31, 2016
Allowance for loan losses
Beginning balance	$1,418	$212	$1,735	$131	$3	$351	$3,850
Charge-offs	(491)	—	(250)	—	—	—	(741)
Recoveries	55	—	—	—	12	—	67
Provision (reclassification) for loan losses	29	75	620	20	(11)	(134)	599
Ending balance	$1,011	$287	$2,105	$151	$4	$217	$3,775

6.	PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at the dates indicated:

	December 31, 2018	December 31, 2017
Premises owned	$10,267	$7,276
Write-down on premises owned	(600)	—
Premises owned, net	9,667	7,276
Leasehold improvements	1,654	1,271
Furniture, fixtures and equipment	3,835	2,939
Less accumulated depreciation and amortization	(3,988)	(3,087)
Total premises and equipment, net	$11,168	$8,399

D-113

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

Depreciation and amortization included in occupancy and equipment expense totaled $935,000, $762,000 and $498,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

The Company leases 16 branches and administration offices under noncancelable operating leases. These leases expire on various dates through 2030. All leases have an option to renew with renewal periods between three and twelve years. Future minimum lease payments as of December 31, 2018, are as follows:

Year ending December 31,
2019	$2,160
2020	2,282
2021	2,048
2022	1,931
2023	1,733
Thereafter	9,519
Total	$19,673

Rental expense included in occupancy and equipment on the consolidated statements of income totaled $2.5 million, $1.9 million and $1.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.

7.	OTHER REAL ESTATE OWNED

Other real estate owned as of the dates indicated consisted of the following:

	December 31, 2018	December 31, 2017
Land	$490	$—
Commercial real estate	311	—
Total	$801	$—

As of December 31, 2018, there were no loans in the process of foreclosure.

8.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

Changes in the Company’s goodwill for the periods indicated are as follows:

	December 31, 2018	December 31, 2017
Balance at beginning of period	$10,365	$—
Acquired goodwill	4,229	10,365
Impairment	—	—
Balance at end of period	$14,594	$10,365

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. As of December 31, 2018, the Company had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Company exceeded its carrying value, including goodwill. The qualitative assessment indicated that is was more likely than not that its fair value exceeded its carrying value, resulting in no impairment.

D-114

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

Core Deposit Intangible

Changes in the Company’s core deposit intangible for the periods indicated were as follows:

	December 31, 2018	December 31, 2017
Balance at beginning of period	$4,772	$802
Additions	3,604	4,820
Less amortization	(1,171)	(850)
Balance at end of period	$7,205	$4,772

Amortization expense in other non-interest expense on the consolidated statements of income totaled $1.2 million, $850,000 and $398,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

Estimated annual amortization at December 31, 2018 is as follows:

Year ending December 31,
2019	$1,545
2020	1,395
2021	1,368
2022	1,368
2023	542
Thereafter	987
Total	$7,205

9.	OTHER ASSETS

The Company’s other assets at the dates indicated consisted of the following:

	December 31, 2018	December 31, 2017
Deferred tax assets, net	$5,891	$6,519
Accrued interest receivable	3,676	3,002
Investment in SBIC Fund	1,347	799
Prepaid assets	2,156	2,391
Servicing asset	814	1,270
Low income housing partnership, net	607	—
Investment in statutory trusts	395	296
All other	2,495	880
Total	$17,381	$15,157

D-115

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

10.	DEPOSITS

The Company’s deposits consisted of the following at the dates indicated:

	December 31, 2018	December 31, 2017
Demand deposits	$398,045	$327,309
NOW accounts and savings	246,288	191,550
Money market	398,081	356,640
Time under $250,000	117,653	126,271
Time $250,000 and over	97,701	102,535
Total	$1,257,768	$1,104,305

At December 31, 2018 and 2017, the weighted average stated rate on the Company’s deposits was 0.47%.

The Company accepts deposits related to real estate transactions qualifying under the Internal Revenue Code Section 1031, Tax Deferred Exchanges. These deposits fluctuate as the sellers of real estate have up to six months to invest in replacement real estate to defer the income tax on the property sold. The Company also accepts deposits related to business escrow services. Deposits related to these activities totaled $25.2 million and $14.1 million at December 31, 2018 and 2017, respectively.

At December 31, 2018, aggregate annual maturities of time deposits are as follows:

Year ending December 31,
2019	$150,539
2020	40,487
2021	7,646
2022	14,755
2023	1,927
Total	$215,354

Interest expense, net of early withdrawal penalty, recognized on interest bearing deposits at the dates indicated consisted of the following:

	December 31, 2018	December 31, 2017	December 31, 2016
NOW accounts and savings	$167	$148	$98
Money market	1,895	1,703	1,102
Time under $250,000	949	1,137	1,114
Time $250,000 and over	1,451	920	760
Total	$4,462	$3,908	$3,074

D-116

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

11.	BORROWINGS

The Company has an approved secured borrowing facility with the FHLB for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans. There were no outstanding borrowings under this facility at December 31, 2018 and 2017.

The Company has a Federal Funds line with four corresponding banks. Cumulative available commitments totaled $55.0 million at December 31, 2018. There are no amounts outstanding under these facilities at December 31, 2018 and 2017.

At December 31, 2017 the Company had a long term borrowing totaling $6.0 million which was subsequently paid in full in early 2018 with proceeds from the IPO.

12.	JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Company acquired the BFC Trust in the acquisition of BFC. The BFC Trust was formed in Delaware with capital of  $93,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by BFC. The BFC Trust issued Floating Rate Capital Trust Pass-Through Securities (“BFC Trust Preferred Securities”), with a liquidation value of  $1,000 per security, for gross proceeds of  $3.1 million prior to the BFC acquisition and the liability was assumed during the acquisition. The entire proceeds of the issuance were invested by the BFC Trust in $3.1 million of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by BFC, with identical maturities, repricing and payment terms as the BFC Trust Preferred Securities. The subordinated debentures have a variable interest rate based on the three months LIBOR plus 2.75%, with quarterly repricing. The debentures are redeemable by the Company subject to prior approval from the Federal Reserve on any March 15, June 15, September 15, or December 15. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under special event which is defined in the debenture. The BFC Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the subordinated debentures or upon its maturity on June 17, 2034.

The Company acquired the FULB Trust in the acquisition of FULB. The FULB Trust was formed in Delaware with capital of  $192,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by FULB. The FULB Trust issued 6,200 Floating Rate Capital Trust Pass-Through Securities (“FULB Trust Preferred Securities”), with a liquidation value of  $1,000 per security, for gross proceeds of  $6.2 million prior to the FULB acquisition and the liability was assumed during the acquisition. The entire proceeds of the issuance were invested by the FULB Trust in $6.4 million of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by FULB, with identical maturities, repricing and payment terms as the FULB Trust Preferred Securities. The subordinated debentures have a variable interest rate based on the three months LIBOR plus 2.5%, with quarterly repricing. The debentures are redeemable by the Company subject to prior approval from the Federal Reserve, on any March 15, June 15, September 15, or December 15. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under special event which is defined in the debenture. The FULB Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the subordinated debentures or upon its maturity on September 15, 2034.

Holders of the trust preferred securities issued by the Trusts are entitled to a cumulative cash distribution on the liquidation amount of  $1,000 per security. Each of the Trusts has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default of the payment of interest on the subordinated debentures. The trust preferred securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

The following is a summary of the contractual terms of the subordinated debentures due to the Trusts at the date indicated:

	December 31, 2018
Subordinated debenture	Gross	Mark to Market	Net	Interest rate	Effective Rate
BFC Trust	$3,093	$(376)	$2,717	5.54%	7.00%
FULB Trust	6,392	(948)	5,444	5.29%	7.05%
Total	$9,485	$(1,324)	$8,161	5.37%	7.03%

	December 31, 2017
Subordinated debenture	Gross	Mark to Market	Net	Interest rate	Effective Rate
FULB Trust	$6,392	$(1,005)	$5,387	3.82%	5.28%

13.	INCOME TAXES

Income tax expense for the dates indicated consisted of the following:

	December 31, 2018		December 31, 2017		December 31, 2016
	Federal	State	Federal	State	Federal	State
Current income taxes	$3,157	$2,299	$4,164	$1,234	$2,060	$677
Deferred tax asset adjustment for enacted change in tax rate	—	—	2,681	—	—	—
Deferred income taxes, net	517	23	437	373	1,222	477
Total provision for income taxes	$3,674	$2,322	$7,282	$1,607	$3,282	$1,154

The provision for income tax differs from the amounts computed by applying the statutory Federal and State income tax rates. The significant items comprising these differences for the dates indicated consisted of the following:

	December 31, 2018		December 31, 2017		December 31, 2016
	Amount	Rate %	Amount	Rate %	Amount	Rate%
Federal statutory tax rate	$4,303	21.00%	$4,811	34.00%	$3,518	34.00%
State statutory tax rate, net of federal effective tax rate	1,835	8.95%	1,061	7.50%	727	7.02%
Tax exempt interest	(51)	-0.25%	(77)	-0.54%	(13)	-0.13%
Bank owned life insurance	(190)	-0.93%	(79)	-0.56%	(73)	-0.71%
Tax impact from enacted change in tax rate	—	0.00%	2,681	18.95%	—	0.00%
Acquisition expenses	30	0.14%	179	1.26%	—	0.00%
Other	69	0.35%	313	2.21%	277	2.69%
Total income tax expense	$5,996	29.26%	$8,889	62.82%	$4,436	42.87%

The Company is subject to federal income tax and state franchise tax. Federal income tax returns for the years ended on or after December 31, 2015 are open to audit by the federal authorities and California and New Mexico returns for the years ended on or after December 31, 2014 are open to audit by state authorities.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

Deferred tax assets at the dates indicated, included as a component of interest receivable and other assets in the consolidated balance sheets consisted of the following:

	December 31, 2018	December 31, 2017
Deferred tax assets
Net operating loss carryforward	$3,717	$3,935
Mark to market adjustments	—	515
Salary continuation plan	962	1,178
Allowance for loan losses	1,214	879
Amortization of start up costs	134	221
Stock based compensation	296	196
Depreciation	195	—
Unrealized loss on AFS securities	42	—
State taxes on income, net of federal benefit	346	259
Other	508	20
Total deferred tax assets	7,414	7,203
Deferred tax liabilities
Mark to market adjustment	(766)	—
Depreciation	—	(3)
FHLB stock dividend	(197)	(193)
Unrealized gain on AFS securities	—	(88)
Excess servicing asset	(235)	(370)
Other	(325)	(30)
Total deferred tax liability	(1,523)	(684)
Deferred tax assets, net	$5,891	$6,519

The utilization of the net operating losses is subject to an annual limit pursuant to Section 382 of the Internal Revenue Code. The amount of the annual limitations for Federal and California Franchise Tax purpose is $1.3 million and begins expiring in 2028. As of December 31, 2018, 2017 and 2016, there is no valuation allowance recorded against the net deferred tax asset based on management’s estimate that the Company will more likely than not, utilize all of the deferred tax assets prior to expiration. At December 31, 2018, Federal and California net operating losses included in the deferred tax asset totaled $13.2 million and $11.0 million, respectively.

14.	COMMITMENTS AND CONTINGENCIES

Lending and Letter of Credit Commitments

In the normal course of business, the Company enters into various commitments to extend credit which are not reflected in the financial statements. These commitments consist of the undisbursed balance on personal, commercial lines, including commercial real estate secured lines of credit, and of undisbursed funds on construction and development loans. At December 31, 2018 and 2017, undisbursed commitments totaled $99.2 million and $98.7 million, respectively. In addition, at December 31, 2018 and 2017, the Company has issued standby letter of credit commitments, primarily issued for the third party performance obligations of clients totaling $1.8 million and $213,000, respectively. There were no outstanding balances at December 31, 2018 and 2017.

Commitments generally have fixed expiration dates or other termination clauses. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being drawn upon. The commitments are generally variable rate and include unfunded home equity lines of credit, commercial real estate construction where disbursement is made over the course of construction, commercial revolving lines of credit, and unsecured personal lines of credit. The Company’s outstanding loan commitments are made using the same underwriting standards as comparable outstanding loans. As of December 31, 2018 and 2017, the reserve associated with these commitments included in interest payable and other liabilities on the consolidated balance sheets was $330,000 and $310,000, respectively.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

Commercial Real Estate Concentrations

At December 31, 2018 and 2017, in management’s judgment, a concentration of loans existed in commercial real estate related loans. The Company’s commercial real estate loans are secured by owner-occupied and non-owner occupied commercial real estate and multi-family properties. Although management believes that loans within these concentrations have no more than the normal risk of collectability, a decline in the performance of the economy in general or a decline in real estate value in the Company’s primary market areas in particular, could have an adverse impact on collectability.

Other Assets

The Company has commitments to fund Low Income Housing Tax Credit Partnerships (“LIHTC”) and a Small Business Investment Company (“SBIC”). At December 31, 2018, the remaining commitments to the LIHTC and SBIC were approximately $3.8 million and $976,000, respectively. At December 31, 2017, the remaining commitment to the SBIC was approximately $1.0 million.

Deposits

At December 31, 2018, approximately $148.6 million, or 11.5%, of the Company’s deposits are derived from the top ten depositors. At December 31, 2017, approximately $120.3 million, or 10.9%, of the Company’s deposits are derived from the top ten depositors.

Local Agency Deposits

In the normal course of business, the Company accepts deposits from local agencies. The Company is required to provide collateral for certain local agency deposits in the states of California, New Mexico and Washington. As of December 31, 2018 and 2017, the FHLB issued letters of credit on behalf of the Company totaling $11.5 million and $9.9 million, respectively, as collateral for local agency deposits.

15. EMPLOYEE BENEFIT PLANS

401(k) Plan

Effective January 1, 2005, the Company adopted a qualified 401(k) profit sharing plan (the “401(k) Plan”) that covers substantially all full-time employees. The 401(k) Plan permits voluntary contributions by participants and provides for voluntary matching contributions by the Company after 90 days of employment. For the years ended December 31, 2018, 2017 and 2016 the Company made contributions to the plan of  $285,000, $403,000 and $259,000, respectively.

Salary Continuation Plan

In 2014, the Company established a salary continuation plan for one of its executive officers. In 2017, the Company extended coverage to two additional executive officers. Under the agreements, the Company provides the executive, or their designated beneficiaries, with annual benefits for fifteen years after retirement or death. The contributions are based on the executive’s performance related to Company’s financial performance. These benefits are substantially equivalent to those available under insurance policies purchased by the Company on the life of the executives. At December 31, 2018, approximately $2.0 million of the salary continuation plan was related to plans assumed through the Company’s acquisitions. There are no further requirements to fund these plans.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

The expense recognized included in salaries and benefits expense in the consolidated statements of income under the salary continuation agreements defined above totaled $432,000, $391,000 and $171,000, for the years ended December 31, 2018, 2017 and 2016, respectively.

16. EQUITY INCENTIVE PLANS

2017 Omnibus Equity Incentive Plan

The shareholders approved the Omnibus Equity Incentive Plan (“2017 Plan”) in November 2017. The 2017 Plan provides for the awarding by the Company’s Board of Directors of equity incentive awards to employees and non-employee directors. An equity incentive award may be an option, stock appreciation rights, restricted stock units, stock award, other stock-based award or performance award granted under the 2017 Plan. Factors considered by the Board in awarding equity incentives to officers and employees include the performance of the Company, the employee’s or officer’s job performance, the importance of his or her position, and his or her contribution to the organization’s goals for the award period. Generally, awards are restricted and have a vesting period of no longer than ten years. Subject to adjustment as provided in the 2017 Plan, the maximum number of shares of common stock that may be delivered pursuant to awards granted under the 2017 Plan is 450,000. The 2017 Plan provides for an annual restricted stock grant limits to officers, employees and directors. The annual stock grant limit per person for officers and employees is the lessor of 50,000 shares or a value of  $2.0 million, and per person for directors the maximum is 25,000 shares. All unvested restricted shares outstanding vest in the event of a change in control of the Company. Awarded shares of restricted stock vest over (i) a one-year period following the date of grant, in the case of the non-employee directors, and (ii) a three-year or five-year period following the date of grant, with the initial vesting occurring on the one-year anniversary of the date of grant, in the case of the executive officers.

2014 Omnibus Equity Incentive Plan

In 2014, the shareholders approved the Omnibus Equity Incentive Plan (the “2014 Plan”). A total of 148,962 equity incentive awards have been granted under the 2014 Plan. The awards are shares of restricted stock and have a vesting period of one to five years. No future equity awards will be made from the 2014 Plan.

The Company recognizes compensation expense for the restricted stock awards based on the fair value of the shares at the award date. For the years ended December 31, 2018, 2017 and 2016, total compensation expense for these plans was $1.2 million, $423,000 and $334,000, respectively.

As of December 31, 2018, there was $3.0 million of total unrecognized compensation cost related to non-vested shares granted as restricted stock awards. The cost is expected to be recognized over the remaining weighted-average vesting period of approximately two years.

The following table provides the restricted stock grant activity for the periods indicated:

	December 31, 2018		December 31, 2017
		Weighted-average		Weighted-average
		grant date		grant date
	Shares	fair value	Shares	fair value
Non-vested at January 1,	67,481	$13.51	68,605	$11.51
Granted	93,380	21.58	28,500	15.94
Vested	(29,861)	13.88	(29,624)	11.23
Non-vested at December 31,	131,000	$19.18	67,481	$13.51

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

17. REGULATORY MATTERS

Dividends

The Company’s ability to pay cash dividends is dependent on dividends or other capital distributions paid to it by the Bank, and is also limited by state corporation law. Generally, under California law a California corporation may pay dividends to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution plus the preferential dividend arrears amount (if any) of the corporation, or if immediately after the distribution, the value of the corporation’s assets would equal or exceed its total liabilities plus the preferential dividend arrears amount (if any).

Dividends from the Bank to the Company are restricted under California law to the lesser of the Bank’s retained earnings or the Bank’s net income for the latest three fiscal years, less dividends previously declared during that period or, with the approval of the DBO, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year, or the net income of the Bank for its current fiscal year. During the year ending December 31, 2018 the Bank did not pay any dividends to the Company. During the year ended December 31, 2017, the Bank paid dividends to the Company totaling $19.0 million.

Regulatory Capital

The Company is a bank holding company subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve, except that, pursuant to the Economic Growth, Regulatory Relief and Consumer Protection Act, effective August 30, 2018, a bank holding company with consolidated assets of less than $3 billion is generally not subject to the Federal Reserve’s capital regulations.

The Bank is subject to various regulatory capital requirements administered by the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices and until August 30, 2018, BayCom Corp was subject to similar capital regulations. At December 31, 2017, and if the Company were subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets at December 31, 2018, the Company exceeded all regulatory requirements.

The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 total capital (as defined) and common equity Tier 1 (“CET 1”) capital to risk-weighted assets (as defined).

Failure to meet minimum capital requirements can initiate regulatory action. As of December 31, 2018 and 2017, management believes that the Company and the Bank met all the capital adequacy requirements. At December 31, 2018 and 2017, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes to have changed the category.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

The following is a summary of actual capital amounts and ratios as of the dates indicated, for the Company and the Bank compared to the requirements for minimum capital adequacy and classification as well capitalized:

	At December 31, 2018		At December 31, 2017
	Amount	Ratio	Amount	Ratio
Leverage Ratio
BayCom Corp	$177,573	12.11%	$107,153	8.73%
Minimum requirement for “Well-Capitalized”	73,337	5.00%	61,396	5.00%
Minimum regulatory requirement	58,670	4.00%	49,117	4.00%
United Business Bank	147,209	10.04%	111,143	8.92%
Minimum requirement for “Well-Capitalized”	73,328	5.00%	62,279	5.00%
Minimum regulatory requirement	58,663	4.00%	49,823	4.00%
Common Equity Tier 1 Ratio
BayCom Corp	177,573	17.63%	100,761	11.43%
Minimum requirement for “Well-Capitalized”	65,466	6.50%	57,285	6.50%
Minimum regulatory requirement	45,322	4.50%	39,659	4.50%
United Business Bank	147,209	14.63%	111,143	12.43%
Minimum requirement for “Well-Capitalized”	65,424	6.50%	58,109	6.50%
Minimum regulatory requirement	45,293	4.50%	40,229	4.50%
Tier 1 Risk-Based Capital Ratio
BayCom Corp	185,734	18.44%	107,153	12.16%
Minimum requirement for “Well-Capitalized”	80,573	8.00%	70,504	8.00%
Minimum regulatory requirement	60,430	6.00%	52,878	6.00%
United Business Bank	147,209	14.63%	111,143	12.43%
Minimum requirement for “Well-Capitalized”	80,522	8.00%	71,519	8.00%
Minimum regulatory requirement	60,391	6.00%	53,639	6.00%
Total Risk-Based Capital Ratio
BayCom Corp	191,204	18.98%	111,678	12.67%
Minimum requirement for “Well-Capitalized”	100,716	10.00%	88,133	10.00%
Minimum regulatory requirement	80,573	8.00%	70,504	8.00%
United Business Bank	152,679	15.17%	115,668	12.94%
Minimum requirement for “Well-Capitalized”	100,652	10.00%	89,399	10.00%
Minimum regulatory requirement	80,522	8.00%	71,519	8.00%

In addition to the minimum CET1, Tier 1, leverage ratio and total capital ratios, the Bank must maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum risk-based capital levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. The new capital conservation buffer requirement was phased in beginning on January 1, 2016 when a buffer greater than 0.625% of risk-weighted assets was required, which amount increased each year by 0.625% until the buffer requirement was fully implemented at an amount greater than 2.5% on January 1, 2019. The capital conservation requirement at December 31, 2018 was an amount greater than 1.875% of risk-weighted assets.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

18. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company may enter into transactions with related parties, including Directors, shareholders, officers and their associates. These transactions are on substantially the same terms, including rates and collateral, as loans to unrelated parties and do not involve more than normal risk of collection.

The following is a summary of the aggregate loan activity involving related party borrowers for the dates indicated:

	December 31, 2018	December 31, 2017
Beginning of the year	$4,559	$9,862
Disbursements	9,301	1,488
Amounts paid	(199)	(6,791)
End of year	$13,661	$4,559
Undisbursed commitments to related parties	$5,741	$7,187

At December 31, 2018 and 2017, the Company had deposits from related parties which totaled approximately $44.8 million and $19.8 million, respectively.

19. OTHER EXPENSES

For the dates indicated, other expenses consisted of the following:

	December 31, 2018	December 31, 2017	December 31, 2016
Professional fees	$1,885	$1,217	$700
Core deposit premium amortization	1,171	850	398
Marketing and promotions	979	601	269
Stationary and supplies	460	585	289
Insurance (including FDIC premiums)	556	508	349
Communication and postage	456	368	219
Loan default related (recovery) expense	(73)	234	(61)
Director fees	251	219	181
Bank service charges	62	113	81
Courier expense	200	112	82
Impairment of asset	600	—	—
Write-down on OREO	—	—	179
Other	613	337	133
Total	$7,160	$5,144	$2,819

The Company expenses marketing and promotions costs as they are incurred. Advertising expense included in marketing and promotions totaled $162,000, $113,000 and $59,000 for the years ended December 31, 2018, and 2017 and 2016, respectively.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables have information about the Company’s assets and liabilities measured at fair value and the fair value techniques used to determine such fair value. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (Level 1, Level 2, and Level 3).

Level 1 — Inputs are unadjusted quoted prices in active markets (as defined) for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs are inputs other than quoted prices include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the hierarchy. In such cases, the lowest level of inputs that is significant to the measurement is used for to determine the hierarch for the entire asset or liability. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with our quarterly valuation process. There were no transfers between levels during 2018 or 2017.

The following assets are measured at fair value on a recurring basis at the dates indicated:

	Total	Level 1	Level 2	Level 3
December 31, 2018
U.S. Treasuries	$985	$985	$—	$—
U.S. Government Agencies	13,765	—	13,765	—
Municipal securities	19,503	—	19,503	—
Mortgage-backed securities	49,602	—	49,602	—
Collateralized mortgage obligations	6,983	—	6,983	—
SBA securities	4,241	—	4,241	—
Corporate bonds	4,717	—	4,717	—
Total assets measured at fair value	$99,796	$985	$98,811	$—

	Total	Level 1	Level 2	Level 3
December 31, 2017
U.S. Treasuries	$—	$—	$—	$—
U.S. Government Agencies	6,971	—	6,971	—
Municipal securities	16,047	—	16,047	—
Mortgage-backed securities	9,740	—	9,740	—
Collateralized mortgage obligations	1,750	—	1,750	—
SBA securities	5,997	—	5,997	—
Corporate bonds	—	—	—	—
Total assets measured at fair value	$40,505	$—	$40,505	$—

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

The following assets are measured at fair value on a nonrecurring basis as of the dates indicated:

	Total	Level 1	Level 2	Level 3
December 31, 2018
Performing impaired loans	$750	$—	$—	$750
Nonperforming impaired loans	3,128	—	—	3,128
OREO	801	—	—	801
Total assets measured at fair value	$4,679	$—	$—	$4,679
December 31, 2017
Performing impaired loans	$954	$—	$—	$954
Nonperforming impaired loans	179	—	—	179
OREO	—	—	—	—
Total assets measured at fair value	$1,133	$—	$—	$1,133

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan may be considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise and liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. When the fair value of the collateral is based on an observable market price or a current appraised value which uses substantially observable data, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value or the appraised value contains a significant assumption and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

The Company records OREO at fair value on a non-recurring basis based on the collateral value of the property. When the fair value of the collateral is based on an observable market price or a current appraised value which uses substantially observable data, the Company records the OREO as non-recurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value or the appraised value contains a significant assumption, and there is no observable market price, the Company records the impaired loan as non-recurring Level 3. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Management also incorporates assumptions regarding market trends or other relevant factors and selling and commission costs ranging from 5% to 7%. Such adjustments and assumptions are typically significant and result in a Level 3 classification of the inputs for determining fair value.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

The following methods and assumptions were used to estimate the fair value disclosure for financial instruments:

Cash and cash equivalents — Cash and cash equivalents include cash and due from banks, interest bearing deposits in banks, and Fed funds sold, and are valued at their carrying amounts because of the short-term nature of these instruments.

Interest bearing deposits in banks — Interest bearing deposits in banks are valued based on quoted interest rates for comparable instruments with similar remaining maturities.

Investment securities  — The fair value of available of sale securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provides by brokers.

Other equity securities — The carrying value of the FHLB and FRB stock approximates the fair value because the stock is redeemable at par.

Loans — Loans with variable interest rates are valued at the current carrying value, because these loans are regularly adjusted to market rates. The fair value of fixed rate with remaining maturities in excess of one year is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. The allowance for loan losses is considered to be a reasonable estimate of the loan discount related to credit risk.

Interest receivable and payable — The accrued interest receivable and payable balance approximates its fair value.

Deposits — The fair value of non-interest bearing deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using current rates offered for deposits of similar remaining maturities.

Other borrowings — The fair value is estimated by discounting the future cash flows using current rates offered for similar borrowings. The discount rate is equal to the market rate of currently offered similar products. This is an adjustable rate borrowing and adjusts to market on a quarterly basis.

Junior Subordinated Deferrable Interest Debentures — The fair value of junior subordinated deferrable interest debentures is determined based on rates and/or discounted cash flow analysis using interest rates offered in inactive markets for instruments of a similar maturity and structure resulting in a Level 3 classification. The debenture carried at the current carrying value, because the debentures regularly adjusted to market rates

Undisbursed loan commitments and standby letters of credit — The fair value of the off-balance sheet items are based on discounted cash flows of expected fundings.

Loans held for sale — Since the loans designated by the Company as available-for-sale are typically sold shortly after making the decision to sell them, realized gains and loses are usually recognized within the same period and fluctuations in fair value are thus not relevant for reporting purposes. If the available-for-sale loans stay on our books for an extended period of time, the fair value of those loans is determined using quoted secondary-market prices.

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BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

The carrying amounts and fair values of the Company’s financial instruments at the dates indicated are presented below:

			Fair value measurements
	Carrying	Fair
	amount	value	Level 1	Level 2	Level 3
December 31, 2018
Financial assets:
Cash and cash equivalents	$323,581	$323,581	$323,581	$—	$—
Interest bearing deposits in banks	3,980	3,980	3,980	—	—
Securities available for sale	99,796	99,796	985	98,811	—
Loans, net(1)	970,189	967,882	—	—	967,882
Loans held for sale	855	855	—	855	—
Other equity securities	9,243	9,243	9,243	—	—
Accrued interest receivable	3,676	3,676	—	3,676	—
Financial liabilities:
Deposits	1,257,768	1,259,045	—	1,259,045	—
Subordinated debentures	8,161	6,824	—	—	6,824
Accrued interest payable	198	198	—	198	—
Off-balance sheet liabilities:
Undisbursed loan commitments, lines of credit, standby letters of credit	101,076	100,746	—	—	100,746

			Fair value measurements
	Carrying	Fair
	amount	value	Level 1	Level 2	Level 3
December 31, 2017
Financial assets:
Cash and cash equivalents	$249,853	$249,853	$249,853	$—	$—
Interest bearing deposits in banks	1,743	1,743	1,743	—	—
Securities available for sale	40,505	40,505	—	40,505	—
Loans, net(1)	7,759	7,759	—	7,759	—
Loans held for sale	886,864	883,361	—	—	883,361
Other equity securities	3,245	3,245	—	3,245	—
Accrued interest receivable	3,002	3,002	—	3,002	—
Financial liabilities:
Deposits	1,104,305	1,104,665	875,506	229,159	—
Subordinated debentures	5,387	5,387	—	—	5,387
Other borrowings	6,000	6,000	—	—	6,000
Accrued interest payable	141	141	—	141	—
Off-balance sheet liabilities:
Undisbursed loan commitments, lines of credit, standby letters of credit	98,664	98,354	—	—	98,354

(1)	The estimated fair value of loans for December 31, 2018 reflects on exit price assumption. The December 31, 2017 fair value estimate is not based upon an exit price.

D-128

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (In thousands, except for per share data)

21. PARENT COMPANY ONLY

BAYCOM CORP

BALANCE SHEETS
December 31, 2018 and 2017

	2018	2017
ASSETS
Cash and due from banks	$37,954	$676
Investment in bank subsidiary	170,783	129,246
Premises and equipment, net	1	4
Interest receivable and other assets	245	198
Total Assets	$208,983	$130,124
LIABILITIES AND SHAREHOLDERS’ EQUITY
Junior subordinated debt	$8,161	$5,387
Long-term borrowings	—	6,000
Interest payable and other liabilities	69	102
Total liabilities	8,230	11,489
Shareholders’ equity
Preferred stock – no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock – no par value; 100,000,000 shares authorized; 10,869,275 and 7,496,995 shares issued and outstanding at December 31, 2018 and 2017, respectively	149,248	81,307
Additional paid in capital	287	287
Accumulated other comprehensive (loss) income, net of tax	(103)	213
Retained earnings	51,321	36,828
Total shareholders’ equity	200,753	118,635
Total Liabilities and Shareholders’ Equity	$208,983	$130,124

D-129

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

BAYCOM CORP

STATEMENTS OF INCOME

For the years ended December 31, 2018 and 2017

	2018	2017
Income:
Interest income	$466	$—
Dividends from bank subsidiary	14,535	5,620
Dividends from statutory trusts	2	3
Total income	15,003	5,623

Expense:
Interest expense	480	404
Noninterest expense	98	106
Total expense	578	510
Income before tax benefit	14,425	5,113
Provision for income tax benefit	(68)	(147)
Net income	$14,493	$5,260

D-130

BAYCOM CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

BAYCOM CORP

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities:
Net income	$14,493	$5,260
Adjustments to reconcile net income to net cash provided by operating activities:
Income from subsidiary	(14,655)	(5,620)
Dividend from subsidiary	—	19,035
Depreciation of furniture, fixtures and equipment	3	2
Income tax benefit	(68)	(147)
Accretion on junior subordinated debt	36	40
Stock-based compensation expense	45	—
(Increase) in accrued interest receivable and other assets	(88)	(12)
(Decrease) in accrued expenses and other liabilities	(217)	—
Net cash (used in) provided by operating activities	(451)	18,558

Cash flows from investing activities:
Capital contribution to subsidiary	(644)	—
Sale of real estate investment	—	452
Net cash paid for acquisitions	(23,523)	(18,881)
Net cash used in investing activities	(24,167)	(18,429)

Cash flows from financing activities:
Restricted stock issued	1,135	—
(Decrease) increase in long-term borrowings	(6,000)	6,000
Repurchase of shares	—	(24)
Proceeds from initial public offering, net	66,761	—
Payoff of short-term borrowings	—	(5,429)
Net cash provided by financing activities	61,896	547
Increase in cash and cash equivalents	37,278	676
Cash and cash equivalents at beginning of period	676	—
Cash and cash equivalents at end of period	$37,954	$676

D-131

Item 9. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9(A). Controls and Procedures.

(a)	Evaluation of Disclosure Controls and Procedures: An evaluation of the disclosure controls and procedures as defined in Rule 13a 15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) was carried out as of December 31, 2018 under the supervision and with the participation of the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and several other members of the Company’s senior management. In designing and evaluating the Company’s disclosure controls and procedures, management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

The Company’s CEO and CFO concluded that based on their evaluation at December 31, 2018, the Company’s disclosure controls and procedures were effective in ensuring that information we are required to disclose in the reports we file or submit under the Exchange Act is (1) recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (2) accumulated and communicated to BayCom Corp’s management, including its CEO and CFO, as appropriate to allow timely decisions regarding required disclosure, specified in the SEC’s rules and forms.

(b)	Changes in Internal Controls:

This annual report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the company’s registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies.

There were no changes in the Company’s internal control over financial reporting that occurred during the quarter ended December 31, 2018, that have materially affected or are reasonably likely to materially affect our internal control over financial reporting. The Company does not expect that its disclosure controls and procedures and internal control over financial reporting will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by override of the control. The design of any control procedure is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.

Item 9B. Other Information

None.

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PART III

Item 10. Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers, including their age, position with the Company. Our directors are elected annually and each of our current directors has been nominated for re-election to the Company’s Board of Directors at the 2019 annual meeting of stockholders. There are no arrangements or understandings between any director or director nominee and any other person pursuant to which the director or director nominee was selected.

Name	Age	Position(s) Held in the Company	Director Since(1)
Lloyd W. Kendall, Jr.	72	Chairman of the Board	2004
George J. Guarini	65	President, Chief Executive Officer and Director	2004
James S. Camp	67	Director	2004
Harpreet S. Chaudhary	57	Director	2011
Rocco Davis	60	Director	2017
Malcolm F. Hotchkiss	70	Director	2017
Robert G. Laverne, MD	70	Director	2004
David M. Spatz	71	Director	2004

(1)	Includes years of service on the Board of Directors of United Business Bank.

Business Background of Our Directors.

The business experience of each director and executive officer of BayCom for at least the past five years and the experience, qualifications, attributes, skills and area of expertise of each director that supports his or her service as a director are set forth below. Unless otherwise indicated, the director has held his or her position for at least the past five years.

Lloyd W. Kendall, Jr.:   Mr. Kendall is a lawyer, practicing in the Bay Area since 1978 and specializing in real estate and tax law. His specialty is tax free exchanges and related areas of the law. He received much of his tax law education through his employment with the U.S. Treasury Department, Internal Revenue Service. Mr. Kendall formed and owned Lawyers Asset Management, Inc., acting as “Qualified Intermediary” for tax free exchanges under Section 1031(a) of the Internal Revenue Code, until 2006 when his company merged with Commercial Capital Bank. He also served as tax counsel for several title companies and was the President of Equity Investment Exchange, Inc., a competitor owned by Mercury Title Companies of Colorado. He has lectured extensively throughout the U.S. providing continuing education for lawyers and realtors. Mr. Kendall’s qualifications to serve as a member of our board include extensive experience in the areas of real estate and tax matters.

George J. Guarini:   Mr. Guarini is currently the President and Chief Executive Officer of BayCom and United Business Bank (formerly known as Bay Commercial Bank). Prior to opening the Bank in 2004, Mr. Guarini was the Senior Vice President and Senior Lending Officer of Summit Bank, a community bank headquartered in Oakland, California. In addition to serving as the Senior Vice President and Senior Lending Officer of Summit Bank from 2000 to 2003, Mr. Guarini served as the Bank’s acting president between August 2001 and August 2002. From 1994 to 1999, Mr. Guarini enjoyed a career with Imperial Capital based in Glendale, California, where he began as Senior Vice President and was charged with resolving significant loan portfolio weakness. In 1995, following a successful initial public offering by ITLA Capital Corporation, parent of Imperial Capital Bank, he was appointed the Bank’s Chief Lending Officer. In 1997, Mr. Guarini served as the founding Chief Executive Officer of ITLA Funding Corporation, a wholly owned subsidiary of ITLA Capital Corporation. Prior to joining Imperial Capital Bank, Mr. Guarini held the position of Senior Vice President for California Republic Bank from 1991 to 1994. Mr. Guarini earned his Bachelor of Arts degree in Economics from Rutgers University. Mr. Guarini’s qualifications to serve as a member of our Board of Directors include more than 30 years of experience in the banking industry, holding key executive and senior level management positions with national and regional financial institutions.

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James S. Camp:   Mr. Camp is the President of the S.A. Camp Companies, a closely held company incorporated in 1932. Mr. Camp has served as the company’s President since 1979. Mr. Camp has over 28 years of bank director experience, having served as a director of California Republic Bank from 1980 to 1994, including as Vice Chairman of the Board and Chairman of the Executive Committee of the Board (1985 – 1992) and as Chairman of the Board (1992 – 1994). Mr. Camp received a B.S. in Finance from the University of Southern California in 1973. In 1976, Mr. Camp was awarded a J.D. degree from the University of Santa Clara School of Law. In 1977, Mr. Camp received an L.L.M. in Taxation from New York University School of Law. Mr. Camp has been a member of the State Bar of California since 1976. Mr. Camp’s qualifications to serve as a member of our board include over 38 years of management and advisory experience, as well as over 28 years of service as a bank director.

Harpreet S. Chaudhary:   Mr. Chaudhary is a Certified Public Accountant (CPA) and a Certified Financial Planner (CFP) serving as the president of Area Financial Services, Inc., which provides accounting, wealth planning, tax planning and preparation services for high net worth individuals and small business owners in the Bay Area for over 25 years. Mr. Chaudhary is a California licensed realtor and owns and manages various commercial retail properties. Mr. Chaudhary is actively involved with various Bay Area charities like Pratham, the Fremont Sikh Gurdwara, Genco and the Punjab Cultural society. Mr. Chaudhary is a graduate of the University of Delhi, India. Mr. Chaudhary’s qualifications to serve as a member of our board include his extensive knowledge in the areas of accounting, business and real estate.

Rocco Davis:   Mr. Davis joined the BayCom Board of Directors in April 2017, following completion of BayCom’s acquisition of First ULB Corp., where Mr. Davis served on the Board of Directors of First ULB Corp. since 2014. Mr. Davis joined LIUNA, the Laborers’ International Union of North America, in 1980 as a Tri-Fund Field Coordinator and currently serves as a Vice President of LIUNA and on its General Executive Board. He also acts as LIUNA’s Pacific Southwest Regional Manager which covers the states of Arizona, California, Hawaii, New Mexico and 10 counties in West Texas. He serves as Chairman of the National Alliance for Fair Contracting and serves on numerous other boards. Mr. Davis’ qualifications to serve as a member of our board include his over 17 years of management and advisory experience, as well as his prior service on the Board of Directors of a regulated financial institution.

Malcolm F. Hotchkiss:   Mr. Hotchkiss had been a Director and the Chief Executive Officer of First ULB Corp. and its subsidiary United Business Bank, FSB, from 1994 until it was acquired by BayCom in April 2017 and has been a banking executive for more than 30 years. Mr. Hotchkiss, since May 2017, has been serving as the Chief Credit Officer of Golden Pacific Bank, a small community bank headquartered in Sacramento, California. Mr. Hotchkiss’ qualifications to serve as a member of our board include more than 30 years of experience in the banking industry, holding key executive and senior level management positions.

Robert G. Laverne, M.D.:   Dr. Laverne is an anesthesiologist at John Muir Medical Center in Walnut Creek, California. Dr. Laverne is also the founder and Managing Member of New Horizons Properties, LLC, a property development company. Dr. Laverne also served as the Chief Financial Officer of Medical Anesthesia Consultants (1988 – 1994) and at present, is a director of Medical Anesthesia Consultants. Dr. Laverne was the Chairman of the Department of Anesthesiology at John Muir Medical Center from 1989 – 1991 and was Chairman of the John Muir Medical Center Physician Credentials Committee from 1994 – 2001. Dr. Laverne received his M.D. degree from the University of California Medical Center, San Francisco, and his B.A. degree from the University of California at Berkeley. Dr. Laverne’s qualifications to serve as a member of our board include his extensive management and advisory experience, holding key board positions, and his experience as a real estate developer.

David M. Spatz:   Mr. Spatz, the President of Spatz Development Co., which owns and operates several income-producing real estate properties, retired from Chevron Corporation in 2000 after 21 years with that corporation. Mr. Spatz held various senior executive positions with Chevron, including General Manager, Chevron Lubricants Worldwide (1999 – 2000), General Manager, Chevron North America Lubricants (1996 – 1999), Managing Director, Chevron Technology Marketing (1992 – 1996), and Business Manager, Chevron Chemical Company (1989 – 1992). Mr. Spatz received a B.S. degree in Chemistry from Clarkson University and a Ph. D. in Chemistry from the University of Michigan. Mr. Spatz’s qualifications to serve as a member of our board include his extensive management and advisory experience, holding key executive and senior level management positions with a Fortune 500 company.

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Business Background of Our Executive Officers Who Are Not Directors.

The business experience for the past five years of each of our executive officers is set forth below. Unless otherwise indicated, the executive officer has held his or her position for at least the past five years.

Janet L. King:   Ms. King, age 56, is the Senior Executive Vice President and Chief Operating Officer of BayCom. Ms. King has served as the Chief Operating Officer of United Business Bank (formerly known as Bay Commercial Bank) since its inception in 2004. Ms. King is a member of the executive management team and has over 29 years of banking experience. Prior to joining the Bank, Ms. King was employed by Circle Bank in Novato, California from 1999 – 2004 where she served as the Chief Branch Administrative Officer and was a member of the executive management team. She was responsible for all aspects of operations, including Branch Development, Human Resources, Information Technology and Compliance. Prior to this, Ms. King was the Vice President of Operations for Valencia Bank & Trust in Valencia, California from 1987 – 1998 where she was responsible for Branch Development, Centralized Operations, Information Technology and Deposit Compliance. Ms. King earned her B.S. degree in Business Administration from the University of Phoenix.

Keary L. Colwell:   Ms. Colwell, age 59, is the Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of BayCom. Ms. Colwell has served as the Chief Financial Officer and Corporate Secretary of United Business Bank (formerly known as Bay Commercial Bank) since inception in 2004 and is presently also the Bank’s Chief Administrative Officer. Ms. Colwell is a member of the executive management team and is responsible for all aspects of accounting and finance functions including financial reporting, asset liability management, and budget and financial planning. She also over sees the Bank’s risk management process. She has over 28 years in banking and finance. Prior to joining the Bank, Ms. Colwell was employed by The San Francisco Company and Bank of San Francisco, where she served as the Executive Vice President and Chief Financial Officer from 1996 through the sale of the company in 2001. Ms. Colwell served as the Vice President/Senior Financial Management of First Nationwide Bank from 1988 – 1992. Prior to joining First Nationwide Bank, Ms. Colwell was the Vice President and Controller at Independence Savings and Loan Association. Ms. Colwell worked in public accounting after graduating from college. She obtained her Certified Public Accountant license in 1984. Ms. Colwell holds a B.S. degree from California State University, Chico.

Izabella L. Zhu:   Ms. Zhu, age 40, joined the Bank as Chief Risk Officer and a member of the executive management team in September 2013. Ms. Zhu is responsible for developing, coordinating, and maintaining forward looking enterprise risk management framework and programs as the Bank pursues various growth strategies. Prior to joining the Bank, Ms. Zhu was a Senior Financial Institutions Examiner and a founding and inaugural member of the Examiner Council at the California Department of Business Oversight. She has served as Examiner-in-Charge of various large banks, troubled financial institutions, and trust departments. Prior to that, Ms. Zhu was a financial advisor at Morgan Stanley. Ms. Zhu earned a Master’s degree in Public Administration in International Development from the Kennedy School at Harvard University and a Bachelor’s degree in International Economics from Peking University. Ms. Zhu is also a Certified Fiduciary Investment Risk Specialist.

David Funkhouser:   Mr. Funkhouser, age 63, has been serving the Bank in the capacity of Executive Vice President and Chief Credit Officer since June 2015. He has over 30 years of experience in banking. Mr. Funkhouser is responsible for the overall management of the Bank’s Credit Quality including oversight of the Credit Administration Department, the underwriting and loan review analysis processes, all functions that provide lending support, direction, credit information, and loan policies, procedures and processes to ensure the overall quality of the Bank’s loan portfolio. Prior to joining the Bank, Mr. Funkhouser was a banking consultant (DJF Consulting LLC) from April 2014 – June 2015 and served as President and CEO at Trans Pacific National Bank from July 2010 – March 2014. Mr. Funkhouser holds a B.A. Degree from California State University, San Jose and earned a graduate certificate from the Pacific Coast Banking School at University of Washington, Seattle, WA.

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Charles Yun:   Mr. Yun, age 50, has been in the banking industry for over 25 years and has served the Bank as its Executive Vice President and Chief Lending Officer since March 2016. Mr. Yun is responsible for growing the Bank’s commercial lending portfolio through a diverse focus on Real Estate and Commercial & Industrial relationships. Prior to joining the Bank, he served as a Senior Vice President at Umpqua Bank from July 2014 – March 2016 and was responsible for the middle market production group in the Bay Area. Mr. Yun served as Division Vice President, Commercial Banking at Stanford Federal Credit Union from May 2011 – July 2014 where he spearheaded the credit union’s commercial banking program. Mr. Yun’s experiences also extend to various positions with Comerica Bank, Silicon Valley Bank and Heritage Bank. Mr. Yun holds a B.S. Degree in Finance from San Jose State University and an MBA in Strategy from Pepperdine University.

Mary Therese (Terry) Curley:   Ms. Curley, age 61, joined the Bank as Executive Vice President, Director of Labor Service Division in April 2017, in connection with our acquisition of First ULB Corp and its wholly owned subsidiary, United Business Bank, FSB. At the prior bank, Ms. Curley served as EVP/Chief Credit Officer (2012 – 2017), SVP/Credit Administrator (2009 – 2012), Credit Card Administrator (2008 – 2009), SVP/Regional Sales Manager (2005 – 2009), VP/Branch Manager (2000 – 2005) and Business Development Officer (1995 – 2000). In 1992, Ms. Curley received a B.A. in Political, Legal and Economic Analysis from Mills College, Oakland, CA. In 2005, she earned a graduate certificate from the Pacific Coast Banking School at University of Washington, Seattle, WA.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes of beneficial ownership with the SEC and to furnish us with copies of the reports they file. The Company believes, based solely on a review of the copies of the reports furnished to it and written representations by the Company’s reporting persons that no other reports were required during the year ended December 31, 2018, that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely filed during 2018 other than in the case of our executive officers, each of whom inadvertently failed to report certain shares of Company stock owned prior to the Company’s initial public offering on his or her Form 3 which was initially considered timely filed with the SEC on May 3, 2018. As a result, each of the following executive officers may be deemed to have filed one late report during 2018: Mr. Guarini (7,862 shares reported in the aggregate on two amendments to Form 3); Ms. King (2,756 shares reported on an amendment to Form 3); Ms. Colwell (2756 shares reported on an amendment to Form 3); Ms. Zhu (741 share reported in the aggregate on two amendments to Form 3); Mr. Funkhouser (794 shares reported on an amendment to Form 3); Mr. Yun (794 shares reported on an amendment to Form 3); and Ms. Curley (812 shares reported on an amendment to Form 3).

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and person performing similar functions, and to all of our other employees and our directors. You may obtain a copy of the code of ethics free of charge by writing to the Corporate Secretary of BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596. or by calling 925-476-1800. In addition, the code of ethics is available on our website at www.unitedbusinessbank.com under “About Us - Investor Information.”

Nomination Procedures

There have been no material changes to the procedures by which shareholders may recommend nominees to the Company’s Board of Directors.

D-136

Audit Committee Matters and Audit Committee Financial Expert

The Board of Directors of the Company has a standing Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The members of that committee currently consist of Directors Kendall, Chaudhary, Hotchkiss and Laverne, each of whom was considered independent under Nasdaq listing standards. The Board of Directors has determined that Mr. Chaudhary is an “audit committee financial expert” as defined in applicable SEC rules. All members of the Audit Committee (i) are independent as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules; (ii) meet the criteria for independence set forth in SEC Rule 10A-3(b)(1); (iii) have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement.

Item 11. Executive Compensation

Summary Compensation Table

The “named executive officers” of BayCom are George J. Guarini, our Chief Executive Officer, Janet L. King, our Senior Executive Vice President and Chief Operating Officer and Keary L. Colwell, our Senior Executive Vice President, Chief Financial Officer and Corporate Secretary, as of December 31, 2018. The following table presents compensation awarded in the years ended December 31, 2018 and 2017 to our named executive officers or paid to or accrued for those executive officers for services rendered during those periods.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
George J. Guarini	2018	$495,000	$394,451	$250,793	$304,267	$1,444,511
President and CEO	2017	450,000	411,122	112,505	282,571	1,256,198

Janet L. King	2018	357,500	203,487	79,871	104,779	745,637
Senior Executive Vice President and COO	2017	325,000	212,095	48,756	62,049	647,900

Keary L. Colwell	2018	357,500	203,487	79,871	101,707	742,565
Senior Executive Vice President, CFO and Corporate Secretary	2017	325,000	212,095	48,756	61,910	647,761

(1)	The amounts in this column are calculated using the grant date fair value of the award under ASC Topic No. 718, Compensation-Stock Compensation, based on the number of restricted shares awarded and the grant date fair value of the Company’s common stock on the date the award was made. The assumptions used in the calculations of the grant date fair value amounts are included in Note 16 of the Notes to Consolidated Financial Statements contained in “Item 8. Financial Statements and Supplementary Data” of this report. For additional information regarding the restricted stock awards to the named executive officers in 2018, see “— Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell” and “— Equity Incentive Plans” below.

(2)	The amounts represented for the year ended December 31, 2018, consist of the following (no executive officer received personal benefits or perquisites exceeding $10,000 in the aggregate):

Name	401(k) Matching Contributions	Salary Continuation Plan	Premiums on Split-Dollar life insurance benefits	Total
George J. Guarini	$11,000	$281,146	$2,521	$294,667
Janet L. King	11,000	82,377	1,802	95,179
Keary L. Colwell	11,000	82,377	2,330	95,707

Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell

We have entered into a three-year employment agreement with each of Mr. Guarini, Ms. King and Ms. Colwell, which agreements were amended and restated effective as of February 22, 2018. The term of each agreement will automatically extend for an additional year on each annual anniversary date of the agreements, unless either party gives notice that the extensions will cease.

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Each employment agreement provides for, among other things, a minimum annual base salary of $495,000 for Mr. Guarini and $357,500 for Ms. King and Ms. Colwell (subject to adjustments as may be determined by our Board of Directors), incentive bonuses, a monthly automobile allowance ($800 in the case of Mr. Guarini and Ms. King, and $500 in the case of Ms. Colwell) and group insurance benefits, as well as a group life insurance benefit payable to the executive’s designated beneficiary in an amount equal to the executive’s then-current annual base salary and participation in any retirement, profit-sharing, salary deferral, medical expense reimbursement and other similar plans we may establish for our employees. Each agreement generally provides for indemnification of the executive to the maximum extent permitted by law and applicable regulations for any expenses incurred by the executive, and for any judgments, awards, fines or penalties imposed against the executive, in any proceeding relating to the executive’s actions (or our actions) while an agent of ours. Each agreement also provides for the advancement of expenses to the executive and coverage under a director and officer liability insurance policy.

Each employment agreement provides for the grant of restricted stock awards (“IPO Awards”) to the executives in the event the Company successfully completed its initial public offering for at least $30.0 million of gross proceeds. On May 8, 2018, the Company completed its initial public offering, which resulted in gross proceeds of approximately $72.1 million. As a result, Mr. Guarini, Ms. King and Ms. Colwell are entitled to receive restricted stock awards totaling $2,182,129, $595,122 and $595,122, respectively (“Total Award Value”). The IPO Awards will be granted to our named executive officers over a three-year period as follows: (1) the initial grant was made on May 8, 2018, the closing date of our initial public offering, with the number of shares of Company common stock covered by the initial grant equal to one-third of each recipient’s Total Award Value divided by the initial public offering price of  $22.00 per share (which resulted in a restricted stock award of 33,063 shares, 9,017 shares and 9,017 shares of Company common stock to Mr. Guarini, Ms. King and Ms. Colwell, respectively); (2) the second grant will be made on the one-year anniversary of the first grant, with the number of shares of Company common stock covered by the second grant equal to one-third of each recipient’s Total Award Value divided by the fair market value of our common stock as of the close of business on such grant date, and (3) the third grant will be made on the two-year anniversary of the first grant, with the number of shares of common stock covered by the third grant equal to one-third of each recipient’s Total Award Value divided by the fair market value of our common stock as of the close of business on such grant date. Each of the grants are subject to sufficient shares being available under our 2017 Omnibus Equity Incentive Plan or any subsequent plan and compliance with the annual award limitations set forth therein. The IPO Awards will vest over a three-year period following the date of grant, with the initial vesting occurring on the one-year anniversary of the date of grant.

Each employment agreement also provides for an annual restricted stock grant in the first quarter of each year for a number of shares of Company common stock equal to 25% (15% for Ms. King and Ms. Colwell) of the executive’s base salary as of the end of the preceding calendar year, divided by the fair market value of our common stock as of the date of grant. These annual grants will vest at the rate of 20% per year over a five-year period, with the initial vesting occurring on the one-year anniversary of the date of grant.

The employment agreements provide that the IPO Awards, the annual grants of restricted stock and any other equity awards will become fully vested upon either (1) a termination of the executive’s employment due to death or disability or by the Bank without cause, (2) a change in control as defined in our 2017 Omnibus Equity Incentive Plan (or any applicable subsequent plan) if no replacement award (as defined in the employment agreements) is provided to the executive, or (3) the executive terminates his or her employment for “good reason” as defined below.

Each agreement provides that if, within one year following a change in control, the executive’s employment is terminated without cause or the executive terminates his or her employment for “good reason,” then the executive will be entitled to a lump sum cash severance payment. The severance pay in connection with a change in control would be equal to three times (two times for Ms. King and Ms. Colwell) the sum of  (a) the executive’s then-current base annual salary, (b) any incentive bonus paid to the executive with respect to the preceding year, and (c) the grant date value of the executive’s annual restricted stock award for the year in which the termination occurs or, if the termination occurs before the annual grant is made for such year, the grant date value of the annual restricted stock award for the immediately preceding calendar year. In addition, if we terminate the agreement without cause prior to a change in control, the Bank will (1) pay the aggregate amount in the preceding sentence over 24 months (12 months for Ms. King and Ms. Colwell) in equal monthly installments, and (2) for a period of 24 months in the case of Mr. Guarini and 12 months in the case of Ms. King and Ms. Colwell), continue to provide the executive with health insurance benefits on the same terms as when the executive was employed by us. The term “good reason” means any of the following: (1) a material permanent reduction in the executive’s total compensation or benefits; (2) a material permanent reduction in the executive’s title or responsibilities; or (3) a relocation of the executive’s principal office so that his or her commute distance is increased by more than 40 miles from Walnut Creek, California.

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Each employment agreement provides that if the severance payments and benefits to be made thereunder, together with other change in control payments or benefits to the executive, would be deemed to be “parachute payments” under Section 280G of the Code, then the severance under the employment agreements will be reduced by the minimum amount necessary to result in no portion of the change in control payments and benefits being deemed a parachute payment only if doing so would result in a greater net after-tax benefit to the executive. If the executive’s change in control payments and benefits are deemed to be parachute payments and are not reduced, then the executive will be required to pay a 20% excise tax on the amount of his parachute payments in excess of one times the executive’s average taxable income for the preceding five calendar years, and such excess will not be deductible by the Company or the Bank for federal income tax purposes.

Each of the employment agreements also contains (i) a confidentiality provision regarding the use and disclosure of confidential information during the term of employment and for a period one year following termination of employment, and (ii) a client and employee non-solicit for a period of one year following termination of employment.

Annual Bonus

Our named executive officers participate in an annual incentive bonus program, which we refer to as the “Annual Bonus Plan,” which provides for annual cash bonuses to designated senior managers, including all of the named executive officers, upon the achievement of performance goals established by the Bank’s Board of Directors. The purpose of the Annual Bonus Plan is to provide an incentive for achieving defined target performance goals based on our annual business and profit plan, which we refer to as the “Performance Plan.” The target performance goals in the Performance Plan typically include, but are not limited to, objectives regarding earnings, loan and deposit growth, credit quality, operating efficiency, strategic initiatives and regulatory examinations, and are established annually. Under the Annual Bonus Plan, our named executive officers may earn an annual cash bonus up to a maximum of 150% of his or her target annual incentive award, or may earn no bonus at all if the Company’s actual performance is less than 75% of the target performance goal. The Bank’s Board of Directors, in its sole discretion, may increase or decrease the actual award earned by an executive under the Annual Bonus Plan. Executives must be employed on the date of payment in order to receive payment of an earned award.

In 2018, target annual incentive awards under the Annual Bonus Plan for our named executive officers were 70% of base salary for Mr. Guarini and 50% of base salary for Ms. King and Ms. Colwell, with each executive earning 113.84% of their target annual incentive award in 2018. No adjustments up or down were made by the Bank’s Board of Directors to the 2018 annual cash bonuses earned by the named executive officers. The annual cash incentives awarded for 2018 performance are reflected under the “Bonus” column in the Summary Compensation Table above.

Equity Incentive Plans

In 2017, we adopted, and the existing shareholders of the Company approved, the BayCom Corp 2017 Omnibus Equity Incentive Plan (which we refer to as the 2017 Plan and which was amended and restated effective as of February 22, 2018) in which our employees, executive officers and/or directors and consultants may participate. The 2017 Plan replaced our 2014 Omnibus Equity Incentive Plan (which we refer to as the 2014 Plan), and no further awards are being made under the 2014 Plan. All awards outstanding under the 2014 Plan remain outstanding in accordance with their terms and continue to be governed solely by the terms of the 2014 Plan and the documents evidencing such award.

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The 2017 Plan provides for the issuance of up to 450,000 shares of Company common stock pursuant to awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. As December 31, 2018, 356,620 shares remain available for award under the 2017 Plan. The maximum aggregate award that may be granted to any individual participant under the 2017 Plan for any fiscal year is limited to the lesser of 50,000 shares of common stock or a fair market value of  $2,000,000, provided, however, that no individual director of the Company may be awarded more than 25,000 shares of common stock during a fiscal year. No awards may be granted under the 2017 Plan after October 17, 2027, ten years from the date of board approval of the 2017 Plan, subject to earlier termination.

The 2017 Plan is administered by the compensation committee of the Board of Directors of the Company. The Compensation Committee may, in its discretion, at the time an award is made under the 2017 Plan or at any time prior to, coincident with or after the time of a Change of Control (as defined below), subject to certain limitations, provide for the acceleration of any time periods relating to the exercise or vesting of an award; (b) provide for the purchase of an award, upon the participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise or vesting of the award had the award been currently exercisable or payable; (c) make adjustments to an award as the Compensation Committee deems appropriate to reflect the Change of Control; or (d) use its best efforts to cause an award to be assumed, or new rights substituted therefore, by the surviving corporation in the Change of Control. Generally, where possible the Compensation Committee shall seek to cause the assumption of outstanding awards in the event of a Change of Control, as provided in the foregoing clause (d), except that the employment agreements with Mr. Guarini, Ms. King and Ms. Colwell provide for accelerated vesting of their restricted stock awards upon a Change of Control.

For purposes of the 2017 Plan, a “Change of Control” generally shall be deemed to occur if: (a) any person is or becomes the beneficial owner, directly or indirectly, in a transaction or series of transactions, of securities of BayCom representing more than 50% of the voting power of BayCom’s voting capital stock (the “Voting Stock”); (b) the consummation of a merger, or other business combination after which the holders of the Voting Stock do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination, or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of BayCom; or (c) a majority of the BayCom Board of Directors is replaced in any twelve (12) month period by individuals whose appointment or election is not endorsed by a majority of the members of the BayCom Board of Directors prior to the date of the appointment or election; or (d) an event occurs that we would need to report as a change of control under the federal securities laws.

During 2018, Mr. Guarini, Ms. King and Ms. Colwell were awarded 33,063 shares, 9,017 shares and 9,017, respectively, of restricted stock under our 2017 Plan pursuant to the terms of their employment agreements. As set forth in their employment agreements, these awards will vest over a three-year period following the date of grant, with the initial vesting occurring on the one-year anniversary of the date of grant these and will become fully vested upon either (1) a termination of the executive’s employment due to death or disability or by the Bank without cause, (2) a change in control as defined in our 2017 Omnibus Equity Incentive Plan if no replacement award is provided to the executive, or (3) the executive terminates his or her employment for “good reason” as defined in their employment agreement.

Other Savings, Retirement and Benefit Plans

Executive Supplemental Retirement Agreements.   Effective January 1, 2014, the Bank entered into an executive supplemental retirement agreement with George J. Guarini, its President and Chief Executive Officer, and effective July 1, 2017 the Bank entered into similar agreements with Janet King, its Senior EVP and Chief Operating Officer and with Keary Colwell, its Senior EVP, Chief Financial Officer, Chief Administrative Officer and Secretary. Each of the agreements were amended and restated effective as of February 22, 2018. The agreements provide that the executives will receive supplemental retirement benefits for a period of 15 years, with the retirement benefits to be based upon each executive’s vested accrued liability balance. The Bank makes annual contributions to each executive’s account based on the extent to which the performance goals under the Performance Plan are achieved each year, with a minimum contribution of 6.19% (2.75% for Ms. King and Ms. Colwell) of the executive’s base salary if the overall performance is at 75% of target and with a maximum contribution of 61.36% (27.27% for Ms. King and Ms. Colwell) of the executive’s base salary if the overall performance is at 125% of target. If overall performance is at the target level, the annual contribution is equal to 45.0% (20.0% for Ms. King and Ms. Colwell) of the executive’s base salary. No annual contribution is made if the overall performance is below 75% of target. The performance goals under the Performance Plan are subject to change each year. Each executive’s account balance is credited with interest each year based on the average Citigroup Pension liability Index for the applicable year (the “applicable interest rate”).

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Mr. Guarini is currently 50% vested in his account balance, with the vesting percentage increasing by 10% in October of each year until he becomes 100% vested in 2023. Ms. King and Ms. Colwell will first become 30% vested in their account balances in 2019, with their vesting percentages generally increasing by 10% each year until they become 100% vested in 2027. Mr. Guarini’s annual contributions will be made for each year through calendar 2023, with no contributions to be made for his service in any subsequent year. If an executive has a separation from service for any reason other than cause or disability and prior to a change in control, then the executive’s vested account balance shall be used to calculate an annuity payable on a monthly basis for 180 months by applying the applicable interest rate. If the executive’s employment is involuntarily terminated by the Bank other than for cause, then the executive shall be deemed 100% vested in his or her account balance. In addition, if the executive’s separation from service occurs after October 6 of any given year (October 1 for Ms. King and Ms. Colwell), his or her account balance will be credited with the contribution that would have been made for such year as if his or her separation from service had occurred on December 31 of such year. If the executive’s employment is terminated for cause, then the executive shall forfeit all rights and benefits under his or her supplemental compensation agreement.

If a change in control (as defined in the agreements) occurs on or before December 31, 2023 (December 31, 2026 for Ms. King and Ms. Colwell), then the executive’s account shall be credited with the projected annual contributions that would have been made through 2023 (2026 for Ms. King and Ms. Colwell) based on the Bank’s average performance level for the three preceding years, together with earnings at the applicable interest rate through the end of 2023 (2026 for Ms. King and Ms. Colwell). In addition, each executive shall be deemed to be 100% vested in his or her account balance. Each executive’s account balance as adjusted will then be used to calculate an annuity payable on a monthly basis for 180 months by applying the applicable interest rate, with the monthly payments to commence on the first day of the fourth month following the executive’s separation from service (subject to delay until the seventh month following separation from service if the executive is a specified employee as defined under Section 409A of the Code at the time of separation). If the change in control benefits, either alone or together with other payments the executive has the right to receive, constitute excess parachute payments under Section 280G of the Code, then the executive will pay the applicable excise taxes and the Bank (or its successor) will lose the corporate tax deduction on the excess parachute payments. The agreements also provide that the executives may require the Bank to establish and fund a trust in the event of a change in control to fund the change in control benefits payable to the executives.

The supplemental compensation agreements also provide for disability benefits, which are calculated in a manner similar to the change in control benefits if the disability occurs on or before December 31, 2023 (December 31, 2026 for Ms. King and Ms. Colwell). If the executive dies while still employed and prior to a change in control or becoming disabled, then all rights and benefits under his or her supplemental compensation agreement shall be forfeited, and the executive’s beneficiaries shall only be entitled to receive the death benefits payable under Bank-owned life insurance covering the executive to the extent applicable.

The supplemental compensation agreements provide that each executive cannot compete against the Bank by serving in any capacity with another FDIC-insured financial institution located within a 40-mile radius of any deposit taking office of the Bank for a period of three years following the executive’s separation from service.

The expense recognized for the year ended December 31, 2018 with respect to each named executive officer under their respective salary continuation agreement is reflected under “Other Annual Compensation” in the Summary Compensation Table above.

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Split Dollar Life Insurance Benefits.   The Bank has purchased life insurance policies on Mr. Guarini, Ms. King and Ms. Colwell and has entered into a Joint Beneficiary Agreement with each of the executives. Mr. Guarini’s agreement was effective January 1, 2014, and Ms. King’s and Ms. Colwell’s agreements were effective April 17, 2018. These agreements provide certain death benefits to the executive’s beneficiaries upon his or her death. Under these agreements, if the executive is employed by the Bank at the time of his or her death, the executive’s beneficiaries will be entitled to receive an amount equal to the lesser of (i) $1.5 million or (ii) 50% of the amount by which the total proceeds of the policy(ies) exceed the cash value of the policy(ies). In the event the executive is not employed by the Bank for any reason other than death, then neither the executive nor the executive’s beneficiaries shall be entitled to receive any amount of the insurance proceeds. These agreements provide that the Bank owns and pays the premiums on the insurance policy(ies). The executive may request an accelerated payment of a portion of the eligible death benefit available under his or her insurance policy(ies) in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, an executive must meet the requirements of Section 409A of the Code. The total premiums paid on the policies covered by the executives’ Joint Beneficiary Agreements with the Bank is included in the Summary Compensation Table under the column “All Other Compensation.” As of December 31, 2018, the survivor’s benefit under the agreements for the named beneficiaries of: Mr. Guarini was $1.5 million; Ms. King was $1.5 million; and Ms. Colwell was $1.4 million.

401(k) Profit Sharing Plan.   We maintain a 401(k) Profit Sharing Plan (the “401(k) Plan”), which is a tax-qualified defined contribution savings plan for all of our eligible employees, including each of our named executive officers. Under the 401(k) Plan, each participating employee with a minimum service requirement is permitted to contribute to the 401(k) Plan through payroll deductions (the “salary deferral contributions”) up to the maximum amount allowable by law, thereby deferring taxes on all or a portion of these amounts. We match 100% of the first 3% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan and 50% of the next 2% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan. We may also make a discretionary matching and profit sharing contributions to the 401(k) Plan on behalf of the employee in such amounts as may be determined by our Board of Directors. Any employer matching or profit sharing contribution vests 100% after a participant has completed three years of service, provided that any such contribution which has not yet vested will vest upon the participant’s attainment of age 65 or upon the participant’s death or permanent disability. We may also make additional special contributions to the 401(k) Plan, which vest immediately. Participants are entitled to receive their salary deferral contributions and vested benefits under the 401(k) Plan upon termination of employment, retirement, death or disability. Participants have the right to self-direct all of their salary deferral contributions. The matching contributions made by the Bank for the year ended December 31, 2018 on behalf of the named executive officers are reflected under “All Other Compensation” in the Summary Compensation Table above.

Other benefits.   We currently provide health benefits to our employees, including hospitalization and comprehensive medical benefits, dental insurance, life and short- and long-term disability insurance, subject to certain deductibles and copayments by employees. These plans are generally available to all our salaried employees and do not discriminate in scope, terms or operation in favor of our executive officers or directors.

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Outstanding Equity Awards at December 31, 2018

The following table sets forth information regarding outstanding restricted stock awards, which were the only type of equity awards held by each named executive officer at December 31, 2018.

	Stock Awards
Name	Number of Unvested Shares	Market Value of Unvested Shares(1)	Vesting Date
George J. Guarini	5,812	$134,199	1/1/2019
	11,021	254,475	5/8/2019
	6,098	140,803	8/19/2019
	5,812	134,199	1/1/2020
	11,021	254,475	5/8/2020
	4,238	97,855	1/1/2021
	11,021	254,475	5/8/2021
	2,786	64,329	1/1/2022
	1,272	29,370	1/1/2023
Total	59,081	$1,364,180
Janet L. King	2,361	54,515	1/1/2019
	3,006	69,409	5/8/2019
	1,676	38,699	8/19/2019
	2,361	54,515	1/1/2020
	3,006	69,409	5/8/2020
	1,761	40,661	1/1/2021
	3,006	69,409	5/8/2021
	1,208	27,893	1/1/2022
	552	12,746	1/1/2023
Total	18,937	$437,255
Keary L. Colwell	2,361	54,515	1/1/2019
	3,006	69,409	5/8/2019
	1,676	38,699	8/19/2019
	2,361	54,515	1/1/2020
	3,006	69,409	5/8/2020
	1,761	40,661	1/1/2021
	3,006	69,409	5/8/2021
	1,208	27,893	1/1/2022
	552	12,746	1/1/2023
Total	18,937	$437,255

(1)	Based on the $23.09 closing price of a share of our common stock as quoted on the Nasdaq Stock Market on December 31, 2018.

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Director Compensation

The following table sets forth information regarding compensation earned by or awarded to each of the Company’s non-employee directors during 2018. All compensation paid to non-employee directors is for their service on both the BayCom Board of Directors and the Bank Board of Directors. During 2018, all of the Company’s directors served on both the BayCom Board of Directors and the Bank Board of Directors, except for Mr. Davis who was not a director of the Bank. Mr. Hotchkiss was appointed to the Bank’s Board of Directors on March 20, 2018.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total Compensation
Lloyd W. Kendall, Jr.	$46,200	$90,596	$136,796
James S. Camp	24,000	90,596	114,596
Harpreet S. Chaudhary	33,600	57,794	91,394
Rocco Davis	8,000	29,678	37,678
Malcolm F. Hotchkiss	20,000	29,678	49,678
Robert G. Laverne, MD	24,000	90,596	114,596
David M. Spatz	33,600	90,596	124,196

(1)	Amounts reported in this column represent the aggregate grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value amount is based on the per share closing price of our common stock on the date the award was made. The aggregate number of restricted stock awards held by each director in the table above as of December 31, 2018, is as follows: Mr. Kendall — 4,118 shares; Mr. Camp — 4,118 shares, Mr. Chaudhary — 2,627 shares; Mr. Davis — 1,349 shares; Mr. Hotchkiss — 1,349 shares; Mr. Laverne — 4,118 shares; and Mr. Spatz — 4,118 shares.

BayCom Director Compensation Program

During 2018, our director compensation program provided the following compensation for non-employee members of our Board of Directors:

•	A quarterly cash retainer of $2,000 for service on the BayCom Board of Directors, provided that directors who also serve on the Bank Board of Directors only receive fees at the Bank level;

•	A monthly cash retainer of $2,000 for service on the Bank Board of Directors;

•	An additional monthly cash retainer of $1,000 for the Chairman of the Bank Board; and

•	$200 per each loan committee meeting attended.

We also reimburse all directors for reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of their duties as directors. We also pay the premiums on directors’ and officers’ liability insurance.

IPO Awards were granted to our non-employee directors on May 8, 2018, in connection with the successful completion of our initial public offering, in the following amounts: Mr. Kendall — 4,118 shares; Mr. Camp — 4,118 shares, Mr. Chaudhary — 2,627 shares; Mr. Davis — 1,349 shares; Mr. Hotchkiss — 1,349 shares; Mr. Laverne — 4,118 shares; and Mr. Spatz — 4,118 shares. The IPO Awards made to our non-employee directors will vest over a one-year period following the date of grant.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are an officer or employee of the Company or the Bank. In addition, none of our executive officers serve or have served as a member of the Board of Directors, Compensation Committee or other Board committee performing equivalent functions of any company or other entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

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Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2018:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants, and rights	warrants, and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans (stock options) approved by security holders:
2017 Omnibus Equity Incentive Plan(1)	—	$—	356,620
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	356,620

Beneficial Ownership of Common Stock

The following table sets forth information as of March 12, 2019, the most recent practical date prior to the filing of this report, regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors (at the Company level); and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each shareholder listed below is c/o BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock.

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Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding
Name of Beneficial Owners Greater than 5% Shareholders
EJF Capital LLC	752,273	(1)	6.9%
2107 Wilson Boulevard, Suite 410
Arlington, VA 22201

Directors and Executive Officers
Lloyd W. Kendall, Jr.	72,464	(2)	*
George J. Guarini	126,329	(3)	1.2%
James S. Camp	109,742	(4)	1.0%
Harpreet S. Chaudhary	37,921	(5)	*
Rocco Davis	3,589	(6)	*
Malcolm F. Hotchkiss	10,994	(7)	*
Robert G. Laverne, M.D,	109,015	(8)	1.0%
David M. Spatz	63,625	(9)	0.6%
Keary L. Colwell	33,600	(10)	*
Janet L. King	37,600	(11)	*
All directors and executive officers as a group (14 persons)	615,031	(12)	5.4%

(1)	As reported on a Schedule 13G filed with the Securities and Exchange Commission on May 14, 2018 by (i) EJF Capital LLC, (ii) Emanuel J. Friedman, (iii) EJF Sidecar Fund, Series LLC — Small Financial Equities Series, (iv) EJF Financial Services Fund, LP and (v) EJF Financial Services GP, LLC, pursuant to which they reported shared voting and dispositive power with respect to the shares.

(2)	Includes 5,850 restricted shares of common stock over which Mr. Kendall has sole voting power and no dispositive power.

(3)	Includes 59,643 restricted shares of common stock over which he has sole voting power and no dispositive power.

(4)	Includes 2,500 shares owned jointly with Mr. Camp’s wife and 5,190 restricted shares of common stock over which Mr. Camp has sole voting power and no dispositive power.

(5)	Includes 3,699 restricted shares of common stock over which Mr. Chaudhary has sole voting power and no dispositive power.

(6)	Includes 1,796 restricted shares of common stock over which Mr. Davis has sole voting power and no dispositive power.

(7)	Includes 8,000 shares owned jointly with Mr. Hotchkiss’ wife and 2,421 restricted shares of common stock over which Mr. Hotchkiss has sole voting power and no dispositive power.

(8)	Includes 5,190 restricted shares of common stock over which Mr. Laverne has sole voting power and no dispositive power.

(9)	Includes 1,500 shares owned by Mr. Spatz’s wife individually and 5,190 restricted shares of common stock over which Mr. Spatz has sole voting power and no dispositive power.

(10)	Includes 21,331 restricted shares of common stock over which Ms. Colwell has sole voting power and no dispositive power.

(11)	Includes 21,331 restricted shares of common stock over which Ms. King has sole voting power and no dispositive power.

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(12)	Includes shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes 140,301 restricted shares of common stock over which they have sole voting power and no dispositive power.

Item 13. Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Party Transactions

We may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”

Related Party Transaction Policy.   Our Board of Directors has adopted a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy calls for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our audit committee. Upon determination by our audit committee that a transaction requires review under the policy, the material facts are required to be presented to the audit committee. In determining whether or not to approve a related party transaction, our audit committee will consider, among other relevant factors, whether the related party transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy before it was entered into, our audit committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our audit committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

Certain Related Party Transactions.   In the ordinary course of our business, we have engaged and expect to continue engaging through our Bank in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us. All loans that the Bank makes to directors and executive officers are subject to regulations of the Bank’s primary regulators restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their associates totaled $13.7 million at December 31, 2018, which was 6.8% of our consolidated total shareholders’ equity at that date.

During 2018, there were no related party transactions between the Company and any of its directors, executive officers and/or their related interests, except for the loans discussed above.

Director Independence

The rules of The NASDAQ Stock Market (“NASDAQ”), as well as those of the SEC, impose several requirements with respect to the independence of our directors, including the requirement that at least a majority of the board be “independent” as that term is defined under the applicable rules. Our Board of Directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors has determined that Lloyd W. Kendall, Jr., James S. Camp, Harpreet S. Chaudhary, Rocco Davis, Malcolm F. Hotchkiss, Robert G. Laverne, M.D. and David M. Spatz do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

D-147

Item 14. Principal Accounting Fees and Services

Principal Accountant Fees and Services

On May 24, 2018, the Audit Committee of the Board of Directors of the Company approved the replacement of Vavrinek, Trine, Day & Co., LLP with Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. For the fiscal years ended December 31, 2018 and 2017, Moss Adams LLP and Vavrinek, Trine, Day & Co., respectively, provided various audit, audit-related and other services to the Company. Set forth below are the aggregate fees billed for these services:

The aggregate fees billed to the Company by Moss Adams and its affiliates for the fiscal year ended December 31, 2018 was as follows:

•	“Audit Fees” of $145,099, comprised of professional services rendered in connection with the audit of the Company’s annual financial statements and for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and in statutory and regulatory filings.

•	“Tax Fees” of $20,000, comprised of tax services rendered in connection with ASC 740.

No fees were billed by Moss Adams LLP for professional services rendered for services or products other than those listed above for 2018. The Audit Committee has determined that the services provided by Moss Adams LLP as set forth herein are compatible with maintaining Moss Adams LLP’s independence.

The aggregate fees billed to the Company by Vavrinek, Trine, Day & Co. and its affiliates for the fiscal year ended December 31, 2017 was as follows:

•	Audit fees of $142,600, comprised of professional services rendered in connection with the audit of the Company’s annual financial statements and review of financial statements in connection with statutory and regulatory filings.

•	Audit-related fees of $87,000, which comprised fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statement and the initial public offering.

No other fees were billed by Vavrinek, Trine, Day & Co., LLP for professional services rendered for services or products other than those listed above for 2017.

Audit Committee Pre-Approval Policy

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

D-148

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a)	The following documents are filed as a part of this report:

(1) Financial Statements:    The Consolidated Financial Statements are included in Part II. “Item. 8 Financial Statements and Supplementary Data”.

(2) Financial Statements Schedules:   All schedules are omitted because they are not required or applicable, or the required information is shown in the Consolidated Financial Statements or Notes.

(3) Exhibits:   Included in schedule below.

(b)	Exhibits:

Exhibit Number	Description
2.1	Agreement and Plan of Merger, between BayCom Corp, BC Merger Company, United Business Bank, Bethlehem Financial Corporation, and MyBank dated as of August 10, 2018.(1)
2.2	Agreement and Plan of Reorganization and Merger, between BayCom Corp, Bay Commercial Bank, First ULB Corp. and United Business Bank, FSB dated as of December 14, 2016.(2)
2.3	Agreement and Plan of Merger, between BayCom Corp, Bay United Business Bank, and Plaza Bank dated as of September 26, 2017.(2)
3.1	Articles of Incorporation of BayCom Corp.(2)
3.2	Amended and Restated Bylaws of BayCom Corp.(2)
4.1	Form of common stock certificate of BayCom Corp.(2)
10.1	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and George Guarini.(2)
10.2	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and Janet King.(2)
10.3	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and Keary Colwell.(2)
10.4	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and George J. Guarini.(2)
10.5	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and Janet King.(2)
10.6	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and Keary Colwell.(2)
10.7	Amended and Restated Joint Beneficiary Agreement between United Business Bank and George Guarini.(2)
10.8	Bay Commercial Bank 2014 Equity Incentive Plan.(2)
10.9	Form of Restricted Stock Award Agreement under the Bay Commercial Bank 2014 Equity Incentive Plan.(2)
10.10	BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.(2)
10.11	Form of Restricted Stock Award Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.(2)
10.12	Form of Non-Qualified Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.(2)
10.13	Form of Incentive Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.(2)
10.14	Form of Restricted Stock Unit Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.(2)

D-149

Exhibit Number	Description
10.15	Joint Beneficiary Agreement between United Business Bank and Janet King.(2)
10.16	Joint Beneficiary Agreement between United Business Bank and Keary Colwell.(2)
10.17	Joint Beneficiary Agreement between United Business Bank and Mary Therese Curley.(3)
14	Code of Business Conduct and Ethics.(4)
21	Subsidiaries of the Registrant
23	Consent of Moss Adams LLP
24	Power of Attorney (set forth on signature page)
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 formatted in Extensible Business Reporting Language (XBRL): (1) Condensed Consolidated Balance Sheets; (2) Condensed Consolidated Statements of Income; (3) Condensed Consolidated Statements of Comprehensive Income; (4) Condensed Consolidated Statements of Changes in Shareholders’ Equity; (5) Condensed Consolidated Statements of Cash Flows; and (6) Notes to Consolidated Financial Statements.

(1)	Incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 13, 2018 (File No. 001-38483).

(2)	Incorporated herein by reference to the Registration Statement on Form S-1 filed on April 11, 2018 (File No. 333-224236).

(3)	Incorporated herein by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q for the ended June 30, 2018, filed on August 14, 2018 (File No. 001-38433).

(4)	Registrant elects to satify Regulation S-K§229.406(c) by posting its Code of Ethics on its website at www.unitedbusinessbank.com in the section titled About Us — Investor Information.

 Item 16. Form 10-K Summary

None.

D-150

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BAYCOM CORP

Date:	March 18, 2019	By:	/s/ George J. Guarini
George J. Guarini
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George J. Guarini and Keary L. Colwell his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any amendment to BayCom Corp’s Annual Report on Form 10-K for the year ended December 31, 2018, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ George J. Guarini	Date:	March 18, 2019
George J. Guarini, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lloyd W. Kendall	Date:	March 18, 2019
Lloyd W. Kendall, Chairman of the Board and Director

/s/ James S. Camp	Date:	March 18, 2019
James S. Camp, Director

/s/ Harpreet S. Chaudhary	Date:	March 18, 2019
Harpreet S. Chaudhary, Director

/s/ Rocco Davis	Date:	March 18, 2019
Rocco Davis, Director

/s/ Malcolm F. Hotchkiss	Date:	March 18, 2019
Malcolm F. Hotchkiss, Director

/s/ Robert G. Laverne	Date:	March 18, 2019
Robert G. Laverne, MD, Director

/s/ David M. Spatz	Date:	March 18, 2019
David M. Spatz, Director

/s/ Keary L. Colwell	Date:	March 18, 2019
Keary L. Colwell, Senior Executive Vice President and Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

D-151

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

California General Corporation Law

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the GCGL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Articles of Incorporation and Bylaws

The Company’s articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

II-1

Insurance

The Company has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the GCGL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Item 21. Exhibits.

(a)	Exhibits.

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger by and between BayCom Corp and Uniti Financial Corporation dated December 7, 2018 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement)+
2.2	Agreement and Plan of Merger, between BayCom Corp, BC Merger Company, United Business Bank, Bethlehem Financial Corporation, and MyBank dated as of August 10, 2018.(1)
2.3	Agreement and Plan of Reorganization and Merger, between BayCom Corp, Bay Commercial Bank, First ULB Corp. and United Business Bank, FSB dated as of December 14, 2016.(2)
2.4	Agreement and Plan of Merger, between BayCom Corp, Bay United Business Bank, and Plaza Bank dated as of September 26, 2017.(2)
3.1	Articles of Incorporation of BayCom Corp(2)
3.2	Amended and Restated Bylaws of BayCom Corp(2)
4.1	Form of common stock certificate of BayCom Corp(2)
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding the legality of the shares of common stock being registered.
8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to U.S. Federal income tax matters.
8.2	Opinion of Vavrinek, Trine, Day & Co., LLP as to U.S. Federal income tax matters.
10.1	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and George Guarini.(2)
10.2	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and Janet King.(2)
10.3	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and Keary Colwell.(2)
10.4	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and George J. Guarini. (2)
10.5	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and Janet King. (2)
10.6	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and Keary Colwell. (2)
10.7	Amended and Restated Joint Beneficiary Agreement between United Business Bank and George Guarini. (2)
10.8	Bay Commercial Bank 2014 Equity Incentive Plan. (2)
10.9	Form of Restricted Stock Award Agreement under the Bay Commercial Bank 2014 Equity Incentive Plan. (2)

II-2

Exhibit No.	Description and Method of Filing
10.10	BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan. (2)
10.11	Form of Restricted Stock Award Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan. (2)
10.12	Form of Non-Qualified Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan. (2)
10.13	Form of Incentive Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan. (2)
10.14	Form of Restricted Stock Unit Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan. (2)
10.15	Joint Beneficiary Agreement between United Business Bank and Janet King. (2)
10.16	Joint Beneficiary Agreement between United Business Bank and Keary Colwell. (2)
10.17	Joint Beneficiary Agreement between United Business Bank and Mary Therese Curley. (3)
21	Subsidiaries of the Registrant.(4)
23.1	Consent of Moss Adams LLP, as the Registrant’s independent registered public accounting firm.
23.2	Consent of Vavrinek, Trine, Day & Co., LLP, as the Registrant’s independent registered public accounting firm.
23.3	Consent of Vavrinek, Trine, Day & Co., LLP, as Uniti Financial Corporation’s independent registered public accounting firm.
23.4	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.1 and Exhibit 8.1).
23.5	Consent of Vavrinek, Trine, Day & Co., LLP re: U.S. Federal income tax opinion (included in Exhibit 23.3)
24.1	Power of Attorney (included on signature page of the Registration Statement).
99.1	Form of Proxy of Uniti Financial Corporation.
99.2	Consent of FIG Partners LLC

+	Pursuant to Item 601(b)(2) of Regulation S-K, BayCom agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

(1)	Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on August 13, 2018 (file No. 001-38483).

(2)	Incorporated herein by reference to the Registration Statement on Form S-1 filed on April 11, 2018 (file No. 333-224236).

(3)	Incorporated herein by reference to Exhibit 10.17 to the Registrant's Quarterly Report on Form 10-Q for the ended June 30, 2018, filed on August 14, 2018 (File No. 001-38433).

(4)	Incorporated herein by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 19, 2019 (File No. 001-38433).

(b)	Financial Statement Schedules. Not applicable.

(c)	Reports, Opinions or Appraisals. Not applicable.

II-3

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut Creek, State of California, on March 22, 2019.

BAYCOM CORP

By	/s/ George J. Guarini
Name: George J. Guarini
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George J. Guarini and Keary L. Colwell, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George J. Guarini	President, Chief Executive Officer and	March 22, 2019
George J. Guarini	Director (Principal Executive Officer)

/s/ Lloyd W. Kendall	Chairman of the Board and Director	March 22, 2019
Lloyd W. Kendall

/s/ James S. Camp	Director	March 22, 2019
James S. Camp

/s/ Harpreet S. Chaudhary	Director	March 22, 2019
Harpreet S. Chaudhary

/s/ Rocco Davis	Director	March 22, 2019
Rocco Davis

Signature	Title	Date

/s/Malcolm F. Hotchkiss	Director	March 22, 2019
Malcolm F. Hotchkiss

/s/Robert G. Laverne	Director	March 22, 2019
Robert G. Laverne

/s/David M. Spatz	Director	March 22, 2019
David M. Spatz

/s/Keary L. Colwell	Senior Executive Vice President and Chief	March 22, 2019
Keary L. Colwell	Financial Officer and Treasurer (Principal Financial and Accounting Officer)